As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-144227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	2711	36-4197635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park

Fairport, New York 14450

(585) 598-0030

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Polly G. Sack

General Counsel

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, New York 14450

(585) 598-0030

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

William N. Dye, Esq.	Richard B. Aftanas, Esq.
Willkie Farr & Gallagher LLP	Skadden, Arps, Slate, Meagher & Flom LLP
787 Seventh Avenue	Four Times Square
New York, New York 10019	New York, New York 10036
(212) 728-8000	(212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 10, 2007.

17,000,000 Shares

GateHouse Media, Inc.

Common Stock

GateHouse Media is offering 17,000,000 shares to be sold in the offering.

The common stock is listed on the New York Stock Exchange under the symbol “GHS.” The last reported price of the common stock on July 6, 2007 was $19.01 per share.

See “Risk Factors” on page 15 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to GateHouse Media	$	$

To the extent that the underwriters sell more than 17,000,000 shares of common stock, the underwriters have a thirty-day option to purchase up to an additional 1,700,000 shares from GateHouse Media at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2007.

Goldman, Sachs & Co.	Wachovia Securities	Morgan Stanley

Bear, Stearns & Co. Inc.

BMO Capital Markets

Lazard Capital Markets

Allen & Company LLC

Prospectus dated                 , 2007.

GateHouse Media™

Our Publications

- Paid Dailies..................87
- Paid Weeklies............197
- Free Weeklies.............54
- Shoppers...................132
- Directories....................7

We reach 10 million people per week in 338 markets across 20 states and have over 245 websites for our publications.

As of June 30, 2007

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained or incorporated by reference in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or those of our subsidiaries since the date hereof.

i

Unless the context otherwise requires, in this prospectus:

•	“2005 Credit Facility” refers to the term loan and revolving credit facilities that were entered into on February 28, 2005;

•	“2006 Credit Facility” refers to the first and second lien term loan credit facilities that were entered into on June 6, 2006, as amended;

•	“2006 Financing” refers to the financing transactions contemplated by the 2006 Credit Facility;

•

“2006 First Lien Facility” refers to the first lien term loan facility, comprising part of the 2006 Credit Facility, remaining after the repayment and termination of the second lien term loan credit facility;

•	“2007 Credit Facility” refers to the amendment and restatement of the 2006 First Lien Facility that was entered into on February 27, 2007;

•	“2007 Credit Facility Financing” refers to the financing transactions contemplated by the 2007 Credit Facility;

•	“2007 Financings” refers to the financing transactions contemplated by the 2007 Credit Facility, the First Amendment and the Bridge Facility;

•	“Bridge Facility” refers to the bridge term loan credit facility that was entered into on April 11, 2007;

•	“Bridge Loan” refers to the proceeds of the Bridge Facility;

•	“Copley” refers to The Copley Press, Inc.;

•

“Copley Acquisition” refers to the acquisition by us of all the stock of certain wholly-owned subsidiaries of Copley and the acquisition by us of certain assets, and the assumption of certain liabilities, of Copley which, taken together, comprised Copley’s midwest (Ohio and Illinois) operations and business;

•	“CP Media” and “CNC” refer to CP Media, Inc. and its predecessor entities;

•	“CP Media Acquisition” and “CNC Acquisition” refer to the acquisition by us of substantially all of the assets, and assumption of certain liabilities, of CP Media;

•	“Enterprise” refers to Enterprise NewsMedia, LLC and its subsidiaries and predecessor entities;

•	“Enterprise Acquisition” refers to the acquisition by us of all of the equity interests of Enterprise;

•	“First Amendment” refers to the amendment to the 2007 Credit Facility that was entered into on May 7, 2007;

•	“Fortress” refers to Fortress Investment Group LLC and certain of its affiliates, including certain funds managed by it or its affiliates;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“Gannett” refers to Gannett Co., Inc.;

•

“Gannett Acquisition” refers to the acquisition by us of substantially all of the assets, and assumption of certain liabilities, of four daily newspapers and related publications and websites owned by Gannett in Rockford, Illinois; Utica, New York; Norwich, Connecticut; and Huntington, West Virginia;

•	“GateHouse Media,” “GateHouse,” the “Company,” “we,” “our” and “us” refer to GateHouse Media, Inc. and its subsidiaries and predecessor entities;

•

“IPO” refers to our initial public offering of 13,800,000 shares of common stock completed on October 30, 2006 (unless the context otherwise indicates, this does not include the 2,070,000 shares of common stock sold pursuant to the exercise of the underwriters’ option to purchase additional shares on November 3, 2006);

ii

•	“Massachusetts Acquisitions” refers to the CNC Acquisition and the Enterprise Acquisition;

•

“Merger” refers to the June 6, 2005 merger pursuant to which FIF III Liberty Holdings LLC, a wholly-owned subsidiary of Fortress, merged with and into the Company, with the Company surviving the merger and Fortress becoming our principal and controlling stockholder;

•	“Predecessor” refers to GateHouse prior to the consummation of the Merger;

•	“Predecessor Period” refers to the period prior to the consummation of the Merger;

•

“Pro forma” refers to GateHouse after giving effect to (i) for the three months ended March 31, 2007, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings; (ii) for the three months ended March 31, 2006 and for the year ended December 31, 2006, the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings; and (iii) for the year ended December 31, 2005, the Merger, the Massachusetts Acquisitions and the 2006 Financing, in each case as of the beginning of the applicable period or as of the applicable date;

•	“Successor” refers to GateHouse after the consummation of the Merger;

•	“Successor Period” refers to the period after the consummation of the Merger;

•	“SureWest” refers to SureWest Directories; and

•	“SureWest Acquisition” refers to the acquisition by us of all the equity interests of SureWest.

Any data set forth anywhere in this prospectus regarding the number of our products, circulation, facilities, markets or employees is as of March 31, 2007, unless otherwise indicated.

iii

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Information” and the financial statements and the notes to those statements appearing elsewhere and incorporated by reference in this prospectus, before deciding to invest in our common stock.

GateHouse Media, Inc.

We are one of the largest publishers of locally-focused print and online media in the United States as measured by number of daily publications. Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. As of June 30, 2007, our portfolio of products, which includes 470 community publications and more than 245 related websites, and seven yellow page directories, served over 173,000 business advertising accounts and reached approximately 10 million people on a weekly basis. Our total pro forma revenue and pro forma income (loss) from continuing operations for the year ended December 31, 2006 were $643.9 million and $(28.9) million, respectively. Our total pro forma revenue and pro forma income (loss) from continuing operations for the three months ended March 31, 2007 were $154.1 million and $(13.3) million, respectively.

Our core products include:

•	87 daily newspapers with total paid circulation of approximately 818,000;

•	251 weekly newspapers (published up to three times per week) with total paid circulation of approximately 538,000 and total free circulation of approximately 691,000;

•	132 “shoppers” (generally advertising-only publications) with total circulation of approximately 2.5 million;

•	over 245 locally focused websites, which extend our franchises onto the internet; and

•	seven yellow page directories with a distribution of approximately 758,000 that covers a population of approximately two million people.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last 12 months, we created 79 niche publications.

Our print and online products focus on the local community from both a content and advertising standpoint. As a result of our focus on small and midsize markets, we are usually the primary, and sometimes sole, provider of comprehensive and in-depth local information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant to our audience such as local news and politics, community and regional events, youth sports and local schools.

More than 70% of our daily newspapers have been published for more than 100 years and 90% have been published for more than 50 years. The longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty and a recognized media brand name in each community we serve. As a result of these factors, our publications have high audience penetration rates in our markets, thereby providing advertisers with strong local market reach.

A key element of our business and acquisition strategy is geographic clustering of publications to realize operating efficiencies and provide consistent management. We share best practices across our organization, giving each publication the benefit of revenue-producing and cost-saving initiatives. We believe that this discipline, together with the generally lower overhead costs associated with operating in small and midsize markets, will allow us to expand our operating profit margins. We define operating profit as total revenue less operating costs and selling, general and administrative costs.

We believe we have been able to maintain stable revenues because of our geographic diversity, well-balanced portfolio of products, strong local franchises and broad customer base. We plan to grow our revenue and cash flow per share through a combination of (i) organic growth in our existing portfolio, (ii) disciplined acquisitions of additional assets and operating companies within the highly fragmented local media industry and (iii) the realization of economies of scale and operating efficiencies.

Our Strengths

We believe some of our most significant strengths are:

High Quality Assets with Dominant Local Franchises.    Our publications benefit from a long history in the communities we serve as the leading, and often sole, provider of comprehensive and in-depth local content. This has resulted in strong reader loyalty which is highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of local markets.

Superior Value Proposition for Our Advertisers.    The concentrated local focus of our portfolio provides advertisers with a targeted audience with whom they can communicate directly, thereby maximizing the efficiency of their advertising spending. We offer advertisers several alternatives (dailies, weeklies, shoppers, online and niche publications) to reach consumers and to tailor the nature and frequency of their marketing messages.

Stable and Diversified Advertising Revenue Base.    Our advertising revenue tends to be stable and recurring because of our strong local franchises, well-balanced portfolio of products, geographic diversity and broad customer base. As of June 30, 2007, we generated revenue in 338 markets across 20 states, serving a fragmented and diversified local advertising customer base. We served over 173,000 business advertising accounts in our publications, and our top 20 advertisers contributed less than 5% of our pro forma total revenues in 2006. Over 1.8 million classified advertisements were placed in our publications in 2006. Additionally, over 1.2 million and 750,000 classified advertisements were placed in 2006 in the publications we acquired from Copley and Gannett, respectively.

Scale Yields Higher Operating Profit Margins and Allows Us to Realize Operating Synergies.    We believe we generate higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives across a broader local footprint in a geographic cluster and by centralizing our corporate and administrative operations. We also benefit from economies of scale in the purchase of insurance, newsprint and other supplies.

Strong Financial Profile Generates Significant Cash Flow.    Our business generates significant recurring cash flow due to our stable revenue, operating profit margins, low capital expenditures and working capital requirements and currently favorable tax position. Although a substantial portion of our cash flow from operations must be used to service our indebtedness, we expect to have the ability to continue to pay regular quarterly dividends.

Strong Track Record of Acquiring and Integrating New Assets.    We have created a national platform for consolidating local media businesses and have demonstrated an ability to improve the performance of the publications we acquire through sound management, including revenue generating and direct cost saving initiatives. Since 1998 through December 31, 2006, we have invested over $684.0 million to acquire 278 publications in 42 transactions that contributed an aggregate of 73.2% of our total revenue in 2006. We increased trailing 12-month Adjusted EBITDA at those publications from $59.1 million at the time of acquisition to $67.0 million in 2006. In addition, from January 1, 2007 through June 30, 2007 we have invested $1.0 billion to acquire an additional 65 publications. Our SureWest Acquisition has expanded our portfolio to include four yellow page directories in and around the Sacramento, California area. Future acquisitions may expose us to additional business and financial risks, which may adversely affect our ability to successfully integrate acquired businesses.

Experienced Management Team.    Our senior management team is made up of executives who have an average of over 20 years of experience in the media industry. Our executive officers have broad industry experience and a successful track record of growing businesses organically and identifying and integrating acquisitions.

Our Strategy

We plan to grow our revenue and cash flow per share through a combination of (i) organic growth in our existing portfolio, (ii) disciplined acquisitions of additional assets and operating companies within the highly fragmented local media industry and (iii) the realization of economies of scale and operating efficiencies. The key elements of our strategy are:

Maintain Our Dominance in the Delivery of Proprietary Content in Our Communities. We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere.

Pursue a Disciplined and Accretive Acquisition Strategy in Existing and New Markets. The local media industry is highly fragmented and we believe we have a strong platform for creating additional shareholder value. We evaluate acquisitions on an ongoing basis and intend to pursue acquisitions of locally-focused media businesses, including directories (where we have made a recent acquisition), traders, broadcasters, outdoor advertisers, direct mail and web site operators, that are accretive to our cash flow. We continue to have a disciplined approach to acquisitions and are likely to pursue only acquisitions that are additive to our existing clusters, are large enough to form the basis of a new cluster, or provide a platform for entry into new markets or locally focused media products.

Leverage Benefits of Scale and Clustering to Increase Cash Flows and Operating Profit Margins. We intend to continue to take advantage of geographic clustering to realize operating and economic efficiencies in areas such as labor, production, overhead, raw materials and distribution costs. We believe we will be able to increase our cash flows and expand our operating profit margins as we streamline and further centralize purchasing and administrative functions and integrate acquired properties.

Introduce New Products or Modify Our Products to Enhance the Value Proposition for Our Advertisers. We believe that our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products to address the evolving interests and needs of our readers and advertisers. These products are often specialty publications that address specific interests such as employment, healthcare, hobbies and real estate. In addition, we intend to capitalize upon our unique position in local markets to introduce other marketing oriented products such as directories (where we have made a recent acquisition), shoppers and other niche publications in both online and printed format in order to further enhance our value to advertisers.

Pursue a Content-Driven Internet Strategy. We believe that we are well-positioned to increase our online penetration and generate additional online revenues due to both our ability to deliver unique local content and our relationships with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and advertising market share in each of the communities we serve.

Increase Sales Force Productivity. We aim to increase the productivity of our sales force and, in turn, advertising revenues. Our approach includes ongoing company-wide training of sales representatives and sales managers with training programs that focus on strengthening their ability to gather relevant demographic information, present to customers, effectively utilize time and close on sales calls.

Our Industry

We operate in what is sometimes referred to as the “hyper-local” or community market within the media industry. Media companies that serve this segment provide highly-focused local content and advertising that is generally unique to each market they serve. Community newspapers, a significant component of the hyper-local market, compete to a limited extent for advertising customers with other publications and other forms of media, including: direct mail, directories, radio, television, traders, outdoor advertising and the internet. We believe that local publications are the most effective medium for retail advertising, which emphasizes the price of goods, in contrast to radio and broadcast and cable television, which are generally used for image advertising. We estimate that the locally-oriented segment of the U.S. advertising market generated revenue of approximately $101 billion in 2006, or approximately 35% of the entire U.S. advertising market.

The U.S. community newspaper industry is large and highly fragmented. According to Dirks, Van Essen & Murray, more than 1,200 of the more than 1,400 daily newspapers in the United States have circulations of less than 50,000, which we generally define as local or community newspapers, and there are only five companies (including GateHouse) that own more than 50 daily newspapers. We believe this fragmentation provides significant acquisition and consolidation opportunities in the community newspaper industry. We also believe that fragmentation and significant acquisition opportunities exist in complementary hyper-local businesses such as directories (where we have made a recent acquisition), traders, direct mail and locally-focused websites.

The primary sources of advertising revenue for local publications are small businesses, corporations, government agencies and individuals who reside in the market that a publication serves. By combining paid circulation publications with total market coverage publications such as shoppers and other specialty publications (tailored to the specific attributes of a local community), local publications are able to reach nearly 100% of the households in a distribution area. In addition to printed products, the majority of local publications have an online presence that further leverages the local brand and ensures higher penetration into a given market.

Our segment of the media industry is characterized by high barriers to entry, both economic and social. Small and midsize communities can generally sustain only one newspaper. Moreover, the brand value associated with long-term reader and advertiser loyalty, and the high start-up costs associated with developing and distributing content and selling advertisements, help to limit competition. Companies within the industry generally produce stable revenues and operating profit margins as a result of these competitive dynamics and the value created for advertisers by hyper-local content and community relationships.

Recent Developments—Acquisitions, Financings & Transactions

On June 6, 2006, we consummated the Massachusetts Acquisitions, pursuant to which we acquired substantially all of the assets, and assumed certain liabilities, of CNC and acquired all of the equity interests of Enterprise through the purchase of the entities directly and indirectly owning such equity interests. CNC and Enterprise were the two largest community newspaper companies in Massachusetts. The publications acquired in the Massachusetts Acquisitions include six dailies, 115 weeklies, 10 shoppers and numerous specialty publications that serve communities in eastern Massachusetts and now comprise the core of our Northeast region. The operations of CNC and Enterprise contributed $173.9 million to our total pro forma revenue of $643.9 million for the 12 months ended December 31, 2006. For additional information concerning the products acquired in the Massachusetts Acquisitions and our Northeast region, see “Business—Overview of Operations—Northeast Region.”

On October 30, 2006, the Company completed its IPO of 13,800,000 shares of common stock at $18.00 per share. On November 3, 2006, the IPO underwriters exercised their option to purchase an additional 2,070,000 shares of common stock from us. The total net proceeds from the IPO, including from the exercise of the underwriters’ option to purchase additional shares, were $261.6 million.

During January 2007, we acquired an additional 24 publications for an aggregate purchase price of approximately $23.8 million. The acquisitions include one daily, 13 weeklies and 10 shopper publications with an aggregate circulation of approximately 292,000.

In February 2007, we completed our acquisition of eight publications from the Journal Register Company for a net purchase price of approximately $70.0 million plus approximately $2.0 million of working capital. The acquisition included two daily and four weekly newspapers and two shoppers, serving southeastern Massachusetts with an aggregate circulation of approximately 122,000.

In February 2007, we completed our purchase of all the issued and outstanding capital stock of SureWest from SureWest Communications for a net purchase price of $106.5 million, plus $3.5 million of working capital. SureWest is engaged in the business of publishing yellow page and white page directories in and around the Sacramento, California area and provides internet yellow pages through the sacramento.com website. As a result of this acquisition, we became the publisher of the official directory of SureWest Telephone.

In order to finance the SureWest Acquisition and to obtain financing for other anticipated acquisitions, in February 2007 we amended and restated our 2006 Credit Facility to provide for a (i) $670.0 million term loan facility, (ii) delayed draw term loan facility of up to $250.0 million and (iii) $40.0 million revolving credit facility. We refer to this amended and restated credit facility as the 2007 Credit Facility. For additional information about the 2007 Credit Facility, see “Description of Certain Indebtedness.”

In April 2007, we completed our acquisition of 15 publications from Copley for a net purchase price of $380.0 million plus working capital adjustments of approximately $1.6 million. The acquisition includes seven daily and two weekly newspapers, and six shoppers, serving areas of Ohio and Illinois with an aggregate circulation of approximately 465,000.

In order to finance the Copley Acquisition and to obtain financing for other anticipated acquisitions, in April 2007 we entered into a $300.0 million term loan facility which we refer to as the Bridge Facility. For additional information about the Bridge Facility, see “Description of Certain Indebtedness.”

In May 2007 we completed our acquisition of 13 publications from Gannett for a net purchase price of approximately $410 million plus working capital adjustments of approximately $9.8 million. The acquisition includes four daily and three weekly newspapers, and six shoppers, serving Rockford, Illinois, Utica, New York, Norwich, Connecticut and Huntington, West Virginia with an aggregate circulation of approximately 457,000.

In order to finance the Gannett Acquisition, in May 2007 we entered into an amendment to the 2007 Credit Facility to provide for an incremental term loan facility of $275.0 million, which we refer to as the First Amendment. For additional information about the First Amendment, see “Description of Certain Indebtedness.”

As of June 30, 2007, we had a total of $1.195 billion of term loans outstanding under the 2007 Credit Facility (including the delayed draw term loan facility which has been fully drawn), as amended by the First Amendment, and $300.0 million of term loans outstanding under our Bridge Facility. We intend to use a portion of the net proceeds of this offering to repay the Bridge Loan. Affiliates of three of the underwriters, Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated, are lenders under our Bridge Facility. As a result, affiliates of the underwriters may receive more than 10% of the entire net proceeds of this offering. See “Use of Proceeds.”

In May 2007 we announced a partnership with Yahoo! HotJobs as part of a larger local media consortium to provide recruitment advertising services to each of our daily, and more than 160 of our weekly, newspapers nationwide. Our addition to the consortium significantly expands the number of local newspapers that have teamed with Yahoo! HotJobs to advance this leading recruitment brand, and it further highlights our commitment to our online strategy. We have also partnered with Google on their AdSense and PrintAds programs.

In June 2007, we signed a definitive agreement to sell The Herald Dispatch and related publications (initially acquired in the Gannett Acquisition) which are located in Huntington, West Virginia, to Champion Industries, Inc. for a purchase price of $77 million. The sale is expected to be consummated before the end of August 2007 and is subject to regulatory approval and customary closing conditions. We intend to use the proceeds from this sale to pay down debt on our 2007 Credit Facility.

Recent Developments—Revenue for the Quarter Ended June 30, 2007

The following is our preliminary expected unaudited consolidated expected revenue for the three months ended June 30, 2007. However, we have not yet completed a review of our financial statements for this period and therefore our estimate of revenue is subject to the completion of certain procedures which may result in changes to the expected revenue. The assumptions and estimates underlying the estimated revenue are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information.” Accordingly, there can be no assurance that the estimated revenue is indicative of future performance or that the actual revenue will not differ materially from the revenue presented below. You should not place undue reliance on this estimate.

For the three months ended June 30, 2007, our revenue is expected to be between $161.0 and $162.0 million.

Our Principal Stockholder

Fortress is a leading global alternative investment management firm founded in 1998 with approximately $36.0 billion of equity capital currently under management. Fortress is headquartered in New York City and has affiliates with offices in Dallas, San Diego, Atlanta, Toronto, London, Rome, Frankfurt, Sydney and Hong Kong. Fortress manages capital for a diverse group of investors, including pension funds, university endowments and foundations, financial institutions, funds-of-funds and high-net-worth individuals. To date, the Fortress funds have contributed approximately $220.5 million in equity capital to us.

As of March 31, 2007, Fortress beneficially owned approximately 57.8% of our outstanding common stock. Following the completion of this offering, Fortress will beneficially own approximately 40.3% of our outstanding common stock, or 39.2% if the underwriters’ option to purchase additional shares is fully exercised. Fortress is not selling any shares of common stock in this offering. As a result of its ownership, Fortress will continue to have effective control over fundamental and significant corporate matters and transactions. See “Risk Factors—Risks Related to Our Organization and Structure.” We are also party to an Investor Rights Agreement with Fortress pursuant to which Fortress has the right to nominate up to three of our seven directors even after it owns less than a majority of our outstanding common stock. See “Certain Relationships and Related Transactions—Investor Rights Agreement—Nomination of Directors.”

Corporate Information

Our principal executive offices are located at 350 WillowBrook Office Park, Fairport, New York 14450. Our telephone number is (585) 598-0030. Our internet address is www.gatehousemedia.com. Information on our website does not constitute part of this prospectus. We were incorporated in Delaware in 1997.

The Offering

Common stock offered by us in this offering	17,000,000 shares.

Underwriters’ option to purchase additional shares	1,700,000 shares.

Common stock to be outstanding after the offering	56,158,880 shares.

Use of proceeds

We expect to use the net proceeds from this offering to repay in full our $300 million Bridge Loan and for general corporate purposes. Affiliates of three of the underwriters, Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated, are lenders under the Bridge Facility. As a result, affiliates of these underwriters may receive more than 10% of the entire net proceeds of this offering. See “Use of Proceeds.”

Dividend policy

For the fourth quarter of 2006, we paid a partial dividend of $0.08 per share of common stock in October 2006, and an additional partial dividend of $0.24 per share of common stock in January 2007 to stockholders of record on December 29, 2006, for a total fourth quarter dividend of $0.32 per share of common stock, or an aggregate of approximately $11.2 million.

For the first quarter of 2007, we paid a regular quarterly dividend of $0.37 per share of common stock on April 16, 2007, to stockholders of record as of March 30, 2007, or an aggregate of approximately $14.5 million.

For the second quarter of 2007, our board of directors declared a quarterly dividend of $0.40 per share of common stock payable on July 16, 2007, to stockholders of record as of June 29, 2007, or an aggregate of approximately $15.7 million.

These dividends may not be indicative of the amount of any future dividends.

We intend to continue to pay regular quarterly cash dividends to the holders of our common stock. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, our earnings, general business conditions, restrictions imposed by our financing arrangements (including our 2007 Credit Facility and our Bridge Facility), legal restrictions on the payment of dividends and other factors the board of directors deems relevant. Dividends on our common stock are not cumulative.

As a holding company with no direct operations, we depend on loans, dividends and other payments from our subsidiaries to generate the funds necessary to pay dividends to the holders of our common stock, and our subsidiaries may be prohibited or restricted from paying dividends to us or otherwise making funds available to us under certain conditions, including restrictions imposed by our 2007 Credit Facility and our Bridge Facility. See “Description of Certain Indebtedness.” We expect that for the foreseeable future we will pay dividends in excess of our net income for such period as determined in accordance with U.S. generally accepted accounting principles, or GAAP, if we are able to generate Adjusted EBITDA in excess of scheduled debt payments, capital expenditure requirements, cash income taxes and cash interest expense in amounts sufficient to permit our subsidiaries to pay dividends to us under our 2007 Credit Facility and our Bridge Facility.

Based upon our forward-looking results of operations, expected cash flows and anticipated operating efficiencies to be realized through our clustering strategy, we currently expect to be in compliance with all of the debt covenants under our 2007 Credit Facility and our Bridge Facility and have the ability to pay regular quarterly dividends. However, our forward-looking results, expected cash flows and realization of incremental operating efficiencies are subject to risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information.”

New York Stock Exchange symbol	“GHS”.

Risk factors	Please read the section entitled “Risk Factors” beginning on page 15 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock outstanding after the offering is based on the number of shares outstanding as of the date of this prospectus. This number and, unless otherwise indicated, the information presented in this prospectus, assumes that the underwriters’ option to purchase additional shares, which entitles the underwriters to purchase up to 1,700,000 additional shares of our common stock from us, is not exercised.

Summary Historical Consolidated and Pro Forma Financial Data

Our summary historical financial data for the fiscal year ended December 31, 2004, and for the period from January 1 to June 5, 2005 have been derived from the audited consolidated financial statements of the Predecessor incorporated by reference in this prospectus. Our summary historical financial data as of December 31, 2003 and 2004 and for the year ended December 31, 2003 have been derived from the audited financial statements of the Predecessor not included in this prospectus. Our summary historical financial data as of December 31, 2005, for the period from June 6, 2005 to December 31, 2005, and as of and for the fiscal year ended December 31, 2006 have been derived from the audited consolidated financial statements of the Successor incorporated by reference in this prospectus. Our summary historical financial data as of and for the three-month periods ended March 31, 2006 and 2007 have been derived from the unaudited condensed consolidated financial statements of the Successor incorporated by reference in this prospectus.

These unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. As a result of the Merger, our current capital structure and basis of accounting differ from those prior to the Merger. Our financial data for the periods subsequent to June 5, 2005 reflect the Merger under the purchase method of accounting. Therefore, our financial data for the Predecessor Period generally will not be comparable to our financial data for the Successor Period.

Our summary pro forma condensed consolidated statement of operations data for the year ended December 31, 2006 gives effect to the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition (excluding revenue and expenses related to the group of assets and liabilities held for sale) and the 2007 Financings, as if they had occurred on January 1, 2006. Our summary pro forma condensed consolidated statement of operations data for the three-month period ended March 31, 2007 gives effect to the Copley Acquisition, the Gannett Acquisition (excluding revenue and expenses related to the group of assets and liabilities held for sale) and the 2007 Financings as if they had occurred on January 1, 2006. The summary pro forma condensed consolidated financial data below is based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the summary pro forma condensed consolidated financial data are correct. The summary pro forma condensed consolidated financial data is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been if, in the case of pro forma statement of operations data, the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings, had occurred on January 1, 2006. The summary pro forma condensed consolidated financial data also should not be considered representative of our future financial condition or results of operations.

Our summary pro forma, as adjusted condensed consolidated statement of operations data for the year ended December 31, 2006 gives effect to the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition, the 2007 Financings, this offering and the application of a portion of the net proceeds of this offering to repay the Bridge Loan as if they occurred on January 1, 2006. Our summary pro forma, as adjusted condensed consolidated balance sheet data as of March 31, 2007 and our summary pro forma, as adjusted condensed consolidated statement of operations data for the three-month period ended March 31, 2007 gives effect to the Copley Acquisition, the Gannett Acquisition, the 2007 Financings, this offering and the application of a portion of the net proceeds of this offering to repay the Bridge Loan, as if they occurred on March 31, 2007 and January 1, 2006, respectively.

See our unaudited pro forma financial statements included elsewhere in this prospectus for a complete description of the adjustments made to derive the pro forma statement of operations data and pro forma balance sheet data.

	Year Ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except share and per share data)							(in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Advertising	$139,258	$148,291	$63,172	$88,798	$238,721	$36,459	$71,248	$476,475	$111,354	$476,475	$111,354
Circulation	31,478	34,017	14,184	19,298	52,656	8,495	17,257	129,920	32,860	129,920	32,860
Commercial printing and other	11,645	17,776	8,134	11,415	23,553	5,021	6,479	37,459	9,874	37,459	9,874

Total revenues	182,381	200,084	85,490	119,511	314,930	49,975	94,984	643,854	154,088	643,854	154,088

Operating income	30,204	34,279	5,026	17,635	32,627	3,374	2,053	67,755	6,127	67,755	6,127
Income (loss) from continuing operations	(14,650)	(30,711)	(24,831)	9,565	(1,574)	405	(6,079)	(28,938)	(13,250)	(16,488)	(10,138)
Net income (loss) available to common stockholders	$(26,573)	$(26,085)	$(24,831)	$9,565	$(1,574)	$405	$(6,079)	$(28,938)	$(13,250)	$(16,488)	$(10,138)
Basic weighted-average shares outstanding(1)	215,883,300	215,883,300	215,883,300	22,197,500	25,087,535	22,214,445	38,097,167	25,087,535	38,097,167	41,589,659	54,599,291
Diluted weighted-average shares outstanding(1)	215,883,300	215,883,300	215,883,300	22,444,038	25,087,535	22,464,996	38,097,167	25,087,535	38,097,167	41,589,659	54,599,291
Basic earnings (loss) per share available to common stockholders(1)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)
Diluted earnings (loss) per share available to common stockholders(1)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)
Statement of Cash Flows Data:
Other Data:
(unaudited)
Adjusted EBITDA(2)	$43,563	$49,153	$18,505	$28,515	$57,595	$6,973	$11,179	$127,870	$21,448	$127,870	$21,448
Cash interest paid	$22,754	$24,210	$16,879	$31,720	$38,459	$6,598	$9,284
Capital expenditures	$2,141	$3,654	$1,015	$4,967	$8,396	$2,886	$2,018

(1)	All share and per share data has been computed as if the 100-for-1 stock split had occurred as of the beginning of each of the applicable periods presented.

(2)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), depreciation and amortization and other non-recurring items. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flows from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Year Ended December 31, 2006	Three Months Ended March 31, 2006		Three Months Ended March 31, 2007	Year Ended December 31, 2006		Three Months Ended March 31, 2007		Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Successor)	(Successor)		(Successor)	(Pro forma)		(Pro forma)		(Pro forma, as Adjusted)	(Pro forma, as Adjusted)
	(in thousands)										(in thousands)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(1,574)	$405		$(6,079)	$(28,938)		$(13,250)		$(16,488)	$(10,138)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,273)	368		(2,486)	(13,953)		(7,081)		(5,943)	(5,078)
Write-off of deferred offering costs	1,935	—		—	—		—	—		—	—		—		—	—
Write-off of deferred financing costs	161	—		—	—		—	—		—	—		—		—	—
Unrealized (gain) loss on derivative instrument	—	—		—	(10,807)		(1,150)	(2,605)		383	(1,150)		383		(1,150)	383
Loss on early extinguishment of debt	—	—		5,525	—		2,086	—		—	3,449		—		3,449	—
Amortization of deferred financing costs	1,810	1,826		643	67		544	30		223	4,397		317		4,397	317
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		—	—		—	—		—		—	—
Interest expense—debt	32,433	32,917		13,232	11,760		35,994	5,176		10,217	103,933		25,983		83,473	20,868
Impairment of long-lived assets	—	1,500		—	—		917	—		119	917		119		917	119
Transaction costs related to Merger and the Massachusetts Acquisitions	—	—		7,703	2,850		—	—		—	4,420		—		4,420	—
Depreciation and amortization	13,359	13,374		5,776	8,030		24,051	3,599		8,802	54,795		14,977		54,795	14,977

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$57,595 (e)	$6,973	(f)	$11,179 (g)	$127,870	(h)(i)	$21,448	(j)(i)	$127,870	$21,448

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,610 net expense, which is comprised of non-cash compensation and other expense of $26, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,076 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets, partially offset by $434 of other income.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,564 net expense, which is comprised of non-cash compensation and other expense of $796 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,643 net expense, which is comprised of non-cash compensation and other expense of $681 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the year ended December 31, 2006 includes a total of $11,109 net expense, which is comprised of non-cash compensation and other expense of $5,175, non cash portion of postretirement benefit expense of $748, integration and reorganization costs of $4,486 and a $700 loss on the sale of assets.

(f)	Adjusted EBITDA for the three months ended March 31, 2006 includes a total of $2,855 net expense, which is comprised of non-cash compensation and other expense of $704, integration and reorganization costs of $1,710 and a $441 loss on the sale of assets.

(g)	Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $4,333 net expense, which is comprised of non-cash compensation and other expense of $2,153, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets and the impact of SureWest purchase accounting of $1,015.

(h)	Pro forma Adjusted EBITDA for the year ended December 31, 2006 includes a total of $27,803 net expense, which is comprised of non-cash compensation and other expense of $6,927, non-cash portion of postretirement benefits expense of $1,615, lease abandonment costs and amortization of prepaid rent at CP Media of $270, integration and reorganization costs of $6,729, a $700 loss on the sale of assets, pension, health and supplemental employee retirement plan expenses of $1,727 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $6,419 and severance expense of $3,416.

(i)	Excludes revenue and expenses related to the group of assets and liabilities from the Gannett Acquisition held for sale.

(j)	Pro forma Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $7,527 net expense, which is comprised of non-cash compensation and other expense of $2,346, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets, the impact of SureWest purchase accounting of $1,015, pension, health and supplemental employee retirement plan expenses of $340 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $1,796 and severance expense of $865.

	As of December 31,				As of March 31, 2007	As of March 31, 2007	As of March 31, 2007
	2003	2004	2005	2006
	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma, as Adjusted)
	(in thousands)					(in thousands)
Balance Sheet Data:
Total assets	$492,349	$488,176	$638,726	$1,167,723	$1,288,300	$2,153,796	$2,159,717
Total long-term obligations, including current maturities	582,241	602,003	313,655	559,811	693,737	1,499,954	1,199,954
Stockholders’ equity (deficit)	(139,492)	(165,577)	232,056	473,084	451,231	451,231	758,377

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks as well as the other information contained in this prospectus, including our consolidated financial statements and the notes to those statements, before investing in shares of our common stock. If any of the following events actually occur or risks actually materialize, our business, financial condition, results of operations or cash flow could suffer materially and adversely. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

We depend to a great extent on the economies and the demographics of the local communities that we serve and are also susceptible to general economic downturns, which could have a material and adverse impact on our advertising and circulation revenues and on our profitability.

Our advertising revenues and, to a lesser extent, circulation revenues, depend upon a variety of factors specific to the communities that our publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general and the economic condition of the retail segments of the communities that our publications serve. If the local economy, population or prevailing retail environment of a community we serve experiences a downturn, our publications, revenues and profitability in that market could be adversely affected. Our advertising revenues are also susceptible to negative trends in the general economy that affect consumer spending. The advertisers in our newspapers and other publications and related websites are primarily retail businesses, which can be significantly affected by regional or national economic downturns and other developments.

Our indebtedness could adversely affect our financial health and reduce the funds available to us for other purposes, including dividend payments.

We have a significant amount of indebtedness. At March 31, 2007, after giving pro forma effect to the 2007 Financings and the use of a portion of the net proceeds of this offering to repay the Bridge Loan, we would have had total indebtedness of $1.195 billion. After giving pro forma effect to the 2007 Financings and the use of a portion of the net proceeds of this offering to repay the Bridge Facility, our pro forma interest expense for the year ended December 31, 2006 would have been $83.5 million. Loans under the 2007 Credit Facility, as amended by the First Amendment, and the Bridge Facility are subject to a floating interest rate. An aggregate of $1.12 billion of term loans under our 2007 Credit Facility, as amended by the First Amendment, were hedged through the execution of interest rate hedge agreements of $300.0, $550.0 and $270.0 million, at fixed rates of 4.135%, 5.041% and 5.359%, through June 2012, September 2014 and July 2011, respectively.

Our substantial indebtedness could adversely affect our financial health in the following ways:

•

a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our outstanding indebtedness, thereby reducing the funds available to us for other purposes, including our ability to pay dividends on our common stock;

•	our substantial degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or other adverse events in our business;

•

our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, limiting our ability to maintain the value of our assets and operations; and

•	there would be a material and adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

In addition, our 2007 Credit Facility and our Bridge Facility contain, and future indebtedness may contain, financial and other restrictive covenants, ratios and tests that limit our ability to incur additional debt and engage in other activities that may be in our long-term best interests. Our ability to comply with the covenants, ratios or tests contained in our 2007 Credit Facility, our Bridge Facility or in the agreements governing our future indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our 2007 Credit Facility and our Bridge Facility prohibit us from making dividend payments on our common stock if we are not in compliance with our restricted payment covenant. In addition, events of default, if not waived or cured, could result in the acceleration of the maturity of our indebtedness under our 2007 Credit Facility and our Bridge Facility or other indebtedness we may have. If we were unable to repay those amounts, the lenders under our 2007 Credit Facility or our Bridge Facility could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of our indebtedness under our 2007 Credit Facility or our Bridge Facility or other indebtedness, if any, our assets may not be sufficient to repay in full such indebtedness.

We may not be able to pay or maintain dividends and the failure to do so may negatively affect our share price.

We paid dividends on our common stock for the last quarter of 2006 and the first quarter of 2007, and our board of directors has declared a dividend to be paid for the second quarter of 2007. See “Dividend Policy.” We intend to continue to pay regular quarterly dividends to the holders of our common stock. Our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements, our financial condition, the degree to which we are or become leveraged, contractual restrictions binding on us, provisions of applicable law and other factors that our board of directors may deem relevant. In addition, our 2007 Credit Facility and our Bridge Facility contain certain restrictions on our ability to make dividend payments. There can be no assurance that we will generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits, as the case may be, under Delaware law, to pay dividends on our common stock. Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures) or new growth opportunities. Our board of directors may, in its discretion, amend or repeal our dividend policy to decrease the level of dividends or entirely discontinue the payment of dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

We may not retain a sufficient amount of cash or generate sufficient funds from operations to consummate acquisitions, fund our operations or repay our indebtedness at maturity or otherwise.

We intend to continue to pay regular quarterly dividends to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or fund our operations, including unanticipated capital expenditures. Our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. There can be no assurance that such financing will be available to us at all, or at an acceptable cost.

Our ability to make payments on our indebtedness as required will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

There can be no assurance that our business will generate cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

We intend to continue to pursue acquisition opportunities, which may subject us to considerable business and financial risk.

We have grown through, and anticipate that we will continue to grow through, acquisitions of paid daily and weekly newspapers and free circulation and total market coverage publications, such as shoppers, as well as other forms of local media such as directories (where we have made a recent acquisition), traders and direct mail. We evaluate potential acquisitions on an ongoing basis and from time-to-time are actively pursuing acquisition opportunities. We may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to us. Acquisitions may expose us to particular business and financial risks that include, but are not limited to:

•	diverting management’s attention;

•	incurring additional indebtedness and assuming liabilities;

•	incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	experiencing an adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	failing to integrate the operations and personnel of the acquired businesses;

•	acquiring businesses with which we are not familiar;

•	entering new markets with which we are not familiar; and

•	failing to retain key personnel, vendors, service providers, readers and customers of the acquired businesses.

We may not be able to successfully manage acquired businesses or increase our cash flow from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than other profitable areas. In addition, we may compete for certain acquisition targets with companies having greater financial resources than we do. We anticipate that we may finance acquisitions through cash provided by operating activities, additional borrowings under possible future amendments to our 2007 Credit Facility and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

If there is a significant increase in the price of newsprint or a reduction in the availability of newsprint, our results of operations and financial condition may suffer.

The basic raw material for our publications is newsprint. We generally maintain only a 30-day inventory of newsprint, although our participation in a newsprint-buying consortium helps ensure adequate supply. An inability to obtain an adequate supply of newsprint at a favorable price or at all in the future could have a material adverse effect on our ability to produce our publications. Historically, the price of newsprint has been volatile, reaching a high of approximately $750 per metric ton in 1996 and dropping to a low of almost $410 per metric ton in 2002. The average price of newsprint for 2006 was approximately $662 per metric ton but declined to $623 per metric ton in the first quarter of 2007. Recent and future consolidation of major newsprint suppliers may adversely affect price competition among suppliers. Significant increases in newsprint costs could have a material adverse effect on our financial condition and results of operations. See “Business—Newsprint.”

We compete with a large number of companies in the local media industry; if we are unable to compete effectively, our advertising and circulation revenues may decline.

Our business is concentrated in newspapers and other print publications located primarily in small and midsize markets in the United States. Our revenues primarily consist of advertising and paid circulation. Competition for advertising revenues and paid circulation comes from direct mail, directories, radio, television, outdoor advertising, other newspaper publications, the internet and other media. For example, as the use of the internet has increased, we have lost some classified advertising and subscribers to online advertising businesses and our free internet sites that contain abbreviated versions of our publications. Competition for advertising revenues is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels. Competition for circulation is based largely upon the content of the publication and its price and editorial quality. Our local and regional competitors vary from market to market and many of our competitors for advertising revenues are larger and have greater financial and distribution resources than us. We may incur increasing costs competing for advertising expenditures and paid circulation. We may also experience a decline of circulation or print advertising revenue due to alternative media, such as the internet. If we are not able to compete effectively for advertising expenditures and paid circulation, our revenues may decline. See “Business—Competition.”

Our business is subject to seasonal and other fluctuations, which affects our revenues and operating results.

Our business is subject to seasonal fluctuations that we expect to continue to be reflected in our operating results in future periods. Our first fiscal quarter of the year tends to be our weakest quarter because advertising volume is at its lowest levels following the holiday season. Correspondingly, our fourth fiscal quarter tends to be our strongest quarter because it includes heavy holiday season advertising. Other factors that affect our quarterly revenues and operating results may be beyond our control, including changes in the pricing policies of our competitors, the hiring and retention of key personnel, wage and cost pressures, distribution costs, changes in newsprint prices and general economic factors.

We could be adversely affected by declining circulation.

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.8% during the three-year period from 2002 to 2004. There can be no assurance that our circulation will not decline in the future. We have been able to maintain our annual circulation revenue from existing operations in recent years through, among other things, increases in our per copy prices. However, there can be no assurance that we will be able to continue to increase prices to offset any declines in circulation. Further declines in circulation could impair our ability to maintain or increase our advertising prices, cause purchasers of advertising in our publications to reduce or discontinue those purchases and discourage potential new advertising customers which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have a history of losses and may not be able to achieve or maintain profitable operations in the future.

We experienced losses from continuing operations of approximately $13.3 million on a pro forma basis in the first quarter of 2007 and $28.9 million and $14.1 million on a pro forma basis in 2006 and 2005, respectively, and $30.7 million in 2004. Pro forma loss from continuing operations in 2006 included lease abandonment charges of $0.3 million, postretirement benefits expense of $1.6 million and integration and reorganization costs of $6.7 million. Pro forma loss from continuing operations in 2005 included severance, lease abandonment charges and consulting expense paid to our prior management of $1.5 million in the aggregate. In addition, pro forma 2005 loss from continuing operations includes non-cash pension and post retirement benefits expense of $1.1 million, $0.8 million of consulting expense related to financial systems integration and $0.1 million in reorganization expense. Losses from continuing operations in 2004 included management fee expense of $1.5 million paid to our prior owner. Our results of operations in the future will depend on many factors, including our ability to execute our business strategy and realize efficiencies through our clustering strategy. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to grow our business.

We are subject to environmental and employee safety and health laws and regulations that could cause us to incur significant compliance expenditures and liabilities.

Our operations are subject to federal, state and local laws and regulations pertaining to the environment, storage tanks and the management and disposal of wastes at our facilities. Under various environmental laws, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Such laws often impose liability on the owner or operator without regard to fault and the costs of any required investigation or cleanup can be substantial. Our operations are also subject to various employee safety and health laws and regulations, including those pertaining to occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws tend to be complex, comprehensive and frequently changing. As a result, we may be involved from time to time in administrative and judicial proceedings and investigations related to environmental and employee safety and health issues. These proceedings and investigations could result in substantial costs to us, divert our management’s attention and adversely affect our ability to sell, lease or develop our real property. Furthermore, if it is determined we are not in compliance with applicable laws and regulations, or if our properties are contaminated, it could result in significant liabilities, fines or the suspension or interruption of the operations of specific printing facilities. Future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to us, may give rise to additional compliance or remedial costs that could be material.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the efforts of our key personnel. In particular, we are dependent upon the management and leadership of Michael E. Reed, our Chief Executive Officer, Mark R. Thompson, our Chief Financial Officer, and Scott T. Champion and Randall W. Cope, our Co-Presidents and Co-Chief Operating Officers. The loss of Mr. Reed, Mr. Thompson, Mr. Champion, Mr. Cope or other key personnel could affect our ability to run our business effectively.

The success of our business is heavily dependent on our ability to retain our current management and other key personnel and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our personnel. Although we have entered into employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require our remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

A shortage of skilled or experienced employees in the media industry, or our inability to retain such employees, could pose a risk to achieving improved productivity and reducing costs, which could adversely affect our profitability.

Production and distribution of our various publications requires skilled and experienced employees. A shortage of such employees, or our inability to retain such employees, could have an adverse impact on our productivity and costs, our ability to expand, develop and distribute new products and our entry into new markets. The cost of retaining or hiring such employees could exceed our expectations.

Risks Related to Our Organization and Structure

If the ownership of our common stock continues to be highly concentrated, it may prevent stockholders from influencing significant corporate decisions and the interests of our principal stockholder may conflict with interests of our other stockholders.

Following the completion of this offering, Fortress will beneficially own approximately 40.3% of our outstanding common stock, or 39.2% if the underwriters’ option to purchase additional shares is fully exercised. As a result, Fortress will continue to have effective control over fundamental and significant corporate matters and transactions, including: the election of directors; mergers, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated by-laws; and our dissolution. The interests of Fortress may not always coincide with our interests or the interests of our other stockholders. For example, Fortress could delay, deter or prevent acts that may be favored by our other stockholders such as hostile takeovers, changes in control and changes in management. As a result of such actions, the market price of our common stock could decline or stockholders might not receive a premium for their shares in connection with a change of control transaction. See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws.”

Fortress has the right to, and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us.

Fortress, together with its affiliates, has other business activities in addition to their ownership of us. Under our amended and restated certificate of incorporation, Fortress has the right to, and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress, any of its affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable or prevent the removal of our current board of directors and management.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable or prevent the removal of our current board of directors and management. We have a number of anti-takeover devices in place that can hinder takeover attempts, including:

•	a staggered board of directors consisting of three classes of directors, each of whom serves a three-year term;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote;

•	blank-check preferred stock;
•

provisions in our amended and restated certificate of incorporation and amended and restated by-laws preventing stockholders from calling special meetings or acting by written consent in lieu of a meeting (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock);

•	advance notice requirements for stockholders with respect to director nominations and actions to be taken at annual meetings; and

•

no provision in our amended and restated certificate of incorporation for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election.

Our 2007 Credit Facility and Bridge Facility currently limit our ability to enter into certain change of control transactions, the occurrence of which would constitute an event of default under such credit facilities. However, our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, will not apply to us. This may make it easier for a third party to acquire an interest in some or all of us with Fortress’ approval, even though our other stockholders may not deem such an acquisition beneficial to their interests. See “Description of Certain Indebtedness” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws.”

We are a holding company and our access to the cash flow of our subsidiaries is subject to restrictions imposed by our indebtedness.

We are a holding company with no material direct operations. Our principal assets are the equity interests we own in our direct subsidiary, GateHouse Media Holdco, Inc. (“Holdco”), through which we indirectly own equity interests in our operating subsidiaries. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to make dividend payments. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us. Holdco and certain of its subsidiaries are parties to our 2007 Credit Facility, which imposes restrictions on their ability to make loans, dividend payments or other payments to us. Any payment of dividends to us are subject to the satisfaction of certain financial conditions set forth in our 2007 Credit Facility and our Bridge Facility. Our ability to comply with these conditions may be affected by events that are beyond our control. We expect future borrowings by our subsidiaries to contain restrictions or prohibitions on the payment of dividends to us.

We have identified material weaknesses in our internal controls, which could have an adverse effect on our operations, business, securities and ability to comply with applicable regulations and requirements.

On April 20, 2006, we received a letter from KPMG LLP, our then independent registered public accounting firm, in connection with the audit of our financial statements for the year ended December 31, 2005, which identified two material weaknesses in our internal controls over financial reporting for the same period. The Public Company Accounting Oversight Board defines a material weakness as a control deficiency, or a combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Company’s annual or interim financial statements will not be prevented or detected.

KPMG LLP identified the following two material weaknesses:

•

insufficient analysis of GAAP to determine the appropriate accounting for certain unusual transactions, such as restructuring of our balance sheet in connection with the extinguishment of debt and acquisition related accounting, resulting in a number of significant adjustments to our consolidated financial statements; and failure to maintain a policy that requires a formal review of unusual or significant transactions; and

•

in conjunction with the Merger, failure to appropriately establish a new basis of accounting, as required under GAAP, failure to record transaction costs associated with the Merger in the appropriate period and failure to record in the general ledger our post-closing entries to reflect the new basis of accounting.

To strengthen our accounting and finance group, we began recruiting additional finance and accounting personnel in November 2005. Since January 2006, we have hired an experienced senior management team, including a general counsel, and a strong and experienced finance and accounting group consisting of more than 10 corporate accounting professionals and more than 15 shared services accounting professionals, many of whom have public company experience. The Massachusetts Acquisitions, the Copley Acquisition and the Gannett Acquisition further strengthened our finance and accounting staff.

We are in the process of centralizing certain of the accounting and reporting functions. We have also endeavored to ensure that sufficient time is made available for our personnel to adequately research, document, review and conclude on reporting matters and to increase our accounting, reporting and legal resources.

While we have taken actions to address the material weaknesses identified above and believe we have adequately addressed them, additional measures may be necessary and these measures, along with other measures we expect to take to improve our internal controls, may not be sufficient to address the issues identified by KPMG LLP. If we are unable to correct weaknesses in internal controls in a timely manner or if we are unable to scale these systems to our growth, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC may be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities and could result in the imposition of sanctions, including the suspension or delisting of our common stock from the New York Stock Exchange, the inability of registered broker dealers to make a market in our common stock, or investigation by regulatory authorities. Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

No material weaknesses were identified by KPMG LLP for the year ended December 31, 2006.

The requirements of being a newly public company may strain our resources, including personnel, and cause us to incur additional expenses.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns. Since the IPO, our costs have and will increase as a result of having to comply with the Exchange Act, the Sarbanes-Oxley Act and the New York Stock Exchange listing requirements, which required us, among other things, to establish an internal audit function.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile or may decline regardless of our operating performance, which could result in rapid and substantial losses for our stockholders.

Our common stock has been publicly traded since October 2006 and we cannot predict the extent to which a trading market for our common stock will further develop or be sustained. In addition, the trading volume in our common stock may fluctuate, causing significant price variations to occur. If the market price or the trading volume of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price.

The market price or trading volume of our common stock could be highly volatile and may decline significantly in the future in response to various factors, many of which are beyond our control, including:

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

•	additions or departures of key management personnel;

•	any increased indebtedness we may incur in the future;

•	announcements by us or others and developments affecting us;

•	actions by institutional stockholders;

•	changes in market valuations of similar companies;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield; and

•	general market and economic conditions.

These factors could cause our common stock to trade at prices below the public offering price, which could prevent you from selling your common stock at or above the public offering price. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against that company. If similar litigation were instituted against us, it could result in substantial costs and divert management’s attention and resources from our operations.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to further increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes, shares of preferred stock or shares of our common stock. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock, or both. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their share holdings in us.

After this offering, assuming the exercise in full by the underwriters of their option to purchase additional shares, we will have an aggregate of 90,315,200 shares of common stock authorized but unissued and not reserved for issuance under the GateHouse Media, Inc. Omnibus Stock Incentive Plan. We may issue all of these shares without any action or approval by our stockholders. We intend to continue to actively pursue acquisitions and may issue shares of common stock in connection with these acquisitions.

Future sales of a large number of shares of our common stock in the public market, or the perception that these sales may occur, may depress our stock price and make it difficult for you to recover the full value of your investment in our common stock.

If our existing stockholders sell substantial amounts of our common stock in the public market following the offering or if there is a perception that these sales may occur, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of the offering, we will have approximately 56,158,880 shares of common stock outstanding, or 57,858,880 shares outstanding if the underwriters exercise their option to purchase additional shares in full. All of the shares of common stock sold in the offering will be freely tradable without restriction in the public market, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to an investor rights agreement, Fortress and certain of its related partnerships and permitted third-party transferees will have the right in certain circumstances to require us to register up to 22,650,000 shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable.

In addition, on October 26, 2006, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 2,000,000 shares of common stock reserved for issuance under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (which amount increased to 2,100,000 shares effective January 1, 2007). Subject to any restrictions imposed on the shares granted under the GateHouse Media, Inc. Omnibus Stock Incentive Plan, shares registered under the registration statement on Form S-8 are available for sale into the public markets.

In addition to sales pursuant to registration statements, our outstanding shares will be eligible for sale in the public market at various times, subject to the provisions of Rule 144 under the Securities Act. We and our executive officers and directors and Fortress have entered into lock-up agreements with the underwriters in the offering that impose limitations, with certain limited exceptions, on our and their ability to dispose of shares of common stock. All participants in the directed share program have also agreed to similar restrictions on the ability to sell their shares of common stock. See “Underwriting” for more information regarding the lock-up agreements and the directed share program. See “Shares Eligible for Future Sale” for more information regarding shares of our common stock that may be sold by existing stockholders after the completion of the offering.

You will incur immediate and substantial dilution.

The public offering price is substantially higher than the pro forma and pro forma as adjusted negative net tangible book value per share of our outstanding common stock immediately after the offering. As a result, investors purchasing common stock in the offering will incur immediate and substantial dilution in the amount of $36.40 per share. Future equity issuances may result in further dilution to investors in the offering. See “Dilution.”

Fluctuation of market interest rates may have an adverse effect on the value of your investment in our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend payment per share as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher rate of return on our common stock and therefore may seek securities paying higher dividends or interest or offering a higher rate of return than shares of our common stock. As a result, market interest rate fluctuations and other capital market conditions can affect the demand for and market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease, because current stockholders and potential investors will likely require a higher dividend yield and rate of return on our common stock as interest-bearing securities, such as bonds, offer more attractive returns.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views regarding, among other things, our future growth, results of operations, performance and business prospects and opportunities, as well as other statements that are other than historical fact. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “will,” “would,” “seek(s), “estimate(s),” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to the risks identified by us under the heading “Risk Factors” and elsewhere in this prospectus. Such forward-looking statements speak only as of the date on which they are made. Except to the extent required by law we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of common stock in the offering, based on an assumed offering price of $19.01 per share, will be approximately $309.1 million, or $340.0 million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use these net proceeds to repay in full the $300 million of borrowings under our Bridge Loan (including accrued and unpaid interest) incurred in connection with the Copley Acquisition and the Gannett Acquisition, and for general corporate purposes. Affiliates of three of the underwriters, Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated are lenders under the Bridge Loan. As a result, affiliates of these underwriters may receive more than 10% of the entire net proceeds of this offering. As of April 30, 2007, the interest rate applicable to the Bridge Loan was 6.82%. The Bridge Loan matures on April 11, 2015. This loan can be prepaid without penalty.

DIVIDEND POLICY

For the fourth quarter of 2006, we paid a partial dividend of $0.08 per share of common stock in October 2006, and an additional partial dividend of $0.24 per share of common stock in January 2007 to stockholders of record on December 29, 2006, for a total fourth quarter dividend of $0.32 per share of common stock, or an aggregate of approximately $11.2 million. For the first quarter of 2007, we paid a regular quarterly dividend of $0.37 per share of common stock to stockholders of record as of March 30, 2007, or an aggregate of approximately $14.5 million. For the second quarter of 2007, our board of directors declared a quarterly dividend of $0.40 per share of common stock payable on July 16, 2007, to stockholders of record as of June 29, 2007, or an aggregate of approximately $15.7 million. These dividends may not be indicative of any future dividends.

We intend to continue to pay regular quarterly cash dividends to the holders of our common stock. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, our earnings, general business conditions, restrictions imposed by financing arrangements (including our 2007 Credit Facility and Bridge Facility), legal restrictions on the payment of dividends and other factors the board of directors deems relevant. Dividends on our common stock are not cumulative.

As a holding company with no direct operations, we depend on loans, dividends and other payments from our subsidiaries to generate the funds necessary to pay dividends to the holders of our common stock, and our subsidiaries may be prohibited or restricted from paying dividends to us or otherwise making funds available to us under certain conditions, including restrictions imposed by our 2007 Credit Facility. Our direct subsidiary, Holdco, may not pay dividends to us unless, after giving effect to any such dividend payment. Holdco and its subsidiaries have a Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above as defined in our 2007 Credit Facility. See “Description of Certain Indebtedness.” We expect that for the foreseeable future we will pay dividends in excess of our net income for such period as determined in accordance with GAAP if we are able to generate Adjusted EBITDA in excess of scheduled debt payments, capital expenditure requirements, cash income taxes and cash interest expense in amounts sufficient to permit our subsidiaries to pay dividends to us under our 2007 Credit Facility.

Our Bridge Facility permits us to pay dividends so long as, after giving effect to any such dividend payment, we will be able to incur an additional $1.00 of debt under an incurrence test that requires us to maintain a pro forma Total Leverage ratio of not greater than 8.25 to 1.00.

Based upon our forward-looking results of operations, expected cash flows and anticipated operating efficiencies to be realized through our clustering strategy, we currently expect to be in compliance with all of the debt covenants under our 2007 Credit Facility and Bridge Facility and have the ability to pay regular quarterly dividends. However, our forward-looking results, expected cash flows and realization of incremental operating efficiencies are subject to risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information.”

Our dividend policy has certain risks and limitations. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends, or if our financial performance does not achieve expected results. To the extent that we do not have cash on hand sufficient to pay dividends, we may elect not to borrow funds to pay any dividends. By paying cash dividends rather than investing that cash in future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, acquisitions or unanticipated capital expenditures, should the need arise.

PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on the New York Stock Exchange under the symbol “GHS.” The following table sets forth, for each of the periods listed, the high and low closing sales prices of our common stock, as reported by the New York Stock Exchange:

	High	Low
Year Ending December 31, 2007
First Quarter	$20.54	$18.13
Second Quarter	$22.00	$18.21
Third Quarter (through July 6, 2007)	$19.03	$18.82

Year Ending December 31, 2006
Fourth Quarter (from October 25, 2006)	$22.10	$18.10

The last reported sale price of our common stock on the New York Stock Exchange on July 6, 2007 was $19.01 per share. As of July 6, 2007, there were 174 holders of record of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2007: (1) on an actual basis, (2) on a pro forma basis and (3) on a pro forma as adjusted basis to give effect to (a) the receipt by us of the net proceeds from the sale of 17,000,000 shares of common stock at an assumed public offering price of $19.01 per share after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and (b) the intended application of a portion of the net proceeds of the offering to repay the Bridge Loan. This presentation should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere and incorporated by reference in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds.”

	As of March 31, 2007
	Actual	Pro forma	Pro forma, as adjusted
	(in thousands, except share data)
Cash and cash equivalents	$6,557	$9,319	$18,370

Debt:
Borrowings under revolving credit facility(1)	$—	—	—
2007 Credit Facility, as amended by the First Amendment	690,000	$1,195,000	$1,195,000
Bridge Facility(2)	—	300,000	—
Long-term liabilities, including current portion	3,737	4,954	4,954

Total long-term debt, including current portion	$693,737	$1,499,954	$1,199,954

Stockholders’ equity:
Preferred stock, $0.01 par value: 50,000,000 shares authorized; No shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis	—	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 39,192,548, 39,192,548 and 56,192,548 shares issued on an actual, pro forma and pro forma as adjusted basis, respectively, and $39,158,880, $39,158,880 and $56,158,880 outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	381	381	551
Additional paid-in-capital	487,080	487,080	795,961
Accumulated other comprehensive loss	(4,998)	(4,998)	(4,998)
Retained earnings (accumulated deficit)	(31,172)	(31,172)	(33,077)
Treasury stock	(60)	(60)	(60)

Total stockholders’ equity	451,231	451,231	758,377

Total capitalization	$1,144,968	$1,951,185	$1,958,331

(1)	As of March 31, 2007, we had $40.0 million available under the revolving credit facility included in the 2007 Credit Facility (of which $3.1 million was committed under letters of credit).
(2)	We intend to use a portion of the net proceeds of the offering to repay the Bridge Loan (including any accrued and unpaid interest) in full. Following this application of net proceeds, the Bridge Facility will be terminated.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma negative net tangible book value per share of our common stock after this offering. We calculate negative net tangible book value per share by dividing the negative net tangible book value (total assets less intangible assets, deferred financing costs and total liabilities) by the number of outstanding shares of common stock.

Based on shares outstanding as of March 31, 2007, our negative net tangible book value at March 31, 2007 was $1,286.7 million, or $32.86 per share of common stock.

After giving effect to (1) the receipt by us of the net proceeds from the sale of 17,000,000 shares of common stock at an assumed offering price of $19.01 per share and (2) the intended application of a portion of the net proceeds of the offering to repay the Bridge Loan, our pro forma as adjusted negative net tangible book value at March 31, 2007 would be $976.5 million, or $17.39 per share. This represents an immediate and substantial dilution of $36.40 per share to new investors.

The following table illustrates this per share dilution:

Assumed public offering price per share		$19.01

Pro forma negative net tangible book value per share at March 31, 2007	$(32.86)
Increase per share attributable to new investors in the offering	15.47

Pro forma negative net tangible book value per share at March 31, 2007 as adjusted for the offering		(17.39)

Dilution per share to new investors		$36.40

The following table summarizes, on a pro forma basis as of March 31, 2007, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us in the offering, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in the offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
	(amounts in thousands, except share data)
Existing stockholders	39,158,880	69.7%	$487,461	60.1%	$12.45
New investors in the offering	17,000,000	30.3	323,170	39.9	$19.01

Total	56,158,880	100.0%	$810,631	100.0%	$14.43

The above information excludes shares of common stock that the underwriters have the option to purchase from us solely to cover their option to purchase additional shares.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Our historical financial data for the fiscal year ended December 31, 2004 and for the period from January 1, 2005 to June 5, 2005 have been derived from the audited consolidated financial statements of the Predecessor incorporated by reference in this prospectus. Our historical financial data as of December 31, 2003 and 2004 and for the year ended December 31, 2003 have been derived from the audited financial statements of the Predecessor not included in this prospectus. Our historical financial data as of December 31, 2005, for the period from June 6, 2005 to December 31, 2005, and as of and for the fiscal year ended December 31, 2006 have been derived from the audited consolidated financial statements of the Successor incorporated by reference in this prospectus. Our historical financial data as of and for the three-month periods ended March 31, 2006 and 2007 have been derived from the unaudited condensed consolidated financial statements of the Successor incorporated by reference in this prospectus.

These unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. As a result of the Merger, our current capital structure and our basis of accounting differ from those prior to the Merger. Our financial data in respect of all reporting periods subsequent to June 5, 2005 reflect the Merger under the purchase method of accounting. Therefore, our financial data for the Predecessor Period generally will not be comparable to our financial data for the Successor Period. The selected historical consolidated financial data and notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus.

Our pro forma condensed consolidated statement of operations data for the year ended December 31, 2006 gives effect to the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition (excluding revenue and expenses related to the group of assets and liabilities held for sale) and the 2007 Financings as if they had occurred on January 1, 2006. The pro forma condensed consolidated statement of operations data for the three-month period ended March 31, 2007 gives effect to the Copley Acquisition, the Gannett Acquisition (excluding revenue and expenses related to the group of assets and liabilities held for sale) and the 2007 Financings as if they had occurred on January 1, 2006. Our pro forma condensed consolidated financial data below is based upon available information and assumptions that we believe are reasonable, however, we can provide no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial data are correct. Our pro forma condensed consolidated financial data is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been if, in the case of pro forma statement of operations data, the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings had occurred on January 1, 2006. The pro forma condensed consolidated financial data also should not be considered representative of our future financial condition or results of operations.

The pro forma, as adjusted condensed consolidated statements of operations data for the year ended December 31, 2006 gives effect to the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition, the 2007 Financings, this offering and the application of a portion of the net proceeds of this offering to repay the Bridge Loan, as if they occurred on January 1, 2006. Our summary pro forma, as adjusted condensed consolidated balance sheet data as of March 31, 2007 and our summary pro forma, as adjusted condensed consolidated statement of operations data for the three-month period ended March 31, 2007 gives effect to the Copley Acquisition, the Gannett Acquisition, the 2007 Financings, this offering and the application of a portion of the net proceeds of this offering to repay the Bridge Loan as if they occurred on March 31, 2007 and January 1, 2006, respectively.

See our unaudited pro forma financial statements included elsewhere in this prospectus for a complete description of the adjustments made to derive the pro forma statement of operations data and pro forma balance sheet data.

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005(6)	Year Ended December 31, 2006(7)	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2002	2003(4)	2004(5)
	(Predecessor)				(Successor)	(Successor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except per share data)								(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Advertising	$142,086	$139,258	$148,291	$63,172	$88,798	$238,721	$36,459	$71,248	$476,475	$111,354	$476,475	$111,354
Circulation	32,105	31,478	34,017	14,184	19,298	52,656	8,495	17,257	129,920	32,860	129,920	32,860
Commercial printing and other	11,962	11,645	17,776	8,134	11,415	23,553	5,021	6,479	37,459	9,874	37,459	9,874
Total revenues	186,153	182,381	200,084	85,490	119,511	314,930	49,975	94,984	643,854	154,088	643,854	154,088

Operating costs and expenses:
Operating costs	87,103	86,484	97,198	40,007	61,001	160,877	25,971	52,538	352,968	87,528	352,968	87,528
Selling, general and administrative	50,497	50,750	52,223	26,210	29,033	91,272	14,880	30,621	157,768	44,486	157,768	44,486
Depreciation and amortization(1)	16,473	13,359	13,374	5,776	8,030	24,051	3,599	8,802	54,795	14,977	54,795	14,977
Transaction costs related to the Massachusetts Acquisitions and Merger	—	—	—	7,703	2,850	—	—	—	4,420	—	4,420	—
Integration and reorganization costs and management fees paid to prior owner	1,480	1,480	1,480	768	1,002	4,486	1,710	838	4,486	838	4,486	838
Impairment of long-lived assets	—	—	1,500	—	—	917	—	119	917	119	917	119
Gain (loss) on sale of assets	—	(104)	(30)	—	40	(700)	(441)	(13)	(745)	(13)	(745)	(13)
Operating income	30,600	30,204	34,279	5,026	17,635	32,627	3,374	2,053	67,755	6,127	67,755	6,127
Interest expense, amortization of deferred financing costs, unrealized gain on derivative instruments and other	35,730	49,545	63,762	32,884	1,020	37,474	2,601	10,618	110,646	26,458	90,186	21,343
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(5,130)	(19,341)	(29,483)	(27,858)	16,615	(4,847)	773	(8,565)	(42,891)	(20,331)	(22,431)	(15,216)
Income tax expense (benefit)	1,648	(4,691)	1,228	(3,027)	7,050	(3,273)	368	(2,486)	(13,953)	(7,081)	(5,943)	(5,078)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	(6,778)	(14,650)	(30,711)	(24,831)	9,565	(1,574)	405	(6,079)	(28,938)	(13,250)	(16,488)	(10,138)
Income from discontinued operations, net of income taxes	5,557	486	4,626	—	—	—	—	—	—	—	—	—
Net income (loss) before cumulative effect of change in accounting principle	$(1,221)	$(14,164)	$(26,085)	$(24,831)	$9,565	$(1,574)	$405	$(6,079)	$(28,938)	(13,250)	$(16,488)	$(10,138)
Cumulative effect of change in accounting principle, net of tax	(1,449)	—	—	—	—	—	—	—	—	—	—	—
Net Income (loss)	$(2,670)	$(14,164)	$(26,085)	$(24,831)	$9,565	$(1,574)	$405	$(6,079)	$(28,938)	(13,250)	$(16,488)	$(10,138)
Net income (loss) available to common stockholders	$(25,292)	$(26,573)	$(26,085)	$(24,831)	$9,565	$(1,574)	$405	$(6,079)	$(28,938)	$(13,250)	$(16,488)	$(10,138)

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005(6)	Year Ended December 31, 2006(7)	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2002	2003(4)	2004(5)
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except per share data)								(in thousands, except per share data)
Basic net income (loss) from continuing operations per share(2)	$(0.14)	$(0.13)	$(0.14)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)
Diluted income (loss) from continuing operations per share(2)	$(0.14)	$(0.13)	$(0.14)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)
Basic net income (loss) available to common stockholders per share(2)	$(0.12)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)
Diluted net income (loss) available to common stockholders per share(2)	$(0.12)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.06)	$0.02	$(0.16)	$(1.15)	$(0.35)	$(0.40)	$(0.19)

Other Data (unaudited):
Adjusted EBITDA(3)		$43,563	$49,153	$18,505	$28,515	$57,595	$6,973	$11,179	$127,870	$21,448	$127,870	$21,448
Cash interest paid		$22,754	$24,210	$16,879	$31,720	$38,459	$6,598	$9,284

(1)	As of January 1, 2002 we implemented Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which replaced the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an annual impairment test. SFAS No. 142 also establishes requirements for identifiable intangible assets. The transition provisions of SFAS No. 142 required that the useful lives of previously recognized intangible assets be reassessed and the remaining amortization periods adjusted accordingly. Prior to adoption of SFAS No. 142, advertiser and subscriber relationship intangible assets were amortized over estimated remaining useful lives of 40 and 33 years, respectively. Upon the adoption of SFAS No. 142, we concluded that, based upon current economic conditions and pricing strategies, the remaining useful lives for advertiser and subscriber relationship intangible assets were 30 and 20 years, respectively, and the amortization periods were adjusted accordingly, with effect from January 1, 2002. As a result of the Merger, the Company performed a valuation of intangible assets based on current economic conditions at such time. The remaining useful lives of advertiser and subscriber relationships were revised to 18 and 19 years, respectively, effective June 6, 2005. In addition, upon adoption of SFAS No. 142, we ceased amortization of goodwill. We also ceased amortization of our mastheads because we determined that the useful life of our mastheads is indefinite.

(2)	All share and per share data has been computed as if the 100-for-1 stock split had occurred as of the beginning of each of the applicable periods presented.
(3)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), depreciation and amortization and other non-recurring items. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flows from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(4)	Includes the results of Midland Communications printing facility since its acquisition in December 2003.

(5)	Includes the results of the newspapers acquired from Lee Enterprises on February 3, 2004.
(6)	Includes an unrealized gain on the derivative instrument of $10,807 as well as a decrease in interest expense due to debt extinguishment in connection with the Merger.
(7)	Includes the results of CP Media and Enterprise NewsMedia, LLC since their acquisitions on June 6, 2006.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Year Ended December 31, 2006	Three Months Ended March 31, 2006		Three Months Ended March 31, 2007	Year Ended December 31, 2006		Three Months Ended March 31, 2007		Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Successor)	(Successor)		(Successor)	(Pro forma)		(Pro forma)		(Pro forma, as Adjusted)	(Pro forma, as Adjusted)
	(in thousands)										(in thousands)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(1,574)	$405		$(6,079)	$(28,938)		$(13,250)		$(16,488)	$(10,138)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,273)	368		(2,486)	(13,953)		(7,081)		(5,943)	(5,078)
Write-off of deferred offering costs	1,935	—		—	—		—	—		—	—		—		—	—
Write-off of deferred financing costs	161	—		—	—		—	—		—	—		—		—	—
Unrealized (gain) loss on derivative instrument	—	—		—	(10,807)		(1,150)	(2,605)		383	(1,150)		383		(1,150)	383
Loss on early extinguishment of debt	—	—		5,525	—		2,086	—		—	3,449		—		3,449	—
Amortization of deferred financing costs	1,810	1,826		643	67		544	30		223	4,397		317		4,397	317
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		—	—		—	—		—		—	—
Interest expense—debt	32,433	32,917		13,232	11,760		35,994	5,176		10,217	103,933		25,983		83,473	20,868
Impairment of long-lived assets	—	1,500		—	—		917	—		119	917		119		917	119
Transaction costs related to Merger and the Massachusetts Acquisitions	—	—		7,703	2,850		—	—		—	4,420		—		4,420	—
Depreciation and amortization	13,359	13,374		5,776	8,030		24,051	3,599		8,802	54,795		14,977		54,795	14,977

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$57,595 (e)	$6,973	(f)	$11,179 (g)	$127,870	(h)(i)	$21,448	(j)(i)	$127,870	$21,448

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,610 net expense, which is comprised of non-cash compensation and other expense of $26, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,076 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets, partially offset by $434 of other income.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,564 net expense, which is comprised of non-cash compensation and other expense of $796 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,643 net expense, which is comprised of non-cash compensation and other expense of $681 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the year ended December 31, 2006 includes a total of $11,109 net expense, which is comprised of non-cash compensation and other expense of $5,175, non-cash portion of postretirement benefit expense of $748, integration and reorganization costs of $4,486 and a $700 loss on the sale of assets.

(f)	Adjusted EBITDA for the three months ended March 31, 2006 includes a total of $2,855 net expense, which is comprised of non-cash compensation and other expense of $704, integration and reorganization costs of $1,710 and a $441 loss on the sale of assets.

(g)	Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $4,333 net expense, which is comprised of non-cash compensation and other expense of $2,153, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets and the impact of SureWest purchase accounting of $1,015.

(h)	Pro forma Adjusted EBITDA for the year ended December 31, 2006 includes a total of $27,803 net expense, which is comprised of non-cash compensation and other expense of $6,927, non-cash portion of postretirement benefits expense of $1,615, lease abandonment costs and amortization of prepaid rent at CP Media of $270, integration and reorganization costs of $6,729, a $700 loss on the sale of assets, pension, health and supplemental employee retirement plan expenses of $1,727 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $6,419 and severance expense of $3,416.

(i)	Excludes revenue and expenses related to the group of assets and liabilities from the Gannett Acquisition held for sale.

(j)	Pro forma Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $7,527 net expense, which is comprised of non-cash compensation and other expense of $2,346, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets, the impact of SureWest purchase accounting of $1,015, pension, health and supplemental employee retirement plan expenses of $340 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $1,796 and severance expense of $865.

	As of December 31,					As of March 31, 2007	As of March 31, 2007	As of March 31, 2007
	2002	2003	2004	2005	2006
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma, as Adjusted)
	(in thousands)						(in thousands)
Balance Sheet Data:
Total assets	$506,325	$492,349	$488,176	$638,726	$1,167,723	$1,288,300	$2,153,796	$2,159,717
Total long-term obligations, including current maturities	564,843	582,241	602,003	313,655	559,811	693,737	1,499,954	1,199,954
Stockholders’ equity (deficit)	(112,936)	(139,492)	(165,577)	232,056	473,084	451,231	451,231	758,377

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with this entire prospectus, including the “Risk Factors” section and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this prospectus that could cause our actual future growth, results of operations, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information.”

Overview

We are one of the largest publishers of locally-focused print and online media in the United States as measured by number of daily publications. Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. As of June 30, 2007 our portfolio of products, which includes 470 community publications and more than 245 related websites, and seven yellow page directories, served over 173,000 business advertising accounts and reached approximately 10 million people on a weekly basis.

Our core products include:

•	87 daily newspapers with total paid circulation of approximately 818,000;

•	251 weekly newspapers (published up to three times per week) with total paid circulation of approximately 538,000 and total free circulation of approximately 691,000;

•	132 “shoppers” (generally advertising-only publications) with total circulation of approximately 2.5 million;

•	over 245 locally focused websites, which extend our franchises onto the internet; and

•	seven yellow page directories with a distribution of approximately 758,000 that covers a population of approximately two million people.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last 12 months, we created 79 niche publications.

We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company. We accounted for the initial acquisition using the purchase method of accounting.

On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress, entered into an Agreement and Plan of Merger with the Company pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into the Company. The Merger was effective on June 6, 2005. As of March 31, 2007, Fortress beneficially owned approximately 57.8% of our outstanding common stock and after giving effect to this offering will beneficially own approximately 40.3% of our outstanding common stock, or 39.2% if the underwriters’ option to purchase additional shares is fully exercised.

Since 1998, we have acquired 343 daily and weekly newspapers, shoppers and directories including 17 dailies, 120 weeklies and 22 shoppers acquired in the Massachusetts Acquisitions, the Copley Acquisition and the Gannett Acquisition, and launched numerous new products, including 10 weekly newspapers.

We generate revenues from advertising, circulation and commercial printing. Advertising revenue is recognized upon publication of the advertisements. Circulation revenue from subscribers, which is billed to customers at the beginning of the subscription period, is recognized on a straight-line basis over the term of the related subscription. The revenue for commercial printing is recognized upon delivery of the printed product to our customers. Directory revenue is recognized on a straight-line basis over the 12-month period in which the corresponding directory is distributed.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first fiscal quarter is, historically, our weakest quarter of the year in terms of revenue. Correspondingly, our fourth fiscal quarter is, historically, our strongest quarter, because it includes heavy holiday season advertising. We expect that this seasonality will continue to affect our advertising revenue in future periods.

Our operating costs consist primarily of newsprint, labor and delivery costs. Our selling, general and administrative expenses consist primarily of labor costs.

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.8% during the three-year period from 2002 to 2004. This has put downward pressure on advertising and circulation revenues in the industry. We have maintained relatively stable revenues due to our geographic diversity, well-balanced portfolio of products, strong local franchises and broad customer base. We believe our local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels through which to reach their target audience.

Operating cost categories of newsprint, labor and delivery costs have experienced increased upward price pressure in the industry over the three-year period from 2003 to 2006 but newsprint costs have declined in the first quarter of 2007. We expect newsprint costs to be flat or decline for the remainder of 2007. We have experienced these upward price pressures and have taken steps to mitigate some of these increases. We are a member of a newsprint-buying consortium which enables our local publishers to obtain favorable pricing. Additionally, we have taken steps to cluster our operations, thereby increasing the usage of facilities and equipment while increasing the productivity of our labor force. We expect to continue to employ these steps as part of our business and clustering strategy.

Recent Developments

During January 2007, we acquired an additional 24 publications for an aggregate purchase price of approximately $23.8 million. The acquisitions include one daily, 13 weeklies and 10 shopper publications with an aggregate circulation of approximately 292,000.

In February 2007, we completed our acquisition of eight publications from the Journal Register Company for a net purchase price of approximately $70.0 million plus approximately $2.0 million of working capital. The acquisition included two daily and four weekly newspapers, and two shoppers, serving southeastern Massachusetts with an aggregate circulation of approximately 122,000.

In February 2007, we completed our purchase of all the issued and outstanding capital stock of SureWest from SureWest Communications for a net purchase price of $106.5 million, plus $3.5 million of working capital. SureWest is engaged in the business of publishing yellow page and white page directories in and around the Sacramento, California area and provides internet yellow pages through the sacramento.com website. As a result of this acquisition, we became the publisher of the official directory of SureWest Telephone.

In February 2007, we amended and restated our 2006 Credit Facility by entering into the 2007 Credit Facility. The 2007 Credit Facility provides for a (i) $670.0 million term loan facility which matures in August 2014, (ii) delayed draw term loan facility of up to $250.0 million which matures in August 2014 and (iii) revolving credit facility with a $40.0 million aggregate loan commitment available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, which matures in February 2014.

In addition to the interest rate swaps effectively fixing the interest rate on $570.0 million of the debt associated with our 2006 First Lien Facility, we entered into and designated an interest rate swap, based on a notional amount of $100.0 million maturing September 2014, as a cash flow hedge in connection with the 2007 Credit Facility. Under the swap agreement, we receive interest equivalent to one-month LIBOR and pay a fixed rate of 5.14% with settlements occurring monthly.

In March 2007, our board of directors declared a first quarter 2007 dividend of $0.37 per share of common stock, for the period from January 1, 2007 to March 31, 2007, which was paid on April 16, 2007 to stockholders of record as of March 30, 2007.

In April 2007, we completed our acquisition of 15 publications from Copley for a net purchase price of $380.0 million plus working capital adjustments of approximately $1.6 million. The acquisition includes seven daily and two weekly newspapers, and six shoppers, serving areas of Ohio and Illinois with an aggregate circulation of approximately 465,000.

In April 2007, we entered into the Bridge Facility with a syndicate of financial institutions with Wachovia Investment Holdings, LLC as administrative agent. The Bridge Facility provides for a $300.0 million term loan facility which matures on April 11, 2015.

In connection with the 2007 Credit Facility, we entered into and designated an interest rate swap, based on a notional amount of $250.0 million maturing September 2014, as a cash flow hedge. Under the swap agreement, we receive interest equivalent to one month LIBOR and pay a fixed rate of 4.971% with settlements occurring monthly.

In connection with the First Amendment, we entered into and designated an interest rate swap, based on a notional amount of $200.0 million maturing September 2014, as a cash flow hedge. Under the swap agreement, we receive interest equivalent to one month LIBOR and pay a fixed rate of 5.079% with settlements occurring monthly.

In May 2007, we completed our acquisition of 13 publications from Gannett for a net purchase price of approximately $410.0 million plus working capital adjustments of approximately $9.8 million. The acquisition includes four daily and three weekly newspapers, and six shoppers, serving Rockford, Illinois, Utica, New York, Norwich, Connecticut and Huntington, West Virginia with an aggregate circulation of approximately 457,000.

In May 2007, we entered into the First Amendment to amend our 2007 Credit Facility and increased our borrowings by $275.0 million.

As of June 30, 2007, we had a total of $1.195 billion of term loans outstanding under the 2007 Credit Facility (including the delayed draw term loan facility which has been fully drawn), as amended by the First Amendment, and $300.0 million of term loans outstanding under our Bridge Facility.

In May 2007, we announced a partnership with Yahoo! HotJobs as part of a larger local media consortium to provide recruitment advertising services to each of our daily, and more than 160 of our weekly, newspapers nationwide. Our addition to the consortium significantly expands the number of local newspapers that have teamed with Yahoo! HotJobs to advance this leading recruitment brand, and it further highlights our commitment to our online strategy. We have also partnered with Google on their AdSense and PrintAds programs.

In June 2007, our board of directors declared a second quarter 2007 dividend of $0.40 per share of common stock, for the period from April 1, 2007 to June 30, 2007, which is payable on July 16, 2007 to stockholders of record on June 29, 2007.

In June 2007, we signed a definitive agreement to sell The Herald Dispatch and related publications (initially acquired in the Gannett Acquisition) which are located in Huntington, West Virginia, to Champion Industries, Inc. for a purchase price of $77 million. The sale is expected to be consummated before the end of August 2007 and is subject to regulatory approval and customary closing conditions. We intend to use the proceeds from this sale to pay down debt on our 2007 Credit Facility.

We are estimating revenues for the three months ended June 30, 2007 to be in the range of $161.0 to $162.0 million. However, we have not yet completed a review of our financial statements for this period and therefore our estimate of revenue is subject to the completion of certain procedures which may result in changes to the expected revenue. The assumptions and estimates underlying the estimated revenue are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information.” Accordingly, there can be no assurance that the estimated revenue is indicative of future performance or that the actual revenue will not differ materially from the revenue presented below. You should not place undue reliance on this estimate.

Predecessor and Successor

In accordance with GAAP, we have separated our historical financial results for the period prior to the consummation of the Merger, or the Predecessor Period, and the period subsequent to the consummation of the Merger, or the Successor Period. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied in connection with the Merger. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the Merger, we experienced changes in our business relationships as a result of our entry into new employment agreements with members of our management and the financing transactions and transactions with our stockholders.

Pro Forma

We believe that the separate presentation of historical financial results for the Predecessor and Successor periods may impede the ability of users of our financial information to understand our operating and cash flow performance. Consequently, in order to enhance an analysis of our operating results, we have presented our operating results on a pro forma basis for the years ended December 31, 2005 and 2006 and the three-month periods ended March 31, 2006 and 2007. This pro forma presentation for the year ended December 31, 2005 assumes that the Merger, the Massachusetts Acquisitions, and the 2006 Financing occurred at the beginning of 2005. This pro forma presentation for the year ended December 31, 2006 and the three-month period ended March 31, 2006 assumes that the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings occurred at the beginning of 2006. This pro forma presentation for the three month period ended March 31, 2007 assumes that the Copley Acquisition, the Gannett Acquisition and the 2007 Financings occurred at the beginning of 2006. These pro forma presentations are not necessarily indicative of what our operating results would have actually been had the Massachusetts Acquisitions, the Copley Acquisition, the Gannett Acquisition and the 2007 Financings occurred at the beginning of each pro forma period.

Critical Accounting Policy Disclosure

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and other assumptions that we find reasonable under the circumstances. Actual results may differ from such estimates under different conditions. The following accounting policies require significant estimates and judgments.

Goodwill and Long-Lived Assets

We assess the potential impairment of goodwill and intangible assets with indefinite lives on an annual basis in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). We perform our impairment analysis on each of our reporting units, represented by our five geographic regions. The geographic regions have discrete financial information and are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires us to make significant estimates and assumptions. We estimate fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, we rely on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value of goodwill over its implied fair value.

We account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. (“SFAS No. 144”). We assess the recoverability of our long-lived assets, including property, plant and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include significant under-performance relative to historical or projected results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If undiscounted projected future operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. We would record the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in our consolidated statements of operations if such a difference arose.

Significant judgment is required in determining the fair value of our goodwill and long-lived assets to measure impairment, including the determination of multiples of revenue and Adjusted EBITDA and future earnings projections.

Valuation of Privately-Held Company Equity Securities Issued as Compensation

We record share-based compensation, which consists of the amounts by which the estimated fair value of the instrument underlying the grant exceeds the grant or exercise price, at the date of grant or other measurement date, if applicable, and recognize the expense over the related service period. In determining the fair value of our common stock at the dates of grant prior to our IPO on October 25, 2006, our stock was not traded and, therefore, we were unable to rely on a public trading market for our stock prior to October 25, 2006.

In June 2005, we issued an aggregate of 442,500 restricted shares of our common stock (each such grant, an “RSG”) to our executive officers. We determined that each share of our common stock had a fair value of $10 per share based on the proximity in time to the Merger. The Merger was on arms’ length terms and we believe established the fair value of our equity on June 6, 2005 at $10 per share.

During the six months ended June 30, 2006, we issued 25,000 shares of our common stock to a management investor at a price of $10 per share, representing a discount of $5.01 from the then estimated fair value of $15.01 per share. We also issued 300,000, 20,000 and 30,000 shares of our common stock in connection with RSGs in January 2006, March 2006 and May 2006, respectively, in each case having an estimated fair value of $15.01 per share. During the six months ended June 30, 2006, 3,000 shares of our common stock issued in a June 2005 RSG, having a fair value of $15.01 per share, vested in accordance with a severance agreement.

We estimated that the fair value of our common stock was $15.01 per share based on a valuation using a discounted cash flow approach as of July 2006.

In preparing a discounted cash flow analysis, we made certain significant assumptions including:

•

the rate of our revenue growth, which is a function of, among other things, anticipated increases in advertising rates (consumer price index (CPI) based), impacts of our online strategy and the introduction of niche products;

•

the rate of our Adjusted EBITDA growth, which is a function of, among other things, anticipated revenues, cost reductions and synergies from the integration of CNC and Enterprise and ongoing cost savings resulting from our clustering strategy;

•	estimated capital expenditures;

•	the discount rate of 7.8%, based on our capital structure as of July 2006, the cost of equity, based on a risk free rate of 5.0% and a market risk premium of 7.0%, and our cost of debt; and

•

a terminal multiple of between 9 and 10 times unlevered cash flow, based upon our anticipated growth prospects and private and public market valuations of comparable companies. We define unlevered cash flow as Adjusted EBITDA less interest expense, cash taxes and capital expenditures.

We also considered the levered cash flow and adjusted EBITDA based trading multiples of comparable companies, including Dow Jones & Company, Inc., Gannett Co., Inc., Journal Register Company, Lee Enterprises, Incorporated, The McClatchy Company, The New York Times Company, The E.W. Scripps Company, Media General, Inc., Journal Communications, Inc. and Tribune Company, and sales transactions for comparable companies in our industry that had been completed over the prior two years, including Community Newspaper Holding Inc.’s acquisition of Eagle Tribune Publishing Company, Lee Enterprises’s acquisition of Pulitzer Inc., and Journal Register Company’s acquisition of 21st Century Newspapers, Inc. While we believe that none of these companies are directly comparable to us given the local nature of our business, we believe they are sufficiently comparable for purposes of comparing their levered cash flow and Adjusted EBITDA based trading multiples against the multiple of our levered cash flow and Adjusted EBITDA forecasted for 2006. Finally, the multiple of Adjusted EBITDA is in line with the multiple we paid in the Massachusetts Acquisitions. Additionally, we considered the results of operations, market conditions, competitive position and the stock performance of these companies, as well as our financial forecasts, as updated, to develop our valuation. We determined the trading multiples of comparable companies and other factors supported the valuation based on the discounted cash flow analysis prepared by management, which was also determined by management to be the best available tool for purposes of valuing our share-based compensation.

We believe we met our internal financial performance objectives as reflected in our valuation. The valuation was undertaken prior to the selection of underwriters for our IPO. The IPO price of $18.00 per share was at a premium to the $15.01 valuation we ascribed to shares of our common stock for purposes of determining compensation expense. Reasons for the premium included: (1) expectations of increased operating efficiency and cost savings in 2007 relative to when we originally valued the stock, (2) our valuation at a premium multiple to our public comparables given the nature of the local and small market focus of our business versus our more urban oriented peers and (3) cash flow growth prospects relative to the peer group.

We did not obtain contemporaneous valuations by unrelated valuation specialists at the time common stock was issued to employees in 2006 because: (1) our efforts were focused on, among other things, potential acquisitions, including the Massachusetts Acquisitions, and the 2006 Financing and (2) we did not consider it to be economic to incur costs for such valuations given the number of shares issued.

Derivative Instruments

We record all of our derivative instruments on our balance sheet at fair value pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended. Fair value is based on counterparty quotations. To the extent a derivative qualifies as a cash flow hedge under SFAS No. 133, unrealized changes in the fair value of the derivative are recognized in accumulated other comprehensive income. However, any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. Fair values of derivatives are subject to significant variability based on market conditions, such as future levels of interest rates. This variability could result in a significant increase or decrease in our accumulated other comprehensive income and/or earnings but will generally have no effect on cash flows, provided the derivative is carried through to full term.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to affect taxable income. The assessment of the realizability of deferred tax assets involves a high degree of judgment and complexity. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. When we determine that it is more likely than not that we will be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be made and reflected either in income or as an adjustment to goodwill. This determination will be made by considering various factors, including our expected future results, that in our judgment will make it more likely than not that these deferred tax assets will be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) which is an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a Company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits.

The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. The FASB has issued a FASB Staff Position (“FSP”) related to FIN 48. The proposed FSP, Definition of Settlement in FASB Interpretation No. 48, would amend FIN 48 to address concerns regarding the meaning of “ultimately settled” in paragraph 10b. The implementation of FIN 48 did not have a material impact on our consolidated financial statements.

We record tax assets and liabilities at the date of a purchase business combination, based on our best estimate of the ultimate tax basis that will be accepted by the tax authority, and liabilities for prior tax returns of the acquired entity should be based on our best estimate of the ultimate settlement in accordance with Emerging Issues Task Force (“EITF”) Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination. At the date of a change in our best estimate of the ultimate tax basis of acquired assets, liabilities, and carryforwards, and at the date that the tax basis is settled with the tax authority, tax assets and liabilities will be adjusted to reflect the revised tax basis and the amount of any settlement with the tax authority for prior-year income taxes. Similarly, at the date of a change in our best estimate of items relating to the acquired entity’s prior tax returns, and at the date that the items are settled with the tax authority, any liability previously recognized will be adjusted. The effect of those adjustments is applied to increase or decrease the remaining balance of goodwill attributable to that acquisition. If goodwill is reduced to zero, the remaining amount of those adjustments will applied initially to reduce to zero other noncurrent intangible assets related to that acquisition, and any remaining amount should be recognized in earnings.

We also adjust income tax accounts related to purchase business combinations during the purchase accounting allocation period, based on information on which we are waiting that becomes available within one year of the acquisition date. These adjustments can significantly affect our scheduling of deferred tax assets and liabilities and our determination of the need for a valuation allowance on deferred tax assets, and therefore on reported results.

Self-Insurance Liability Accruals

We maintain self-insured medical and workers’ compensation programs. We purchase stop loss coverage from third parties which limits our exposure to large claims. We record a liability for health care and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims.

Results of Operations

The following table summarizes our historical results of operations for the year ended December 31, 2004 and our pro forma results of operations for the years ended December 31, 2005 and 2006 and the three-month periods ended March 31, 2006 and 2007.

	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
	(Predecessor)	(Pro forma)	(Pro forma)	(Pro forma)	(Pro forma)
		(in thousands)
Revenues:
Advertising	$148,291	$294,579	$476,475	110,863	111,354
Circulation	34,017	66,593	129,920	32,082	32,860
Commercial printing and other	17,776	23,815	37,459	8,650	9,874

Total revenues	200,084	384,987	643,854	151,595	154,088
Operating costs and expenses:
Operating costs	97,198	204,346	352,968	86,572	87,528
Selling, general and administrative	52,223	99,020	157,768	39,143	44,486
Depreciation and amortization	13,374	28,084	54,795	13,405	14,977
Transaction costs related to Merger and Massachusetts Acquisitions	—	10,553	4,420	—	—
Integration and reorganization costs and management fees paid to prior owner.	1,480	1,770	4,486	1,710	838
Impairment of long-lived assets	1,500	—	917	—	119
Gain (loss) on sale of assets	(30)	—	(745)	(437)	(13)

Operating income	34,279	41,214	67,755	10,328	6,127
Interest expense—debt	32,917	49,396	103,933	25,983	25,983
Interest expense—dividends on mandatorily redeemable preferred stock	29,019	—	—	—	—
Amortization of deferred financing costs	1,826	883	4,397	1,099	317
Loss on early extinguishment of debt	—	5,525	3,449	—	—
Unrealized (gain) loss on derivative instrument	—	(10,807)	(1,150)	(2,605)	383
Write-off of deferred financing costs	—	2,025	—	—	—
Other (income) expense	—	(22)	17	(23)	(225)

Loss from continuing operations before income taxes	(29,483)	(5,786)	(42,891)	(14,126)	(20,331)
Income tax expense (benefit)	1,228	8,313	(13,953)	(4,190)	(7,081)

Loss from continuing operations	(30,711)	(14,099)	(28,938)	(9,936)	(13,250)
Income from discontinued operations, net of income taxes	4,626	—	—	—	—

Net loss	$(26,085)	$(14,099)	$(28,938)	$(9,936)	$(13,250)

Three Months Ended March 31, 2007 Compared To Three Months Ended March 31, 2006

Revenue. Total revenue for the three months ended March 31, 2007 increased by $2.5 million, or 1.6%, to $154.1 million from $151.6 million for the three months ended March 31, 2006. The increase in total revenue was comprised of a $0.5 million, or 0.4%, increase in advertising revenue, a $0.8 million, or 2.4%, increase in circulation revenue and a $1.2 million, or 14.2%, increase in commercial printing and other revenue. An increase in advertising revenue was primarily due to advertising revenue from the newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $5.3 million, partially offset by a decrease in advertising revenue from our same property publications of $4.8 million. The increase in circulation revenue was primarily due to circulation revenue from the newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $1.3 million, partially offset by a decrease in circulation revenue from our same property publications of $0.5 million. The increase in commercial printing and other revenue was primarily due to revenue from the newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $2.1 million, as well as an increase in commercial printing and other revenue from our same property publications of $0.8 million. These amounts were partially offset by a decrease in commercial printing and other revenue of $1.7 million related to the disposition of one of our production facilities in October 2006.

We acquired SureWest on February 28, 2007. SureWest publishes and sells directory advertising in yellow page and white page directories which are published annually and had total circulation exceeding 600,000 for the year ended December 31, 2006. Deferred revenue and the related costs since the date of the SureWest acquisition are not recorded in this period since no new directories were issued. This resulted in revenues and expenses being less that what the predecessor owner would have recognized. Exclusive of the effect of purchase accounting adjustments, revenue during the period from February 28, 2007 to March 31, 2007 and the three months ended March 31, 2007 would have been $1.6 million and $4.7 million, respectively.

Operating Costs. Operating costs for the three months ended March 31, 2007 increased by $1.0 million, or 1.1%, to $87.5 million from $86.6 million for the three months ended March 31, 2006. The increase in operating costs was primarily due to operating costs of the newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $5.4 million. This amount was partially offset by decreased payroll, newsprint, ink, external printing and postage expenses of $1.0 million, $1.2 million, $0.1 million, $0.1 million and $0.4 million, respectively, as well as a decrease in operating expenses of $1.4 million related to the disposition of one of our production facilities in October 2006.

Selling, General and Administrative. Selling, general and administrative expenses for the three months ended March 31, 2007 increased by $5.3 million, or 13.6%, to $44.5 million from $39.1 million for the three months March 31, 2006. The increase in selling, general and administrative expenses was primarily due to selling, general and administrative expenses of the newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $2.2 million, as well as an increase in non-cash compensation expense related to our RSGs of $0.8 million. Additionally, during the three months ended March 31, 2007 we incurred an increase in professional fees and pension and postretirement expenses of $0.6 million and $0.2 million, respectively, and an increase of $1.0 million of compensation expense relating to the Copley Acquisition and the Gannet Acquisition. These amounts were partially offset by a decrease in selling, general and administrative expenses of $0.2 million related to the disposition of one of our production facilities in October 2006.

Depreciation and Amortization. Depreciation and amortization expense for the three months ended March 31, 2007, increased by $1.6 million to $15.0 million from $13.4 million for the three months ended March 31, 2006. The increase was primarily due to depreciation and amortization of newspaper businesses acquired during the second quarter of 2006 and the first quarter of 2007 of $1.2 million. Additionally, during the first quarter of 2007, we incurred capital expenditures of $2.0 million.

Impairment of Long-Lived Assets. During the three months ended March 31, 2007 we incurred a charge of $0.1 million related to the impairment of property, plant and equipment which were classified as held for sale at March 31, 2007.

Unrealized (Gain) Loss on Derivative Instrument. During the three months ended March 31, 2007 we recorded a loss of $0.4 million due to ineffectiveness related to our $300 million interest rate swap, which we entered into in June 2005 in an effort to eliminate a significant portion of our exposure to fluctuations in LIBOR. This hedge resulted in a gain of $2.6 million due to ineffectiveness in 2006.

Income Tax Benefit. Income tax benefit for the three months ended March 31, 2007 was $7.1 million compared to $4.2 million for the three months ended March 31, 2006. The change of $2.9 million was primarily due to an increase in book pretax loss during the three months ended March 31, 2007. The effective tax rate was 34.8% for the three months ended March 31, 2007 and 29.7% for the three months ended March 31, 2006. The 2007 effective rate was impacted by adjustments for tax contingencies identified in the quarter and the 2006 effective tax rate was impacted by pre-tax losses related to the Massachusetts acquisitions for which a benefit could not be recorded.

Net Loss. Net loss for the three months ended March 31, 2007 was $13.3 million. Net loss for the three months ended March 31, 2006 was $9.9 million. Our net loss increased due to the factors noted above.

Year Ended December 31, 2006 Compared To Year Ended December 31, 2005

The discussion of our results of operations that follows is based upon our pro forma results of operations for the years ended December 31, 2005 and December 31, 2006.

Revenue. Total revenue for the year ended December 31, 2006 increased by $258.9 million, or 67.2%, to $643.9 million from $385.0 million for the year ended December 31, 2005. The increase in total revenue was comprised of a $181.9 million, or 61.7%, increase in advertising revenue, a $63.3 million, or 95.1%, increase in circulation revenue and a $13.6 million, or 57.3%, increase in commercial printing and other revenue. The increase in advertising revenue was primarily due to advertising revenue from the Copley Acquisition and the Gannett Acquisition of $104.0 million and $74.0 million, respectively. The increase was also due to advertising revenue from the newspaper businesses acquired during the fourth quarter of 2005 and the first and second quarters of 2006 of $7.7 million. These amounts were partially offset by a decrease in advertising revenue from our same property publications of $3.3 million, as well as a decrease in advertising revenue due to one less week in the current period at certain publications acquired from CP Media, which utilized a non-calendar fiscal year, of $1.6 million. The increase in circulation revenue was primarily due to circulation revenue from the Copley Acquisition and the Gannett Acquisition of $44.2 million and $19.6 million, respectively. The increase was also due to circulation revenue from the newspaper businesses acquired during the fourth quarter of 2005 and the first and second quarters of 2006 of $1.2 million. These amounts were partially offset by a decrease in circulation revenue from our same property publications of $1.5 million, as well as a decrease of $0.2 million from the shortened period in 2006. The increase in commercial printing and other revenue was primarily due to revenue from the Copley Acquisition and the Gannett Acquisition of $10.6 million and $1.5 million, respectively. The increase was also due to revenue from the newspaper businesses acquired during the fourth quarter of 2005 and the first and second quarters of 2006 of $4.2 million. These amounts were partially offset by decreases in revenue from our same property publications of $1.4 million, as well as a decrease of $0.1 million due to the shortened period in 2006.

Operating Costs. Operating costs for the year ended December 31, 2006 increased by $148.6 million, or 72.7%, to $353.0 million from $204.3 million for the year ended December 31, 2005. The increase in operating costs is primarily due to operating costs associated with the Copley Acquisition and the Gannett Acquisition of $93.1 million and $49.6 million, respectively. The increase was also due to operating expenses of the newspaper businesses acquired during the fourth quarter of 2005 and the first and second quarters of 2006 of $7.2 million, as well as increased newsprint, delivery, postage and external printing expenses of $0.1 million, $0.2 million, $0.4 million and $0.3 million, respectively. Additionally, new internet initiative expenses of $0.9 million were incurred during the year ended December 31, 2006.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2006 increased by $58.7 million, or 59.3%, to $157.8 million from $99.0 million for the year ended December 31, 2005. The increase in selling, general and administrative expenses was primarily due to increased selling, general and administrative expenses associated with the Copley Acquisition and the Gannett Acquisition of $37.4 million and $15.3 million, respectively. The increase was also due to selling, general and administrative expenses of the newspaper businesses acquired during the fourth quarter of 2005 and the first and second quarters of 2006 of $3.9 million, as well as an increase in non-cash compensation expense related to the issuance of our RSG’s of $1.3 million. These amounts were partially offset by a decrease in payroll, insurance, rent and franchise tax expenses of $1.0 million, $0.4 million, $0.6 million and $0.3 million, respectively.

Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 2006 increased by $26.7 million to $54.8 million from $28.1 million for the year ended December 31, 2005. Depreciation and amortization increased due to depreciation and amortization of the Copley Acquisition and the Gannett Acquisition of $14.3 million and $10.4 million, respectively.

Transaction Costs Related to Merger and Acquisitions. We incurred approximately $10.6 million in transaction costs related to the Merger during the year ended December 31, 2005. We incurred approximately $4.4 million in transaction costs primarily related to bonuses at Enterprise NewsMedia, LLC during the year ended December 31, 2006.

Impairment of Long-Lived Assets. During the year ended December 31, 2006, we incurred a charge of $0.9 million related to the impairment of property, plant and equipment and certain intangible assets which are classified as held for sale at December 31, 2006, or disposed of during the year ended December 31, 2006.

Loss on the Sale of Assets. During the year ended December 31, 2006, we incurred a loss in the amount of $0.7 million on the disposal of real estate, equipment and certain intangibles. We expect non-cash gains and losses to continue as we sell fixed assets in an effort to increase operating efficiency consistent with our clustering strategy.

Interest Expense. Total interest expense for the year ended December 31, 2006 increased by $54.5 million to $103.9 million from $49.4 million for the year ended December 31, 2005. The increase was primarily due to increases in our outstanding debt balances.

Loss on Early Extinguishment of Debt and Write-off of Deferred Financing Costs. During the year ended December 31 2006, we incurred a $2.1 million loss due to the write-off of deferred financing costs associated with the extinguishment of our Term Loan B and second lien credit facility. Additionally, we incurred a $1.4 million loss related to the extinguishment of our debt at Enterprise NewsMedia, LLC.

During the year ended December 31, 2005, we incurred a $5.5 million loss associated with paying off our third-party senior subordinated notes and a portion of our senior discount notes and senior preferred stock, as well as the termination of a credit facility. These costs included premiums due on early extinguishment and write-offs of deferred financing fees associated with these instruments. Additionally, a $2.0 million loss related to write-offs of deferred financing costs is associated with the issuance of a new term loan facility in January 2005 by Enterprise.

Unrealized Gain on Derivative Instrument. During the year ended December 31, 2006, we recorded a net unrealized gain of $1.2 million related to our $300 million notional amount interest rate swap, which we entered into in June 2005 in an effort to eliminate a significant portion of our exposure to fluctuations in LIBOR. For the period from January 1, 2006 through February 19, 2006, the hedge was deemed ineffective and, as a result, the increase in the fair value of $2.6 million was recognized in operations. On February 20, 2006, the swap was redesignated as a cash flow hedge for accounting purposes. During the year, a portion of the swap was deemed ineffective and a loss of $1.5 million was recognized in operations. The effective portion of the change in fair value from February 20, 2006 through December 31, 2006, was recognized in accumulated other comprehensive income.

Income Tax Expense (Benefit). Income tax benefit for the year ended December 31, 2006 was $14.0 million compared to income tax expense of $8.3 million for the year ended December 31, 2005. The change of $22.3 million was primarily due to the redemption of the preferred stock in connection with the Merger in 2005. The redemption of the preferred stock eliminated the interest expense related to that liability, which resulted in the removal of an existing permanent difference between book and taxable income in accordance with SFAS No. 109. This was offset by the increase in the valuation allowance necessary due to an additional tax net operating loss and change in net deferred tax assets. In addition, we experienced an increase in deferred income tax expense as of December 31, 2005 related to the non-deductible merger costs incurred in 2005.

Net Loss. Net loss for the year ended December 31, 2006 was $28.9 million. Net loss for the year ended December 31, 2005 was $14.1 million. Our net loss increased due to the factors noted above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The discussion of our results of operations that follows is based upon our historical results of operations for the year ended December 31, 2004 and our pro forma results of operations for the 12-month period ended December 31, 2005.

Revenue. Total revenue for the year ended December 31, 2005 increased by $184.9 million, or 92.4%, to $385.0 million from $200.1 million for the year ended December 31, 2004. The increase in total revenue was comprised of a $146.3 million, or 98.6%, increase in advertising revenue, a $32.6 million, or 95.8%, increase in circulation revenue, and a $6.0 million, or 34.0%, increase in commercial printing and other revenue. The increase in advertising revenue was primarily due to revenue of $142.6 million from the Massachusetts Acquisitions and $2.8 million from other acquisitions, as well as advertising revenue increases in our same property publications of $0.9 million. The increase in circulation revenue was primarily due to revenues of $33.1 million resulting from the Massachusetts Acquisitions partially offset by a $0.9 million decrease in same property publications. Circulation volume decreased 1.2% for same property publications from 2004 to 2005. The increase in commercial printing and other revenue was primarily driven by the Massachusetts Acquisitions, which contributed $4.3 million. Commercial printing and other revenue from existing operations increased by $1.3 million and other acquisitions contributed $0.5 million to commercial printing and other revenue in 2005.

Operating Costs. Operating costs for the year ended December 31, 2005 increased by $107.1 million, or 110.2%, to $204.3 million from $97.2 million for the year ended December 31, 2004. The increase in operating costs was primarily due to increased operating costs associated with the Massachusetts Acquisitions with $1.8 million associated with the other acquisitions. Increases of $0.8 million, $0.6 million, $0.4 million and $0.2 million also occurred in newsprint costs, external printing services, health insurance and utility costs, respectively, associated with our existing operations.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2005 increased by $46.8 million, or 89.6%, to $99.0 million from $52.2 million for the year ended December 31, 2004. $27.0 million and $17.6 million of the increase was due to the CP Media acquisition and Enterprise acquisition, respectively. Additionally, an increase of $1.2 million was associated with other acquisitions. Health and business insurance costs increased by $1.0 million, bad debt expense increased by $0.6 million and non-cash compensation related to share-based payments increased by $1.9 million. Additionally, during the year ended December 31, 2005, the Company incurred $1.0 million in non-cash compensation expense related to the forgiveness of loans pursuant to the Merger. These increases were partially offset by the elimination of management fees of $1.5 million paid to prior owners during 2004.

Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 2005 increased $14.7 million to $28.1 million from $13.4 million for the year ended December 31, 2004. Depreciation and amortization expense increased primarily due to the Massachusetts Acquisitions. $7.5 million and $7.0 million of the increase was due to the acquisitions of CP Media and Enterprise, respectively.

Transaction Costs Related to Merger. We incurred approximately $10.6 million in transaction costs related to the Merger in 2005. No such costs were incurred in 2004.

Impairment of Long-term Assets. In accordance with SFAS No. 142 and SFAS No. 144, we are required to annually test our long-term assets, including property, plant and equipment, as well as our definite and indefinite lived intangible assets, for impairment. Historically, we have performed this test in the fourth quarter. During the second quarter of 2005 and in connection with the Merger, we revalued our long-term assets, which resulted in a new basis of accounting for these assets. Given the timing of the 2005 revaluation, we have shifted our annual impairment testing from the fourth quarter to the second quarter. No impairment charges were recorded in 2005. In our 2004 assessment, we determined that an impairment situation on certain assets existed and, as a result, we recorded an impairment charge of $1.5 million in 2004.

Interest Expense—Debt and Dividends on Mandatorily Redeemable Preferred Stock. Total interest expense for the year ended December 31, 2005 decreased by $12.5 million, or 20.2%, to $49.4 million from $61.9 million for the year ended December 31, 2004. $9.7 million of the decrease in interest expense was due to our early extinguishment of all of our senior subordinated notes, a portion of our senior discount notes and senior preferred stock with proceeds from our 2005 Credit Facility and the early extinguishment of all of our outstanding senior debentures and preferred stock in connection with the Merger. Of the decrease, $2.8 million was due to the pro forma adjustments to eliminate interest expense on mandatorily redeemable stock.

Loss on Early Extinguishment of Debt. During the year ended December 31, 2005, we incurred a $5.5 million loss associated with paying off our third party senior subordinated notes and a portion of our senior discount notes and senior preferred stock, as well as the termination of a credit facility. The loss included premiums due on the senior debt and a write-off of deferred financing fees associated with these instruments. Additionally, $2.0 million of the loss related to the write-off of deferred financing fees were associated with the issuance of a new term loan facility in January 2005 by Enterprise.

Unrealized Gain on Derivative Instrument. In June 2005, we entered into a third party interest rate swap to eliminate a significant portion of our exposure to fluctuations in LIBOR, which formed the basis for calculating interest cost on borrowings under our 2005 Credit Facility. The swap has a notional value of $300 million and fixed the interest rate on the 2005 Credit Facility at 4.135%. At December 31, 2005, the marked-to-market value of this instrument was $10.8 million. As a result, we recorded an asset on our balance sheet for this amount and a corresponding gain on our statement of operations.

Income Tax Expense (Benefit). Income tax expense for the year ended December 31, 2005 was $8.3 million compared to income tax expense of $1.2 million for the year ended December 31, 2004. The increase of $7.1 million for the year ended December 31, 2005 was primarily due to an increase in deferred federal income tax expense related to nondeductible Merger costs recognized for the year ended December 31, 2005 and $3.3 million related to the Massachusetts Acquisitions.

Loss from Continuing Operations. Loss from continuing operations for the year ended December 31, 2005, was $14.1 million. Loss from continuing operations for the year ended December 31, 2004, was $30.7 million. Our loss from continuing operations decreased due to the factors noted above.

Income from Discontinued Operations. Income from discontinued operations of $4.6 million for the year ended December 31, 2004 related to the February 3, 2004 acquisition from Lee Enterprises, Inc. of newspapers in Corning, New York and Freeport, Illinois in exchange for newspapers in Nevada and Idaho, which resulted in a pre-tax gain of $7.7 million and an after-tax gain of $4.6 million.

Net Loss. Net loss for the year ended December 31, 2005 was $14.1 million. Net loss for the year ended December 31, 2004 was $26.1 million. Our net loss decreased due to the factors noted above.

Liquidity and Capital Resources

Our primary cash requirements are for working capital, borrowing obligations and capital expenditures. We have no material outstanding commitments for capital expenditures. We also intend to continue to pursue our strategy of opportunistically acquiring locally focused media businesses in contiguous and new markets. Our principal sources of funds have historically been, and will be, cash provided by operating activities and borrowings under our revolving credit facilities.

As of June 30, 2007, we had a total of $1.195 billion of term loans outstanding under the 2007 Credit Facility (including the delayed draw term loan facility which has been fully drawn), as amended by the First Amendment, and $300.0 million of term loans outstanding under our Bridge Facility. For a description of the 2007 Credit Facility, the First Amendment and the Bridge Facility, including our interest rate margins, see “—Indebtedness.”

As a holding company, we have no operations of our own and accordingly have no independent means of generating revenue, and our internal sources of funds to meet our cash needs, including payment of expenses, are dividends and other permitted payments from our subsidiaries. Our 2007 Credit Facility and Bridge Facility impose upon us certain financial and operating covenants, including, among others, requirements that we satisfy certain quarterly financial tests, including a total leverage ratio, a minimum fixed charge ratio, restrictions on our ability to incur debt, pay dividends or take certain other corporate actions. Management believes that we have adequate capital resources and liquidity to meet our working capital needs, borrowing obligations and all required capital expenditures for at least the next twelve months.

On October 30, 2006, we completed our IPO of 13,800,000 shares of common stock at a price of $18 per share, raising approximately $231.0 million, which is net of the underwriters’ discount of $17.4 million. We used a portion of the net proceeds to repay in full and terminate our $152.0 million second lien term loan credit facility under the 2006 Credit Facility. In addition, we used a portion of the net proceeds to pay down $12.0 million of the $570.0 million first lien term loan credit facility under the 2006 Credit Facility, reducing the balance and limit to $558.0 million, and to repay in full the outstanding balance of $21.3 million under our $40.0 million revolving credit facility. In connection with the termination of our $152.0 million second lien term loan credit facility under the 2006 Credit Facility and the $12.0 million reduction in borrowing capacity on the first lien term loan credit facility under the 2006 Credit Facility, we wrote off $1.4 million of deferred financing costs in the fourth quarter of 2006.

On November 3, 2006, the underwriters of our IPO exercised their option to purchase an additional 2,070,000 shares of common stock. The net proceeds of these additional shares were approximately $34.7 million. The total net proceeds from the IPO of 13,800,000 shares and this additional allotment of 2,070,000 shares were $265.7 million, before offering expenses, after deducting the underwriting discount.

Cash Flows

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

The following table summarizes our historical cash flows.

	Three months ended March 31, 2006	Three months ended March 31, 2007
	(in thousands)
Cash provided by operating activities	$1,209	$4,922
Cash used in investing activities	(102)	(207,884)
Cash provided by (used in) financing activities	(3,178)	119,217

The discussion of our cash flows that follows is based on our historical cash flows for the three months ended March 31, 2007 and March 31, 2006.

Cash Flows from Operating Activities. Net cash provided by operating activities for the three months ended March 31, 2007 was $4.9 million, an increase of $3.7 million when compared to the $1.2 million of cash provided by operating activities for the three months ended March 31, 2006. This $3.7 million increase was primarily the result of an increase in non-cash charges of $5.1 million, an increase in cash provided by working capital of $5.1 million, partially offset by a decrease in net income of $6.5 million.

The $5.1 million increase in non-cash charges primarily consisted of an increase in depreciation and amortization of $5.2 million, of which $3.8 million and $1.1 million related to the Massachusetts Acquisitions and other acquisitions acquired during the first quarter of 2007, an unrealized gain on derivative instruments of $2.6 million that was recognized during the three months ended March 31, 2006, an increase in non-cash compensation expense of $0.7 million, partially offset by a decrease of $4.0 million in deferred income tax liabilities.

The $5.1 million increase in cash provided by working capital for the three months ended March 31, 2007 when compared to the three months ended March 31, 2006 primarily resulted from an increase in accrued expenses, a decrease in accounts receivable, partially offset by a decrease in accounts payable.

Cash Flows from Investing Activities. During the three months ended March 31, 2007, we used $206.0 million, net of cash acquired, for acquisitions and $2.0 million for capital expenditures, which uses were partially offset by proceeds of $0.2 million from the sale of assets.

During the three months ended March 31, 2006, we used $2.9 million for capital expenditures and $0.1 million, net of cash acquired, for acquisitions, which uses were partially offset by proceeds of $2.9 million from the sale of publications and other assets.

Cash Flows from Financing Activities. Net cash provided by financing activities for the three months ended March 31, 2007 was $119.2 million. The net cash provided by financing activities primarily resulted from borrowings of $690.0 million under the 2007 Credit Facility, partially offset by the repayment of $558.0 million of borrowings under the 2006 Credit Facility, payment of dividends of $9.4 million, payment of $3.0 million of debt issuance costs in connection with the 2007 Credit Facility, and payment of $0.4 million of offering costs.

Net cash used in financing activities for the three months ended March 31, 2006 was $3.2 million from net repayments under the 2005 New Credit Facility.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position and working capital from December 31, 2006 to March 31, 2007.

Accounts Receivable. Accounts receivable increased $15.7 million from December 31, 2006 to March 31, 2007, of which $18.2 million was acquired from acquisitions during the first quarter of 2007, partially offset by a decrease of $2.5 million. The $2.5 million decrease in accounts receivable primarily resulted from a decrease in sales for the last two months of the first quarter of 2007 when compared to the last two months of the fourth quarter of 2006 and the receipt of $1.0 million during the first quarter of 2007 from the sale of a publication during the fourth quarter of 2006.

Property, Plant, and Equipment. Property, plant, and equipment increased $11.7 million during the period from December 31, 2006 to March 31, 2007, of which $13.2 million was acquired from acquisitions during the first quarter of 2007 and $2.0 million was used for capital expenditures. These increases in property, plant, and equipment were partially offset by depreciation of $3.2 million, assets held for sale of $0.2 million, and an impairment of $0.1 million on long-lived assets.

Goodwill. Goodwill increased $85.8 million from December 31, 2006 to March 31, 2007, of which $82.2 million was acquired from acquisitions during the first quarter of 2007 and $3.6 million related to adjustments for tax uncertainties.

Intangible Assets. Intangible assets increased $90.4 million from December 31, 2006 to March 31, 2007, of which $96.1 million was acquired from acquisitions during the first quarter of 2007, partially offset by amortization of $5.7 million.

Accounts Payable. Accounts payable decreased $0.6 million from December 31, 2006 to March 31, 2007, of which $0.6 million was acquired from acquisitions during the first quarter of 2007. The offsetting $1.2 million decrease in accounts payable working capital primarily resulted from the timing of vendor payments.

Accrued Expenses. Accrued expenses increased $3.4 million from December 31, 2006 to March 31, 2007, of which $1.2 million was acquired from acquisitions during the first quarter of 2007. The remaining accrued expenses increase of $2.2 million primarily resulted from an increase of $1.3 million in income taxes payable, an increase of $0.6 million in accrued expenses associated with being a public company, and a net increase of $0.3 million in other accrued expenses.

Long-term Debt. Long-term debt increased $132.0 million from December 31, 2006 to March 31, 2007, primarily resulting from borrowings of $690.0 million under the 2007 Credit Facility, partially offset by repayments of $558.0 million under the 2006 Credit Facility.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table summarizes the historical cash flows for GateHouse Media, Inc. See “—Predecessor and Successor” above for a discussion of the use of financial information in the table.

	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005	Year Ended December 31, 2006
	(Predecessor)	(Successor)	(Successor)
	(in thousands)
Cash provided by (used in) continuing operating activities	$(572)	$(11,814)	$25,217
Cash used in continuing investing activities	(1,095)	(40,581)	(428,838)
Cash provided by (used in) continuing financing activities	(260)	54,109	490,860

The discussion of our cash flows that follows is based on our historical cash flows for the Successor Period of the year ended December 31, 2006, the Successor Period of June 6, 2005 to December 31, 2005 and the Predecessor Period of January 1, 2005 to June 5, 2005.

Cash Flows from Operating Activities. Net cash provided by operating activities for the year ended December 31, 2006 was $25.2 million. The net cash provided by operating activities resulted from depreciation and amortization of $24.1 million, a loss of $2.1 million on the early extinguishment of debt, non-cash compensation of $1.8 million, an impairment of long-lived assets of $0.9 million, a net increase of $0.5 million in working capital, a loss of $0.7 million on the sale of assets, an unrecognized loss of $0.7 million from pension and other postretirement benefit obligations, amortization of deferred financing costs of $0.5 million, partially offset by a decrease of $3.4 million related to deferred income taxes, a net loss of $1.6 million, and an unrealized gain of $1.2 million on derivative instruments. The increase in working capital primarily resulted from an increase in accounts payable and a decrease in prepaid expenses and other assets, partially offset by an increase in accounts receivable from December 31, 2005 to December 31, 2006.

Net cash used in operating activities for the period from June 6, 2005 to December 31, 2005 was $11.8 million. The net cash used in operating activities primarily resulted from accrued interest of $21.1 million on senior debentures related to the Merger, an unrealized gain of $10.8 million on a derivative instrument and a net decrease in working capital of $4.9 million, partially offset by net income of $9.6 million, depreciation and amortization of $8.0 million and a net decrease of $6.9 million in deferred tax assets. The decrease in working capital primarily resulted from a decrease in accrued expenses, excluding accrued interest, from June 6, 2005 to December 31, 2005.

Net cash used in operating activities for the period from January 1, 2005 to June 5, 2005 was $0.6 million. The net cash used in operating activities primarily resulted from a net loss of $24.8 million, a net increase of $3.5 million in deferred tax assets and a net decrease of $3.0 million in working capital, partially offset by interest expense of $13.5 million from mandatorily redeemable preferred stock, depreciation and amortization of $5.8 million, a loss of $5.5 million on the early extinguishment of debt, issuance of $4.8 million of senior debentures in lieu of paying interest and $1.0 million of non-cash transaction costs related to the Merger. The decrease in working capital primarily resulted from a decrease in accrued expenses from December 31, 2004 to June 5, 2005.

Cash Flows from Investing Activities. Net cash used in investing activities for the year ended December 31, 2006 was $428.8 million. During the year ended December 31, 2006, we used $413.1 million, net of cash acquired, for the Massachusetts Acquisitions, $11.8 million, net of cash acquired, for other acquisitions and $8.4 million for capital expenditures, which uses were partially offset by proceeds of $4.5 million from the sale of publications and other assets.

Net cash used in investing activities for the period from June 6, 2005 to December 31, 2005 was $40.6 million. During the period from June 6, 2005 to December 31, 2005, we used $23.9 million, net of cash acquired, in the Merger, $15.1 million, net of cash acquired, in other acquisitions, and $5.0 million for capital expenditures, which uses were partially offset by proceeds of $3.4 million from the sale of publications and other assets.

Net cash used in investing activities for the period from January 1, 2005 to June 5, 2005 was $1.1 million. The cash we used in investing activities during the period from January 1, 2005 to June 5, 2005 primarily consisted of capital expenditures of $1.0 million.

Cash Flows from Financing Activities. Net cash provided by financing activities for the year ended December 31, 2006 was $490.9 million. The net cash provided by financing activities primarily resulted from net borrowings of $549.5 million under the 2006 Credit Facility and the issuance of common stock of $265.9, primarily from the IPO, net of underwriters’ discount, partially offset by the repayment of $304.4 million of borrowings under the 2005 Credit Facility, payment of $9.2 million of dividends, payment of $7.2 million of debt issuance costs in connection with the 2006 Credit Facility, and payment of $3.7 million of offering costs.

Net cash provided by financing activities for the period from June 6, 2005 to December 31, 2005 was $54.1 million. The net cash provided by financing activities primarily resulted from capital contributions of $222.0 million in connection with the Merger and net borrowings under the 2005 Credit Facility of $36.4 million, partially offset by the extinguishment of $203.5 million of preferred stock and senior debentures in connection with the Merger and payment of debt issuance costs of $0.8 million in connection with the 2005 Credit Facility.

Net cash used in financing activities for the period from January 1, 2005 to June 5, 2005 was $0.3 million. The net cash used in financing activities resulted from the extinguishment of $214.4 million of senior subordinated notes, senior discount notes, and senior preferred stock and payment of $2.4 million of debt issuance costs in connection with the 2005 Credit Facility, partially offset by net borrowings under the 2005 Credit Facility of $216.4 million.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position from December 31, 2005 to December 31, 2006.

Accounts Receivable. Accounts receivable increased $20.4 million from December 31, 2005 to December 31, 2006, of which $17.6 million and $0.9 million was acquired from the Massachusetts Acquisitions and other acquisitions, respectively. The remaining accounts receivable increase from December 31, 2005 to December 31, 2006 primarily resulted from an increase in sales for the last two months of the fourth quarter ended December 31, 2006 when compared to the last two months of the fourth quarter ended December 31, 2005.

Prepaid Expenses. Prepaid expenses increased $2.0 million from December 31, 2005 to December 31, 2006 to $3.4 million, of which $3.0 million was acquired from the Massachusetts Acquisitions. The partially offsetting decrease primarily resulted from the timing of insurance and rent payments.

Property, Plant, and Equipment. Property, plant, and equipment increased $38.4 million during the period from December 31, 2005 to December 31, 2006, of which $42.4 million, $2.9 million and $8.4 million of the increase resulted from the Massachusetts Acquisitions, other acquisitions and capital expenditures, respectively, partially offset by depreciation of $8.7 million and sales and disposals of assets of $6.6 million.

Goodwill. Goodwill increased $200.0 million from December 31, 2005 to December 31, 2006, of which $229.3 million and $3.1 million of the increase resulted from the Acquisitions and other acquisitions, respectively, partially offset by a reduction of $32.4 million related to the deferred tax valuation allowance.

Intangible Assets. Intangible assets increased $174.0 million from December 31, 2005 to December 31, 2006, of which $186.5 million and $5.1 million of the increase resulted from the Massachusetts Acquisitions and other acquisitions, respectively, partially offset by amortization of $15.3 million and sales of assets of $2.3 million.

Accounts Payable. Accounts payable increased $4.0 million from December 31, 2005 to December 31, 2006, of which $2.4 million was acquired from the Massachusetts Acquisitions. The remaining accounts payable increase of $1.6 million from December 31, 2005 to December 31, 2006 primarily resulted from an overall increase in general and administrative expenses, including integration and reorganization costs. The remaining accounts payable increase is also associated with one of our June 6, 2006 acquisitions. When we acquired CP Media on June 6, 2006, CP Media’s accounts payable balance was relatively low due to payments made immediately prior to the acquisition.

Long-term Debt. Long-term debt increased $256.6 million from December 31, 2005 to December 31, 2006, primarily resulting from net borrowings of $558.0 million under the first term loan under the 2006 Credit Facility, partially offset by the extinguishment of $304.4 million under the 2005 Credit Facility. The current portion of long-term debt of $3.1 million as of December 31, 2005 was repaid before the 2006 Financing.

Additional Paid-in Capital. Additional paid-in capital increased $259.8 million from December 31, 2005 to December 31, 2006, which primarily resulted from the issuance of common stock from the IPO of $261.4 million (excess of par value), net of underwriters’ discount and offering costs, non-cash compensation of $1.8 million, partially offset by a reclassification of deferred compensation of $3.9 million.

Indebtedness

2007 Credit Facility. GateHouse Media Operating, Inc. (“Operating”), an indirect wholly owned subsidiary of the Company, GateHouse Media Holdco, Inc. (“Holdco”), a direct wholly owned subsidiary of the Company, and certain of their subsidiaries are parties to an Amended and Restated Credit Agreement, dated as of February 27, 2007, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. The 2007 Credit Facility amended and restated the 2006 Credit Facility.

The 2007 Credit Facility provides for a (i) $670.0 million term loan facility that matures on August 28, 2014, (ii) a delayed draw term loan facility of up to $250.0 million that matures on August 28, 2014, and (iii) a revolving loan facility with a $40.0 million aggregate loan commitment amount available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, that matures on February 28, 2014. The borrowers used proceeds of the 2007 Credit Facility to finance the acquisition of SureWest, to refinance existing indebtedness and for working capital and other general corporate purposes, including, without limitation, financing acquisitions permitted under the 2007 Credit Facility. The 2007 Credit Facility is secured by a first priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 65% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the 2007 Credit Facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of June 30, 2007, (i) $670.0 million was outstanding under the term loan facility, (ii) $250.0 million was outstanding under the delayed draw term loan facility and (iii) no borrowings were outstanding under the revolving credit facility (without giving effect to $3.4 million of outstanding but undrawn letters of credit on such date). Borrowings under the 2007 Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the 2007 Credit Facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the 2007 Credit Facility), plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate

Base Rate term loans, as amended by the First Amendment, is 2.00% and 1.00%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the 2007 Credit Facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the 2007 Credit Facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the 2007 Credit Facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.50% to 2.00%, in the case of LIBOR Rate Loans and 0.50% to 1.00% in the case of Alternate Base Rate Loans. Under the revolving loan facility we also pay a quarterly commitment fee on the unused portion of the revolving loan facility ranging from 0.25% to 0.5% based on the same ratio of Consolidated Indebtedness to Consolidated EBITDA and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit. In addition, we are required to pay a ticking fee at the rate of 0.50% of the aggregate unfunded amount available to be borrowed under the delayed draw term facility.

No principal payments are due on the term loan facilities or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facilities in an amount equal to 50.0% of Holdco’s Excess Cash Flow (as defined in the Credit Agreement) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio is less than or equal to 6.0 to 1.0 at the end of such fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facilities with asset disposition proceeds in excess of specified amounts to the extent necessary to cause Holdco’s Total Leverage Ratio to be less than or equal to 6.25 to 1.00, and with cash insurance proceeds and condemnation or expropriation awards, in excess of specified amounts, subject, in each case, to reinvestment rights. The borrowers are required to prepay borrowings under the term loan facilities with the net proceeds of equity issuances by the Company in an amount equal to the lesser of (i) the amount by which 50.0% of the net cash proceeds exceeds the amount (if any) required to repay any credit facilities of GateHouse Media, Inc. or (ii) the amount of proceeds required to reduce Holdco’s Total Leverage Ratio to 6.0 to 1.0. The borrowers are also required to prepay borrowings under the term loan facilities with 100% of the proceeds of debt issuances (with specified exceptions) except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facilities have been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facilities and the cash collateralization of letters of credit.

The 2007 Credit Facility contains a financial covenant that requires Holdco to maintain a Total Leverage Ratio of less than or equal to 6.5 to 1.0 at any time an extension of credit is outstanding under the revolving credit facility. The 2007 Credit Facility contains affirmative and negative covenants applicable to Holdco, Operating and their restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which we are generally permitted to incur so long as we satisfy an incurrence test that requires us to maintain a pro forma Total Leverage ratio of less than 6.5 to 1.0), create liens on assets; engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that Holdco is permitted to (i) make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, Holdco and its subsidiaries have a Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above and (ii) make restricted payments of proceeds of asset dispositions to us to the extent such proceeds are not required to prepay loans under the 2007 Credit Facility and/or cash collateralize letter of credit obligations and such proceeds are used to prepay borrowings under acquisition credit facilities of GateHouse). The 2007 Credit Facility also permits the borrowers, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the 2007 Credit Facility. The 2007 Credit Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the 2007 Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

Subject to the satisfaction of certain conditions and the willingness of lenders to extend additional credit, the 2007 Credit Facility provides that the borrowers may increase the amounts available under the revolving facility and/or the term loan facilities.

First Amendment to 2007 Credit Facility. On May 7, 2007, we entered into the First Amendment to amend the 2007 Credit Facility. The First Amendment provided an incremental term loan facility under the 2007 Credit Facility in the amount of $275.0 million the proceeds of which were used to finance a portion of the Gannett Acquisition. As amended by the First Amendment, the 2007 Credit Facility includes $1.195 billion of term loan facilities and a $40.0 million revolving credit facility. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facilities under the 2007 Credit Facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of the borrower, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s Investor Service Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”), are at least B1 and B+, respectively, in each case with stable outlook or (ii) 2.25%, otherwise, or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. Any voluntary or mandatory repayment of the First Amendment term loans made with the proceeds of a new term loan entered into for the primary purpose of benefiting from a margin that is less than the margin applicable as a result of the First Amendment will be subject to a 1.00% prepayment premium. The First Amendment term loans are subject to a “most favored nation” interest provision that grants the First Amendment term loans an interest rate margin that is 0.25% less than the highest margin of any future term loan borrowings under the 2007 Credit Facility.

As previously noted, the First Amendment also modified the interest rates applicable to the term loans under the 2007 Credit Facility. Term loans thereunder accrue interest at a rate per annum equal to, at the option of the Borrower, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%. The terms of the previously outstanding borrowings were also modified to include a 1.00% prepayment premium corresponding to the prepayment premium applicable to the First Amendment term loans and a corresponding “most favored nation” interest provision.

Bridge Loan. On April 11, 2007, we entered into the Bridge Facility with a syndicate of financial institutions with Wachovia Investment Holdings, LLC, as administrative agent.

The Bridge Facility provides for a $300 million term loan facility that matures on April 11, 2015. We used the proceeds of the loan facility to partly finance the Gannett Acquisition and the Copley Acquisition, and pay fees and expenses. The Bridge Facility is secured by a first priority security interest in all present and future capital stock of Holdco owned by us and all proceeds thereof.

Borrowings under the Bridge Facility bear interest, at the borrower’s option, at a floating rate equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the Bridge Facility), or the Base Rate for a Base Rate Loan (as defined in the Bridge Facility), plus an applicable margin. During the first year of the facility, until April 11, 2008 (the “Pricing Step-Up Date”), the applicable margin for LIBOR Rate term loans and Base Rate term loans, is 1.50% and 0.50%, respectively. On the Pricing Step-Up Date and quarterly thereafter until the maturity date, the applicable margin for LIBOR Rate term loans and Base Rate term loans will be determined by reference to a pricing grid which is based upon (i) our Total Leverage Ratio (as defined in the Bridge Facility) and (ii) the ratings provided by Moody’s and by S&P for the Bridge Facility, or if the Bridge Facility has not been rated, for the corporate family of GateHouse. If the ratings for the Bridge Facility by Moody’s is at least B3 and by S&P is at least B- (or if the Bridge Facility has not been rated, the corporate family rating of GateHouse and its subsidiaries is at least B1 by Moody’s and at least B+ by S&P), the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 3.50% to 4.25% and 2.50% to 3.25%, respectively; otherwise the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 4.00% to 4.75% and 3.0% to 3.75%, respectively.

No principal payments are due on the Bridge Facility until the maturity date. We are required to prepay borrowings under the Bridge Facility with (a) 100% of the net cash proceeds from the issuance or incurrence of debt by us and our restricted subsidiaries, (b) 100% of the net cash proceeds from any issuances of equity by us or any of our restricted subsidiaries and (c) 100% of the net cash proceeds of assets sales and dispositions by us and our subsidiaries, except, in the case of each of clause (a), (b) and (c), to the extent such proceeds are required to be applied to prepay indebtedness incurred under or are permitted to be reinvested under the terms of the 2007 Credit Facility. We may voluntarily prepay the Bridge Loan at any time. If we prepay the Bridge Loan before April 11, 2008, we will not be required to pay a prepayment premium. With respect to voluntary or mandatory prepayments thereafter, we will be required to pay a premium equal to (a) 102% of the principal amount being prepaid if such prepayment is made after April 11, 2008 but on or before April 11, 2009 and (b) 101% of the principal amount being prepaid if such prepayment is made after April 11, 2009 but on or prior to April 11, 2010. No prepayment premium will be assessed thereafter.

The Bridge Facility contains affirmative and negative covenants applicable to us and our restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness (which we are generally permitted to incur so long as we satisfy an incurrence test that requires us to maintain a pro forma Total Leverage Ratio of not greater than 8.25 to 1.00 and which GateHouse is only permitted to incur indebtedness if the proceeds of such indebtedness are used to prepay the Bridge Loan), create liens on assets; engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that GateHouse is permitted to make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, we would be able to incur an additional $1.00 of debt under the incurrence test referred to above). The Bridge Facility also permits us, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the Bridge Facility. The Bridge Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the Bridge Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

In connection with the Bridge Facility, we pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the Bridge Facility. The pledged assets include, among other things (i) all present and future capital stock or other membership, equity, ownership or profits interest of GateHouse in all of its direct domestic restricted subsidiaries and (ii) 65% of the voting stock (and 100% of the nonvoting stock) all of present and future first-tier foreign subsidiaries.

Summary Disclosure About Contractual Obligations and Commercial Commitments

The following table reflects a summary of our contractual cash obligations, including estimated interest payments where applicable, as of December 31, 2006:

	2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
First lien credit facility	$42,408	$42,408	$42,408	$42,408	$42,408	$639,871	$851,911
Noncompete payments	177	151	111	17	—	—	456
Operating lease obligations	4,736	4,715	4,426	4,159	2,389	8,487	28,912

Total	$47,321	$47,274	$46,945	$46,584	$44,797	$648,358	$881,279

On February 27, 2007, we entered into the 2007 Credit Facility. The 2007 Credit Facility provides for a (i) $670.0 million term loan facility that matures on August 28, 2014, (ii) delayed draw term loan of up to $250.0 million that matures on August 28, 2014 and (iii) revolving credit agreement with a $40.0 million aggregate loan commitment available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, which matures in February, 2014.

On April 11, 2007, we entered into the Bridge Facility with a syndicate of financial institutions with Wachovia Investment Holdings, LLC as administrative agent. The Bridge Credit Agreement provides for a $300 million term loan facility which matures on April 11, 2015.

On May 7, 2007, we entered into the First Amendment to amend our 2007 Credit Facility and increased our borrowing by $275.0 million.

For a description of the 2007 Credit Facility, the First Amendment and the Bridge Facility, including our interest rate margins, see “—Indebtedness.”

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, provides a market-based framework for measuring fair value, and expands disclosure requirements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year uncorrected misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 does not change the staff’s previous guidance in SAB 99 on evaluating the materiality of misstatements. SAB No. 108 is effective for the interim period of the first fiscal year ending after November 15, 2006. The adoption of SAB No. 108 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to measure financial instruments and certain other items at fair value. The objective of this statement is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement for accounting for financial instruments. SFAS No. 159 is effective for financial statements issued as of the beginning of the first fiscal year that begins after November 15, 2007. We are currently evaluating the impact the adoption of SFAS No. 159 will have on our consolidated financial statements.

In May 2007, the FASB issued Staff Position No. 48-1, Definition of Settlement in FASB Interpretation No. 48, (“FIN 48-1”) which is an amendment to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FIN 48-1 provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FIN 48-1 became effective during the first quarter of 2007 and did not have a material impact on our consolidated financial statements.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this report, we define and use Adjusted EBITDA, a non-GAAP financial measure, as set forth below.

Adjusted EBITDA

We define Adjusted EBITDA as follows:

Income (loss) from continuing operations before:

•	income tax expense (benefit);

•	depreciation and amortization; and
•	other non-recurring items.

Management’s Use of Adjusted EBITDA

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss), include: the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of facilities and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. You should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA, along with our consolidated financial statements included elsewhere in this report. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this report, may differ from and may not be comparable to similarly titled measures used by other companies.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Year Ended December 31, 2006	Three Months Ended March 31, 2006		Three Months Ended March 31, 2007	Year Ended December 31, 2006		Three Months Ended March 31, 2007		Year Ended December 31, 2006	Three Months Ended March 31, 2007
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Successor)	(Successor)		(Successor)	(Pro forma)		(Pro forma)		(Pro forma as Adjusted)	(Pro forma as Adjusted)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(1,574)	$405		$(6,079)	$(28,938)		$(13,250)		$(16,488)	$(10,138)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,273)	368		(2,486)	(13,953)		(7,081)		(5,943)	(5,078)
Write-off of deferred offering costs	1,935	—		—	—		—	—		—	—		—		—	—
Write-off of deferred financing costs	161	—		—	—		—	—		—	—		—		—	—
Unrealized (gain) loss on derivative instrument	—	—		—	(10,807)		(1,150)	(2,605)		383	(1,150)		383		(1,150)	383
Loss on early extinguishment of debt	—	—		5,525	—		2,086	—		—	3,449		—		3,449	—
Amortization of deferred financing costs	1,810	1,826		643	67		544	30		223	4,397		317		4,397	317
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		—	—		—	—		—		—	—
Interest expense—debt	32,433	32,917		13,232	11,760		35,994	5,176		10,217	103,933		25,983		83,473	20,868
Impairment of long-lived assets	—	1,500		—	—		917	—		119	917		119		917	119
Transaction costs related to Merger and the Massachusetts Acquisitions	—	—		7,703	2,850		—	—		—	4,420		—		4,420	—
Depreciation and amortization	13,359	13,374		5,776	8,030		24,051	3,599		8,802	54,795		14,977		54,795	14,977

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$57,595 (e)	$6,973	(f)	$11,179 (g)	$127,870	(h)(i)	$21,448	(j)(i)	$127,870	$21,448

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,610 net expense, which is comprised of non-cash compensation and other expense of $26, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,076 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets, partially offset by $434 of other income.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,564 net expense, which is comprised of non-cash compensation and other expense of $796 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,643 net expense, which is comprised of non-cash compensation and other expense of $681 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the year ended December 31, 2006 includes a total of $11,109 net expense, which is comprised of non-cash compensation and other expense of $5,175, non-cash portion of postretirement benefit expense of $748, integration and reorganization costs of $4,486 and a $700 loss on the sale of assets.

(f)	Adjusted EBITDA for the three months ended March 31, 2006 includes a total of $2,855 net expense, which is comprised of non-cash compensation and other expense of $704, integration and reorganization costs of $1,710 and a $441 loss on the sale of assets.

(g)	Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $4,333 net expense, which is comprised of non-cash compensation and other expense of $2,153, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets and the impact of SureWest purchase accounting of $1,015.

(h)	Pro forma Adjusted EBITDA for the year ended December 31, 2006 includes a total of $27,803 net expense, which is comprised of non-cash compensation and other expense of $6,927, non-cash portion of postretirement benefits expense of $1,615, lease abandonment costs and amortization of prepaid rent at CP Media of $270, integration and reorganization costs of $6,729, a $700 loss on the sale of assets, pension, health and supplemental employee retirement plan expenses of $1,727 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $6,419 and severance expense of $3,416.

(i)	Excludes revenue and expenses related to the group of assets and liabilities from the Gannett Acquisition held for sale.

(j)	Pro forma Adjusted EBITDA for the three months ended March 31, 2007 includes a total of $7,527 net expense, which is comprised of non-cash compensation and other expense of $2,346, non-cash portion of postretirement benefits expense of $314, integration and reorganization costs of $838, a $13 loss on the sale of assets, the impact of SureWest purchase accounting of $1,015, pension, health and supplemental employee retirement plan expenses of $340 (these plans were not assumed in the acquisition by GateHouse), corporate and third party charges not assumed by GateHouse of $1,796 and severance expense of $865.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates and commodity prices. Changes in these factors could cause fluctuations in earnings and cash flow. In the normal course of business, exposure to certain of these market risks is managed as described below.

Interest Rates

Our debt structure and interest rate risks are managed through the use of floating rate debt and interest rate swaps. Our primary exposure is to LIBOR. A 100 basis point change in LIBOR would change our income from continuing operations before income taxes on an annualized basis by approximately $0.2 million, based on outstanding floating rate debt of $690.0 million outstanding at March 31, 2007, after consideration of the interest rate swaps of $670.0 million described below.

In June 2005, we executed an interest rate swap in the notional amount of $300 million with a forward starting date of July 1, 2005. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.135% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to the one-month LIBOR.

In May 2006, we executed an additional interest rate swap in the notional amount of $270 million with a forward starting date of July 3, 2006. The interest rate swap has a term of five years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.359% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to the one-month LIBOR.

In February 2007, we executed an additional interest rate swap in the notional amount of $100 million with a forward starting date of March 1, 2007. The interest rate swap has a term of seven years. Under the swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.14% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to the one-month LIBOR. These interest rate swaps effectively fix our interest rate on $670.0 million of our variable rate debt for the term of the swaps.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $250 million maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 4.971% with settlements occurring monthly.

In connection with the First Amendment, the Company entered into and designated an interest rate swap based on a notional amount of $200 million maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 5.079% with settlements occurring monthly.

At June 30, 2007, after consideration of the forward starting interest rate swaps described above, $375.0 million of the remaining principal amount of our debt is subject to floating interest rates. A 1% change in the interest rate on our floating rate debt would impact annual interest expense by $3.75 million.

For a description of the 2007 Credit Facility, the First Amendment and the Bridge Facility, including our interest rate margins, see “—Indebtedness.”

Commodities

Certain materials we use are subject to commodity price changes. We manage this risk through instruments such as purchase orders, membership in a buying consortium and continuing programs to mitigate the impact of cost increases through identification of sourcing and operating efficiencies. Primary commodity price exposures are newsprint, energy costs and, to a lesser extent, ink.

A $10 per metric ton newsprint price change would result in a corresponding annualized change in our income from continuing operations before income taxes of $0.9 million based on pro forma as adjusted newsprint usage for the year ended December 31, 2006 of approximately 88,000 metric tons.

BUSINESS

General Overview

We are one of the largest publishers of locally-focused print and online media in the United States as measured by number of daily publications. We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company. On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress, entered into an agreement and plan of merger with us pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into us.

Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. As of June 30, 2007, our portfolio of products, which includes 470 community publications and more than 245 related websites, and seven yellow page directories, served over 173,000 business advertising accounts and reached approximately 10 million people on a weekly basis.

Our core products include:

•	87 daily newspapers with total paid circulation of approximately 818,000;

•	251 weekly newspapers (published up to three times per week) with total paid circulation of approximately 538,000 and total free circulation of approximately 691,000;

•	132 “shoppers” (generally advertising-only publications) with total circulation of approximately 2.5 million;

•	more than 245 locally focused websites, which extend our franchises onto the internet; and

•	seven yellow page directories with a distribution of approximately 758,000 that covers a population of approximately two million people.

In addition to our core products, we produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. During the last 12 months, we created 79 niche publications.

Our print and online products focus on the local community from both a content and advertising standpoint. As a result of our focus on small and midsize markets, we are usually the primary, and sometimes the sole, provider of comprehensive and in-depth local information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant to our audience such as local news and politics, community and regional events, youth sports and local schools.

More than 70% of our daily newspapers have been published for more than 100 years and 90% have been published for more than 50 years. The longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty and a recognized media brand name in each community we serve. As a result of these factors, our publications have high audience penetration rates in our markets, thereby providing advertisers with strong local market reach.

We have a strong history of growth through acquisitions and new product launches. Since our inception, we have acquired 343 daily and weekly newspapers, shoppers and directories and launched numerous new products, including ten weekly newspapers. This strategy has been a critical component of our growth, and we expect to continue to pursue it in the future. We believe we have demonstrated an ability to successfully integrate acquired publications and improve their performance through sound management, including revenue generating and direct cost saving initiatives. Given our scale, we see significant opportunities to continue our acquisition and integration strategy within the highly fragmented local media industry.

As of June 30, 2007, we operated in 338 markets across 20 states. A key element of our business strategy is geographic clustering of publications to realize operating efficiencies and provide consistent management. We share best practices across our organization, giving each publication the benefit of revenue producing and cost saving initiatives. We centralize functions such as ad composition, bookkeeping and production and give each publication in a cluster access to top quality production equipment, which we believe enables us to cost-efficiently provide superior products and service to our customers. In addition, our size allows us to achieve economies of scale in the purchase of insurance, newsprint and other supplies. We believe that these advantages, together with the generally lower overhead costs associated with operating in small and midsize markets, allow us to generate high operating profit margins.

Our advertising revenue tends to be stable and recurring because of our geographic diversity, with our revenues coming from markets across 20 states, the large number of products we publish and our fragmented, diversified local advertising customer base. Local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels in which to reach the local audience. We are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting, real estate and automotive categories, which are generally more sensitive to economic conditions.

Industry Overview

We operate in what is sometimes referred to as the “hyper-local” or community market within the media industry. Media companies that serve this segment provide highly focused local content and advertising that is generally unique to each market they serve and is not readily obtainable from other sources. Local publications include community newspapers, shoppers, traders, real estate guides, special interest magazines and directories. Due to the unique nature of their content, community publications compete to a limited extent for advertising customers with other forms of media, including: direct mail, directories, radio, television, outdoor advertising and the internet. We believe that local publications are the most effective medium for retail advertising, which emphasizes the price of goods, in contrast to radio and broadcast and cable television, which are generally used for image advertising.

Locally focused media in small and midsize communities is distinct from national and urban media delivered through outlets such as television, radio, metropolitan and national newspapers and the internet. Larger media outlets tend to offer broad based information to a geographically scattered audience. In contrast, locally oriented media outlets deliver a highly focused product that is often the only source of local information. Our segment of the media industry is also characterized by high barriers to entry, both economic and social. Small and midsize communities can generally only sustain one newspaper. Moreover, the brand value associated with long-term reader and advertiser loyalty, and the high start-up costs associated with developing and distributing content and selling advertisements, help to limit competition. Companies within the industry generally produce stable revenues and operating profit margins as a result of these competitive dynamics and the value created for advertisers by hyper-local content and community relationships.

Industry Fragmentation

The U.S. community newspaper industry is large and highly fragmented. According to Dirks, Van Essen & Murray, there are more than 1,400 daily newspapers in the United States. More than 1,200, or approximately 85%, of these newspapers have daily circulation of less than 50,000, which we generally define as local or community newspapers.

Circulation	Dailies	% of Total
More than 100,000	104	7.1%
50,001 to 100,000	109	7.5
10,001 to 50,000	615	42.2
Less than 10,000	629	43.2

Total	1,457	100.0%
Total 50,000 and Under	1,244	85.4%

Source: Dirks, Van Essen & Murray.

According to Dirks, Van Essen & Murray, there are only 12 companies that own more than 25 daily newspapers each and only five (including GateHouse) that own more than 50. Of the approximately 380 owners of daily newspapers in the United States, more than 350, or 93%, own less than 10 newspapers each. We believe this fragmentation provides significant consolidation opportunities in the community newspaper industry. We also believe that fragmentation and significant acquisition opportunities exist in complementary hyper-local businesses such as directories, traders, direct mail and locally focused websites.

We believe our community based publications exhibit a more stable financial profile than suburban and national publications. According to the 2005 Inland Cost & Revenue Study, small and midsized newspapers have exhibited more stable newspaper revenue growth than larger suburban and national newspapers as reflected by the compounded annual growth rates (“CAGR”) demonstrated below.

Advertising Market

In 2006, the entire U.S. advertising market generated approximately $292 billion in revenue. We believe the locally oriented segment generated approximately $101 billion, or 35%, of this revenue.

U.S. Advertising Expenditures by Media Category(1)

Media Category	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
	(in millions)
Newspapers:
Retail (Local)	$18,099	$18,344	$19,242	$20,331	$20,907	$21,409	$20,679	$20,994	$21,341	$22,012	$22,187	$22,121
Classified (Local)	13,742	15,065	16,773	17,873	18,650	19,608	16,622	15,898	15,801	16,608	17,312	16,986

Total Newspapers (Local)	31,841	33,409	36,015	38,204	39,557	41,017	37,301	36,892	37,142	38,620	39,499	39,107
National	4,251	4,667	5,315	5,721	6,732	7,653	7,004	7,210	7,797	8,083	7,910	7,505

Total Newspapers	36,092	38,076	41,330	43,925	46,289	48,670	44,305	44,102	44,939	46,703	47,409	46,612

Direct Mail	32,866	34,509	36,890	39,620	41,403	44,591	44,725	46,067	48,370	52,191	55,218	58,642
Broadcast TV	32,720	36,046	36,893	39,173	40,011	44,802	38,881	42,068	41,932	46,264	44,293	46,880
Cable TV	5,108	6,438	7,237	10,340	12,570	15,455	15,736	16,297	18,814	21,527	23,654	25,025
Radio	11,470	12,412	13,794	15,430	17,681	19,848	18,369	19,409	19,603	20,013	20,071	20,143
Magazines	8,580	9,010	9,821	10,518	11,433	12,370	11,095	10,995	11,435	12,247	12,847	13,168
Yellow Pages	10,176	10,731	11,423	12,003	12,825	13,524	14,384	14,584	14,906	15,486	15,970	16,453
Outdoor	3,500	3,760	4,047	4,413	4,832	5,235	5,193	5,232	5,504	5,834	6,301	6,805
Business Papers	3,559	3,808	4,109	4,232	4,274	4,915	4,468	3,976	4,004	4,072	4,170	4,195
Internet	—	267	907	1,920	4,621	8,087	7,134	6,010	7,267	9,626	12,542	16,800
Miscellaneous(2)	20,943	22,560	23,940	28,500	28,490	32,083	29,895	30,730	31,990	34,645	35,692	37,321

Total Local	68,753	73,347	78,635	85,902	89,849	95,590	90,141	92,124	93,927	98,020	99,857	101,039
Total National	96,261	104,270	111,756	124,172	134,580	153,990	144,044	147,346	154,837	170,588	178,310	191,005

Total	$165,014	$177,617	$190,391	$210,074	$224,429	$249,580	$234,185	$239,470	$248,764	$268,608	$278,167	$292,044

(1)	Sources: Newspaper Association of America, Television Bureau of Advertising, Radio Advertising Bureau, Simba, Outdoor Advertising Association of America, Interactive Advertising Bureau and Company estimates.
(2)	Media category includes weekly newspaper advertising, point of purchase advertising, free shoppers and other non-regularly measured local media.

The primary sources of advertising revenue for local publications are small businesses, corporations, government agencies and individuals who reside in the market that a publication serves. By combining paid circulation publications with total market coverage publications such as shoppers and other specialty publications (tailored to the specific attributes of a local community), local publications are able to reach nearly 100% of the households in a distribution area. As macroeconomic conditions in advertising change due to the internet and the wide array of available information sources, we have seen mass advertisers shift their focus toward targeted local advertising. Moreover, in addition to printed products, the majority of local publications have an online presence that further leverages the local brand and ensures higher penetration into a given market.

The Internet

The time spent online each day by media consumers continues to grow rapidly and newspaper web sites offer a wide variety of content providing comprehensive, in-depth and up to the minute coverage of news and current events. The ability to generate, publish and archive more news and information than most other sources has allowed newspapers to produce some of the most visited sites on the internet.

Local publications are well positioned to capitalize on their existing market franchise and grow their total audience base by publishing proprietary local content online. Local online media sites now include classifieds, directories of business information, local advertising, databases and most recently, audience-contributed content. This additional community-specific content will further extend and expand both the reach and the brand of the publications with readers and advertisers.

According to a Belden Associates study of local news web sites released in May 2006, building a strong local online business extends the core audience of a local publication an average of 13% to 15%. Market-based telephone surveys by the same group put that extended reach estimate as high as 19%. The site study also showed that the two primary drivers attracting visitors to a local media site were sections displaying “Local news of the day” and “Breaking news.”

The opportunity created by the extension of the core audience makes local online advertising an attractive complement for existing print advertisers while opening up new opportunities to attract local advertisers that have never advertised with local publications. In addition, we believe that national advertisers have an interest in reaching buyers on a hyper-local level and, although they typically are not significant advertisers in community publications, the internet offers them a powerful medium to reach targeted local audiences.

Circulation

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.5% since 1996 and 0.8% during the three year period from 2002 to 2004. Unlike daily newspapers, total circulation of weekly publications has increased at an average annual rate of 1.0% over the same period. The charts below presents industry circulation trends from 1996 through 2005.

Our Strengths

We believe some of our most significant strengths are:

High Quality Assets with Dominant Local Franchises.    Our publications benefit from a long history in the communities we serve as the leading, and often sole provider of comprehensive and in-depth local content. This has resulted in strong reader loyalty which is highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of local markets. In addition, our markets are generally not large enough to support a second newspaper and our local news gathering infrastructures, sales networks and relationships would be time consuming and costly to replicate. As a result, we face limited competition in most of our markets.

Superior Value Proposition for Our Advertisers.    Our publications provide a cost effective means for advertisers to reach the customers they covet due to our strong reader loyalty and high audience penetration rates. We offer advertisers several alternatives (dailies, weeklies, shoppers online and niche publications) to reach consumers and to tailor the nature and frequency of their marketing messages. The concentrated local focus of our portfolio provides advertisers with a targeted audience with whom they can communicate directly, thereby maximizing the efficiency of their advertising spending. Our combined product offerings give local advertisers strong local market reach.

Stable and Diversified Advertising Revenue Base.    Our advertising revenue tends to be stable and recurring for several reasons. First, we have a fragmented and diversified advertising customer base in our local markets. As of June 30, 2007, we served over 173,000 business advertising accounts in our publications, and our top 20 advertisers contributed less than 5% of our pro forma total revenue in 2006, with the largest advertiser contributing less than 1%. In addition, over 1.8 million classified advertisements were placed in our publications in 2006. Additionally, over 1.2 million and 750,000 classified advertisements were placed in 2006 in the publications we acquired from Copley and Gannett, respectively. Second, having operations in 338 markets across 20 states (as of June 30, 2007) helps to limit our exposure to location-specific economic downturns, as there is no significant correlation between the performance of any two of our operating clusters. Third, the large number and diversity of our publications also contributes to the stability of our operations, with our largest publication, The Patriot Ledger, contributing only 6.4% of our pro forma total revenues in 2006. Finally, over 94% of our pro forma total advertising revenue in 2006 was derived from local advertising, which tends to be less volatile than national and major account advertising.

Scale Yields Higher Operating Profit Margins and Allows Us to Realize Operating Synergies.    Our size facilitates our clustering strategy, which allows us to realize operating efficiencies. We believe we achieve higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and by implementing revenue initiatives across a broader local footprint in a geographic cluster. Our scale enables us to centralize our corporate and administrative operations and spread costs over a larger number of publications. We also benefit from economies of scale in the purchase of insurance, newsprint and other supplies and equipment.

Strong Financial Profile Generates Significant Cash Flow.    Our business generates significant recurring cash flow due to our stable revenue, operating profit margins, low capital expenditures and working capital requirements and currently favorable tax position.

Strong Track Record of Acquiring and Integrating New Assets.    We have created a national platform for consolidating local media businesses and have demonstrated an ability to improve the performance of the publications we acquire through sound management, including revenue generating and direct cost saving initiatives. Since 1998 and through December 31, 2006, we have invested over $684.0 million to acquire 278 publications in 42 transactions that contributed an aggregate of 73.2% of our total revenue in 2006. In addition, from January 1, 2007 through June 30, 2007, we have invested $1.0 billion to acquire an additional 65 publications. Our SureWest Acquisition has expanded our portfolio to include four yellow page directories in and around the Sacramento, California area. By implementing revenue generating initiatives and leveraging the economies of scale inherent in our clustering strategy, we increased trailing 12-month Adjusted EBITDA at those publications from $59.1 million at the time of acquisition to $67.0 million in 2006.

Experienced Management Team.    Our senior management team is comprised of executives who have an average of over 20 years of experience in the media industry. Our executive officers have a successful track record of growing businesses organically and identifying and integrating acquisitions. In addition, we have developed strong publishers at individual newspapers who are established in their local communities and are responsible and accountable for the day-to-day performance of the business. Many of our current publishers have been with us since we were formed in 1997.

Our Strategy

We plan to grow our revenue and cash flow per share through a combination of (i) organic growth in our existing portfolio, (ii) disciplined acquisitions of additional assets and operating companies within the highly fragmented local media industry and (iii) the realization of economies of scale and operating efficiencies. The key elements of our strategy are:

Maintain Our Dominance in the Delivery of Proprietary Content in Our Communities. We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere.

Pursue a Disciplined and Accretive Acquisition Strategy in Existing and New Markets. The local media industry is highly fragmented and we believe we have a strong platform for creating additional shareholder value. We evaluate acquisitions on an ongoing basis and intend to pursue acquisitions of locally focused media businesses, including directories (where we have made a recent acquisition), traders, direct mail and web site operators, that are accretive to our cash flow. We continue to have a disciplined approach to acquisitions and are likely to pursue only acquisitions that are additive to our existing clusters, or are large enough to form the basis of a new cluster, or provide a platform for entry into new markets or locally focused media products. From time to time, we are in discussions with potential acquisition candidates and, although we are not party to any definitive agreements relating to any material acquisitions, individually or in the aggregate, we are currently participating in competitive sales processes for several companies that meet our acquisition criteria, some of which could be significant. There can be no assurance that we will succeed in acquiring any of these companies.

Leverage Benefits of Scale and Clustering to Increase Cash Flows and Operating Profit Margins. We intend to continue to take advantage of geographic clustering to realize operating and economic efficiencies in areas such as labor, production, overhead, raw materials and distribution costs. We believe we will be able to increase our cash flows and expand our operating profit margins as we streamline and further centralize purchasing and administrative functions and integrate acquired properties.

Introduce New Products or Modify Our Products to Enhance the Value Proposition for Our Advertisers. We believe that our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products to address the evolving interests and needs of our readers and advertisers. These products are often specialty publications that address specific interests such as employment, healthcare, hobbies and real estate. In addition, we intend to capitalize upon our unique position in local markets to introduce other marketing oriented products such as directories (where we have made a recent acquisition), shoppers and other niche publications in both online and printed format in order to further enhance our value to advertisers.

Pursue a Content-Driven Internet Strategy. We believe that we are well-positioned to increase our online penetration and generate additional online revenues due to our ability to deliver unique local content and our relationships with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and advertising market share in each of the communities we serve. We expect that centralizing our technology and building a network of websites will allow us to aggregate classified advertisements and build online classified products in areas such as real estate, automotive and recruitment. We will also have the ability to sell online display advertising locally and nationally. Finally, we will generally be able to share content across our organization within this network. This gives each of our publications access to technology, online management expertise, content and advertisers that they could not obtain or afford if they were operating independently.

Increase Sales Force Productivity. We aim to increase the productivity of our sales force and, in turn, advertising revenues. Our approach includes ongoing company-wide training of sales representatives and sales managers with training programs that focus on strengthening their ability to gather relevant demographic information, present to customers, effectively utilize time and close on sales calls. Our training includes sharing “best practices” of our most successful account representatives. Finally, for managers, we have created a “train the trainer” program to enable our clusters to effectively propagate our training programs. We will regularly evaluate the performance of our sales representatives and sales management and implement contests and other incentive compensation programs. We will also regularly evaluate our advertising rates to ensure that we are maximizing revenue opportunities.

Products

Our product mix currently consists of four publication types: (i) daily newspapers, (ii) weekly newspapers, (iii) shoppers and (iv) niche publications. Key characteristics of each of these types of publications are summarized in the table below. In addition through our recent SureWest Acquisition, completed in the first quarter of 2007, we have also increased the number of online and print telephone directories in our product mix.

	Daily Newspapers	Weekly Newspapers	Shoppers	Niche Publications
Cost:	Paid	Paid and free	Paid and free	Paid and free

Distribution:	Distributed four to seven days per week	Distributed one to three days per week	Distributed weekly	Distributed weekly, monthly or on annual basis

Format:	Printed on newsprint, folded	Printed on newsprint, folded	Printed on newsprint, folded or booklet	Printed on newsprint or glossy, folded, booklet, magazine or book

Content:	50% editorial (local news and coverage of community events, some national headlines) and 50% ads (including classifieds)	50% editorial (local news and coverage of community events, some national headlines for smaller markets which cannot support a daily newspaper) and 50% ads (including classifieds)	Almost 100% ads, primarily classifieds, display and inserts	Niche content and targeted ads (e.g., Chamber of Commerce city guides, tourism guides and special interest publications such as, seniors, golf, real estate, calendars and directories)

Income:	Revenue from advertisers, subscribers, rack / box sales	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only, provide 100% market coverage.	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only, provide 100% market coverage	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only

Internet Availability:	Available online	Major publications available online	Major publications available online	Selectively available online

A list of our dailies, weeklies, shoppers and directories in each of our geographic regions is attached as Annex A to this prospectus. We also operate over 245 related websites. A list of such websites is attached as Annex B to this prospectus.

Overview of Operations

We operate in five geographic regions: Northeast, Western, Northern Midwest, Southern Midwest and Atlantic.

The following tables sets forth information regarding our publications.

	Number of Publications			Circulation(1)
Operating Region	Dailies	Weeklies	Shoppers	Paid	Free	Total Circulation
Northeast	8	113	12	389,000	897,000	1,286,000
Western	19	68	32	267,000	460,000	727,000
Northern Midwest	18	15	27	107,000	463,000	570,000
Southern Midwest	19	24	25	76,000	379,000	455,000
Atlantic	12	22	27	170,000	429,000	599,000

Total	76	242	123	1,009,000	2,628,000	3,637,000

(1)	Circulation statistics are estimated by our management as of March 31, 2007, except that audited circulation statistics, to the extent available, are utilized as of the audit date.

Northeast Region. We are one of the largest community newspaper publishers in New England by number of daily publications, serving 160 communities in markets across eastern Massachusetts. All of our current Northeast publications are located in the Boston Designated Market Area (“DMA”), including eight daily and 113 weekly newspapers, 12 shoppers and numerous specialty publications serving a contiguous market area north, west and south of Boston, extending through Cape Cod. Our three largest daily newspapers are located in our Northeast region: The Patriot Ledger (founded in 1837 with circulation of 52,638), the Enterprise (founded in 1880 with circulation of 31,351) and the MetroWest Daily News (founded in 1897 with circulation of 22,705).

Many of the towns within our Northeast region were founded in the 1600s and our daily and weekly newspapers in the region have long been institutions within these communities. In fact, our Northeast region has 34 daily and weekly newspapers that are over 100 years old.

Our publications serve some of the most demographically desirable communities in New England. The Boston DMA is the fifth largest market in the United States with 2.4 million households and 6.2 million people, and ranks first nationally in concentration of colleges and universities.

Massachusetts boasts nearly one million households in the region earning greater than $75,000, and a 62% homeownership rate. This upscale demographic provides a desirable market for advertisers. According to Scarborough Research, daily newspaper readership in the top 10 DMA’s reaches 70% of the market in a 5-day cumulative audience. We reach 1.7 million readers in the Eastern Massachusetts market.

The Boston DMA has a strong retail base and is home to a number of large regional malls including the South Shore Plaza, the largest retail shopping center in New England. Retail sales in the Boston market totaled $121 billion in 2006, making this concentrated area an important market for local and national advertisers alike.

Boston also is widely recognized as an employment center for leading growth industries such as technology, biotechnology, healthcare and higher education. Many of the region’s leading employers are located in the communities served by our Northeast region’s publications. Thus, residents can work and shop close to home, making the news, information and local advertising provided by our publications integral to their lives.

The following table sets forth information regarding our publications and production facilities in the Northeast region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Massachusetts	8	113	12	5

In the second quarter of 2007, we acquired an additional two daily and one weekly newspaper, as well as four shopper publications in the Northeast region, with an aggregate circulation of approximately 182,000. Also during the second quarter of 2007, we acquired two additional production facilities. In connection with the agreement to sell several publications in Huntington, West Virginia, one daily, two shopper publications and one production facility have been classified as held for sale. The sale is expected to be consummated before the end of August 2007 and is subject to regulatory approval and customary closing conditions.

Western Region. Our Western region encompasses Illinois, parts of Minnesota, California, Colorado, Arizona and Wisconsin and a total of 19 daily and 68 weekly newspapers and 32 shoppers. In addition to a geographic mix, we benefit from a diverse economic and employment base across the region.

We are the largest newspaper publishing company in Illinois by number of daily publications, with 15 daily and 48 weekly newspapers and 21 shoppers. The majority of our publications in Illinois are published in three main clusters that serve southern Illinois, west central Illinois and northwest suburban Chicago. Each of our 84 publications is published at one of the nine press plants we operate across the state.

The southern Illinois cluster is anchored by the 22,813 paid circulation weekly SI Trader, and eight daily newspapers serving contiguous communities with a combined 21,719 daily circulation. The grouping of these publications, as well as the complementary weekly offerings, provides advertisers with the opportunity for total market coverage at cost effective rates. Located approximately 110 miles from St. Louis, Missouri, this cluster’s communities include two universities, multiple healthcare facilities, manufacturing and agricultural employers and the 119-store Central Mall in Marion, Illinois.

Our western Illinois cluster has grown from two dailies and two shoppers at our inception to 18 publications located in Aledo, Canton, Galesburg, Geneseo, Kewanee, Macomb, Monmouth and Pekin. This cluster includes five dailies, six weeklies and seven shoppers. This region is characterized by its colleges and universities such as Knox College, Bradley University, Monmouth College and Western Illinois University and local employers such as Caterpillar, John Deere, Monsanto, Pioneer and Archer Daniels Midland. In addition, the Coast Guard and National Guard each maintain bases in the area. The proximity of the communities in this cluster allows for combination advertising sales in the area.

Our suburban Chicago cluster publishes 24 weekly newspapers and 1 shopper publication in the affluent southern and western suburbs of Chicago. This group was built through a series of five acquisitions and the subsequent centralization of back-office functions. The Chicago cluster is home to a number of Fortune 500 companies, including Boeing, Kraft Foods, Walgreen, Sears, McDonalds and Motorola.

In April 2004, we acquired Independent Delivery Service (“IDS”) in the suburban Chicago cluster. IDS is a door-to-door distribution service that offers a cost effective method for large or small businesses to deliver their advertising messages. IDS specializes in door hangers, newspapers, product samples, flyers, community guides, advertising circulars, catalogs, phone directories and newsletters. IDS offers targeted delivery to over 2 million households per week in nine counties in our suburban Chicago cluster. Prior to the acquisition, we were an IDS customer, with over 3 million newspapers delivered annually. This acquisition enables us to control delivery in this cluster to cost-effectively launch new products.

The southwest Minnesota cluster, near Marshall and Mankato, was built through a 1999 acquisition of seven weeklies and four shoppers in the cities of Cottonwood, Granite Falls, Montevideo, Redwood Falls, St. James, Sleepy Eye and Wabasso. Following the initial acquisition, we acquired two additional weeklies and, in 2003, launched shopper publications in three markets. Each of the weekly publications serves an independent community with a population of less than 10,000 people who rely almost entirely on our publications for their local news. The printing for a majority of these publications has been consolidated to one print plant in Montevideo, Minnesota. Local employers include Schwan Food Company, Archer Daniels Midland and Southwest State University. The cluster includes numerous other colleges and universities, including Minnesota State College-Mankato, Gustavus Adolphus College and Rasmussen College. There is also a diverse mix of local retailers, including several automobile dealerships and supermarkets, national chains and mass merchants.

In Colorado, we operate a daily newspaper and two weekly newspapers in Telluride and the surrounding area and a daily newspaper along with an agricultural publication in LaJunta. As a high-end tourism destination, the Telluride market has an attractive demographic and growth profile.

Three of our weeklies in California are located in the Mt. Shasta area of northern California, where tourism is a major economic force. We also operate a daily in Yreka and a weekly newspaper in Gridley, which is currently experiencing significant growth due to migration from Sacramento. Our daily newspaper in Ridgecrest serves a growing community that includes the China Lake naval base.

The following table sets forth information regarding our publications and production facilities in the Western region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Illinois	15	48	21	9
Southern Minnesota	0	7	4	1
California	2	5	5	3
Colorado	2	5	1	1
Arizona	0	2	1	1
Wisconsin	0	1	0	0

Total	19	68	32	15

In the second quarter of 2007, we acquired an additional five daily and two weekly newspapers as well as five shopper publications in the Western region with an aggregate circulation of approximately 386,000. Also, during the second quarter of 2007, we acquired five additional production facilities.

Northern Midwest Region. Our Northern Midwest region comprises 18 daily and 15 weekly newspapers and 27 shoppers spanning seven states: Michigan, parts of Minnesota, North Dakota, Iowa, Nebraska, Kansas and parts of Missouri. Each of our daily newspapers and five of our weeklies in the Northern Midwest region serve communities located in a county seat. Our daily and weekly news products in this region average more than 100 years in continuous operation and our shopper publications are among the first ever published, with histories dating to the early 1960s.

The communities we serve in our Northern Midwest region are largely rural but also support educational institutions, government agencies (including prisons and military bases), tourism, veterinary medicine and ethanol manufacturing. The area is also strong in the automotive (including recreational vehicles), boat, home construction products and furniture manufacturing sectors.

The greatest concentration of circulation and market presence in our Northern Midwest region is in northern Missouri where we operate seven daily and one weekly newspaper and nine shoppers. We cover the 19,000 square mile area from Hannibal, on the state’s eastern border, to the western border and from Columbia in the south to the Iowa border in the north. Local employers include the University of Missouri and other colleges, local and federal governments, State Farm Insurance and 3M.

We also have a presence in southern Michigan where three of our dailies—Adrian, Coldwater and Sturgis—along with three weeklies and five shoppers blanket the south central portion of the state and into Indiana. The 14,929-circulation Adrian Daily Telegram is the flagship publication of the group. This area has several large employers, including Delphi, ConAgra, Tecumseh Products, Kellogg and Jackson State Prison, and a number of colleges and universities.

Our Kansas City cluster includes seven publications (two daily and two weekly newspapers and three shoppers) located in the eastern Kansas cities of Leavenworth, Kansas City and Shawnee. The Leavenworth Times was one of our original daily newspapers and the balance of the cluster was acquired afterward. In addition, we launched our military publication, The Fort Leavenworth Lamp, in Fort Leavenworth. The Kansas City cluster, with a population over 700,000, is home to several prominent companies, including Hallmark, H&R Block and Interstate Bakeries and to the University of Kansas.

We also have clusters in and around Grand Forks, North Dakota (home to the Grand Forks Air Force Base and the University of North Dakota) and near Mason City, Iowa, where Cargill, ConAgra, Kraft, Winnebago and Fort Dodge Animal Health, a division of Wyeth, each maintain significant operations.

The following table sets forth information regarding our publications and production facilities in the Northern Midwest region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Michigan	6	4	8	5
Minnesota	1	1	2	2
North Dakota	1	0	1	1
Iowa	1	5	3	1
Nebraska	0	2	1	1
Kansas	2	2	3	1
Northern Missouri	7	1	9	5

Total	18	15	27	16

Southern Midwest Region. Our Southern Midwest region comprises 19 daily and 24 weekly newspapers and 25 shoppers in parts of Missouri, Kansas, Arkansas and Louisiana.

Our southern Missouri operations are clustered around Lake of the Ozarks and Joplin. Located midway between Kansas City and St. Louis and approximately 90 miles from Springfield, Missouri, Lake of the Ozarks has benefited from significant retail expansion, including many new businesses that advertise in our publications, tourism and an influx of second home residents over the last several years. Our three daily and seven weekly newspapers and eight shoppers that serve the Lake of the Ozarks area reach approximately 165,000 people.

The Joplin cluster is located in southwest Missouri and produces two daily and two weekly newspapers and four shoppers that serve a population of approximately 170,000. There are several colleges and universities in the area, a National Guard Fort and several large medical centers in addition to a diverse mix of retail businesses, including the 120-store Northpark Mall.

The Wichita cluster, with a population of approximately 600,000 people, consists of six dailies, three weeklies and five shoppers in the towns of Augusta, Derby, El Dorado, Pratt, Wellington and McPherson near Wichita, Kansas. The clustering of the small dailies in this area allows the group to sell advertisers a package providing access to multiple communities. Major aircraft manufacturers Boeing, Bombardier, Cessna and Raytheon have facilities nearby and McConnell Air Force Base is a key component of the local economy.

In Louisiana, we have an operating cluster in the southwestern part of the state, located between Lake Charles and Alexandria. This cluster consists of six publications located in the cities of Leesville, Sulpher, DeRidder and Vinton. A new press configuration has increased the quality of our products in the area and provides an opportunity for additional commercial print revenue. Local employers include major manufacturers such as Alcoa, Firestone, International Paper and Proctor & Gamble. We also expect the return of military personnel to the recently reopened Fort Polk base to drive revenue at our Guardian publication.

Our Baton Rouge cluster is a relatively new cluster developed through a series of acquisitions. The group consists of four weeklies and three shoppers in the southeastern Louisiana cities of Donaldsville, Gonzales, Pierre Part and Plaquemine. Numerous petrochemical companies such as BASF, Exxon Mobil and Dow Chemical, plus universities including Louisiana State University, support the local economies.

The following table sets forth information regarding our publications and production facilities in the Southern Midwest region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Southern Missouri	5	12	10	2
Kansas	6	3	5	2
Louisiana	4	5	6	3
Arkansas	4	4	4	2

Total	19	24	25	9

In the second quarter of 2007, we acquired an additional three daily and one weekly newspapers, as well as two shopper publications in the Southern Midwest region with an aggregate circulation of approximately 215,000. Also, during the second quarter of 2007, we acquired two additional production facilities.

Atlantic Region. Our holdings in New York, Pennsylvania and West Virginia are anchored by two clusters, one in the area around Honesdale in northeastern Pennsylvania and the other in the area around Corning and Hornell in southwestern New York. Virtually all of our 12 dailies in the Atlantic region date back more than 125 years.

Our Honesdale cluster, approximately 30 miles from Scranton, Pennsylvania, consists of six publications in the cities of Carbondale, Honesdale and Hawley, Pennsylvania, along with Liberty, New York, located just across the Delaware River to the east. The cluster was created from our daily and shopper operations in Honesdale and later supplemented by the acquisition of weeklies and shoppers in Carbondale and Liberty. Tourism is a resurgent growth industry in and around this cluster, highlighted by ongoing development in the Pocono Mountains, the Delaware River Valley and Lake Wallenpaupack, near Hawley, Pennsylvania. This area also enjoys a stable housing and job market, due in part to its proximity to the greater Scranton-Wilkes Barre metropolitan area. Local employers include General Dynamics, Blue Cross/Blue Shield, Commonwealth Telephone and various colleges and universities, medical centers and governmental agencies.

In southwestern New York, our operations are centered around four publications based in Steuben County. In Corning, The Leader, a recently acquired 11,208 circulation daily newspaper, dominates the eastern half of the county and shares its hometown namesake with Corning Incorporated. Due to Corning Incorporated’s presence, this has become a vibrant retail community. The Hornell Evening Tribune circulates daily throughout the western half of the county. Situated directly between these two dailies in the county seat of Bath is the 10,800 circulation Steuben Courier, a free-distribution weekly. The Hornell-Canisteo Penn-E-Saver, a standalone shopper, solidifies this flagship group.

We also have a strong presence in the print advertising markets in three other New York counties that surround Steuben. In Allegany County to the west, the Wellsville Daily Reporter and its shopper, the Allegany County Pennysaver, cover most households. In Livingston County to the north, the Dansville-Wayland Pennysaver, the Geneseeway Shopper and the Genesee Country Express complement one another with combined circulation of over 23,000. In Yates County to the north and east, The Chronicle-Express and Chronicle Ad-Visor shopper distribute weekly to approximately 16,000 households centered around the county seat of Penn Yan.

In nearby Chemung County, the 26,000 circulation Horseheads Shopper anchors our presence in this area, along with the Morning Times in Sayre, Pennsylvania. The majority of the southwestern New York cluster parallels future Interstate 86 across the central Southern Tier of New York State, which is benefiting from continued improvement and expansion under an omnibus federal highway appropriations bill. Moreover, the cluster has several colleges and universities nearby, including Cornell University, Ithaca College, Elmira College and Houghton College. In addition to the clustered publications, we have several strong standalone newspapers in the Atlantic region with total circulation of approximately 135,000. Our standalone daily publications in Waynesboro, Pennsylvania and Herkimer, New York, are complemented by at least one other GateHouse publication nearby, allowing for printing synergies and cross-selling opportunities.

The following table sets forth information regarding our publications and production facilities in the Atlantic region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
New York	7	16	23	6
Pennsylvania	4	4	2	3
West Virginia	1	2	2	2

Total	12	22	27	11

In the second quarter of 2007, we acquired an additional daily and two weekly newspapers as well as one shopper publication in the Atlantic region with an aggregate circulation of approximately 144,000. Also, during the second quarter of 2007, we acquired an additional production facility.

Directories.    The core of our directory portfolio is comprised of the four yellow page directories acquired in the SureWest Acquisition, which are located in and around the Sacramento, California area. The four directories have an aggregate circulation of approximately 583,500 and service Roseville, Greater Sacramento, Auburn/Grass Valley/Nevada City and Folsom/El Dorado/Placerville, reaching four counties within the Sacramento region.

Our SureWest portfolio is highlighted by the Roseville and Greater Sacramento directories. The Roseville directory (with a circulation of approximately 300,000) has served the local Roseville community for over 90 years and has achieved more than 50% market share. The Greater Sacramento directory (with a circulation of approximately 200,000) targets its delivery to the highest income consumers in Sacramento covering approximately 800,000 people and a retail market of $2.2 billion.

The Sacramento region has experienced rapid economic expansion over the past decade due to its population growth and business development. Over the past 10 years, the region has increased to almost 2.2 million people, a growth rate of approximately 25%. The area boasts a diversified economy with both traditional economic activity (including significant government and government related business) and innovative business activity with the presence of prominent growing companies such as Hewlett Packard, Intel and Oracle. As a result, the area is increasingly characterized by sophisticated consumers with attractive wealth profiles. In addition, much of the area’s growth has been contributed by the professional and business services and leisure and hospitality sectors, which historically utilize directories advertising as a primary medium to market their products and services.

We also own three additional directories including two Michigan and Indiana phone guides servicing St. Joseph County, Michigan and LaGrange County, Indiana, and Branch County, Michigan and Steuben County, Indiana, respectively, and a yellow page directory based in Mt. Shasta, California.

Revenue

Our operations generate three primary types of revenue: (i) advertising, (ii) circulation (including single copy sales and home delivery subscriptions) and (iii) other (primarily commercial printing). In 2006, advertising, circulation and other revenue accounted for approximately 74%, 20% and 6%, respectively, of our pro forma total revenue. The contribution of advertising, circulation and other revenue to our total revenue in 2004, 2005 and 2006 and to pro forma total revenue in 2006 was as follows:

	Year ended December 31, 2004	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005	Non-GAAP Combined Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2006
	(Predecessor)	(Predecessor)	(Successor)		(Successor)	(Pro Forma)
	(in thousands)
Revenue:
Advertising	$148,291	$63,172	$88,798	$151,970	$238,721	$476,475
Circulation	34,017	14,184	19,298	33,482	52,656	129,920
Commercial printing and other	17,776	8,134	11,415	19,549	23,553	37,459

Total revenue	$200,084	$85,490	$119,511	$205,001	$314,930	$643,854

Advertising

Advertising revenue is the largest component of our revenue, accounting for approximately 74%, 74% and 76% of our total revenue in 2004, 2005 and 2006, respectively, and 74% of our pro forma total revenue in 2006. We categorize advertising as follows:

•	Local Display—local retailers, local accounts at national retailers, grocers, department and furniture stores, auto dealers, niche shops, restaurants and other consumer related businesses.

•	Local Classified—local employment, automotive, real estate and other advertising.

•	National—national and major accounts such as wireless communications companies, airlines and hotels.

We believe that our advertising revenue tends to be more stable than the advertising revenue of large metropolitan and national print media because we rely primarily on local rather than national advertising. We generally derive 95% of our advertising revenue from local advertising (both local display and local classified) and only 5% from national advertising. Local advertising tends to be less sensitive to economic cycles than national advertising as local businesses generally have fewer effective advertising channels through which to reach their customers. We are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting, real estate and automotive categories, which are generally more sensitive to economic conditions.

Our advertising rate structures vary among our publications and are a function of various factors, including local market conditions, competition, circulation, readership and demographics. Our corporate management works with our local newspaper management to approve advertising rates and a portion of our publishers’ compensation is based upon increases in advertising revenue. We share advertising concepts throughout our network of publishers and advertising managers, enabling them to utilize advertising products and sales strategies that are successful in other markets we serve.

Substantially all of our advertising revenue is derived from a diverse group of local retailers and local classified advertisers, resulting in very limited customer concentration. No single advertiser accounted for more than 1% of our pro forma total revenue in 2006 or our total revenue in 2004, 2005 or 2006, and our 20 largest advertisers accounted for less than 5% of our pro forma total revenue in 2006.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first quarter is, historically, our weakest quarter of the year in terms of revenue. Correspondingly, our fourth fiscal quarter is, historically, our strongest quarter, because it includes heavy holiday season advertising. We expect that this seasonality will continue to affect our advertising revenue in future periods.

Circulation

Our circulation revenue is derived from home delivery sales to subscribers and single copy sales at retail stores and vending racks and boxes. As of June 30, 2007 we owned 87 paid daily publications that range in circulation from approximately 1,000 to over 65,000 and 197 paid weekly publications that range in circulation from approximately 1,000 to 33,000. Circulation revenue accounted for approximately 17%, 16% and 17% of our total revenue in 2004, 2005 and 2006, respectively, and 20% of our pro forma total revenue in 2006.

Subscriptions are typically sold for three- to twelve-month terms and often include promotions to extend the average subscription period. We implement marketing programs to increase readership through subscription and single copy sales, including Company-wide and local circulation contests, door-to-door sales and strategic alliances with local schools in the form of “Newspapers in Education” programs. In addition, since the adoption of the Telemarketing Sales Rule by the Federal Trade Commission in 2003, which created a national “do not call” registry, we have increased our use of “EZ Pay” programs, door to door sales, kiosks, sampling programs, in-paper promotions and online promotions to increase our circulation.

We encourage subscriber use of EZ Pay, a monthly credit card charge and direct bank debit payment program, which has led to higher retention rates for subscribers. We also use an active stop-loss program for all expiring subscribers. Additionally, in order to improve our circulation revenue and circulation trends, we periodically review the need for quality enhancements, such as:

•	Upgrading and expanding printing facilities and printing presses.

•	Increasing the use of color and color photographs.

•	Improving graphic design, including complete redesigns.

•	Developing creative and interactive promotional campaigns.

•	Converting selected newspapers from afternoon to morning publications.

•	Converting selected publications from free circulation to paid and vice versa.

Other

We provide commercial printing services to third parties on a competitive bid basis as a means to generate incremental revenue and utilize excess printing capacity. These customers consist primarily of other publishers that do not have their own printing presses and do not compete with our publications. We also print other commercial materials, including flyers, business cards and invitations. Other sources of revenue, including commercial printing, accounted for approximately 9%, 10% and 7% of our total revenue in 2004, 2005 and 2006, respectively, and 6% of our pro forma total revenue in 2006.

Printing and Distribution

We operate 56 print facilities and have an additional print facility up for sale. We own 55 of these facilities (including the facility up for sale) and lease the remaining one. Each of our print facilities produces eight publications on average and is generally located within 60 miles of the communities it serves. Our publications are generally fully paginated using image-setter technology, which allows for design flexibility and high quality reproduction of color graphics. By clustering our production resources, we are able to reduce the operating costs of our publications while increasing the quality of our small and midsize market publications that would typically not otherwise have access to high quality production facilities. We believe our superior production quality is critical to maintaining and enhancing our position as the leading provider of local news coverage in the markets we serve.

The distribution of our daily newspapers is typically outsourced to independent, locally based, third-party distributors that also distribute a majority of our weekly newspapers and non-newspaper publications. In addition, certain of our shopper and weekly publications are delivered via the U.S. Postal Service.

Newsprint

We have been a member of a newsprint-buying consortium since March 2002 which enables our local publishers to obtain favorable pricing by purchasing newsprint from local mills at reduced rates negotiated by the consortium. As a result, we have generally been able to purchase newsprint at a price of $10 to $12 per metric ton below the market price. On August 1, 2006, we switched to a larger newsprint-buying consortium that will give us improved pricing and assurance of adequate supply as compared to our previous newsprint provider. We generally maintain a 30-day inventory of newsprint.

Historically, the market price of newsprint has been volatile, reaching a high of approximately $750 per metric ton in 1996 and a low of $410 per metric ton in 2002. The average market price of newsprint during 2006 was approximately $662 per metric ton but declined to $623 per metric ton in the first quarter of 2007.

In 2006, on a pro forma basis, we purchased approximately 88,000 metric tons of newsprint (including for commercial printing) and the cost of our newsprint consumption totaled approximately $58.8 million. Our newsprint expense generally averages less than 10% of total revenue, which compares favorably to larger, metropolitan newspapers.

Competition

Each of our publications competes for advertising revenue to varying degrees with direct mail, yellow pages, radio, outdoor advertising, broadcast and cable television, magazines, local, regional and national newspapers, shoppers and other print and online media sources. However we believe that barriers to entry are high in our markets due to our position as the preeminent source for local news and information therein, because our markets are generally not large enough to support a second newspaper and because our local news gathering infrastructures, sales networks and relationships would be time consuming and costly to replicate.

We provide our readers with community-specific content, which is generally not available from other media sources. Our direct and focused coverage of the market and our cost effective advertising rates relative to more broadly circulated metropolitan newspapers allow us to tailor an approach for our advertisers. As a result, our publications generally capture a large share of local advertising in the markets they serve.

The level of competition and primary competitors we face vary from market to market. The competitive environment in each of our operating regions is discussed in greater detail below.

Northeast Region. In the Northeast region, the Boston Globe, a metropolitan daily owned by the New York Times Company, competes with us throughout eastern Massachusetts. In addition, we compete in Massachusetts with more than 30 other weekly or daily newspaper companies (that publish a combined total of approximately 16 dailies and 50 weeklies), three major radio station operators, five local network television broadcasters, one cable company and numerous niche publications for advertising revenues. We believe that our publications generally deliver the highest household coverage in their respective markets.

Western Region. The Western region consists of 50 markets and we believe our publications are the dominant print advertising media in the vast majority of these markets. There are radio stations in or within 20 miles of every market we are in, but we do not believe that any of these radio station operators pose a significant competitive threat to our publications. Yellow page advertising is prevalent in all of our markets with either a local phone book or a regional phone book. We believe that, in most cases, yellow page advertising is geared more towards the professional services such as attorneys and doctors and not the local retail advertisers, as is the focus with our non-directory publications. In the Western region, we face regional competition with three of our daily newspapers in Illinois. Lee Enterprises has the Southern Illinoisan that is located in Carbondale. This is a regional newspaper that competes with our dailies in Marion, Benton, West Frankfort and DuQuoin. In all four of these cases, we believe our publications are the dominant local daily, but do compete on a regional basis with the larger dailies. We also compete with shoppers or weekly newspapers. This competition comes from small independent operators and we do not believe it is significant. We have very little television competition in the Western region because of our geographic location in relation to major markets. There are no local television affiliates in most of our markets.

Northern Midwest Region. In the Northern Midwest region, our only significant competition comes from regional television stations in Adrian, Michigan and Leavenworth, Kansas. We also face competition from dozens of other competitors such as other local daily and weekly papers and niche publications, as well as radio, other television stations, directories, direct mail and non-local internet websites, but none of these have proven to be significant.

Southern Midwest Region. In the Southern Midwest region, our major competition comes from regional daily newspapers, specifically: The Advocate in Baton Rouge, Louisiana; The American Press in Lake Charles, Louisiana; The Joplin Globe; and the Wichita Eagle. We also face competition from numerous other daily and weekly papers, local radio stations, shopping guides, directories and niche publications. We believe our publications tend to be the dominant publications in their market.

Atlantic Region. Daily newspapers owned by Gannett Publishing (The Star-Gazette in Elmira, NY; and the Chambersburg (PA) Public-Opinion) compete with us in several markets in the Atlantic region. We also face competition from other major newspaper companies in several other Atlantic region markets: Schurz Communication’s Hagerstown (MD) Herald-Mail; Times-Shamrock Company’s Scranton (PA) The Times-Tribune and Towanda Daily/Sunday Review; Community Newspaper Holdings, Inc.’s (“CNHI”) Sunbury Daily Item; Ogden-Nutting’s Williamsport Sun-Gazette; Newshouse Newspaper’s Syracuse Post-Standard; and CNHI’s Cumberland (MD) Times News. Our competitors in the Atlantic region also include numerous other daily and weekly newspapers, local radio stations, shopping guides, directories and niche publications. We believe our publications, many of which have an extensive history in the market, tend to be the dominant local publication. Competition in the Atlantic region tends to be based on penetration, demographic and quality factors, as opposed to price factors.

Management and Employees

The seven members of our executive management team have an average of over 20 years of industry experience and a long history of identifying, acquiring and improving the operations of acquired publications. Our executive management team has managed community newspapers in various economic cycles. We also have a seasoned team of managers at the local level, where our 105 publishers have an average of over 20 years of industry experience.

We had approximately 4,184 full-time equivalent employees, consisting of hourly and salaried employees. We employ union personnel at forty-six of our 439 core publications (less than 467 full-time equivalent employees). Accordingly, approximately 89% of our workforce is non-unionized. We believe that relations with our employees are generally good and we have had no work stoppages at any of our publications.

Environmental Matters

We believe that we are substantially in compliance with all applicable laws and regulations for the protection of the environment and the health and safety of our employees based upon existing facts presently known to us. Compliance with federal, state, local and foreign environmental laws and regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other related activities has had, and will continue to have, an impact on our operations, but has, since our incorporation in 1997, been accomplished without having a material adverse effect on our operations. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, based on information currently known to us and insurance procured with respect to certain environmental matters, we do not expect environmental costs or contingencies to be material or to have a material adverse effect on us. Our operations involve risks in these areas, however, and we cannot assure you that we will not incur material costs or liabilities in the future which could adversely affect us.

Properties

We operate 56 print facilities across the United States and have an additional print facility up for sale. We own 55 of these facilities and lease the remaining one. Our facilities range in size from approximately 500 to 55,000 square feet. Our executive offices are located in Fairport, New York, where we lease approximately 15,000 square feet under a lease terminating in June 2014.

We maintain our properties in good condition and believe that our current facilities are adequate to meet the present needs of our business. We do not believe any individual property is material to our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of March 31, 2007:

Name	Age	Position
Wesley R. Edens	45	Director (Chairman)
Michael E. Reed	40	Director, Chief Executive Officer
Mark R. Thompson	45	Chief Financial Officer
Scott T. Champion	47	Co-President, Co-Chief Operating Officer
Randall W. Cope	46	Co-President, Co-Chief Operating Officer
Gene A. Hall	55	Executive Vice President
Kelly M. Luvison	47	Executive Vice President
Polly G. Sack	47	General Counsel
Martin Bandier	65	Director
Richard L. Friedman	66	Director
Burl Osborne	69	Director
Howard Rubin	52	Director
Kevin M. Sheehan	53	Director

Wesley R. Edens is the Chairman of our board of directors and has served in this capacity since June 2005. Mr. Edens is the Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC (“Fortress”). Mr. Edens has been a principal and the Chairman of the Management Committee of FIG LLC, the predecessor to Fortress since co-founding FIG LLC in May 1998. Mr. Edens is responsible for Fortress’ private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, and Mapeley Limited and Newcastle Investment Corp. (“Newcastle”) and a director of Crown Castle International Corp. and GAGFAH S.A. Mr. Edens served as the Chief Executive Officer of Newcastle from inception until February 2007. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors of Global Signal from October 2002 to January 2007. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer of RIC Coinvestment Fund GP LLC. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.

Michael E. Reed became our Chief Executive Officer in February 2006 and became a director on October 24, 2006. He was formerly the President and Chief Executive Officer of Community Newspaper Holdings, Inc. (“CNHI”) and had served in that capacity since 1999. Mr. Reed served as CNHI’s Chief Financial Officer from 1997 to 1999. Prior to that, he worked for Park Communications, Inc., a multimedia company, located in Ithaca, New York. Mr. Reed currently serves on the board of directors for the Associated Press and he is also the Chairman of the Audit Committee for the Associated Press. He also serves on the board of directors for the Newspaper Association of America. Mr. Reed is currently a member of the Board of Visitors of the University of Alabama’s College of Communication and Information Sciences and is a member of the Grady College Journalism School’s Board of Advisors.

Mark R. Thompson became our Chief Financial Officer in May 2006. He was formerly Chief Financial Officer of eToys Direct, Inc., an internet retailer and distributor of toys and gifts, from 2005 to 2006. From 1999 to 2005, Mr. Thompson served as Vice President and Senior Vice President— Finance and IT with Crown Media Holdings, Inc., a public cable programming company with more than 100 million customers. Prior to that, Mr. Thompson was the Controller of Hallmark Cards North America from 1995 to 1999. From 1992 to 1995, Mr. Thompson served as the Corporate Controller of Crown Cable, a cable multiple system operator. From 1990 to 1992, Mr. Thompson served in various positions at Hallmark Cards, Inc. in corporate financial reporting and internal audit. From 1986 to 1990 Mr. Thompson was a CPA with the accounting firm KPMG. Mr. Thompson holds master’s and bachelor’s degrees in accounting. Mr. Thompson serves on the board of the Inland Press Association.

Scott T. Champion is our Co-President and Co-Chief Operating Officer responsible for our Western Region. He served as Regional Executive Vice President from 1999 until he was named our Co-President and Co-Chief Operating Officer in June 2005. He was also a director from January 2000 until June 2005. In 1998, he served as our Senior Vice President. Prior to 1998, he served as Senior Vice President, regional manager and district manager of American Publishing Company (“APC”) and had been employed at APC since 1988. Prior to his employment at APC, Mr. Champion served as the publisher of a group of privately owned publications. Mr. Champion has more than 25 years of experience in the newspaper industry.

Randall W. Cope is our Co-President and Co-Chief Operating Officer responsible for our Southern Midwest Region. Mr. Cope held the position of Executive Vice President from April 2002 until he was named our Co-President and Co-Chief Operating Officer in June 2005. Mr. Cope served as Vice President from December 1998 until he was named our Executive Vice President in April 2002. Mr. Cope also oversees our Specialty Publications Division and national classified advertising network. From 1995 to 1998, Mr. Cope was regional manager and publisher of the Northwest Arkansas Times in Fayetteville, Arkansas, which was owned by APC. Mr. Cope has over 20 years of experience covering all areas of newspaper operations.

Gene A. Hall is an Executive Vice President and has primary responsibility for our Northern Midwest Region. He was appointed our Senior Vice President in January 1998. Prior to his employment with us, he served as a Senior Vice President of APC from 1992 to 1998. Prior to 1992, he served as a regional manager and had been employed at APC since 1988. Prior to his employment at APC, Mr. Hall was the owner and publisher of the Charles City Press, Six County Shopper and The Extra in Charles City, Iowa, which we currently own. Mr. Hall has more than 36 years of experience in the newspaper industry.

Kelly M. Luvison is an Executive Vice President and has primary responsibility for our Atlantic Region. Mr. Luvison served as a regional manager for us since January 1998, was appointed a Vice President in January 2000 and Executive Vice President in April 2002. Prior to January 1998, Mr. Luvison was a regional manager for APC. Since 1996, Mr. Luvison has been publisher of The Evening Tribune in Hornell, New York, a newspaper we currently own, in addition to his duties as a regional manager and Vice President.

Polly G. Sack became our General Counsel in May 2006. She was formerly Senior Vice President and Director of Mergers and Acquisitions of IMG Worldwide, Inc. (“IMG”), a global sports, media and entertainment company, and had served in that capacity since 2001. Ms. Sack also served as IMG’s associate counsel and a vice president from 1992 to 2001. Prior to that, she worked in private practice for a major international law firm. Ms. Sack holds bachelor’s degrees in civil engineering and mathematics and a master’s degree in civil engineering, in addition to a law degree.

Martin Bandier became a director on October 24, 2006. Mr. Bandier is currently the Chairman and Chief Executive Officer of Sony/ATV Music Publishing LLC. Previously, Mr. Bandier had served as the chairman and Chief Executive Officer of EMI Music Publishing since 1991. Mr. Bandier co-founded SBK Entertainment World in 1984 which sold its music publishing interests to EMI Music Publishing in 1989. In 1975, Mr. Bandier co-founded The Entertainment Company. Mr. Bandier is a member of the boards of the United Jewish Appeal, City of Hope, BMI Foundation Inc. and the Songwriter’s Hall of Fame, and he serves as a trustee of the TJ Martell Foundation and Syracuse University. He is director of The National Music Publishers Association and the Rock and Roll Hall Fame, and is president of the International Music Publishers Association.

Richard L. Friedman became a director on October 24, 2006. Mr. Friedman is the President and Chief Executive Officer of Carpenter & Company, Inc. of Cambridge, MA, a real estate ownership, development and management firm which operates nationally. Mr. Friedman founded Carpenter & Company, Inc. in 1968. Mr. Friedman has had substantial involvement with numerous business, civic, and charitable entities including serving as a director (or member) of: The Steppingstone Foundation, Mt. Auburn Foundation, PNC Bank New England, Johnny Rockets, Inc., The Bridge Fund, and The Dartmouth College Real Estate Advisory Committee. Mr. Friedman received a B.A. from Dartmouth College. Mr. Friedman was appointed by President William J. Clinton as Chairman of The National Capital Planning Commission and continues to work with its Interagency Security Task Force.

Burl Osborne became a director on October 24, 2006. Mr. Osborne formerly held several positions in the Belo Corporation: President, Publishing Division from 1995 to 2001; Director from 1987 to 2002; and Publisher of The Dallas Morning News Co., from 1986 to 2001 with which he became associated in 1980. Mr. Osborne continues as a trustee of the Belo Foundation. In connection with The Associated Press, Mr. Osborne has served as Chairman of the Board from 2002 to 2007, Director since 1993 and as a member of the Executive Committee. Mr. Osborne also has served as Director and Past Chairman of Southern Newspaper Publishers Association, and a Director of Newspaper Association of America. Currently, he serves as Director of the Committee to Protect Journalists; Director of the National Kidney Foundation; and Director of J.C. Penny Company, Inc. since April 1, 2003. Mr. Osborne earned a Bachelor of Arts degree from Marshall University in Huntington, West Virginia and a Master of Business Administration degree from Long Island University. He also participated in the Advanced Management Program at the Harvard Business School.

Howard Rubin became a director on October 24, 2006. Mr. Rubin is a director and the head of the audit committee of Capstead Mortgage Corporation. In addition, he has served as a director of Global Signal since February 2004. He has over twenty years of experience trading mortgage-backed securities. From 1987 to his retirement in 1999, Mr. Rubin was a Senior Managing Director at Bear Stearns, where he ran the Collateralized Mortgage Obligations desk. Mr. Rubin received a Masters of Business Administration from Harvard Business School and a B.S.E. in Chemical Engineering from Lafayette College. Prior to June 2003, Fortress Investment Group LLC held a one-third interest in Capstead Mortgage Corporation and Wesley R. Edens served as Capstead’s Chief Executive Officer. Fortress sold its interest in Capstead and Mr. Edens resigned from his post as Chief Executive Officer in June 2003. Fortress Investment Group LLC owns a substantial amount of Global Signal common stock and Wesley R. Edens has served as Global Signal’s Chief Executive Officer, President and Chairman of the board of directors. Mr. Edens remains Chairman of the board of directors of Global Signal but resigned from his post as Chief Executive Officer and President in May 2006.

Kevin M. Sheehan became a director on October 24, 2006. Mr. Sheehan currently provides consulting services to Cerberus Capital Management LP (2006-present) and provided consulting services to Clayton Dubilier & Rice from June 2005 until January 2006. Mr. Sheehan was Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division (included responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express) from March 2003 until May 2005. From March 2001 until May 2003, Mr. Sheehan served as Chief Financial Officer of Cendant Corporation. From August 1999 to February 2001, Mr. Sheehan was President-Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a Director of that company from June 1999 until February 2001. Since August 2005, Mr. Sheehan has been on the faculty of Adelphi University, serving as a Distinguished Visiting Professor - Accounting, Finance and Economics.

Term of Directors and Composition of Board of Directors

Our board of directors consists of seven directors—Messrs. Edens, Bandier, Friedman, Osborne, Reed, Rubin and Sheehan. In accordance with the terms of our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

•

the Class I directors’ term will expire at the annual meeting of stockholders to be held in 2010 (our Class I directors are Messrs. Bandier and Friedman). Messrs. Bandier and Friedman, as the incumbent Class I directors, were re-elected to such positions at our 2007 annual meeting of stockholders;

•	the Class II directors’ term will expire at the annual meeting of stockholders to be held in 2008 (our Class II directors are Messrs. Osborne and Reed); and

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2009 (our Class III director are Messrs. Edens, Rubin and Sheehan).

Our amended and restated certificate of incorporation authorizes a board of directors consisting of at least three, but no more than seven, members, with the number of directors to be fixed from time to time by a resolution of the majority of our board of directors (or by a duly adopted amendment to our certificate of incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Term of Executive Officers

Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an investment committee. Our board may establish other committees from time to time to facilitate the management of GateHouse.

Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee are Messrs. Sheehan, Osborne and Rubin. Mr. Sheehan is our audit committee chair and our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Each member of our audit committee is “independent” as defined under the Exchange Act and New York Stock Exchange rules.

Compensation Committee.    Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The members of our compensation committee are Messrs. Rubin, Bandier and Sheehan, each of whom is “independent” as defined under New York Stock Exchange rules. Mr. Rubin is our compensation committee chair.

Nominating and Corporate Governance Committee.    The members of our nominating and corporate governance committee are Messrs. Osborne, Bandier and Friedman, each of whom is “independent” as defined under New York Stock Exchange rules. The nominating and corporate governance committee will oversee and assist our board of directors in identifying, reviewing and recommending nominees for election as directors; advise our board of directors with respect to board composition, procedures and committees; recommend directors to serve on each committee; oversee the evaluation of our board of directors and our management; and develop, review and recommend corporate governance guidelines. Mr. Osborne is our nominating and corporate governance committee chair.

Investment Committee.    Our investment committee reviews and approves certain investments and proposed transactions on behalf of the board of directors and performs such other responsibilities as may be delegated to it by the board of directors from time to time. Our investment committee will assist us in seeking, evaluating, advising and recommending prospective target businesses to our board of directors. The members of our investment committee are Messrs. Edens and Reed.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Director Compensation

We will pay an annual director’s fee to independent directors equal to $30,000, payable semi-annually. In addition, an annual fee of $5,000 will be paid to the chairs of each of the audit and compensation committees of our board of directors, which fee will also be paid semi-annually. Affiliated directors, however, will not be separately compensated by us. Fees to independent directors may be paid by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such stock is granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from any applicable stock exchange listing requirement. All members of our board of directors will be reimbursed for reasonable expenses and expenses incurred in attending meetings of our board of directors.

Messrs. Bandier, Friedman, Osborne, Rubin and Sheehan were each granted a number of restricted shares of common stock on the date immediately following the consummation of the IPO equal in value to $300,000, based on the fair market value of our shares on the date of grant. These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2007, 2008 and 2009, provided the director is still serving as of the applicable vesting date. The independent directors holding these shares of restricted stock (whether or not such shares are vested) will be entitled to any dividends that become payable on such shares during the restricted period so long as such directors continue to serve us as directors as of the applicable record dates. The total value of these restricted shares is $1.8 million and the amount included in compensation expense during fiscal year 2006 is approximately $0.1 million, with a grant date of October 26, 2006.

Except as otherwise provided by the plan administrator of the GateHouse Media, Inc. Omnibus Stock Incentive Plan, on the first business day after our annual meeting of stockholders and each such annual meeting thereafter during the term of the GateHouse Media, Inc. Omnibus Stock Incentive Plan, each of our independent directors who is serving following such annual meeting will automatically be granted under the GateHouse Media, Inc. Omnibus Stock Incentive Plan a number of unrestricted shares of our common stock having a fair market value of $15,000 as of the date of grant; however, those of our independent directors who are granted the restricted shares of common stock described above upon the consummation of our IPO will not be eligible to receive these automatic annual grants.

Incorporation by Reference

Certain information regarding corporate governance, executive compensation, director compensation and board matters required by Item 11 of Form S-1 is incorporated by reference to certain documents filed by us with the SEC. See “Incorporation of Documents by Reference” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Stockholder Agreements

At the closing of our acquisition by Fortress, we entered into stockholder agreements with Fortress and certain members of management, including Scott T. Champion, Randall W. Cope, Daniel D. Lewis, Gene A. Hall, Kelly M. Luvison and Gerry Smith, who purchased quantities of our common stock and were awarded restricted stock, in some cases, in satisfaction of our obligations to them under certain employment agreements. Each of Michael E. Reed, Mark R. Thompson and Polly G. Sack also entered into a stockholder agreement upon commencing employment with us.

Under the stockholder agreements, we sold to certain of such management investors quantities of our common stock at a purchase price of $10 per share. We also granted to all such management investors a number of restricted shares of common stock, which restricted shares are subject to certain vesting provisions, including acceleration of vesting upon a change in control (which will not be triggered by this offering). Subject to specified limitations, these stockholder agreements provide for a number of rights and obligations, including tag-along sale rights and drag-along sale obligations. Upon the consummation of the IPO, the tag-along sale rights and drag-along sale obligations terminated.

The stockholder agreements also contain a call option exercisable by us upon termination of the management investor’s employment or cessation of services as director with us or our subsidiaries for any reason. The stockholder agreements also contain non-competition provisions that, among other things, prohibit such management investor from competing, directly or indirectly, with our business activities in the United States during employment with us and for a period of one year from the termination date of employment for any reason other than termination by us without cause. The stockholder agreements also contain provisions prohibiting management investors from soliciting our employees and clients for certain periods.

Investor Rights Agreement

We are party to an Investor Rights Agreement with FIF III Liberty Holdings LLC, an affiliate of Fortress (the “Investor Rights Agreement”). The Investor Rights Agreement provides FIF III Liberty Holdings LLC with certain rights with respect to the nomination of directors to our board of directors as well as registration rights for our securities it owns.

Nomination of Directors

The Investor Rights Agreement requires us to take all necessary or desirable action within our control to elect to our board of directors so long as FIF III Liberty Holdings LLC and its permitted transferees beneficially own (i) more than 50% of the voting power of the Company, four directors nominated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors nominated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors nominated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director nominated by FIG Advisors.

In the event that any designee of FIG Advisors shall for any reason cease to serve as a member of the board of directors during his term of office, FIG Advisors will be entitled to nominate an individual to fill the resulting vacancy on the board of directors.

Registration Rights

Demand Rights.    We have granted to Fortress, for so long as Fortress beneficially owns an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of the IPO (a “Registrable Amount”), “demand”

registration rights that allow Fortress at any time after six months following the consummation of the IPO to request that we register under the Securities Act, an amount equal to or greater than a Registrable Amount. Fortress is entitled to an aggregate of four demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as Fortress beneficially owns an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of this offering, Fortress also has “piggyback” registration rights that allow Fortress to include the shares of common stock that Fortress owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that may have registration rights in the future. The “piggyback” registration rights of Fortress are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted Fortress, for so long as Fortress beneficially owns a Registrable Amount, the right to request shelf registrations on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders.

Indemnification; Expenses.    We have agreed to indemnify Fortress against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Fortress sells shares of our common stock, unless such liability arose from Fortress’ misstatement or omission, and Fortress has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to registration and Fortress will pay its respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under such a registration statement.

2006 Credit Facility

On June 6, 2006, our subsidiaries Holdco, Operating and certain of their subsidiaries entered into our 2006 Credit Facility. An aggregate of $87 million of the first lien term loans and $37 million of the second lien term loans under our 2006 Credit Facility were purchased in the secondary market in arms’-length transactions by the following affiliates of Fortress: (i) DBSO Corporates Ltd., Fortress Credit Investments I Ltd. and Fortress Credit Investments II Ltd., which are subsidiaries of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd., and (ii) Newcastle CDO VIII 1, Limited, which is a subsidiary of Newcastle Investment Corp. DBSO Corporates Ltd. received a portion of the net proceeds of the IPO as a result of the repayment in full of the second lien term loan facility and the partial repayment of the first lien term loan facility included in the 2006 Credit Facility.

In connection with the second lien term loan under our 2006 Credit Facility, we entered into an agreement with FIF III Liberty Holdings LLC, which owned approximately 96% of our common stock as of September 30, 2006, whereby FIF III Liberty Holdings LLC agreed to purchase from us on demand shares of our common stock for a cash amount equal to the amount outstanding under our second lien term loan if an “Event of Default” (as defined in the second lien term loan) occurs. FIF III Liberty Holdings LLC’s commitment to purchase shares of common stock terminated when the second lien term loan was repaid.

2007 Credit Facility

Affiliates of Fortress own $112 million of the loans under our 2007 Credit Facility. For additional information on our 2007 Credit Facility, see “Description of Certain Indebtedness.”

Other Investment Activities of our Principal Shareholder

The Fortress shareholders and their affiliates engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from and may from time to time conflict with ours. Fortress and certain of its affiliates are, or sponsor, advise or act as investment manager to, investment funds, portfolio companies of private equity investment funds and other persons or entities that have investment objectives that may overlap with ours and that may, therefore, compete with us for investment opportunities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock on March 31, 2007 by (i) each of our directors and named executive officers, (ii) each person or group known to us holding more than 5% of our common stock, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, each owner has sole voting and investment powers with respect to the securities listed. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock before this offering is based on 39,158,880 shares of our common stock issued and outstanding as of March 31, 2007. The percentage of beneficial ownership of our common stock after this offering is based on 56,158,880 shares of our common stock issued and outstanding. The table assumes that the underwriters will not exercise their option to purchase up to 1,700,000 shares of our common stock.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Offering
Executive Officers and Directors(1)
Michael E. Reed	342,253	*	*
Scott T. Champion	215,453	*	*
Randall W. Cope	135,453	*	*
Mark R. Thompson	35,842	*	*
Polly G. Sack	34,342	*	*
Daniel D. Lewis	0	*	*
Wesley R. Edens(3)	22,725,640	58.0%	40.5%
Martin Bandier	41,666	*	*
Richard L. Friedman	46,666	*	*
Burl Osborne	28,666	*	*
Howard Rubin	166,666	*	*
Kevin M. Sheehan	33,666	*	*
All directors and executive officers as a group (15 persons)	24,040,638	61.4%	42.8%
5% Stockholders
Fortress Investment Group LLC(3)(4)	22,650,000	57.8%	40.3%
GPS Partners LLC(5)	2,374,518	6.1%	4.2%

*	Less than one percent

(1)	The address of each officer or director listed in the table above is: c/o GateHouse Media, Inc., 350 WillowBrook Office Park, Fairport, New York 14450.

(2)	Consists of shares held, including shares of restricted stock subject to vesting.

(3)

Includes 22,650,000 shares held by certain affiliates of Fortress Investment Group LLC (“FIG”). FIF III Liberty Holdings LLC (“FIF Liberty Holdings”) directly owns 22,050,000 of such shares. The members of FIF Liberty Holdings are Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment

Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P. (collectively, the “Fund III Funds”). Fortress Fund III GP LLC is the general partner of each of the Fund III Funds and its sole member is Fortress Investment Fund GP (Holdings) LLC. The sole member of Fortress Investment Fund GP (Holdings) LLC is Fortress Operating Entity II LP (“FOE II”). Fortress Partners Fund LP (“FPF”), Drawbridge Global Macro Master Fund Ltd. (“Macro Master”), Drawbridge DSO Securities LLC (“DSO”) and Drawbridge OSO Securities LLC (“OSO”) directly own 100,000, 250,000, 212,500 and 37,500 shares, respectively. DSO is wholly owned by Drawbridge Special Opportunities Fund LP (“DBSO LP”) and OSO is wholly owned by Drawbridge Special Opportunities Fund Ltd. (“DBSO Ltd”). Drawbridge Special Opportunities Advisors LLC is the investment advisor of each of DBSO LP and DBSO Ltd. (collectively, the “DBSO Funds”). Fortress Partners Advisors LLC is the investment advisor of FPF. Drawbridge Global Macro Advisors LLC is the investment advisor of Macro Master. Fortress Operating Entity I LP (“FOE I”) wholly owns the investment advisors of each of FPF, Macro Master and the DBSO Funds. FIG Corp. is the General Partner of FOE I and FOE II. FIG Corp. is wholly owned by FIG. Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by FIG. Mr. Edens disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein and the inclusion of the shares herein shall not be deemed an admission of beneficial ownership of the reported shares for purposes of Section 16 under the Securities Exchange Act or otherwise. Similarly, each of the affiliates of FIG listed above disclaims beneficial ownership of all reported shares except to the extent of its pecuniary interest therein and the inclusion of the shares in this report shall not be deemed an admission of beneficial ownership of the reported shares for purposes of Section 16 under the Securities Exchange Act or otherwise.

(4)	The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(5)	The address of GPS Partners LLC is 100 Wilshire Boulevard, Suite 900, Santa Monica, California 90401.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of our 2007 Financings. The summary does not include all of the provisions of our 2007 Financings. The 2007 Credit Facility, the First Amendment and the Bridge Facility are included as exhibits to the registration statement of which this prospectus forms a part by incorporation by reference. Reference is made to those documents for a detailed description of the provisions summarized below.

2007 Credit Facility

Holdco, Operating and certain of their subsidiaries are parties to an Amended and Restated Credit Agreement, dated as of February 27, 2007, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. The 2007 Credit Facility amended and restated the 2006 Credit Facility.

The 2007 Credit Facility provides for a (i) $670.0 million term loan facility that matures on August 28, 2014, (ii) a delayed draw term loan facility of up to $250.0 million that matures on August 28, 2014, and (iii) a revolving loan facility with a $40.0 million aggregate loan commitment amount available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, that matures on February 28, 2014. The borrowers used the proceeds of the term loan to finance the acquisition of SureWest, to refinance existing indebtedness and for working capital and other general corporate purposes, including, without limitation, financing acquisitions permitted under the 2007 Credit Facility. The 2007 Credit Facility is secured by a first priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 65% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the 2007 Credit Facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of March 31, 2007, (i) $670.0 million was outstanding under the term loan facility, (ii) $20.0 million was outstanding under the delayed draw term loan facility and (iii) no borrowings were outstanding under the revolving credit facility (without giving effect to $3.4 million of outstanding but undrawn letters of credit on such date). Borrowings under the 2007 Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the 2007 Credit Facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the 2007 Credit Facility), plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans, as amended by the First Amendment, is 2.00% and 1.00%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the 2007 Credit Facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the 2007 Credit Facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the 2007 Credit Facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.50% to 2.00%, in the case of LIBOR Rate Loans and 0.50% to 1.00% in the case of Alternate Base Rate Loans. Under the revolving loan facility we also pay a quarterly commitment fee on the unused portion of the revolving loan facility ranging from 0.25% to 0.5% based on the same ratio of Consolidated Indebtedness to Consolidated EBITDA and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit. In addition, we are required to pay a ticking fee at the rate of 0.50% of the aggregate unfunded amount available to be borrowed under the delayed draw term facility.

No principal payments are due on the term loan facilities or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facilities in an amount equal to 50.0% of Holdco’s Excess Cash Flow (as defined in the Credit Agreement) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio is less than or equal to 6.0 to 1.0 at the end of such fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facilities with asset disposition proceeds in excess of specified amounts to the extent necessary to cause Holdco’s Total Leverage Ratio to be less than or equal to 6.25 to 1.00, and with cash insurance proceeds and condemnation or expropriation awards, in excess of specified amounts, subject, in each case, to reinvestment rights. The borrowers are required to prepay borrowings under the term loan facilities with the net proceeds of equity issuances by the Company in an amount equal to the lesser of (i) the amount by which 50.0% of the net cash proceeds exceeds the amount (if any) required to repay any credit facilities of GateHouse Media, Inc. or (ii) the amount of proceeds required to reduce Holdco’s Total Leverage Ratio to 6.0 to 1.0. The borrowers are also required to prepay borrowings under the term loan facilities with 100% of the proceeds of debt issuances (with specified exceptions) except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facilities have been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facilities and the cash collateralization of letters of credit.

The 2007 Credit Facility contains a financial covenant that requires Holdco to maintain a Total Leverage Ratio of less than or equal to 6.5 to 1.0 at any time an extension of credit is outstanding under the revolving credit facility. The 2007 Credit Facility contains affirmative and negative covenants applicable to Holdco, Operating and their restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which we are generally permitted to incur so long as we satisfy an incurrence test that requires us to maintain a pro forma Total Leverage ratio of less than 6.5 to 1.0), create liens on assets; engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that Holdco is permitted to (i) make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, Holdco and its subsidiaries have a Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above and (ii) make restricted payments of proceeds of asset dispositions to us to the extent such proceeds are not required to prepay loans under the 2007 Credit Facility and/or cash collateralize letter of credit obligations and such proceeds are used to prepay borrowings under acquisition credit facilities of GateHouse). The 2007 Credit Facility also permits the borrowers, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the 2007 Credit Facility. The 2007 Credit Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the 2007 Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

Subject to the satisfaction of certain conditions and the willingness of lenders to extend additional credit, the 2007 Credit Facility provides that the borrowers may increase the amounts available under the revolving facility and/or the term loan facilities.

First Amendment to 2007 Credit Facility

On May 7, 2007, we entered into the First Amendment to amend the 2007 Credit Facility. The First Amendment provided an incremental term loan facility under the 2007 Credit Facility in the amount of $275.0 million the proceeds of which were used to finance a portion of the Gannett Acquisition. As amended by the First Amendment, the 2007 Credit Facility includes $1.195 billion of term loan facilities and $40.0 million of a revolving credit facility. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facilities under the 2007 Credit Facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of the borrower, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s and S&P, are at least B1 and B+ respectively, in each case with stable outlook or (ii) 2.25%, otherwise, or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. Any voluntary or mandatory repayment of the First Amendment term loans made with the proceeds of a new term loan entered into for the primary purpose of benefiting from a margin that is less than the margin applicable as a result of the First Amendment will be subject to a 1.00% prepayment premium. The First Amendment term loans are subject to a “most favored nation” interest provision that grants the First Amendment term loans an interest rate margin that is 0.25% less than the highest margin of any future term loan borrowings under the 2007 Credit Facility.

As previously noted, the First Amendment also modified the interest rates applicable to the term loans under the 2007 Credit Facilities. Term loans thereunder accrue interest at a rate per annum equal to, at the option of the Borrower, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wachovia Bank, National Association, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%. The terms of the previously outstanding borrowings were also modified to include a 1.00% prepayment premium corresponding to the prepayment premium applicable to the First Amendment term loans and a corresponding “most favored nation” interest provision.

Bridge Loan

On April 11, 2007, we entered into the Bridge Facility with a syndicate of financial institutions with Wachovia Investment Holdings, LLC, as administrative agent.

The Bridge Facility provides for a $300 million term loan facility that matures on April 11, 2015. We used the proceeds of the loan facility to partly finance the Gannett Acquisition and the Copley Acquisition, and pay fees and expenses. The Bridge Facility is secured by a first priority security interest in all present and future capital stock of Holdco owned by us and all proceeds thereof.

Borrowings under the Bridge Facility bear interest, at the borrower’s option, at a floating rate equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the Bridge Facility), or the Base Rate for a Base Rate Loan (as defined in the Bridge Facility), plus an applicable margin. During the first year of the facility, until April 11, 2008 (the “Pricing Step-Up Date”), the applicable margin for LIBOR Rate term loans and Base Rate term loans, is 1.50% and 0.50%, respectively. On the Pricing Step-Up Date and quarterly thereafter until the maturity date, the applicable margin for LIBOR Rate term loans and Base Rate term loans will be determined by reference to a pricing grid which is based upon (i) our Total Leverage Ratio (as defined in the Bridge Facility) and (ii) the ratings provided by Moody’s and by S&P for the Bridge Facility, or if the Bridge Facility has not been rated, for the corporate family of GateHouse. If the ratings for the Bridge Facility by Moody’s is at least B3 and by S&P is at least B- (or if the Bridge Facility has not been rated, the corporate family rating of GateHouse and its subsidiaries is at least B1 by Moody’s and at least B+ by S&P), the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 3.50% to 4.25% and 2.50% to 3.25%, respectively; otherwise the applicable margin for LIBOR Rate term loans and Base Rate term loans will range from 4.00% to 4.75% and 3.0% to 3.75%, respectively.

No principal payments are due on the Bridge Facility until the maturity date. We are required to prepay borrowings under the Bridge Facility with (a) 100% of the net cash proceeds from the issuance or incurrence of debt by us and our restricted subsidiaries, (b) 100% of the net cash proceeds from any issuances of equity by us or any of our restricted subsidiaries and (c) 100% of the net cash proceeds of assets sales and dispositions by us and our subsidiaries, except, in the case of each of clause (a), (b) and (c), to the extent such proceeds are required to be applied to prepay indebtedness incurred under or are permitted to be reinvested under the terms of the 2007 Credit Facility. We may voluntarily prepay the Bridge Loan at any time. If we prepay the Bridge Loan before April 11, 2008, we will not be required to pay a prepayment premium. With respect to voluntary or mandatory prepayments thereafter, we will be required to pay a premium equal to (a) 102% of the principal amount being prepaid if such prepayment is made after April 11, 2008 but on or before April 11, 2009 and (b) 101% of the principal amount being prepaid if such prepayment is made after April 11, 2009 but on or prior to April 11, 2010. No prepayment premium will be assessed thereafter.

The Bridge Facility contains affirmative and negative covenants applicable to us and our restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness (which we are generally permitted to incur indebtedness so long as we satisfy an incurrence test that requires us to maintain a pro forma Total Leverage Ratio of not greater than 8.25 to 1.00 and which GateHouse is only permitted to incur if the proceeds of such indebtedness are used to prepay the Bridge Loan), create liens on assets; engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that GateHouse is permitted to make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, we would be able to incur at least $1.00 of additional debt under the incurrence test referred to above). The Bridge Facility also permits us, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the Bridge Facility. The Bridge Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the Bridge Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

In connection with the Bridge Facility, we pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the Bridge Facility. The pledged assets include, among other things (i) all present and future capital stock or other membership, equity, ownership or profits interest of GateHouse in all of its direct domestic restricted subsidiaries and (ii) 65% of the voting stock (and 100% of the nonvoting stock) all of present and future first-tier foreign subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms and provisions of our capital stock is not complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and by-laws which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable Delaware law. Reference is made to those documents and to Delaware law for a detailed description of the provisions summarized below.

General

Upon completion of the offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2007, there were 39,158,880 shares of common stock outstanding and held of record by 164 stockholders and no shares of preferred stock outstanding. Upon the completion of the offering, we will have 56,158,880 shares of common stock outstanding assuming the underwriters do not exercise their option to purchase additional shares, and no shares of preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation, dissolution or winding up of us.

Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock). Our amended and restated certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our chairman or our president (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock). In addition, our by-laws will provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, Election and Removal of the Board of Directors.    Our board of directors consists of seven directors. Our amended and restated certificate of incorporation authorizes a board of directors consisting of at least three, but no more than seven, members, with the number of directors to be fixed from time to time by a resolution of the majority of our board of directors (or by a duly adopted amendment to our certificate of incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Between stockholder meetings, directors may be removed by our stockholders only for cause and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.

Delaware Anti-Takeover Law.    Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Indemnification of Directors and Officers and Limitation of Liability

Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into indemnity agreements with each of our directors and executive officers, which will provide for mandatory indemnity of an executive officer or director made party to a “proceeding” by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements will also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, Fortress has the right, to and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress, any of its affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the Delaware General Corporation Law.

In the event that any of our directors and officers who is also a director, officer or employee of Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Registration Rights

Some of our stockholders have the right to require us to register common stock for resale in some circumstances. See “Certain Relationships and Related Transactions.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GHS.”

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock has only been publicly traded for a few months and we cannot predict the effect, if any, that market sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any), or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

All of the 17,000,000 shares being sold in the offering (assuming no exercise of the underwriters’ option to purchase additional shares) will be fully tradable without restriction or further registration under the Securities Act, unless held by an affiliate, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will continue to be restricted securities as that term is defined in Rule 144 under the Securities Act. These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption under Rule 144.

In addition to the outstanding shares of common stock, on October 26, 2006 we filed a registration statement on Form S-8 to register an aggregate of 2,000,000 shares of common stock under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (which amount was automatically increased to 2,100,000 shares on January 1, 2007).

Lock-Up Agreements

Beneficial owners of 24,040,638 shares of common stock will be subject to lockup agreements with the underwriters that will restrict the sale of these shares for 60 days, subject to extension in certain circumstances. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned shares that are restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will be approximately 561,589 shares after the offering; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144.

Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Rule 144 also provides that affiliates that sell our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the volume limitations and other restrictions described above. We are unable to estimate the number of shares that will be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors beyond our control.

Registration Rights

Upon completion of the IPO, holders of 22,650,000 shares of our common stock were granted certain registration rights. See “Certain Relationships and Related Transactions.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Non-U.S. Holders

The following is a summary of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a holder that is a “non-U.S. holder,” as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This summary is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in U.S. federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-U.S. holders who hold our common stock as a capital asset (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below). In addition, this summary does not address all aspects of U.S. federal tax considerations that may be applicable to an investor’s particular circumstances.

A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

Dividends

If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and any excess will constitute a return of capital that is applied against and reduces your adjusted tax basis in our common stock and then any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If, however, the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below) but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were treated as a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock generally will not be treated as United States real property interests. However, the preceding rule will not apply if the non-U.S. holder held, at some time during the shorter of the periods described above, more than 5% of our common stock.

U.S. Federal Estate Taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Wachovia Capital Markets, LLC
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
BMO Capital Markets Corp.
Lazard Capital Markets LLC
Allen & Company LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,700,000 shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,700,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

The company and its officers, directors and controlling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of (i), with respect to the company, Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters, and (ii), with respect to the company’s officers, directors and controlling stockholders, Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 60-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 60-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 60-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 60-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This automatic extension is waivable only by Goldman, Sachs & Co. on behalf of the underwriters.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus’ within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

At the company’s request, the underwriters have reserved for sale at the public offering price up to 1,700,000 shares offered hereby for officers, directors, employees and certain other persons associated with the company and members of their respective families. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. The company has agreed with the underwriters that any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. The company has agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved shares.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.0 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In particular, affiliates of Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated are arrangers and lenders under our credit facilities, including the Bridge Facility that we will repay using a portion of the net proceeds of this offering.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036. Willkie Farr & Gallagher LLP and Skadden, Arps, Slate, Meagher & Flom LLP have represented and continue to represent Fortress in connection with matters unrelated to the offering.

EXPERTS

The consolidated financial statements of GateHouse Media, Inc. and subsidiaries as of December 31, 2005 and 2006, for the years ended December 31, 2004 and 2006 and for the periods from January 1, 2005 to June 5, 2005 and June 6, 2005 to December 31, 2005, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs stating that the Company changed to June 30 the date on which the annual impairment assessment of goodwill and intangible assets with indefinite lives is made and as a result of the June 6, 2005 acquisition of GateHouse Media, Inc. accounted for as a business combination, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods prior to the acquisition. The audit report covering the December 31, 2006 consolidated financial statements contains an explanatory paragraph stating that during 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

The financial statements of CP Media as of July 3, 2005 and April 2, 2006 and for each of the fiscal years ended June 27, 2004 and July 3, 2005 and for the nine month period ended April 2, 2006, included in this registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating the presentation of the financial statements and the change in accounting principle relating to redeemable preferred stock) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, of cash flows and of shareholders’ deficit, members’ interest and comprehensive income (loss) of Enterprise NewsMedia, Inc. for the period from January 1, 2003 through March 31, 2003 and the consolidated statements of operations, of cash flows and of shareholders’ deficit, members’ interest and comprehensive income (loss) of Enterprise NewsMedia, LLC for the period from April 1, 2003 through December 31, 2003 included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP independent accountants given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Enterprise NewsMedia, LLC and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, included in the registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

The combined financial statements of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers (the Carved-out Newspapers of Gannett Co., Inc.) at December 31, 2006 and December 25, 2005, and for each of the three fiscal years in the period ended December 31, 2006, appearing in this Prospectus and

Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of The Midwest Newspaper Business of the Copley Press, Inc. as of December 31, 2006 and 2005, and for each of the fiscal years in the three-year period ended December 31, 2006, have been included in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

We have obtained certain information used in this prospectus from Dirks, Van Essen & Murray, which specializes in newspaper mergers as well as newspaper appraisals, and we have included such information in reliance upon the authority of Dirks, Van Essen & Murray as the source of such data.

We have obtained certain information used in this prospectus from Inland Press Association, which specializes in industry standard research in newspaper costs and revenues, and we have included such information in reliance upon the authority of Inland Press Association as the source of such data.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. Reference is made to each such exhibit for a more complete description of the matters involved. For further information about us and our common stock, you should refer to the registration statement. Any document we file with the SEC may be inspected, without charge and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address of this website is http://www.sec.gov. You may also contact the SEC by telephone at (800) 732-0330.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with it, which means that we can disclose important information to you by referring to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 13, 2007;

•	our Notice of Annual Meeting and Proxy Statement filed with the SEC on April 18, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 16, 2007;

•

our Current Reports on Form 8-K, filed with the SEC on January 3, 2007, January 30, 2007, February 2, 2007, February 6, 2007, February 12, 2007, February 27, 2007, March 1, 2007, March 9, 2007, March 14, 2007, April 6, 2007, April 11, 2007, April 13, 2007, May 4, 2007, May 7, 2007, May 8, 2007, May 11, 2007, May 15, 2007, May 18, 2007, May 23, 2007, June 19, 2007, June 21, 2007, June 28, 2007 and July 2, 2007.

We will provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of these filings. Requests for these filings should be directed to Investor Relations, GateHouse Media, Inc., 350 WillowBrook Office Park, Fairport, New York 14450, or by telephone at (585) 598-0030 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time. We will not send exhibits to these filings unless we have specifically incorporated the exhibit by reference into the filing. These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.gatehousemedia.com. Except for the documents described above, information on our web site is not incorporated by reference into this prospectus or our other securities filings and is not part of this prospectus.

Annex A

Publications

Our dailies, weeklies, shoppers and directories in each of our five geographic regions as of June 30, 2007 are listed below.

Northeast Region

Publication	Principal City, State	Type

The Enterprise	Brockton, MA	Daily

The MetroWest Daily News	Framingham, MA	Daily

The Milford Daily News	Milford, MA	Daily

The Daily News Transcript	Norwood, MA	Daily

Patriot Ledger	Quincy, MA	Daily

The Daily News Tribune	Waltham, MA	Daily

The Herald News	Fall River, MA	Daily

Taunton Daily Gazette	Taunton, MA	Daily

Huntington Herald-Dispatch	Huntington, WV	Daily

Norwich Bulletin	Norwich, CT	Daily

Abington Mariner	Abington, MA	Paid Weekly

The Beacon	Acton/Boxboro, MA	Paid Weekly

Allston/Brighton TAB	Allston, MA	Paid Weekly

Amesbury News	Amesbury, MA	Paid Weekly

The Arlington Advocate	Arlington, MA	Paid Weekly

Ashland TAB	Ashland, MA	Paid Weekly

Bedford Minuteman	Bedford, MA	Paid Weekly

Belmont Citizen-Herald	Belmont, MA	Paid Weekly

Beverly Citizen	Beverly, MA	Paid Weekly

Billerica Minuteman	Billerica, MA	Paid Weekly

The Bolton Common	Bolton, MA	Paid Weekly

Tri-Town Transcript	Boxford, MA	Paid Weekly

Braintree Forum	Braintree, MA	Paid Weekly

The Cape Codder	Brewster, MA	Paid Weekly

Burlington Union	Burlington, MA	Paid Weekly

Cambridge Chronicle	Cambridge, MA	Paid Weekly

Canton Journal	Canton, MA	Paid Weekly

Carver Reporter	Carver, MA	Paid Weekly

Chelmsford Independent	Chelmsford, MA	Paid Weekly

The Lancaster Times & Clinton Courier	Clinton, MA	Paid Weekly

Cohasset Mariner	Cohasset, MA	Paid Weekly

The Concord Journal	Concord, MA	Paid Weekly

Danvers Herald	Danvers, MA	Paid Weekly

Dover/Sherborn Press	Dover, MA	Paid Weekly

Publication	Principal City, State	Type

Halifax/Plympton Reporter	Halifax, MA	Paid Weekly

Hamilton-Wenham Chronicle	Hamilton, MA	Paid Weekly

Hanover Mariner	Hanover, MA	Paid Weekly

The Harvard Post	Harvard, MA	Paid Weekly

Harwich Oracle	Harwich, MA	Paid Weekly

The Hingham Journal	Hingham, MA	Paid Weekly

Holbrook Sun	Holbrook, MA	Paid Weekly

Holliston TAB	Holliston, MA	Paid Weekly

Hopkinton Crier	Hopkinton, MA	Paid Weekly

Hudson Sun	Hudson, MA	Paid Weekly

The Register	Barnstable, MA	Paid Weekly

Ipswich Chronicle	Ipswich, MA	Paid Weekly

Kingston Reporter	Kingston, MA	Paid Weekly

Lexington Minuteman	Lexington, MA	Paid Weekly

Lincoln Journal	Lincoln, MA	Paid Weekly

Littleton Independent	Littleton, MA	Paid Weekly

Malden Observer	Malden, MA	Paid Weekly

Mansfield News	Mansfield, MA	Paid Weekly

Marblehead Reporter	Marblehead, MA	Paid Weekly

The Sentinel	Marion, MA	Paid Weekly

Marlborough Enterprise	Marlborough, MA	Paid Weekly

Marshfield Mariner	Marshfield, MA	Paid Weekly

The Beacon-Villager	Maynard/Stow, MA	Paid Weekly

Medfield Press	Medfield, MA	Paid Weekly

Medford Transcript	Medford, MA	Paid Weekly

Melrose Free Press	Melrose, MA	Paid Weekly

Natick Bulletin & Tab	Natick, MA	Paid Weekly

North Andover Citizen	North Andover, MA	Paid Weekly

The Northborough/ Southborough Villager	Northborough/ Southborough, MA	Paid Weekly

Norton Mirror	Norton , MA	Paid Weekly

Norwell Mariner	Norwell, MA	Paid Weekly

Easton Journal	Easton, MA	Paid Weekly

Westwood Press	Westwood, MA	Paid Weekly

Georgetown Record	Georgetown, MA	Paid Weekly

Northeast Region (continued)
Publication	Principal City, State	Type

Old Colony Memorial	Plymouth, MA	Paid Weekly

The Reading Advocate	Reading, MA	Paid Weekly

Roslindale Transcript	Roslindale, MA	Paid Weekly

Saugus Advertiser	Saugus, MA	Paid Weekly

Scituate Mariner	Scituate, MA	Paid Weekly

Sharon Advocate	Sharon, MA	Paid Weekly

Shrewsbury Chronicle	Shrewsbury, MA	Paid Weekly

Somerville Journal	Somerville, MA	Paid Weekly

Stoughton Journal	Stoughton, MA	Paid Weekly

The Sudbury Town Crier	Sudbury, MA	Paid Weekly

Swampscott Reporter	Swampscott, MA	Paid Weekly

Tewksbury Advocate	Tewksbury, MA	Paid Weekly

Wakefield Observer	Wakefield, MA	Paid Weekly

Wareham Courier	Wareham, MA	Paid Weekly

Watertown TAB & Press	Watertown, MA	Paid Weekly

The Wayland Town Crier	Wayland, MA	Paid Weekly

The Wellesley Townsman	Wellesley, MA	Paid Weekly

West Roxbury Transcript	West Roxbury, MA	Paid Weekly

Westborough News	Westborough, MA	Paid Weekly

Westford Eagle	Westford, MA	Paid Weekly

The Weston Town Crier	Weston, MA	Paid Weekly

Weymouth News	Weymouth, MA	Paid Weekly

The Winchester Star	Winchester, MA	Paid Weekly

Norwood Bulletin	Norwood, MA	Paid Weekly

Pembroke Mariner & Reporter	Pembroke, MA	Paid Weekly

The North Attleborough Free Press	North Attleborough, MA	Paid Weekly

The WalpoleTimes	Walpole, MA	Paid Weekly

Avon Messenger	Avon, MA	Free Weekly

Country Gazette	Bellingham, MA	Free Weekly

North Shore Sunday	Danvers, MA	Free Weekly

Bridgewater Independent	Bridgewater, MA	Free Weekly

Brookline TAB	Brookline, MA	Free Weekly

Cambridge TAB	Cambridge, MA	Free Weekly

Duxbury Reporter	Duxbury, MA	Free Weekly

East Bridgewater Star	E. Bridgewater, MA	Free Weekly

Publication	Principal City, State	Type

Framingham TAB	Framingham, MA	Free Weekly

Hanson Town Crier	Hanson, MA	Free Weekly

Lakeville Call	Lakeville, MA	Free Weekly

Needham Times	Needham, MA	Free Weekly

Newton TAB	Newton, MA	Free Weekly

The Newburyport Current	Newburyport, MA	Free Weekly

Plymouth Bulletin	Plymouth, MA	Free Weekly

Randolph Herald	Randolph, MA	Free Weekly

Raynham Call	Raynham, MA	Free Weekly

Rockland Standard	Rockland, MA	Free Weekly

Salem Gazette	Salem, MA	Free Weekly

Stoneham Sun	Stoneham, MA	Free Weekly

Taunton Call	Taunton, MA	Free Weekly

West Bridgewater Times	W. Bridgewater, MA	Free Weekly

Whitman Times	Whitman, MA	Free Weekly

Wilmington Advocate	Wilmington, MA	Free Weekly

Woburn Advocate	Woburn, MA	Free Weekly

OJornal	Fall River, MA	Free Weekly

El Latino Expreso	Fall River, MA	Free Weekly

The Point	Fall River, MA	Free Weekly

Falmouth Bulletin	Falmouth, MA	Free Weekly

Sandwich Broadsider	Sandwich, MA	Free Weekly

Bourne Courier	Bourne, MA	Free Weekly

Cape Ann Beacon	Cape Ann, MA	Free Weekly

The Wrap/Quincy	Quincy, MA	Shopper

The Wrap/Brockton	Brockton, MA	Shopper

Brockton Pennysaver	Brockton, MA	Shopper

Mashpee/Cotuit Pennysaver	Cotuit, MA	Shopper

Dennis Pennysaver	Dennis, MA	Shopper

Hyannis/Centerville Pennysaver	Hyannis, MA	Shopper

Yarmouth Pennysaver	S. Yarmouth, MA	Shopper

Better Living	Fall River, MA	Shopper

South Coast Life	Taunton, MA	Shopper

Shop Local Town and Country	Norwich, CT	Shopper

Shop Local Shoreline	Norwich, CT	Shopper

The Putnam Herald	Huntington, WV	Shopper

The Lawrence Herald	Huntington, WV	Shopper

Western Region

Publication	Principal City, State	Type

Benton Evening News	Benton, IL	Daily

Daily Ledger	Canton, IL	Daily

Carmi Times	Carmi, IL	Daily

Du Quoin Evening Call	Du Quoin, IL	Daily

The Journal Standard	Freeport, IL	Daily

Eldorado Daily Journal	Harrisburg, IL	Daily

Harrisburg Daily Register	Harrisburg, IL	Daily

La Junta Tribune - Democrat	La Junta, CO	Daily

Macomb Journal	Macomb, IL	Daily

Marion Daily Republican	Marion, IL	Daily

Daily Review Atlas	Monmouth, IL	Daily

The Olney Daily Mail	Olney, IL	Daily

Pekin Daily Times	Pekin, IL	Daily

Daily Leader	Pontiac, IL	Daily

The Daily Independent	Ridgecrest, CA	Daily

Star Courier	Kewanee, IL	Daily

Telluride Daily Planet	Telluride, CO	Daily

Daily American	West Frankfort, IL	Daily

Siskiyou Daily News	Yreka, CA	Daily

Journal Star	Peoria, IL	Daily

The Register-Mail	Galesburg, IL	Daily

The State Journal-Register	Springfield, IL	Daily

The Courier	Lincoln, IL	Daily

Rockford Register Star	Rockford, IL Daily	Daily

Advocate Press	Flora, IL	Paid Weekly

Press	Addison/Bensenville/ Wood Dale, IL	Paid Weekly

Times Record	Aledo, IL	Paid Weekly

Life	Berwyn/Cicero, IL	Paid Weekly

Suburban Life	Brookfield, IL	Paid Weekly

The Weekly Times	Carmi, IL	Paid Weekly

Press	Carol Stream/ Bloomingdale/ Glendale Heights, IL	Paid Weekly

Randolph County Herald Tribune	Chester, IL	Paid Weekly

Steeleville Ledger	Steeleville, IL	Paid Weekly

Christopher Progress	Christopher, IL	Paid Weekly

Clintonville Tribune - Gazette	Clintonville, WI	Paid Weekly

Publication	Principal City, State	Type

Ridgeway News	Shawneetown, IL	Paid Weekly

Tri-County News	Cottonwood, MN	Paid Weekly

Suburban Life	Countryside, IL	Paid Weekly

Suburban Life	Darien, IL	Paid Weekly

Reporter	Downers Grove, IL	Paid Weekly

The Ashley News	Ashley, IL	Paid Weekly

The Du Quoin News	Du Quoin, IL	Paid Weekly

Press	Elmhurst, IL	Paid Weekly

The Blade	Fairbury, IL	Paid Weekly

The Geneseo Republic	Geneseo, IL	Paid Weekly

Cambridge Chronicle	Cambridge, IL	Paid Weekly

Orion Gazette	Orion, IL	Paid Weekly

Arizona Silverbelt	Globe, AZ	Paid Weekly

Moccasin	Globe, AZ	Paid Weekly

Granite Falls Advocate Tribute	Granite Falls, MN	Paid Weekly

The Gridley Herald	Gridley, CA	Paid Weekly

The Spokesman	Herrin, IL	Paid Weekly

Suburban Life	Hinsdale, IL	Paid Weekly

Farmside	Huntley, IL	Paid Weekly

Suburban Life	La Grange, IL	Paid Weekly

Ag Journal	La Junta, CO	Paid Weekly

Bent County Democrat	Bent, CO	Paid Weekly

Fowler Tribune	Fowler, CO	Paid Weekly

Reporter	Lemont, IL	Paid Weekly

Spectator	Lombard, IL	Paid Weekly

Oquawka Current	Oquawka, IL	Paid Weekly

Montevideo American News	Montevideo, MN	Paid Weekly

Dunsmuir News	Dunsmuir, CA	Paid Weekly

Mount Shasta Herald	Mount Shasta, CA	Paid Weekly

Weed Press	Weed, CA	Paid Weekly

Murphysboro American	Murphysboro, IL	Paid Weekly

Newton Press Mentor	Newton, IL	Paid Weekly

Norris City Banner	Norris City, IL	Paid Weekly

The Weekly Mail	Olney, IL	Paid Weekly

Home Times	Pontiac, IL	Paid Weekly

Redwood Gazette	Redwood Falls, MN	Paid Weekly

Suburban Life	Riverside, IL	Paid Weekly

Gallatin Democrat	Shawneetown, IL	Paid Weekly

Western Region (continued)
Publication	Principal City, State	Type

Sleepy Eye Herald Dispatch	Sleepy Eye, MN	Paid Weekly

St. James Plaindealer	St. James, MN	Paid Weekly

Midway Driller	Taft, CA	Paid Weekly

Norwood Post	Norwood, CO	Paid Weekly

Silverton Standard	Silverton, CO	Paid Weekly

Teutopolis Press	Teutopolis, IL	Paid Weekly

SI Trader	West Frankfort, IL	Paid Weekly

Argus	Villa Park, IL	Paid Weekly

The Wabasso Standard	Wabasso, MN	Paid Weekly

Press	Winfield/Warrenville/ West Chicago, IL	Paid Weekly

Suburban Life	Westchester, IL	Paid Weekly

Progress	Westmont, IL	Paid Weekly

Reporter	Bolingbrook/Lisle/ Naperville, IL	Paid Weekly

Galva News	Galva, IL	Paid Weekly

Republican	Batavia, IL	Free Weekly

Republican	Geneva, IL	Free Weekly

News	Glen Ellyn, IL	Free Weekly

Republican	St. Charles, IL	Free Weekly

Leader	Wheaton, IL	Free Weekly

Espejo	Rockford, IL	Free Weekly

The Paper	Galesburg, IL	Free Weekly

White County Shopper News	Carmi, IL	Shopper

CCAP Special	Flora, IL	Shopper

The Scene	Freeport, IL	Shopper

Freeport Ink	Freeport, IL	Shopper

Fulton County Shopper	Canton, IL	Shopper

Gila County Advantage	Globe, AZ	Shopper

The Gridley Shopping News	Gridley, CA	Shopper

Publication	Principal City, State	Type

Henry County Advertizer/ Shopper	Geneseo, IL	Shopper

The Spokesman Extra	Herrin, IL	Shopper

Marion Daily Extra	Marion, IL	Shopper

McDonough County Shopper	Macomb, IL	Shopper

Money Stretcher	Galatia, IL	Shopper

Pennysaver	Monmouth, IL	Shopper

The Star Advisor	Montevideo, MN	Shopper

The Link	Mount Shasta, CA	Shopper

American Monday	Murphysboro, IL	Shopper

Jasper County News Eagle	Olney, IL	Shopper

Advantage	Olney, IL	Shopper

The Tazewell County Shopper	Pekin, IL	Shopper

Livingston Shopping News	Pontiac, IL	Shopper

Redwood Falls Livewire	Redwood Falls, MN	Shopper

ridgecrestweekly.com	Ridgecrest, CA	Shopper

Brown County Reminder	Sleepy Eye, MN	Shopper

Town and Country Shopper	St. James, MN	Shopper

Tri-County Shopper	Kewanee, IL	Shopper

Springfield Shopper	Springfield, IL	Shopper

Bargain Hunter	Taft, CA	Shopper

Real Estate Source	Telluride, CO	Shopper

Town Crier	Aledo, IL	Shopper

Select Homes	Downers Grove, IL	Shopper

Franklin Press	West Frankfort, IL	Shopper

The Link	Yreka, CA	Shopper

Star Shopper	Rockford, IL	Shopper

US Express	Peoria, IL	Shopper

Perkin Express	Peoria, IL	Shopper

Logan County Shopper	Lincoln, IL	Shopper

Springfield Advertiser	Springfield, IL	Shopper

Northern Midwest Region

Publication	Principal City, State	Type

The Daily Telegram	Adrian, MI	Daily

Boonville Daily News	Boonville, MO	Daily

Charles City Press	Charles City, IA	Daily

Cheboygan Daily Tribune	Cheboygan, MI	Daily

Constitution Tribune	Chillicothe, MO	Daily

The Daily Reporter	Coldwater, MI	Daily

Crookston Daily Times	Crookston, MN	Daily

Devils Lake Daily Journal	Devils Lake, ND	Daily

Sentinel-Standard	Ionia, MI	Daily

Kansas City Kansan	Kansas City, KS	Daily

Kirksville Daily Express & News	Kirksville, MO	Daily

Leavenworth Times	Leavenworth, KS	Daily

Chronicle Herald	Macon, MO	Daily

Maryville Daily Forum	Maryville, MO	Daily

The Mexico Ledger	Mexico, MO	Daily

Moberly Monitor Index	Moberly, MO	Daily

The Evening News	Sault Ste. Marie, MI	Daily

Sturgis Journal	Sturgis, MI	Daily

Nebraska City News Press	Nebraska City, NE	Paid Weekly

Linn County Leader	Brookfield, MO	Paid Weekly

Mackinaw Journal	Cheboygan, MI	Paid Weekly

Bronson Journal	Bronson, MI	Paid Weekly

Jonesville Independent	Jonesville, MI	Paid Weekly

Union City Register Tribune	Union City, MI	Paid Weekly

Times Plain Dealer	Cresco, IA	Paid Weekly

Eldora Herald Ledger	Eldora, IA	Paid Weekly

Hardin County Index	Eldora, IA	Paid Weekly

The Valley Journal	Halstad, MN	Paid Weekly

Hamburg Reporter	Hamburg, IA	Paid Weekly

New Hampton Tribune	New Hampton, IA	Paid Weekly

Publication	Principal City, State	Type

Syracuse Journal Democrat	Syracuse, NE	Paid Weekly

Lansing This Week	Leavenworth, KS	Free Weekly

The Fort Leavenworth Lamp	Leavenworth, KS	Free Weekly

Adrian Access Shopper	Adrian, MI	Shopper

Adrian Medley	Adrian, MI	Shopper

The Record	Boonville, MO	Shopper

Sho Me Shopper	Brookfield, MO	Shopper

The Extra	Charles City, IA	Shopper

Northeast Iowa Shopper	Charles City, IA	Shopper

Shopper Fair	Cheboygan, MI	Shopper

C.T. Extra	Chillicothe, MO	Shopper

Chronicle Shopper	Leavenworth, KS	Shopper

The Reporter Extra	Coldwater, MI	Shopper

Coldwater Shoppers Guide	Coldwater, MI	Shopper

The Extra	Cresco, IA	Shopper

Crookston Valley Shopper	Crookston, MN	Shopper

The Country Peddler	Devils Lake, ND	Shopper

The Gentry County Shopper	Albany, MO	Shopper

The Shopper	Halstad, MN	Shopper

Penny Press 4	Hiawatha, KS	Shopper

Sentinel Standard TMC	Ionia, MI	Shopper

Wyandotte County Shopper	Kansas City, KS	Shopper

Kirksville Crier	Kirksville, MO	Shopper

NEMO Trader	La Plata, MO	Shopper

Macon Journal	Macon, MO	Shopper

Penny Press 2	Maryville, MO	Shopper

The Shopper	Moberly, MO	Shopper

Penny Press 1	Nebraska City, NE	Shopper

Tri County Buyers Guide	Sault Ste. Marie, MI	Shopper

Sturgis Gateway Shopper	Sturgis, MI	Shopper

Southern Midwest Region

Publication	Principal City, State	Type

Arkadelphia Daily Siftings Herald	Arkadelphia, AR	Daily

Augusta Daily Gazette	Augusta, KS	Daily

The Bastrop Daily Enterprise	Bastrop, LA	Daily

Lake Sun Leader	Camdenton, MO	Daily

The Carthage Press	Carthage, MO	Daily

Derby Reporter	Derby, KS	Daily

The El Dorado Times	El Dorado, KS	Daily

The Daily World	Helena, AR	Daily

Hope Star	Hope, AR	Daily

Beauregard Daily News	DeRidder, LA	Daily

Leesville Daily Leader	Leesville, LA	Daily

Southwest Daily News	Sulphur, LA	Daily

McPherson Sentinel	McPherson, KS	Daily

Neosho Daily News	Neosho, MO	Daily

The Pratt Tribune	Pratt, KS	Daily

Rolla Daily News	Rolla, MO	Daily

Stuttgart Daily Leader	Stuttgart, AR	Daily

The Daily Guide	Waynesville, MO	Daily

Wellington Daily News	Wellington, KS	Daily

The Repository	Canton, OH	Daily

The Independent	Massilon, OH	Daily

The Times-Reporter	Dover/New Philadelphia, OH	Daily

Gurdon Times	Arkadelphia, AR	Paid Weekly

The Donaldsonville Chief	Donaldsonville, LA	Paid Weekly

Gonzales Weekly Citizen	Gonzales, LA	Paid Weekly

The Vedette	Greenfield/Miller, MO	Paid Weekly

The Sun Times	Heber Springs, AR	Paid Weekly

Nevada County Picayune	Hope, AR	Paid Weekly

Vinton News	Vinton, LA	Paid Weekly

The Post - Focus on Rural Living	Neosho, MO	Paid Weekly

Newport Independent	Newport, AR	Paid Weekly

The Cajun Gazette	Pierre Part, LA	Paid Weekly

Publication	Principal City, State	Type

Post South	Plaquemine, LA	Paid Weekly

Barber County Index	Medicine Lodge, KS	Paid Weekly

St. Johns News	St. Johns, KS	Paid Weekly

Kiowa County Signal	Greensburg, KS	Paid Weekly

St. James Leader Journal	St. James, MO	Paid Weekly

West Side Star	Laurie, MO	Free Weekly

Lake Lifestyles Magazine	Osage Beach, MO	Free Weekly

Lake Area News Focus	Osage Beach, MO	Free Weekly

Vacation News	Osage Beach, MO	Free Weekly

Fort Wood Guide	Waynesville, MO	Free Weekly

Lake Sun Leader - Homes	Camdenton, MO	Free Weekly

The Suburbanite	Green, OH	Free Weekly

Tube Tab	Osage Beach, MO	Free Weekly

Lake of Ozarks Real Estate	Osage Beach, MO	Free-Weekly

The Job Guide	Camdenton, MO	Free-Weekly

Arkadelphia Extra	Arkadelphia, AR	Shopper

The Pennysaver	Bastrop, LA	Shopper

Lake Sun Leader - Pennysaver	Camdenton, MO	Shopper

At Home	Columbia, MO	Shopper

The Carthage Press Scope	Carthage, MO	Shopper

Real Estate Guide	Columbia, MO	Shopper

Shoppers Guide	Derby, KS	Shopper

Shoppers Guide	El Dorado, KS	Shopper

Nickel Ads	Gonzales, LA	Shopper

The Marketeer	Gonzales, LA	Shopper

Lake Stockton Shopper	Greenfield/Miller, MO	Shopper

Daily World TMC	Helena, AR	Shopper

Star Extra	Hope, AR	Shopper

Big Nickel	Joplin, MO	Shopper

Calcasieu Shopper	Sulphur, LA	Shopper

South Central Kansas Shoppers Guide	McPherson, KS	Shopper

Lake of the Ozarks Boats	Osage Beach, MO	Shopper

Neighborhood Showcase	Neosho, MO	Shopper

West Bank Shopper	Plaquemine, LA	Shopper

Sunflower Shopper	Pratt, KS	Shopper

Rolla Daily News “Plus”	Rolla, MO	Shopper

The Xtra	Stuttgart, AR	Shopper

Pulaski County Weekly	Waynesville, MO	Shopper

The Weekender	Wellington, KS	Shopper

Guardian	Sulphur, LA	Shopper

Stark Values	Canton, OH	Shopper

TMC-EXTRA	Dover/New Philadelphia, OH	Shopper

Atlantic Region

Publication	Principal City, State	Type

The Leader	Corning, NY	Daily

The Evening Telegram	Herkimer, NY	Daily

The Wayne Independent	Honesdale, PA	Daily

Evening Tribune	Hornell, NY	Daily

Mineral Daily News Tribune	Keyser, WV	Daily

The Evening Times	Little Falls, NY	Daily

The Standard Journal	Milton, PA	Daily

The Palladium-Times	Oswego, NY	Daily

Morning Times	Sayre, PA	Daily

The Record Herald	Waynesboro, PA	Daily

Wellsville Daily Reporter	Wellsville, NY	Daily

Daily Messenger	Canandaigua, NY	Daily

Utica Observer-Dispatch	Utica, NY	Daily

Mid-York Weekly	Hamilton, NY	Paid Weekly

The Villager	Moscow, PA	Paid Weekly

Carbondale News	Carbondale, PA	Paid Weekly

Genesee Country Express	Dansville, NY	Paid Weekly

Echo Pilot	Greencastle, PA	Paid Weekly

The News Eagle	Hawley, PA	Paid Weekly

The Chronicle Express	Penn Yan, NY	Paid Weekly

Jackson Star News	Ravenswood, WV	Paid Weekly

Jackson Herald	Ripley, WV	Paid Weekly

Brighton-Pittsford Post	Brighton/ Pittsford, NY	Paid Weekly

East Rochester Post	East Rochester, NY	Paid Weekly

Greece Post	Greece, NY	Paid Weekly

Irondequoit Post	Irondequoit, NY	Paid Weekly

Webster Post	Webster, NY	Paid Weekly

Brockport-Spencerport Post	Brockport/ Spencerport, NY	Paid Weekly

Gates-Chili Post	Gates/Chili, NY	Paid Weekly

Henrietta Post	Henrietta, NY	Paid Weekly

Penfield Post	Penfield, NY	Paid Weekly

Perinton-Fairport Post	Perinton/ Fairport, NY	Paid Weekly

Saugerties Post Star	Saugerties, NY	Paid Weekly

Courier Journal	Palmyra, NY	Paid Weekly

Steuben Courier Advocate	Bath, NY	Free Weekly

Publication	Principal City, State	Type

Messenger Post Connection	Canandaigua, NY	Free Weekly

Fusion	Utica, NY	Free Weekly

The Pennysaver	Utica, NY	Shopper

Hornell Canisteo Penn-E-Saver	Canisteo, NY	Shopper

Corning Pennysaver	Corning, NY	Shopper

Geneseeway Shopper	Dansville, NY	Shopper

Dansville-Wayland Pennysaver	Dansville/Wayland, NY	Shopper

Images	Herkimer, NY	Shopper

The Independent Extra	Honesdale, PA	Shopper

The Tribune Extra	Hornell, NY	Shopper

The Shopper	Horseheads, NY	Shopper

Today’s Shopper	Keyser, WV	Shopper

Catskill Shopper	Liberty, NY	Shopper

Mohawk Valley Pennysaver	Ft. Plain, NY	Shopper

Palladium Pennysaver	Oswego, NY	Shopper

Star Herald Weekender	Ripley, WV	Shopper

Mountain Pennysaver	Saugerties, NY	Shopper

Saugerties Pennysaver	Saugerties, NY	Shopper

The Times Extra	Sayre, PA	Shopper

Allegany County Pennysaver	Wellsville, NY	Shopper

Chronicle Ad-Viser	Penn Yan, NY	Shopper

AdNet Direct Fairport/Perinton	Fairport/Perinton, NY	Shopper

AdNet Direct Greece	Greece, NY	Shopper

AdNet Direct Palmyra/Macedon	Palmyra/Macedon, NY	Shopper

AdNet Direct Victor/ Farmington	Victor/ Farmington, NY	Shopper

AdNet Direct Brighton/ Henrietta/Pittsford	Brighton/ Henrietta/Pittsford, NY	Shopper

AdNet Direct Canandaigua/Naples	Canandaigua/ Naples, NY	Shopper

AdNet Direct Gates/Chili	Gates/Chili, NY	Shopper

AdNet Direct Irondequoit	Irondequoit, NY	Shopper

AdNet Direct Penfield/East Rochester	Penfield/ East Rochester, NY	Shopper

Yellow Page Directories

Publication	Principal City, State	Type

Roseville Directory	Roseville, CA	Yellow Page Directory

Greater Sacramento Directory	Sacramento, CA	Yellow Page Directory

Auburn/Grass Valley/Nevada City Directory	Auburn/Grass Valley/ Nevada City, CA	Yellow Page Directory

Folsom/EI Dorado/Placerville Directory	Folsom/EI Dorado/ Placerville, CA	Yellow Page Directory

Publication	Principal City, State	Type

Michigan & Indiana Phone Guide	St. Joseph County, MI and LaGrange County, IN	Yellow Page Directory

Michigan & Indiana Phone Guide	Branch County, MI and Steuben County, IN	Yellow Page Directory

The Siskiyou County Connection	Mt. Shasta, CA	Yellow Page Directory

List of Websites

Our websites as of June 30, 2007 are listed below.

Arkadelphia Daily Siftings Herald	siftingsherald.com
Arkadelphia Extra	siftingsherald.com
The Sun Times	thesuntimes.com
Daily World TMC	helena-arkansas.com
The Daily World	helena-arkansas.com
Hope Star	hopestar.com
Star Extra	hopestar.com
Newport Independant	newportindependent.com
Nevada County Picayune	picayune-times.com
Stuttgart Daily Leader	stuttgartdailyleader.com
The Extra	stuttgartdailyleader.com
Arizona Silver Belt	silverbelt.com
The Gridley Herald	gridleyherald.com
The Gridley Shopping News	gridleyherald.com
Dunsmuir News	mtshastanews.com
Mount Shasta Herald	mtshastanews.com
Weed Press	mtshastanews.com
The Daily Independent	ridgecrestca.com
Daily Midway Driller	taftmidwaydriller.com
Siskiyou Daily News	siskiyoudaily.com
Siskiyou Daily News Extra	siskiyoudaily.com
Ag Journal	agjournalonline.com
La Junta Tribune Democrat	lajuntatribunedemocrat.com
Norwood Post	norwoodpost.com
Telluride Daily Planet	telluridegateway.com
Charles City Press	charlescitypress.com
Times-Plain Dealer	crescotimes.com
Hamburg Reporter	hamburgreporter.com
New Hampton Tribune	northeastiowafocus.com
Addison Press	chicagosuburbannews.com
Times Record	aledotimesrecord.com
Benton Evening News	bentoneveningnews.com
Berwyn Life	chicagosuburbannews.com
Cambridge Chronicle	cambridgechronicle.com
Canton Daily Ledger	cantondailyledger.com
Carmi Times	carmitimes.com
Darien Suburban Life	chicagosuburbannews.com
Downers Grove Reporter	chicagosuburbannews.com
Hinsdale Suburban Life	chicagosuburbannews.com
Lemont Reporter	chicagosuburbannews.com
Westmont Progress	chicagosuburbannews.com
Du Quoin Evening Call	duquoin.com
Advocate Press	advocatepress.com
The Journal Standard	journalstandard.com
Money Stretcher	galatiamoneystretcher.com
The Paper	thepaper.net
The Geneseo Republic	geneseorepublic.com
Geneva Republican	chicagosuburbannews.com
Bloomingdale Press	chicagosuburbannews.com
Carol Stream Press	chicagosuburbannews.com

Countryside Suburban Life	chicagosuburbannews.com
Elmhurst Press	chicagosuburbannews.com
Glen Ellyn News	chicagosuburbannews.com
Itasca Press Roselle Press	chicagosuburbannews.com
Lombard Spectator	chicagosuburbannews.com
Villa Park Argus	chicagosuburbannews.com
Harrisburg Daily Register	dailyregister.com
Star Courier	starcourier.com
La Grange Park Suburban Life	chicagosuburbannews.com
Lisle Reporter	chicagosuburbannews.com
Macomb Journal	macombjournal.com
Marion Daily Republican	mariondaily.com
Daily Review Atlas	reviewatlas.com
Brookfield Suburban Life	chicagosuburbannews.com
Suburban Life	chicagosuburbannews.com
Westchester Suburban Life	chicagosuburbannews.com
Advantage	olneydailymail.com
The Olney Daily Mail	olneydailymail.com
Orion Gazette	oriongazette.com
Pekin Daily Times	pekintimes.com
Daily Leader	pontiacdailyleader.com
Batavia Republican	chicagosuburbannews.com
Springfield Shopper	springfield-shopper.net
Huntley Farmside	chicagosuburbannews.com
Press	chicagosuburbannews.com
St. Charles Republican	chicagosuburbannews.com
Daily American	dailyamericannews.com
SI Trader	sitraders.com
Wheaton Leader	chicagosuburbannews.com
Augusta Daily Gazette	augustagazette.com
Derby Reporter	derbydailyrep.com
The El Dorado Times	eldoradotimes.com
Kiowa County Signal	kiowacountysignal.com
Kansas City Kansan	kansascitykansan.com
The Lansing Chronicle Times	lansingchronicletimes.com
Chronicle Shopper	leavenworthshopper.com
Leavenworth Times	leavenworthtimes.com
McPherson Sentinel	mcphersonsentinel.com
The Pratt Tribune	pratttribune.com
Wellington Daily News	wgtndailynews.com
The Bastrop Daily Enterprise	bastropenterprise.com
Beauregard Daily News	deridderdailynews.com
Ascension Citizen	ascensioncitizen.com
Nickel Ads	ascensioncitizen.com
The Marketeer	ascensioncitizen.com
Leesville Daily Leader	leesvilledailyleader.com
Post South	postsouth.com
West Bank Shopper	postsouth.com
Southwest Daily News	sulphurdailynews.com
The Register	barnstableregister.com
Country Gazette	thecountrygazette.com
Amesbury News	amesburynews.com

Beverly Citizen	beverlycitizen.com
Danvers Herald	danversherald.com
Georgetown Record	georgetownrecord.com
Hamilton-Wenham Chronicle	hamiltonwenhamchronicle.com
Medford Transcript	medfordtranscript.com
Melrose Free Press	melrosefreepress.com
The Newburyport Current	newburyportcurrent.com
North Andover Citizen	northandovercitizen.com
North Shore Sunday	northshoresunday.com
Stoneham Sun	stonehamsun.com
Tri-Town Transcript	tritowntranscript.com
Wakefield Observer	wakefieldobserver.com
Billerica Minuteman	thebillericaminuteman.com
The Enterprise	enterprisenews.com
The Lancaster Times & Clinton Courier	timesandcourier.com
The Beacon	actonbeacon.com
Bedford Minuteman	bedfordminuteman.com
Burlington Union	burlingtonunion.com
Chelmsford Independent	chelmsfordindependent.com
The Concord Journal	concordjournal.com
Littleton Independent	littletonindependent.com
The Reading Advocate	readingadvocate.com
Tewksbury Advocate	tewksburyadvocate.com
Lincoln Journal	thelincolnjournal.com
Wilmington Advocate	wilmingtonadvocate.com
Woburn Advocate	woburnadvocate.com
The Herald News	heraldnews.com
Ashland TAB	ashlandweekly.com
Canton Journal	cantonjournal.com
The Daily News Transcript	dailynewstranscript.com
The Framingham Tab	framinghamtab.com
Holliston TAB	hollistontab.com
Hopkinton Crier	hopkintoncrier.com
Medfield Press	medfieldpress.com
The MetroWest Daily News	metrowestdailynews.com
Natick Bulletin and Tab	natickbulletinandtab.com
Norton Mirror	nortonmirror.com
Stoughton Journal	stoughtonjournal.com
The Sudbury Town Crier	sudburytowncrier.com
The Wayland Town Crier	waylandtowncrier.com
The Weston Town Crier	westontowncrier.com
The Bolton Common	boltoncommon.com
The Harvard Post	harvardpost.com
Cohasset Mariner	cohassetmariner.com
The Hingham Journal	hinghamjournal.com
Ipswich Chronicle	ipswichchronicle.com
The Arlington Advocate	arlingtonadvocate.com
Belmont Citizen-Herald	belmontcitizenherald.com
Lexington Minuteman	lexingtonminuteman.com
The Winchester Star	thewinchesterstar.com
Marblehead Reporter	marbleheadreporter.com

Swampscott Reporter	swampscottreporter.com
Hudson Sun	hudsonsun.com
Marlborough Enterprise	marlboroughenterprise.com
Abington Rockland Mariner	abingtonmariner.com
Carver Reporter	carverreporter.com
Duxbury Reporter	duxbury.wickedlocal.com
East Bridgewater Star	eastbridgewaterstar.com
Hanover Mariner	hanovermariner.com
Marshfield Mariner	marshfieldmariner.com
Norwell Mariner	norwellmariner.com
Pembroke Mariner & Reporter	pembrokemariner.com
The Beacon-Villager	beaconvillager.com
Malden Observer	maldenobserver.com
Easton Journal	theeastonjournal.com
The Milford Daily News	milforddailynews.com
Mansfield News	themansfieldnews.com
Mothertown	mothertown.com
The North Attleborough Free Press	nafreepress.com
Allston Brighton TAB	allstonbrightontab.com
Brookline TAB	brooklinetab.com
Cambridge TAB	cambridgetab.com
Dover-Sherborn Press	doversherbornpress.com
Needham Times	needhamtimes.com
Newton TAB	newtontab.com
Watertown TAB & Press	watertowntab.com
West Roxbury Transcript	westroxburytranscript.com
The Villager	northboroughvillager.com
Norwood Bulletin	norwoodbulletin.com
The Cape Codder	capecodder.com
Harwich Oracle	harwichoracle.com
Halifax Plympton Reporter	halifaxreporter.com
Kingston Reporter	kingstonreporter.com
Old Colony Memorial	plymouth.wickedlocal.com
The Sentinel	thesentinelnewspaper.com
Wareham Courier	wareham.wickedlocal.com
The Patriot Ledger	ledger.com
Avon Messenger	avonmessenger.com
Bridgewater Independent	bridgewaterindependent.com
Easton Bulletin	eastonbulletin.com
Hanson Town Crier	hansontowncrier.com
Lakeville Call	lakevillecall.com
Randolph Herald	randolphherald.com
Raynham Call	raynhamcall.com
Taunton Call	tauntoncall.com
Rockland Standard	therocklandstandard.com
West Bridgewater Times	westbridgewatertimes.com
Roslindale - West Roxbury Transcript	parkwaytranscript.com
Somerville Journal	somervillejournal.com
The Daily News Tribune	dailynewstribune.com
The Wellesley Townsman	wellesleytownsman.com
Westborough News	westboronews.com

Braintree Forum	braintreeforum.com
Holbrook Sun	holbrooksun.com
Salem Gazette	thesalemgazette.com
Westford Eagle	westfordeagle.com
Sharon Advocate	sharonadvocate.com
Westwood Press	thewestwoodpress.com
Shrewsbury Chronicle	theshrewsburychronicle.com
Scituate Mariner	scituatemariner.com
Saugus Advertiser	saugusadvertiser.com
Roslindale Transcript	roslindaletranscript.com
Whitman Times	whitmantimes.com
Weymouth News	theweymouthnews.com
The Daily Telegram	lenconnect.com
Cheboygan Daily Tribune	cheboygannews.com
Mackinaw Journal	cheboygannews.com
Bronson Journal	thebronsonjournal.com
The Daily Reporter	thedailyreporter.com
Union City Register Tribune	thedailyreporter.com
The Evening News	sooeveningnews.com
Sturgis Journal	sturgisjournal.com
Sentinel-Standard	sentinel-standard.com
Crookston Daily Times	crookstontimes.com
Granite Falls Advocate Tribune	granitefallsnews.com
Montevideo American News	montenews.com
Redwood Gazette	redwoodfallsgazette.com
Sleepy Eye Herald Dispatch	sleepyeyenews.com
St. James Plain Dealer	stjamesnews.com
Boonville Daily News	boonvilledailynews.com
Linn County Leader	linncountyleader.com
Lake Sun Leader	lakesunleader.com
The Westside Star	westsidestar.net
The Carthage Press	carthagepress.com
Constitution Tribune	chillicothenews.com
Big Nickel	bignickel.com
Kirksville Daily Express	kirksvilledailyexpress.com
Chronicle Herald	maconch.com
Macon Journal	maconch.com
Maryville Daily Forum	maryvilledailyforum.com
The Mexico Ledger	mexicoledger.com
Moberly Monitor Index	moberlymonitor.com
Neosho Daily News	neoshodailynews.com
Rolla Daily News	therolladailynews.com
The Daily Guide	waynesvilledailyguide.com
Devils Lake Daily Journal	devilslakejournal.com
Nebraska City News	ncnewspress.com
Syracuse Journal Democrat	journaldemocrat.com
The Leader	the-leader.com
GateHouse Media	gatehousemedia.com
The Evening Telegram	herkimertelegram.com
Evening Tribune	eveningtribune.com
The Evening Times	littlefallstimes.com
The Palladium Times	pall-times.com

Wellsville Daily Reporter	wellsvilledaily.com
The News Eagle	neagle.com
The Wayne Independent	wayneindependent.com
The Standard Journal	standard-journal.com
Morning Times	morning-times.com
The Record Herald	therecordherald.com
Mineral Daily News Tribune	newstribune.info
Daily Messenger	mpnewspapers.com
The Taunton Daily Gazette	tauntongazette.com
OJornal	ojornal.com
El Latino Expreso	neexpreso.com
SureWest Directories	surewestdirectories.com
The Repository	cantonrepository.com
The Repository	jacksonrep.com
The State Journal-Register	cityguidespringfield.com
The State Journal-Register	sj-r.com
The Independent	indeonline.com
The Courier	lincolncourier.com
Journal Star	pjstar.com
The Register-Mail	registermail.com
The Suburbanite	thesuburbanite.com
The Times-Reporter	timesreporter.com
The Walpole Times	walpoletimes.com
The Observer-Dispatch	uticaod.com
The Herald-Dispatch	herald-dispatch.com
Norwich Bulletin	norwichbulletin.com
Rockford Register Star	rrstar.com
Rockford Register Star	rockfordwoman.com
Bourne Courier	bournecourier.com
Cape Ann Beacon	capeannbeacon.com
Falmouth Bulletin	falmouthbulletin.com
Sandwich Broadsider	sandwichbroadsider.com

INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Information of GateHouse Media, Inc.
General Information	F-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007.	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2006	F-6
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2007	F-7
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2006	F-8
Notes and Management’s Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-9

Audited Financial Statements of CP Media
Report of Independent Auditors	F-21
Balance Sheets as of July 3, 2005 and April 2, 2006.	F-22
Statements of Operations for the years ended June 27, 2004, July 3, 2005 and for the nine months ended March 27, 2005 and April 2, 2006	F-23
Statements of Changes in Redeemable Preferred Stock and Parent Company Deficit as of June 29, 2003, June 27, 2004, July 3, 2005 and April 2, 2006	F-24
Statements of Cash Flows for the years ended June 27, 2004, July 3, 2005 and for the nine months ended April 2, 2006	F-25
Notes to Financial Statements	F-26

Audited Consolidated Financial Statements of Enterprise NewsMedia, LLC
Reports of Independent Registered Public Accounting Firms	F-43
Consolidated Balance Sheets as of December 31, 2004 and 2005.	F-46
Consolidated Statements of Operations for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005	F-47
Consolidated Statements of Cash Flows for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005	F-48

Consolidated Statements of Shareholders’ Deficit, Member’s Interest and Comprehensive Income (Loss) for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005

F-50
Notes to Consolidated Financial Statements	F-53

Unaudited Condensed Interim Financial Statements of Enterprise NewsMedia, LLC
Condensed Consolidated Balance Sheet as of March 31, 2006	F-71
Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2006	F-72
Condensed Consolidated Statements of Member’s Interest and Comprehensive Income (Loss) for the three months ended March 31, 2006	F-73
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2006	F-74
Notes to Condensed Consolidated Financial Statements	F-75

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Financial Information

As of March 31, 2007

(In thousands, except for share and per share amounts)

General Information

The following unaudited pro forma condensed consolidated financial information sets forth the historical financial information for the three months ended March 31, 2006, as of and for the three months ended March 31, 2007, and for the year ended December 31, 2006 as derived from our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2006 give effect to each of the following as if they had occurred on January 1, 2006:

•	the acquisition of substantially all of the assets, and the assumption of certain liabilities, of CP Media on June 6, 2006 (the “CNC Acquisition”);

•	the acquisition of all the equity interests of Enterprise NewsMedia, LLC on June 6, 2006 (the “Enterprise Acquisition” and, together with the CNC Acquisition, the “Massachusetts Acquisitions”);

•

the acquisition of all of the equity interests of certain wholly-owned subsidiaries of Copley and the acquisition of certain assets and liabilities of Copley which, taken together, comprised Copley’s midwest (Ohio and Illinois) operations and business on April 11, 2007 (the “Copley Acquisition”);

•

the acquisition of substantially all of the assets, and assumption of certain liabilities of four daily newspapers owned by Gannett in Rockford, Illinois; Utica, New York; Norwich, Connecticut and Huntington, West Virginia on May 7, 2007 (the “Gannett Acquisition”);

•

the entry into the 2007 Financings (the “2007 Financings”), consisting of a $945,000 term loan facility, a delayed draw term loan of $250,000 million and a $300,000 bridge term loan credit facility (the “Bridge Facility”); and

•	the tax effects of each of the above.

The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2007 give effect to all of the above, except the 2006 acquisitions, as if they had occurred on January 1, 2006.

The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2006 and March 31, 2007 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 are further adjusted to give effect to our follow-on public offering (“Offering”) and the related partial repayment of indebtedness as if they had occurred on January 1, 2006.

The unaudited proforma condensed consolidated balance sheet as of March 31, 2007 gives effect to the Copley and Gannett Acquisitions for the impact of purchase accounting to the values of the assets and liabilities acquired and related deferred tax liabilities, the elimination of certain assets and liabilities not acquired and the 2007 Financings. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 is further adjusted for the Offering and the related partial repayment of indebtedness.

The unaudited pro forma condensed consolidated financial statements do not give pro forma effect to:

•	the acquisition of all the issued and outstanding capital stock of SureWest Directories from SureWest Communications for an aggregate purchase price of approximately $110,305 in February of 2007;

•	the acquisition of seven publications for an aggregate purchase price of approximately $72,220 in February of 2007;

•	the acquisition of 25 publications (excluding the acquisitions noted above) for an aggregate purchase price of $23,815 during the three months ended March 31, 2007; and

•	the acquisition of nine publications (excluding the acquisitions noted above) for an aggregate purchase price of $11,752 during the year ended December 31, 2006.

The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if these transactions had occurred on the date indicated and are not intended to project our results of operations or financial position for any future period or date.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and primary assumptions are described in the accompanying notes.

You should read the unaudited pro forma financial information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and GateHouse Media, Inc.’s historical consolidated financial statements and related notes incorporated by reference in this prospectus.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2007

(In thousands)

	GateHouse Media (A)	Copley (B)	Gannett (C)	Adjustments (D)		Pro forma	Offering Adjustments (E)		Pro forma as adjusted
Assets:
Cash and cash equivalents	$6,557	$2,379	$935	$(552	)(1)	$9,319	$9,051	(1)	$18,370
Accounts receivable, net	58,709	13,248	11,902	(2,109	)(2)	81,750	—		81,750
Inventory	4,921	2,504	2,744	(1,261	)(2,3)	8,908	—		8,908
Prepaid expenses	3,246	654	7,521	(1,788	)(2)	9,633	—		9,633
Deferred income taxes	2,896	—	—	—		2,896	—		2,896
Other current assets	1,658	—	—	—		1,658	—		1,658

Total current assets	77,987	18,785	23,102	(5,710)		114,164	9,051		123,215
Property, plant and equipment, net	110,102	58,286	47,855	521	(2,4)	216,764	—		216,764
Goodwill	602,463	359,823	24,196	(51,793	)(2,5)	934,689	—		934,689
Intangible assets, net	481,532	—	—	309,163	(2,6)	790,695	—		790,695
Deferred financing costs, net	8,425	—	—	4,150	(7)	12,575	(3,130	)(2)	9,445
Other assets	5,439	5,054	205	(4,418	)(2)	6,280	—		6,280
Assets held for sale	2,352	—	—	76,277	(2)	78,629	—		78,629

Total assets	$1,288,300	$441,948	$95,358	$328,190		$2,153,796	$5,921		$2,159,717

Liabilities and Stockholders’ Equity:
Current portion of long-term liabilities	$868	$—	$—	$—		$868	$—		$868
Accounts payable	5,099	1,890	1,581	(410	)(2)	8,160	—		8,160
Accrued expenses	23,937	6,882	1,215	(596	)(2)	31,438	—		31,438
Deferred revenue	16,353	6,670	3,610	(622	)(2)	26,011	—		26,011
Deferred income taxes	—	1,218	—	(1,218	)(2)	—	—		—
Other current liabilities	—	4,920	—	—		4,920	—		4,920
Note payable to parent company	—	185,000	—	(185,000	)(2)	—	—		—
Current liabilities held for sale	—	—	—	1,277	(2)	1,277	—		1,277
Dividend payable	14,489	—	—	—		14,489	—		14,489

Total current liabilities	60,746	206,580	6,406	(186,569)		87,163	—		87,163
Long-term debt, less current portion	690,000	—	—	805,000	(8)	1,495,000	(300,000	)(2)	1,195,000
Long-term liabilities	2,869	3,060	233	(2,076	)(2)	4,086	—		4,086
Deferred income taxes	69,392	43,206	5,214	(15,558	)(9)	102,254	(1,225	)(2)	101,029
Pension and other post-retirement benefit obligations	14,062	6,801	—	(6,801	)(2)	14,062	—		14,062

Total liabilities	837,069	259,647	11,853	593,996		1,702,565	(301,225)		1,401,340
Common stock	381	—	—	—		381	170	(3)	551
Additional paid-in capital	487,080	—	—	—		487,080	308,881	(3)	795,961
Accumulated other comprehensive loss	(4,998)	—	—	—		(4,998)	—		(4,998)
Accumulated (deficit) earnings	(31,172)	182,301	83,505	(265,806	)(10)	(31,172)	(1,905	)(2)	(33,077)
Treasury stock	(60)	—	—	—		(60)	—		(60)

Total stockholders’ equity	451,231	182,301	83,505	(265,806)		451,231	307,146		758,377

Total liabilities and stockholders’ equity	$1,288,300	$441,948	$95,358	$328,190		$2,153,796	$5,921		$2,159,717

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(In thousands, except for share and per share amounts)

	GateHouse Media (A)	Enterprise (B)	CNC (C)	Copley (D)	Gannett (E)	Adjustments (F)		Pro forma	Offering Adjustments (G)		Pro forma as adjusted
Revenues:
Advertising	$238,721	$24,175	$35,550	$104,000	$89,679	$(15,650	)(1)	$476,475	—		$476,475
Circulation	52,656	8,226	5,222	44,238	23,914	(4,336	)(1)	129,920	—		129,920
Commercial printing and other	23,553	235	1,633	10,591	5,008	(3,561	)(1)	37,459	—		37,459

Total revenues	314,930	32,636	42,405	158,829	118,601	(23,547)		643,854	—		643,854
Operating costs and expenses:
Operating costs	160,877	23,789	25,611	93,170	64,916	(15,395	)(1,2)	352,968	—		352,968
Selling, general and administrative	91,272	5,000	8,772	43,706	19,697	(10,679	)(1,3)	157,768	—		157,768
Depreciation and amortization	24,051	2,953	1,716	11,083	3,748	11,244	(1,4)	54,795	—		54,795
Transaction costs related to Merger and Massachusetts Acquisitions	—	4,420	—	—	—	—		4,420	—		4,420
Integration and reorganization	4,486	—	—	—	—	—		4,486	—		4,486
Impairment of long-lived assets	917	—	—	—	—	—		917	—		917
Other expense (income)	700	—	—	45	—	—		745	—		745

Total operating expenses	282,303	36,162	36,099	148,004	88,361	(14,830)		576,099	—		576,099

Operating income (loss)	32,627	(3,526)	6,306	10,825	30,240	(8,717)		67,755	—		67,755
Interest expense
Debt	35,994	2,161	4,248	—	—	61,530	(5)	103,933	(20,460	)(1)	83,473
Other interest expense	—	—	2,488	13,061	—	(15,549	)(5)	—	—		—
Amortization of deferred financing costs	544	72	137	—	—	3,644	(6)	4,397	—		4,397
Unrealized gain on derivative instrument	(1,150)	—	—	—	—	—		(1,150)	—		(1,150)
Loss on extinguishment of debt	2,086	1,363	—	—	—	—		3,449	—		3,449
Other expense (income)	—	(104)	(12)	49	—	84	(7)	17			17

Income (loss) from operations before tax	(4,847)	(7,018)	(555)	(2,285)	30,240	(58,426)		(42,891)	20,460		(22,431)
Income tax expense (benefit)	(3,273)	—	1,161	(1,042)	12,126	(22,925	)(1,8)	(13,953)	8,010	(2)	(5,943)

Income (loss) from continuing operations	$(1,574)	$(7,018)	$(1,716)	$(1,243)	$18,114	$(35,501)		$(28,938)	$12,450		$(16,488)

Weighted average shares outstanding (H)
Basic and diluted	25,087,535							25,087,535			41,589,659
Income (loss) per share from continuing operations (H)
Basic and diluted	$(0.06)							$(1.15)			$(0.40)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2007

(In thousands, except for share and per share amounts)

	GateHouse Media (A)	Copley (D)	Gannett (E)	Adjustments (F)		Pro forma	Offering Adjustments (G)		Pro forma as adjusted
Revenues:
Advertising	$71,248	$23,341	$20,189	$(3,424	)(1)	$111,354	—		$111,354
Circulation	17,257	10,994	5,682	(1,073	)(1)	32,860	—		32,860
Commercial printing and other	6,479	2,745	1,421	(771	)(1)	9,874	—		9,874

Total revenues	94,984	37,080	27,292	(5,268)		154,088	—		154,088
Operating costs and expenses:
Operating costs	52,538	22,944	15,620	(3,574	)(1,2)	87,528	—		87,528
Selling, general and administrative	30,621	10,690	4,909	(1,734	)(1,3)	44,486	—		44,486
Depreciation and amortization	8,802	2,423	999	2,753	(1,4)	14,977	—		14,977
Integration and reorganization	838	—	—	—		838	—		838
Impairment of long-lived assets	119	—	—	—		119	—		119
Other expense (income)	13	—	—	—		13	—		13

Total operating expenses	92,931	36,057	21,528	(2,555)		147,961	—		147,961

Operating income (loss)	2,053	1,023	5,764	(2,713)		6,127	—		6,127
Interest expense
Debt	10,217	—	—	15,766	(5)	25,983	(5,115	)(1)	20,868
Other interest expense	—	3,817	—	(3,817	)(5)	—	—		—
Amortization of deferred financing costs	223	—	—	94	(6)	317	—		317
Unrealized loss on derivative instrument	383	—	—	—		383	—		383
Other expense (income)	(205)	(20)	—	—		(225)	—		(225)

Income (loss) from operations before tax	(8,565)	(2,774)	5,764	(14,756)		(20,331)	5,115		(15,216)
Income tax expense (benefit)	(2,486)	(1,120)	2,312	(5,787	)(1,8)	(7,081)	2,003	(2)	(5,078)

Income (loss) from continuing operations	$(6,079)	$(1,654)	$3,452	$(8,969)		$(13,250)	$3,112		$(10,138)

Weighted average shares outstanding (H)
Basic and diluted	38,097,167					38,097,167			54,599,291
Income (loss) per share from continuing operations—(H) Basic and diluted	$(0.16)					$(0.35)			$(0.19)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2006

(In thousands, except for share and per share amounts)

	GateHouse Media (A)	Enterprise (B)	CNC (C)	Copley (D)	Gannett (E)	Adjustments (F)		Pro forma		Offering Adjustments (G)		Pro forma as adjusted
Revenues:
Advertising	$36,459	$13,072	$19,841	$24,625	$20,490	$(3,624	)(1)		110,863	—		110,863
Circulation	8,495	4,773	3,091	10,925	5,910	(1,112	)(1)		32,082	—		32,082
Commercial printing and other	5,021	128	698	2,663	1,160	(1,020	)(1)		8,650	—		8,650

Total revenues	49,975	17,973	23,630	38,213	27,560	(5,756)			151,595	—		151,595
Operating costs and expenses:
Operating costs	25,971	11,180	13,915	23,259	16,104	(3,857	)(1,2)		86,572	—		86,572
Selling, general and administrative	14,880	5,446	5,944	10,573	4,801	(2,501	)(1,3,9)		39,143	—		39,143
Depreciation and amortization	3,599	1,532	854	2,711	964	3,745	(1,4)		13,405	—		13,405
Integration and reorganization	1,710	—	—	—	—	—			1,710	—		1,710
Other expense (income)	441	—	(4)	—	—	—			437	—		437

Total operating expenses	46,601	18,158	20,709	36,543	21,869	(2,613)			141,267	—		141,267
Operating income (loss)	3,374	(185)	2,921	1,670	5,691	(3,143)			10,328	—		10,328
Interest expense
Debt	5,176	1,391	2,424	—	—	16,992	(5)		25,983	(5,115	)(1)	20,868
Other interest expense	—	1	1,471	2,892	—	(4,364	)(5)		—	—
Amortization of deferred financing costs	30	55	81	—	—	933	(6)		1,099	—		1,099
Unrealized gain on derivative instrument	(2,605)	—	—	—	—	—			(2,605)	—		(2,605)
Other expense (income)	—	(54)	—	(19)	—	50	(7)		(23)	—		(23)

Income (loss) from operations before tax	773	(1,578)	(1,055)	(1,203)	5,691	(16,754)			(14,126)	5,115		(9,011)
Income tax expense (benefit)	368	—	265	(535)	2,282	(6,570	)(1,8)		(4,190)	2,003	(2)	(2,187)

Income (loss) from continuing operations	$405	$(1,578)	$(1,320)	$(668)	$3,409	$(10,184)		$	(9,936)	$3,112		$(6,824)

Weighted average shares outstanding (H)
Basic	22,214,445								22,214,445			38,716,569
Diluted	22,464,996								22,214,445			38,716,569
Income (loss) per share from continuing operations-(H)
Basic	$0.02								$(0.45)			$(0.18)
Diluted	$0.02								$(0.45)			$(0.18)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC,

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements

(In thousands, except for share and per share amounts)

1. Adjustment to Pro Forma Condensed Consolidated Balance Sheet

(A) GateHouse Media, Inc.

Reflects historical unaudited consolidated statement of financial position for GateHouse Media, Inc. (the “Company”) as of March 31, 2007.

(B) Copley

Reflects historical unaudited consolidated statement of financial position for the Copley Acquisition as of April 1, 2007.

(C) Gannett

Reflects historical unaudited consolidated statement of financial position for the Gannett Acquisition as of April 1, 2007.

(D) Adjustments

(1)	Reflects the net adjustment of the consolidated cash position due to change in net asset and liabilities and cash balance after the Copley Acquisition, the Gannett Acquisition and the 2007 Financings.

(2)	Reflects the elimination of certain assets and liabilities included in the historical balance sheets of Copley and Gannett but not purchased by the Company and the reclassification of certain assets and liabilities acquired in the Gannett Acquisition to a held for sale position:

	Assets & liabilities not assumed	Assets & liabilities held for sale
Accounts receivable, net	$—	$2,109
Inventory	—	661
Prepaid expenses	—	1,788
Property, plant and equipment, net	—	3,804
Goodwill	—	37,572
Intangible assets, net	—	30,341
Other assets	4,416	2

Total	$4,416	$76,277

Accounts payable	$—	$410
Accrued expenses	351	245
Deferred revenue	—	622
Deferred income taxes	1,218	—
Long term liabilities	2,076	—
Note payable to parent company	185,000	—
Pension and other post-retirement benefit obligations	6,801	—

Total	$195,446	$1,277

(3)	Reflects the elimination of the LIFO reserve of $600 recorded in the historical statements of Copley. The elimination adjusts the inventory to a FIFO basis.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

(4)	Reflects the purchase adjustments to record property, plant and equipment at fair value. Fair value was determined based on preliminary valuations.

Fair value of property, plant and equipment acquired:

Copley	$61,672
Gannett	48,794

		$110,466

Elimination of book value of assets acquired:

Copley	(58,286)
Gannett	(47,855)

		(106,141)

Adjustment to property, plant and equipment:		$4,325

(5)	The Company consummated the acquisition of all the stock of certain wholly-owned subsidiaries of Copley and the acquisition of certain assets and liabilities of Copley which, taken together, comprised Copley’s midwest (Ohio and Illinois) operations and business on April 11, 2007;

On May 7, 2007, the Company consummated the acquisition of substantially all of the assets, and the assumption of certain liabilities of four daily newspapers owned by Gannett in Rockford, Illinois; Utica, New York; Norwich, Connecticut; and Huntington, West Virginia;

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma condensed Consolidated Financial Statements—(Continued)

(In thousands, except for share and per share amounts)

The total purchase price for the Copley Acquisition and the Gannett Acquisition, including transaction costs, was $801,401, subject to adjustment. The following table summarizes the components of the purchase price and the fair values of assets acquired and liabilities assumed as of March 31, 2007. The estimates of the fair value of assets acquired are based on preliminary valuations.

	Copley	Gannett	Total
Components of the purchase price:
Cash consideration	$380,000	$410,000	$790,000
Payment of fees and expenses	1,632	9,695	11,327
Payment of working capital settlement	12	62	74

Total purchase price	381,644	419,757	801,401
Fair value of assets acquired and liabilities assumed:
Current assets	18,185	23,102	41,287
Other assets	637	205	842
Property, plant and equipment	61,672	48,794	110,466
Intangible assets	171,662	167,842	339,504

Total assets	252,156	239,943	492,099
Current liabilities	20,012	6,406	26,418
Deferred income taxes	24,743	8,118	32,861
Other long-term liabilities	984	233	1,217

Total liabilities	45,739	14,757	60,496

Net assets acquired	206,417	225,186	431,603

Goodwill (total purchase price less net assets acquired)	175,227	194,571	369,798
Elimination of historical goodwill	(359,823)	(24,196)	(384,019)

	$(184,596)	$170,375	$(14,221)

(6)	Reflects the purchase adjustments to record intangible assets at fair value.

Fair value of intangible assets acquired:

	Life in Years	Copley	Gannett	Total
Subscriber relationships	14-16	$40,098	$31,000	$71,098
Advertiser lists	14-16	95,183	108,143	203,326
Mastheads	Indefinite	36,381	28,699	65,080

Pro forma adjustment		$171,662	$167,842	$339,504

(7)	Reflects the capitalization of additional debt issuance costs in connection with the 2007 Financings.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

(8)	The pro forma adjustments relating to the Copley Acquisition and the Gannett Acquisition and related 2007 Financings is comprised of:

	Historical Debt	Additional Debt	Pro forma
Term Loan Facility – B	$670,000	$—	$670,000
Delayed Draw Term Loan Facility	20,000	230,000	250,000
Term Loan Facility – C	—	275,000	275,000
Bridge Loan Facility	—	300,000	300,000

	$690,000	$805,000	$1,495,000

The 2007 Financings in the amount of $1,495 million reflects $945 million of borrowings of the term loans, $250 million under the delayed drawn term loan and $300 million of borrowings under the bridge loan credit facility.

(9)	The pro forma adjustment to deferred income taxes reflects the difference between book and tax bases, primarily intangible assets, at an estimated 39.15% tax rate for a net adjustment of $15,558.

(10)	Reflects adjustments to eliminate the historical equity of Copley and Gannett.

(E) Offering Adjustments

(1) Represents the adjustment to reflect the net impact of the Offering on cash equivalents:

Gross offering proceeds	$323,170
Less: Offering costs	(2,000)
Underwriters’ discount	(12,119)
Repayment of Bridge Facility	(300,000)

Net excess cash from Offering	$9,051

(2) Represents the adjustment to reflect the repayment of the Bridge Facility in the amount of $300,000 and the write-off of the related deferred financing cost of $3,130 and the related tax impact of $1,225.

(3) The following is a summary of the adjustments to reflect the Offering and the intended application of a portion of the net proceeds of the Offering to repay the Bridge Facility:

	Common Stock	Additional paid-in capital	Stockholders’ equity

Gross Offering proceeds from the assumed sale of 17,000,000 common shares (par value $0.01) at $19.01 per share	$170	$323,000	$323,170

Less: Offering costs	—	(2,000)	(2,000)
Underwriters’ discount	—	(12,119)	(12,119)

Net proceeds from Offering	$170	$308,881	$309,051

Repayment of Bridge Facility			(300,000)

Net excess cash from Offering			$9,051

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for share and per share amounts)

2.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

(A)	GateHouse Media, Inc.

Reflects historical consolidated statement of operations for the Company for the year ended December 31, 2006 and for the three months ended March 31, 2007 and 2006.

(B)	Enterprise NewsMedia, LLC (“Enterprise”)

Reflects historical consolidated statement of operations for Enterprise for the year ended December 31, 2006 and for the three months ended March 31, 2006. The year ended December 31, 2006 includes the period from January 1, 2006 to June 6, 2006, the date of acquisition by the Company.

(C)	CP Media (“CNC”)

The historical results of operations for the calendar year ended December 31, 2006 includes the period from January 2, 2006 to June 6, 2006, the date of acquisition by the Company. The historical results of operations for the three month period in 2006 have been derived from the historical financial statements of CP Media for the nine months ended April 2, 2006 and represents the period from January 1, 2006 to April 2, 2006.

(D)	Copley

Reflects historical consolidated statement of operations for the Copley Acquisition for the year ended December 31, 2006. The historical results of operations for the three months period in 2006 represents the period from January 2, 2006 to April 2, 2006. The historical results of operations for the three months period in 2007 represents the period from January 1, 2007 to April 1, 2007.

(E)	Gannett

Reflects historical consolidated statement of operations for the Gannett Acquisition for the year ended December 31, 2006 and the three months ended April 1, 2007 and March 26, 2006.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

(F)	Adjustments

(1)	Reflects the adjustment to eliminate the revenue and expenses related to the group of assets and liabilities from the Gannett Acquisition held for sale:

	Total year ended December 31, 2006	Total three months ended March 31, 2007	Total three months ended March 31, 2006
Revenues:
Advertising	$15,650	$3,424	$3,624
Circulation	4,336	1,073	1,112
Commercial printing and other	3,561	771	1,020

Operating costs and expenses:
Operating costs	13,702	3,166	3,439
Selling, general and administrative	3,798	869	1,004
Depreciation and amortization	567	151	142
Income tax expense (benefit)	2,197	433	470

Income (loss) from operations	$3,283	$649	$701

(2)	Reflects the elimination of the LIFO reserve adjustment in inventory to restate the balance on a FIFO basis and the elimination of expenses related to the pension and postretirement plans not continued by the Company.

	Total year ended December 31, 2006	Total three months ended March 31, 2007	Total three months ended March 31, 2006
Copley—LIFO adjustment	$48	$—	$—
Gannett—Pension and postretirement adjustment	1,645	408	418

	$1,693	$408	$418

(3)	Reflects the elimination of certain expenses related to liabilities included in the historical statement of operations of Copley and Gannett but not assumed by the Company.

	Total year ended December 31, 2006	Total three months ended March 31, 2007	Total three months ended March 31, 2006
Copley:
Pension, postretirement and other retirement plans	$6,332	$729	$1,597
Gannett:
Pension, postretirement and other retirement plans	549	136	139

	$6,881	$865	$1,736

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

(4)	Portions of the costs of the Massachusetts Acquisitions were allocated to the following depreciable property, plant and equipment and definitive lived intangibles as follows:

Enterprise:
			Pro forma expense
Asset Category	Fair value	Remaining estimated useful life in years	Period from January 1 to June 6, 2006	Three months ended March 31, 2006
Buildings	$2,500	25	$42	$25
Leasehold Improvements	478	6	33	20
Machinery & Equipment	4,053	10	169	101
Furniture & Fixtures	602	10	25	15
Auto & Trucks	1,296	5	108	65
Computer Software & Equipment	3,331	3	463	278

Total pro forma depreciation expense			840	504

Subscriber Relationships	20,606	14	613	368
Subscriber Relationships (a)	1,733	16	45	27
Advertiser Relationships	52,846	18	1,223	734
Non-compete	986	2	205	123

Total pro forma amortization expense			2,086	1,252

Total pro forma depreciation and amortization expense			$2,926	$1,756

(a)	Due to historically different attrition rates, a weekly publication at Enterprise was determined to have a longer remaining useful life.

CNC:
			Pro forma expense
Asset Category	Fair value	Remaining estimated useful life in years	Period from January 1 to June 6, 2006	Three months ended March 31, 2006
Buildings	$7,310	25	$122	$73
Leasehold Improvements	1,548	6	108	65
Machinery & Equipment	6,632	10	276	166
Furniture & Fixtures	450	10	19	11
Auto & Trucks	301	5	25	15
Computer Software & Equipment	1,515	3	211	126

Total pro forma depreciation expense			761	456

Subscriber Relationships	10,781	18	250	150
Advertiser Relationships	76,194	15	2,117	1,270

Total pro forma amortization expense			2,367	1,420

Total pro forma depreciation and amortization expense			$3,128	$1,876

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

Copley:
			Pro forma expense
Asset Category	Fair value	Remaining estimated useful life in years	Total year ended December 31, 2006	Three months ended March 31, 2007	Three months ended March 31, 2006
Buildings	$22,465	25	$899	$225	$225
Machinery & Equipment	31,011	10	3,101	775	775
Furniture & Fixtures	862	10	86	22	22
Auto & Trucks	1,201	5	240	60	60
Computer Software & Equipment	793	3	264	66	66

Total pro forma depreciation expense			4,590	1,148	1,148

Subscriber Relationships	40,098	14	2,864	716	716
Advertiser Relationships	95,183	14	6,799	1,700	1,700

Total pro forma amortization expense			9,663	2,416	2,416

Total pro forma depreciation and amortization expense			$14,253	$3,564	$3,564

Gannett:
			Pro forma expense
Asset Category	Fair value	Remaining estimated useful life in years	Total year ended December 31, 2006	Three months ended March 31, 2007	Three months ended March 31, 2006
Buildings	$16,604	25	$665	$166	$166
Machinery & Equipment	25,244	10	2,524	631	631
Furniture & Fixtures	1,252	10	125	31	31

Total pro forma depreciation expense			3,314	828	828

Subscriber Relationships	25,396	16	1,587	398	398
Advertiser Relationships	88,594	16	5,537	1,384	1,384

Total pro forma amortization expense			7,124	1,782	1,782

Total pro forma depreciation and amortization expense			$10,438	$2,610	$2,610

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

The following tables summarize the pro forma adjustments:

	Enterprise	CNC	Copley	Gannett	Total year ended December 31, 2006
Pro forma depreciation expense	$840	$761	$4,590	$3,314	$9,505
Pro forma amortization expense	2,086	2,367	9,663	7,124	21,240
Less: historical depreciation expense	(723)	(1,105)	(10,467)	(3,100)	(15,395)
Less: historical amortization expense	(2,230)	(611)	(616)	(81)	(3,538)

	$(27)	$1,412	$3,170	$7,257	$11,812

			Copley	Gannett	Total three months ended March 31, 2007
Pro forma depreciation expense			$1,148	$828	$1,976
Pro forma amortization expense			2,416	1,782	4,198
Less: historical depreciation expense			(2,304)	(828)	(3,132)
Less: historical amortization expense			(119)	(20)	(139)

			$1,141	$1,762	$2,903

	Enterprise	CNC	Copley	Gannett	Total three months ended March 31, 2006
Pro forma depreciation expense	$504	$456	$1,148	$828	$2,936
Pro forma amortization expense	1,252	1,420	2,416	1,782	6,870
Less: historical depreciation expense	(470)	(487)	(2,529)	(802)	(4,288)
Less: historical amortization expense	(1,062)	(367)	(182)	(20)	(1,631)

	$224	$1,022	$853	$1,788	$3,887

(5)	Represents adjustment to reflect the interest expense of the 2007 Financings for the periods presented. The following table illustrates the assumed interest rates and amounts of borrowings the pro forma interest expense calculation is based on. The term loan, delayed draw term loan, bridge facility and the revolving loan facility average rate is LIBOR based. The term loan and delayed draw term loan variable interest rate is effectively converted to a fixed rate loan under five interest rate swap agreements for notional amounts of $300,000, $270,000, $100,000, $250,000 and $200,000, except for a $75,000 unhedged portion of the term loan which is expected to be repaid with proceeds of the assets held for sale. Unused commitment fees are based on the remaining balance of the $40,000 of the total revolving credit facility. Letter of credit fees are a quarterly fee equal to the applicable margin for the LIBOR based loans on the aggregate amount of outstanding letters of credit.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

	Year ended December 31, 2006
	Average Rate	Margin	Total Rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
Term Loan Facility - B	4.778%	2.00%	6.778%	$670,000	$45,414
Delayed Draw Term Loan Facility	4.971%	2.00%	6.971%	250,000	17,428
Term Loan Facility - C	5.156%	2.25%	7.406%	275,000	20,366
Bridge Facility	5.320%	1.50%	6.820%	300,000	20,460
Unused commitment fees	0.50%	—	0.500%	40,000	200
Letter of credit fees	2.00%	—	2.000%	3,269	65

					$103,933	$42,403	$61,530

Historical weighted average debt balance					$612,235
Weighted average interest rate					8.17%

	Three months ended March 31, 2007
	Average Rate	Margin	Total Rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
Term Loan Facility - B	4.778%	2.00%	6.778%	$670,000	$11,354
Delayed Draw Term Loan Facility	4.971%	2.00%	6.971%	250,000	4,357
Term Loan Facility - C	5.156%	2.25%	7.406%	275,000	5,091
Bridge Facility	5.320%	1.50%	6.820%	300,000	5,115
Unused commitment fees	0.50%	—	0.500%	40,000	50
Letter of credit fees	2.00%	—	2.000%	3,269	16

					$25,983	$10,217	$15,766

Historical weighted average debt balance					$624,000
Weighted average interest rate					7.32%

	Three months ended March 31, 2006
	Average Rate	Margin	Total Rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
Term Loan Facility - B	4.778%	2.00%	6.778%	$670,000	$11,354
Delayed Draw Term Loan Facility	4.971%	2.00%	6.971%	250,000	4,357
Term Loan Facility - C	5.156%	2.25%	7.406%	275,000	5,091
Bridge Facility	5.320%	1.50%	6.820%	300,000	5,115
Unused commitment fees	0.50%	—	0.500%	40,000	50
Letter of credit fees	2.00%	—	2.000%	3,269	16

					$25,983	$8,991	$16,992

Historical weighted average debt balance					$516,723
Weighted average interest rate					5.87%

The impact of a 1/8 of 1% change in interest rates related to our variable rate debt would be $469, $117 and $117 for the year ended December 31, 2006, and the three months ended March 31, 2006 and 2007, respectively.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

The elimination of other interest expense for the year ended December 31, 2006 and the three months ended March 31, 2006 also includes interest expense of $2,488 and $1,472, respectively, related to mandatory redeemable preferred stock which was redeemed in connection with the CNC Acquisition. For the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007, the elimination of other interest expense also included interest expense on an intercompany demand note held by Copley of $13,061, $2,892 and $3,817, respectively.

	Year ended December 31, 2006	Three months ended March 31, 2007	Three months ended March 31, 2006
Pro forma other interest expense	$—	$—	$—

Less: historical other interest expense	(15,549)	(3,817)	(4,364)

Net adjustment to other interest expense	$(15,549)	$(3,817)	$(4,364)

(6)	Deferred financing costs consist of costs incurred in connection with debt financings. Such costs are amortized to interest expense on a straight-line basis over the remaining terms of the related debt. Reflects the net adjustment to a total deferred financing cost amount of $13,091 amortized over a weighted average life of 2.7 years as follows:

	Year ended December 31, 2006	Three months ended March 31, 2007	Three months ended March 31, 2006
Pro forma deferred financing costs	$4,397	$317	$1,099
Less: historical costs	(753)	(223)	(166)

Net adjustment	$3,644	$94	$933

(7)	Reflects the elimination of certain expenses related to liabilities included in the historical statement of operations of Enterprise but not assumed by the Company. The amount represents net interest income related to the triple net lease agreement which was not assumed as a result of the Enterprise Acquisition. The amount is reflective of the rental income to a third party partially offset by interest expense related to the mortgage of that property.

(8)	The pro forma adjustment reflects the income tax effect of pro forma adjustments. The tax effect is calculated based on a 39.15% effective tax rate.

(9)	Reflects the adjustment to pension and postretirement expense for Enterprise based on the fair value adjustment of pension assets and obligations.

Three months ended March 31, 2006
Adjusted pension expense	$748
Less: Historical pension expense	(509)

Net adjustment to pension and post retirement expense	$239

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for share and per share amounts)

(G) Offering Adjustments

The following represents adjustments to reflect the effect of proceeds from our Offering on our pro forma operations:

(1)	Reflects a net reduction in interest expense (debt) from our Offering-related transaction due to repayment of the bridge facility.

	Year ended December 31, 2006	Three months ended March 31, 2007	Three months ended March 31, 2006
Average Rate	5.320%	5.320%	5.320%
Margin	1.50%	1.50%	1.50%

Total Rate	6.820%	6.820%	6.820%
Amount of borrowing	$300,000	$300,000	$300,000

Reduction of interest expense	$20,460	$5,115	$5,115

(2)	Represents the adjustment to income taxes based on the Offering adjustments. The tax effect is calculated based on a 39.15% tax rate.

(H) Pro Forma Outstanding Shares

The pro forma Offering adjustments reflect the number of shares necessary to extinguish the $300,000 Bridge Facility.

	GateHouse Media Historical	Gatehouse Media Pro forma	Offering adjustments	Pro forma as adjusted

Year ended December 31, 2006: Basic and diluted weighted average shares outstanding	25,087,535	25,087,535	16,502,124	41,589,659
Three months ended March 31, 2007: Basic and diluted weighted average shares outstanding	38,097,167	38,097,167	16,502,124	54,599,291
Three months ended March 31, 2006: Basic weighted average shares outstanding	22,214,445	22,214,445	16,502,124	38,716,569
Diluted weighted average shares outstanding	22,464,996	22,214,445	16,502,124	38,716,569

Report of Independent Auditors

To the Board of Directors and Shareholders of

Herald Media Holdings, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in redeemable preferred stock and parent company deficit and of cash flows present fairly, in all material respects, the financial position of CP Media, which is a division of Herald Media Holdings, Inc. (the “Company”) at July 3, 2005 and April 2, 2006, and the results of their operations and their cash flows for the years ended June 27, 2004 and July 3, 2005 and for the nine months ended April 2, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s and CP Media’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

CP Media is comprised of the Company’s community newspaper publishing operations. The accompanying statements include allocations of certain expenses directly attributable to the operations of CP Media as well an allocation of the Company’s redeemable preferred stock and long-term debt and the related expenses, which management believes is appropriate in the circumstances. The amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the statements had CP Media operated as a separate, stand-alone entity.

As discussed in Note 2 of the financial statements, CP Media changed its method of accounting for redeemable preferred stock effective July 4, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 13, 2006

CP MEDIA

Balance Sheets

July 3, 2005 and April 2, 2006

(In thousands)

	July 3, 2005	April 2, 2006
Assets
Current Assets
Accounts receivable, less allowance of $1,530 and $1,626 at July 3, 2005 and April 2, 2006, respectively	$10,365	$9,315
Inventories	606	661
Prepaid expenses and other current assets	1,375	2,098

Total current assets	12,346	12,074

Property, plant and equipment, net	12,761	12,435
Deferred financing costs, net	1,768	1,674
Intangible assets, net	7,808	6,667
Goodwill	103,441	103,441
Other assets	2,030	1,724

Total Assets	$140,154	$138,015

Liabilities, Redeemable Preferred Stock and Parent Company Deficit
Current Liabilities
Current portion of long-term debt	$1,033	$975
Book overdraft	554	890
Accounts payable and accrued expenses	4,665	4,064
Accrued payroll and related expenses	3,228	1,919
Deferred revenues	4,226	4,084

Total current liabilities	13,706	11,932

Long-term debt	120,935	119,472
Deferred income taxes	9,283	11,543
Other long-term liabilities	2,209	2,092
Redeemable preferred stock, Series A	—	47,960

Total liabilities	146,133	192,999

Commitments and contingencies (Notes 8 and 9)

Redeemable preferred stock, Series A, liquidation preference of $44,857 at July 3, 2005	43,670	—

Parent company deficit	(49,649)	(54,984)

Total Liabilities, Redeemable Preferred Stock and Parent Company Deficit	$140,154	$138,015

CP MEDIA

Statements of Operations

For the years ended June 27, 2004, July 3, 2005 and for the nine months ended March 27, 2005 (unaudited) and April 2, 2006

(In thousands)

	Year Ended		Nine Months Ended March 27, 2005	Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(52 weeks)	(53 weeks)	(39 weeks)	(39 weeks)
			(unaudited)
Revenues
Advertising	$82,043	$85,631	$61,613	$61,841
Circulation	11,778	11,570	8,548	8,069
Online and other revenue—related party	625	1,055	708	895
Commercial print and other	2,510	2,630	1,909	1,956

Total Revenues	96,956	100,886	$72,778	72,761

Operating Expenses
Editorial	14,371	13,993	10,254	10,603
Production	14,302	15,715	11,500	11,676
Circulation	15,275	15,290	11,166	10,804
Advertising	13,868	13,939	10,132	9,961
General and administrative	20,735	22,781	16,219	16,264
Depreciation and amortization	4,886	4,431	3,433	2,982
Net gain on disposal of property, plant and equipment	(270)	(49)	(36)	(34)

Total Operating Expenses	83,167	86,100	62,668	62,256

Operating Income	13,789	14,786	10,110	10,505

Interest expense	4,527	7,091	4,915	6,953
Write-off of unamortized deferred financing costs	25	1,365	1,365	—
Redeemable preferred stock interest expense	—	—	—	4,290

Income (loss) before provision for income taxes	9,237	6,330	3,830	(738)
Provision for income taxes	3,065	3,007	1,271	2,260

Net income (loss)	6,172	3,323	2,559	(2,998)
Less: accretion of redeemable preferred stock	10,939	5,631	4,025	—

Net loss available to Parent	$(4,767)	$(2,308)	$(1,466)	$(2,998)

CP MEDIA

Statements of Changes in Redeemable Preferred Stock and Parent Company Deficit

(In thousands, except share amounts)

	Redeemable Preferred Stock Series A		Parent Company Deficit
	Shares	Amount
Balance at June 29, 2003	628,000	$81,699	$(43,090)

Accretion of redeemable preferred stock, Series A		10,483	(10,483)
Accretion of redeemable preferred stock, Series A issuance costs		456	(456)
Net income			6,172
Intercompany transfers, net			3,035

Balance at June 27, 2004	628,000	92,638	(44,822)

Accretion of redeemable preferred stock, Series A		5,451	(5,451)
Accretion of redeemable preferred stock, Series A issuance costs		180	(180)
Repurchase and redemption of redeemable preferred stock, Series A	(362,127)	(54,599)	—
Net income			3,323
Intercompany transfers, net			(2,519)

Balance at July 3, 2005	265,873	43,670	(49,649)

Change in accounting principle (Note 2)	(265,873)	(43,670)	—
Net loss			(2,998)
Intercompany transfers, net			(2,337)

Balance at April 2, 2006	—	$—	$(54,984)

CP MEDIA

Statements of Cash Flows

For the years ended June 27, 2004, July 3, 2005 and for the nine months ended April 2, 2006

(In thousands)

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(52 weeks)	(53 weeks)	(39 weeks)
Cash flows from operating activities
Net income (loss)	$6,172	$3,323	$(2,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	4,886	4,431	2,982
Amortization of deferred financing costs	665	329	237
Write-off of unamortized deferred financing costs	25	1,365	—
Redeemable preferred stock interest expense	—	—	4,290
Net gain on disposal of property, plant and equipment	(270)	(49)	(34)
Provision for doubtful accounts	356	651	377
Lease agreement exit costs	(132)	679	270
Deferred income taxes	3,003	3,007	2,260
Changes in operating assets and liabilities, net of effects of acquisition
Accounts receivable	(946)	(518)	673
Inventories	(4)	(151)	(55)
Prepaid expenses and other current assets	(515)	558	(723)
Other assets	(2,437)	407	306
Book overdraft	395	(700)	336
Accounts payable and accrued expenses	(878)	835	(601)
Accrued payroll and related expenses	296	862	(1,309)
Other current liabilities	40	(50)	—
Deferred revenues	(606)	(77)	(142)
Other long-term liabilities	501	(398)	(353)

Net cash provided by operating activities	10,551	14,504	5,516

Cash flows from investing activities
Purchase of property, plant and equipment	(1,347)	(2,516)	(1,533)
Business asset acquisition	—	(456)	—
Proceeds from disposal of property, plant and equipment	2,175	—	18

Net cash provided by (used in) investing activities	828	(2,972)	(1,515)

Cash flows from financing activities
Transfer (to) from Parent	3,035	(2,519)	(2,337)
Borrowings on long-term debt	—	130,982	—
Principal payments on long-term debt	(14,189)	(83,452)	(1,521)
Debt financing costs	(225)	(1,944)	(143)
Redemption and repurchase of redeemable preferred stock, Series A	—	(54,599)	—

Net cash used in financing activities	(11,379)	(11,532)	(4,001)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year / period	$—	$—	$—

Supplemental cash flow information (Note 12)

CP MEDIA

Notes to Financial Statements

(1) The Business

The accompanying financial statements are those of CP Media (the “Company”). The Company, a division of Herald Media Holdings, Inc., is a publisher of daily, weekly and specialty newspaper publications in Massachusetts.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements include the operating assets, liabilities, results of operations and cash flows of the Company as included in the historical financial statements of the Parent. The Company’s costs and expenses include allocations from the Parent for certain editorial, production, circulation, facilities, procurement, treasury, accounting, sales research and other general administrative costs (Note 13). In addition, a portion of the Parent’s redeemable preferred stock and a portion of the long-term debt with the related interest expense and allocable issuance costs have been pushed-down to these financial statements as those instruments were issued to finance the acquisition of the Company by the Parent and substantially all the assets of the Company and its stock serve as collateral for the Parent’s debt. The Parent’s net investment in the Company is shown in lieu of stockholder’s equity in these financial statements and represents the Parent’s transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to or from the Parent.

Management believes the assumptions used to prepare the Company’s financial statements from the historical consolidated financial statements of the Parent including methods used to allocate costs are reasonable and appropriate under the circumstances. The financial information included herein may not necessarily reflect the financial position, operating results, changes in invested equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

(b) Fiscal Year

The Company’s fiscal year ends on the Sunday closest to June 30. The year ended June 27, 2004 comprised a 52-week period whereas the year ended July 3, 2005 comprised a 53-week period. The nine month period ended April 2, 2006 comprised a 39-week period.

(c) Revenue Recognition

Newspaper circulation revenue is recognized ratably over the subscription period. Advertising revenue is recognized at publication date, net of provisions for estimated rebates, credit and rate adjustments and discounts. Revenue derived from web site advertising is recognized ratably over the contract period. Amounts received from customers in advance of circulation or publication are recorded as deferred revenue in the balance sheets.

(d) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

CP MEDIA

Notes to Financial Statements—(Continued)

(e) Concentration of Suppliers

The Company currently purchases substantially all of its newsprint from one supplier. The Company believes that there are numerous alternate suppliers and that any transition from one supplier to another would not cause a material disruption to the business.

(f) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Credit risk with respect to trade accounts receivable is limited due to the Company’s diverse customer base. Collateral is not generally required from customers. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company closely monitors its exposure to credit losses and maintains allowances for anticipated losses.

(g) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

(h) Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoice amount. For certain receivable balances the Company applies an interest penalty to past due balances which it recognizes as income when the interest is paid. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses on accounts receivable. The allowance is based on specific identification of probable losses and an estimate of additional losses based on historical write-off experience. Management reviews the allowance for doubtful accounts on a monthly basis. Past due balances over 90 days and over a specified dollar amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

(i) Inventories

Inventories consist of primarily newsprint, ink and press plates, which are stated at the lower of cost or market value and are accounted for by the first-in, first-out (FIFO) method.

(j) Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $1,204,000, $1,270,000 and $1,016,000, respectively, which is primarily comprised of media and agency expenses.

(k) Financial Instruments

The carrying amount of certain of the Company’s financial instruments, which include accounts receivable and accounts payable, approximate fair value due to their short-term maturities. The carrying value of long-term debt approximates fair value due to the interest rates currently available to the Company for debt with similar terms and remaining maturities.

CP MEDIA

Notes to Financial Statements—(Continued)

(l) Property, Plant and Equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation and amortization. Expenditures for major renewals and betterments that extend the useful lives of property, plant and equipment are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are relieved and any resulting gain or loss is included in the results of operations. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(m) Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. As required by SFAS No. 142, in the Company’s impairment test of goodwill, the Company annually compares the fair value of the applicable reporting unit to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by management. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation and amortization. In applying this methodology, the Company is relying on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. In the event that these calculations indicate that goodwill is impaired, a fair value estimate of each tangible and intangible asset and liability would be established. This process would require the application of discounted cash flows expected to be generated by each asset in addition to independent asset appraisals, as appropriate. The Company would then calculate an impairment as the excess of the carrying value of goodwill over its implied fair value. No impairment charge resulted from these tests during the years ended June 27, 2004, July 3, 2005 and/or during the nine month period ended April 2, 2006.

Intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the assets may not be recoverable. Intangible assets that have finite useful lives are amortized over their respective useful lives. The Company amortizes its intangible assets with finite useful lives, consisting primarily of advertiser lists and mastheads, using the straight-line method, over their estimated useful lives of 8 and 15 years, respectively.

(n) Deferred Financing Costs

Costs incurred relating to the financing of long-term debt are deferred and amortized using the effective interest and straight-line methods over the remaining life of the related debt offering. Amortization expense, which is recorded as a component of interest expense in the statements of operations, for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $665,000, $329,000 and $237,000, respectively.

(o) Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment.

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Notes to Financial Statements—(Continued)

(p) Income Taxes

Historically, the Company’s results of operations have been included in the Parent’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s statements of operations has been calculated on a separate tax return basis. However, the Parent managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a separate stand-alone entity. Deferred tax assets related to operating losses of the Company are not presented to the extent benefits of such losses have been utilized by the Parent.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the net deferred tax assets may not be realized. Management evaluates the recoverability of net deferred tax assets and the level of adequacy of the valuation allowance.

(q) Accounting for Stock-Based Compensation

Certain employees of the Company participate in the Parent’s stock option plan. The Company accounts for Parent stock-based awards to its employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts with fixed exercise prices at least equal to the fair market value of the Parent’s common stock at the date of grant. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

If the Company had elected to recognize compensation expense based on the minimum value of options granted at grant date as prescribed by SFAS No. 123, the Company’s net income (loss) in the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 would have been adjusted to the following pro forma amounts:

			Nine Months Ended April 2, 2006
	Year Ended
	June 27, 2004	July 3, 2005
	(in thousands)
Net income (loss), as reported	$6,172	$3,323	$(2,998)
Add: Stock-based compensation expense included in reported net income (loss), net of taxes	—	—	—
Deduct: Total stock-based compensation expense determined under minimum value method for all awards, net of taxes	(51)	(55)	(34)

Pro forma net income (loss)	$6,121	$3,268	$(3,032)

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Notes to Financial Statements—(Continued)

In calculating the pro forma information set forth above, the minimum value of each grant is amortized ratably over the vesting periods and is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life (years)	7.5
Risk-free interest rate	4.5%
Dividend yield	—
Volatility	—

Because the determination of the minimum value of options granted includes vesting periods over several years, the above pro forma disclosures are not representative of pro forma effects of reported results for future periods. Further, option valuation models require the input of highly subjective assumptions and were developed for use in estimating the minimum value of traded options which have no vesting restrictions and are fully transferable.

(r) Redeemable Preferred Stock

The Parent adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity on the first day of fiscal period 2006. This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The scope of this pronouncement includes mandatorily redeemable equity instruments.

Upon adoption of SFAS No. 150, the Parent’s redeemable preferred stock was considered subject to mandatory redemption, as it is redeemable at a fixed and determinable date, and was reclassified as a long-term liability. Accretion related to the preferred instrument subsequent to the reclassification of the instrument as a liability has been reflected as interest expense. Further, related issuance costs in the amount of $1,187,000 at the date of adoption continue to be recorded as a reduction of the carrying value of the redeemable preferred stock and will be amortized through the redemption date as interest expense. The Parent has also pushed down the effects of accounting for the redeemable preferred stock under SFAS No. 150 (including its adoption) to the Company.

(s) Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123-R, Share-based Payment. SFAS No. 123-R revises SFAS No. 123 and supersedes APB No. 25. SFAS No. 123-R applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. Under SFAS No. 123-R, the Company will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option pricing model, at the date of a stock option grant. This may lead to higher compensation expense than that previously presented on a pro-forma basis as the Company has historically utilized the minimum value method which does not take into account volatility. The deferred compensation amount calculated under the fair value method will then be recognized over the respective vesting period of the stock option. The Company will adopt the provisions of SFAS No. 123-R effective the first day of fiscal year 2007. As the Company is non-public, only new awards granted after that date or equity instruments outstanding as of that date which are subsequently modified, repurchased or canceled will be accounted for under the provisions of SFAS No. 123-R.

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Notes to Financial Statements—(Continued)

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 became effective for fiscal years ending after December 15, 2005 and the Company adopted this interpretation for the nine month period ended April 2, 2006. Adopting FIN 47 did not have a material impact in the Company’s financial position, results of operations, or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. The Company is currently evaluating the impact the adoption of FIN 48 will have on its financial statements.

(3) Acquisition

In February 2005, the Company acquired the assets of Lancaster Times, Inc., which publishes the Lancaster Times and Clinton Courier, for a purchase price of $450,000 and $6,000 of acquisition-related expenses. The purchase price was allocated based upon management’s estimated fair value of the assets acquired and liabilities assumed. Amounts assigned to assets and liabilities at the acquisition date were as follows: current assets, $46,000; property, plant and equipment, $4,000; goodwill, $381,000; intangible assets, $47,000; and current liabilities, $22,000. The primary reason for this acquisition was to acquire new subscribers and to increase advertising revenue. Intangible assets acquired in this acquisition primarily consist of advertiser lists and mastheads which will be amortized using the straight-line method over an estimated weighted average useful life of eight years. Further, the goodwill generated from this acquisition will be deductible for income tax purposes.

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Notes to Financial Statements—(Continued)

(4) Property, Plant and Equipment

Property, plant and equipment consist of the following at July 3, 2005 and April 2, 2006:

	Useful Lives in Years	July 3, 2005	April 2, 2006
		(in thousands)
Land	—	$2,449	$2,449
Buildings and building improvements	10-30	8,056	8,149
Leasehold improvements	5-10	1,535	1,563
Machinery and equipment	3-15	13,636	14,060
Furniture and fixtures	5-10	352	352
Computer software and equipment	3	4,367	5,055

		30,395	31,628
Less-accumulated depreciation and amortization		(17,634)	(19,193)

		$12,761	$12,435

Depreciation and amortization expense for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $3,438,000, $2,984,000 and $1,841,000, respectively.

(5) Intangible Assets

Intangible assets consist of the following at July 3, 2005 and April 2, 2006:

	Advertiser Lists	Mastheads	Total
	(in thousands)
Gross	$8,860	$5,437	$14,297
Accumulated amortization	(4,898)	(1,591)	(6,489)

Net balance at July 3, 2005	$3,962	$3,846	$7,808

Gross	$8,860	$5,437	$14,297
Accumulated amortization	(5,767)	(1,863)	(7,630)

Net balance at April 2, 2006	$3,093	$3,574	$6,667

Amortization expense relating to advertiser lists and mastheads for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $1,448,000, $1,448,000, and $1,141,000, respectively. Based on the current balance of intangible assets subject to amortization, the estimated amortization expense in the remaining 3 month period in fiscal period 2006 and each of the succeeding five fiscal years is as follows:

(in thousands)
2006	$274
2007	1,470
2008	1,470
2009	1,017
2010	382
2011	379
Thereafter	1,675

$6,667

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Notes to Financial Statements—(Continued)

(6) Redeemable Preferred Stock

On January 31, 2001, the Parent authorized 7,000,000 shares of preferred stock, par value $.01, and designated these shares Series A redeemable preferred stock (“Series A preferred”). On February 1, 2001, the Parent issued 6,280,000 shares of its Series A preferred at $10 per share, and incurred issuance and related costs in the amount of $2,924,000, to finance the acquisition of the Company. Accordingly, those securities, issuance costs and related subsequent activity have been pushed-down to these financial statements.

Effective July 22, 2002, the board of directors authorized a 10-for-1 reverse stock split of its issued and outstanding Series A preferred. All Series A preferred share amount references in the financial statements, other than historical references, have been restated to reflect this reverse stock split.

On July 22, 2004, the Parent redeemed and repurchased 362,127 shares of the Parent’s Series A preferred in consideration for an aggregate amount of $54,599,000 and 362,127 shares of the Parent’s voting common stock.

Voting Rights

Holders of Series A preferred are entitled to votes equal to the number of shares of voting common stock into which such holders’ shares would convert if a liquidation event were to occur. The Series A preferred shareholders are entitled to elect two directors as a class.

Liquidation Preference and Redemption

Upon the earlier of a liquidation event, as defined in the Parent’s Articles of Organization, or July 1, 2007, Series A preferred shall be automatically redeemed for (i) cash in an amount equal to a liquidation preference, and (ii) shares of voting or nonvoting common stock, as defined. The amount of cash payable per share to the holders of Series A preferred as a liquidation preference shall be equal to the original purchase price per share plus a 12% per annum accruing dividend, compounded quarterly, plus any accrued or declared but unpaid dividends, provided such amount is not prohibited by the senior debt facility. Upon payment of the liquidation preference in cash and prior to any distribution to common stockholders, each share of Series A preferred will be redeemed into voting or nonvoting common stock, as defined, by dividing $100 by the then-effective redemption price of the common stock. The redemption price of the common stock is further defined as $100. Certain terms exist to protect the conversion rights of the holders of Series A preferred in the event of future issuances of common stock or a merger or reorganization of the Parent.

Pursuant to the Parent’s Stockholders’ Agreement dated February 1, 2001, any investor owning at least 35% of Series A preferred shall have the right to initiate a sale of the Parent, commencing on January 1, 2005. In the event that a sale of the Parent is initiated, the Parent’s sole common stock shareholder shall have certain rights, as defined in the agreement, with respect to the submittal of a competing offer to purchase the Parent.

In conjunction with the Parent’s redemption and repurchase of Series A preferred on July 22, 2004, the Parent amended its Articles of Organization and Stockholders’ Agreement to extend the final date for a liquidation event with respect to Series A preferred from July 1, 2007 to January 31, 2012. Further, the Parent and its common and preferred shareholders agreed to amend and restate the

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Notes to Financial Statements—(Continued)

Stockholders’ Agreement to change the first date upon which 35% of the holders of Series A preferred could initiate a sale of the Company from January 1, 2005 to July 1, 2006.

Dividends

Holders of Series A preferred are entitled to the same dividends that holders of common stock would have received, calculated as if such shares were converted in a liquidation event immediately prior to the record date for such dividend provided such amounts are not prohibited by the senior debt facility.

(7) Stock Incentive Plan

The Company has no separate employee stock option plan, however, employees of the Company participate in the Parent’s stock option plan. Under the provisions of the Parent’s stock option plan, stock awards are granted at the discretion of the Parent’s board of directors at an exercise price no less than the fair market value of the Parent’s common stock on the date of the grant and for a maximum term of ten years. Further, stock awards granted generally vest over a five-year period. Additionally, if any option expires, is terminated or canceled prior to having been exercised, the options will again be available for issuance under the plan.

At April 2, 2006, the weighted average remaining contractual life of the options outstanding was 6.8 years. Also, the weighted average grant date minimum value of options granted in the year ended June 27, 2004 was $6.22.

A summary of the stock option activity in the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006, is presented below:

	Shares	Weighted Average Exercise Price
Options outstanding, June 29, 2003	42,500	$22.00
Granted	12,000	22.00
Forfeited	(7,000)	22.00

Options outstanding, June 27, 2004	47,500	22.00
Forfeited	(7,500)	22.00

Options outstanding, July 3, 2005	40,000	22.00

Options outstanding, April 2, 2006	40,000	$22.00

Options exercisable, June 27, 2004	20,875	$22.00

Options exercisable, July 3, 2005	24,000	$22.00

Options exercisable, April 2, 2006	30,000	$22.00

(8) Senior Debt

(a) 2001 Senior Debt Facility

In connection with its acquisition of the Company in 2001 the Parent entered into a senior debt facility consisting of a $60,000,000 fully funded Term A loan, a $40,000,000 fully funded Term B loan,

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Notes to Financial Statements—(Continued)

and a $20,000,000 revolver of which $5,000,000 was used to fund letters of credit (required by insurance carrier to cover self-insurance losses) during the term of the facility. The $100,000,000 of term loans has been pushed-down to the Company, the $5,000,000 of letters of credit were allocated to the Company based on its self-insurance loss reserve balances and the $15,000,000 revolver availability has been pushed-down to the Company. Transaction costs related to the debt in the amount of $3,700,000 were allocated to the Company based upon the allocation of the credit facility.

Under the terms of the senior debt facility the Parent is required to comply with certain financial covenants, including certain EBITDA and leverage-based ratios. Also, the terms of the senior debt facility provide for mandatory prepayments as a result of certain events or financial results, as defined in the facility. The senior debt facility is collateralized by all assets of the Parent and its subsidiaries.

Term Notes

Borrowings under Term Notes A and B are represented by separate arrangements. At the Parent’s election, interest on each Term Note is calculated at either the Lenders’ base rate or LIBOR, plus the applicable margin, which ranges from 1.5% to 4% depending upon the Parent’s total leverage ratio, as defined, and is payable monthly.

Revolving Credit and Letter of Credit Facilities

Borrowings under the revolving credit and letter of credit facility, which expires on December 31, 2006, are limited to the aggregate amount of $8,000,000, as amended in 2003. At the Parent’s election, interest on the revolving credit facility is calculated at either the Lenders’ base rate or LIBOR, plus the applicable margin, which ranges from 1.5% to 3.5% depending upon the Parent’s total leverage ratio, as defined. The Parent is required to pay an unused commitment fee in the amount of 0.5% per annum on the average amount by which the revolving credit facility commitment exceeds the amount outstanding.

Under the letter of credit facility, the Parent may request the issuance of letters of credit up to $7,500,000 in aggregate. Letters of credit issued are for a period up to one year and may be extended for additional periods. The Parent is required to pay a fee in the amount of .25% plus an applicable margin per annum on outstanding letters of credit.

(b) 2004 Senior Debt Facility

In July 2004, the Parent entered into a new senior debt facility with certain financial institutions (collectively, the “Lenders”) and utilized the proceeds from this arrangement to redeem and repurchase certain of the Parent’s common and preferred stock (Note 6), settle amounts outstanding on its then existing senior debt facility and for general business purposes. The 2004 senior debt facility includes two Term Loans, a revolving credit facility and a letter of credit facility which are collateralized by all assets of the Parent. Accordingly, $131,100,000 of Term Loans and $9,500,000 of the revolving credit facility were pushed-down to the Company, and $6,000,000 of letters of credit were allocated based on the self-insurance loss reserve balances.

At the time of the refinancing, there was $83,000 and $1,378,000 of unamortized deferred financing costs relating to the existing revolving credit facility and the term notes, respectively. Also, the Parent incurred $2,127,000 of incremental financing costs which were allocated on a pro-rata basis to the new revolving credit facility and term notes based upon the total borrowing capacity. Financing

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Notes to Financial Statements—(Continued)

costs in the amount of $267,000 and $1,677,000 relating to the revolving credit facility and term notes, respectively were pushed-down to the Company. The Company applied the provisions of EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements and EITF 96-19, Debtor’s Accounting for Modification or Exchange of Debt Instruments to evaluate the accounting for the unamortized and new financing costs. Based upon the applicable guidance $64,000 and $148,000 of the existing unamortized deferred financing costs of the revolving credit facility and term notes, respectively, will be amortized over the remaining life of the new arrangements and the remaining balance was written-off. Also, $116,000 of the incremental financing costs associated with the term notes were written-off and the remaining balance will be deferred and amortized over the remaining life of the new arrangement. During fiscal period 2006, the Parent amended the term notes and incurred additional financing costs in the amount of $143,000 which were pushed-down to the Company.

Under the terms of the senior debt facility the Parent is required to comply with certain financial covenants, including certain EBITDA and leverage-based ratios. At July 3, 2005, the Parent was in violation of certain of these covenants prior to the Parent entering into an amendment of its senior debt facility on August 12, 2005 which, among other matters, retroactively modified certain of the covenants. Further, the senior debt facility contains cross-default provisions whereby the Parent may be deemed in default of its obligations under the facility should it default on other arrangements and obligations, as defined. The terms of the senior debt facility provide for mandatory prepayments as a result of certain events or financial results, as defined. For the year ended July 3, 2005, the Parent had excess cash flow, as defined, the outcome of which requires mandatory prepayment of principal in the amount of $612,000 in fiscal period 2006.

Term Loans

Borrowings under the First and Second Lien Term Loans are represented by separate arrangements. The First Lien Term Loan is in the amount of $103,376,000, which is payable over seven years based upon a defined amortization schedule, and accrues interest at LIBOR plus an applicable margin which ranges from 2.5% to 2.75% based upon the Parent’s total leverage ratio, as defined. The Second Lien Term Loan is in the amount of $18,796,000 which accrues interest at LIBOR plus the applicable margin, which ranges from 5% to 5.75% depending upon the Parent’s total leverage ratio, as defined. This loan is payable in full in January 2012. Interest on outstanding borrowings under both arrangements is payable monthly.

Revolving Credit and Letter of Credit Facilities

The revolving credit and letter of credit facility is a six-year facility and borrowings are limited to the aggregate amount of $20,192,000 less outstanding letters of credit. Interest on the revolving credit facility accrues at LIBOR plus the applicable margin, which ranges from 2.25% to 3.0%, depending upon the Parent’s total leverage ratio, as defined, and is payable monthly. The Parent is required to pay an unused commitment fee in the amount of .50% per annum on the average amount by which the revolving credit facility commitment exceeds the amount outstanding. At April 2, 2006, amounts available under the revolving credit and letter of credit facility were $18,831,000.

Under the letter of credit facility, the Parent may request the issuance of letters of credit up to $10,000,000 in aggregate. Letters of credit issued are for a period up to one year and may be extended for additional periods. The Parent is required to pay a fee in the amount of .50% plus an applicable margin per annum on outstanding letters of credit. At April 2, 2006, there was $1,110,000 in outstanding letters of credit as required by existing self-insurance arrangements.

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Notes to Financial Statements—(Continued)

Incremental Facilities

Subject to the terms and conditions of the senior debt facility, the Parent may incur additional indebtedness through July 22, 2007 in the form of one or more additional First Lien Term Loans up to an aggregate amount of $40,000,000. Indebtedness under this arrangement will be for a minimum principal amount of $10,000,000, will have the same repayment amortization schedule as the then outstanding First Lien Term Loans and is required to be used for permitted acquisitions, purchases of property, plant and equipment and the redemption of the outstanding preferred stock, as defined in the senior debt facility. The interest rate margin applicable to these borrowings will be determined at the time of the borrowing provided that, if the interest rate margin with respect to the new borrowings is more than .50% higher than the interest rate margin on the existing First Lien Term Loans, then the First Lien Term Loans’ margin shall be reduced to be .50% less than the interest rate margin on the new borrowings. As of April 2, 2006, the Parent has not incurred indebtedness under this arrangement.

Long-term debt is summarized as follows at July 3, 2005 and April 2, 2006:

	July 3, 2005	April 2, 2006
	(in thousands)
First Lien Term Note, at LIBOR plus applicable margin (6.0% and 7.7% at July 3, 2005 and April 2, 2006, respectively); quarterly principal payments of $258, due September 24, 2004 through April 11, 2011, with a balloon payment of $95,386 due on July 22, 2011	$102,250	$101,417
Second Lien Term Note, at LIBOR plus applicable margin (9.0% and 10.7% at July 3, 2005 and April 2, 2006, respectively); payable in full on January 22, 2012	18,779	18,779
Revolving Credit Facility, at LIBOR plus applicable margin (6.3% and 7.9% at July 3, 2005 and April 2, 2006, respectively); payable in full on July 22, 2010	939	251

	121,968	120,447
Less—current portion	(1,033)	(975)

	$120,935	$119,472

The aggregate principal maturities are as follows in fiscal years:

(in thousands)
2007	$975
2008	1,033
2009	1,033
2010	1,033
2011	1,033
Thereafter	115,340

$120,447

(9) Commitments and Contingencies

(a) Operating Leases

The Company leases facilities under noncancelable operating leases that expire through December 2010. In addition to lease payments on certain facilities, the Company is required to pay the

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Notes to Financial Statements—(Continued)

applicable property taxes and operating costs. Rent expense is calculated on a straight-line basis for a lease on a facility due to escalations in minimum lease payments. Accordingly, at July 3, 2005 and April 2, 2006 there is a deferred liability of $502,000 and $434,000, respectively, included in accounts payable and accrued expenses and other long-term liabilities in the balance sheets that represents the excess of rent expense calculated on a straight-line basis over rent payments made.

In the years ended June 29, 2003, July 3, 2005 and the nine month period ended April 2, 2006, the Company entered into certain agreements to sublease portions of its main leased administrative facility. In accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a liability in connection with the Company ceasing use of the rights conveyed under the lease agreement on the facility. The liability represents the value of the excess of the Company’s pro rata future minimum lease expense over scheduled sublease payments in addition to improvement allowances provided to the sublesee which were expended in the nine month period ended April 2, 2006. The aggregate expense recorded in the years ended June 29, 2003, July 3, 2005 and the nine month period ended April 2, 2006 relating to these agreements was $263,000, $670,000 and $259,000, respectively. The expense related to this liability is included in general and administrative expenses in the statements of operations. The liability is included in accrued expenses and long-term liabilities in the balance sheets.

Activity relating to these agreements was as follows in the years ended June 27, 2004, July 3, 2005 and the nine month period ended April 2, 2006:

(in thousands)
Balance at June 27, 2004	$90
Costs incurred	670
Cash payments	(30)
Non-cash adjustments	9

Balance at July 3, 2005 (of which $418 is short-term)	739
Costs incurred	259
Cash payments	(574)
Non-cash adjustments	11

Balance at April 2, 2006 (of which $83 is short-term)	$435

In the year ended June 27, 2004, the Company completed a sale/leaseback transaction involving a certain real estate facility. The sales price of $1,300,000 resulted in a net gain after closing costs of $556,000. Simultaneous to the sale, the Company entered into an agreement with the buyer to lease back a portion of the facility for five years at an annual rate of $58,000 plus a pro rata share of utility costs. The Company applied the provisions of SFAS No. 98, Accounting for Leases, and noted no form of continuing involvement and that the transaction qualified for sale-leaseback accounting. Therefore, the Company removed the related assets from its books and recognized the gain in accordance with the provisions of SFAS No. 28, Accounting for Sales with Leasebacks. Accordingly, the gain on the sale that exceeded the present value of the minimum lease payments called for by the leaseback in the amount of $260,000 was deferred and is being amortized on a straight-line basis over the five-year lease period. The remaining portion of the gain was recognized immediately.

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Notes to Financial Statements—(Continued)

Future minimum lease payments under noncancelable leases, excluding sublease arrangements, are as follows in the remaining three month period in fiscal year 2006 and each succeeding fiscal year. Aggregate minimum lease payments under sublease agreements are $776,000 per annum through December 2010.

(in thousands)
2006	$477
2007	1,882
2008	1,903
2009	1,796
2010	1,662
2011	827

$8,547

Rent expense, net of sublease income, in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006, was $1,758,000, $2,589,000 and $1,516,000, respectively. Sublease income was $230,000, $304,000, and $395,000, in the years ended June 27, 2004, July 3, 2005 and the nine month period ended April 2, 2006, respectively.

(b) Litigation

The Company is party to certain claims and litigation involving matters incidental to its operations. Management does not expect the outcome of these matters to have a material effect on the Company’s financial position, results of operations or cash flows.

(10) Employee Benefit Plan

The Company sponsors a qualified defined contribution plan with a 401(k) deferred compensation provision which covers all eligible employees. The Company’s matching contribution is discretionary. The Company did not make discretionary matching contributions in the years ended June 27, 2004 and July 3, 2005, and made a contribution of $46,000 in the nine month period ended April 2, 2006.

(11) Income Taxes

The components of the provision for income taxes in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Current tax expense
Federal	$62	$—	$—
State	—	—	—

Total current tax expense	$62	$—	$—

Deferred tax expense
Federal	$2,327	$2,331	$1,752
State	676	676	508

Total deferred tax expense	$3,003	$3,007	$2,260

Total provision for income taxes	$3,065	$3,007	$2,260

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Notes to Financial Statements—(Continued)

The differences between income taxes at the statutory federal income tax rate of 34% and the provision for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Tax at federal statutory rate	$3,140	$2,152	$(250)
State income taxes, net of federal benefit	579	397	223
Non-deductible redeemable preferred stock expense	—	—	1,458
Other, net	126	35	(31)
Change in valuation allowance	(780)	423	860

Provision for income taxes	$3,065	$3,007	$2,260

The significant components of the Company’s deferred tax assets and liabilities at July 3, 2005 and April 2, 2006, are as follows:

	July 3, 2005	April 2, 2006
	(in thousands)
Deferred tax assets
Depreciation and amortization	$2,137	$2,372
State tax credits and state and federal loss carryforward	1,877	2,708
Self-insurance accrual	229	198
Allowance for doubtful accounts	612	650
Deferred rent and lease exit costs	559	411
Other	108	43

Gross deferred tax assets	5,522	6,382
Less—valuation allowance	(5,522)	(6,382)

Total deferred tax assets	—	—

Deferred tax liabilities
Goodwill amortization	9,283	11,543

Gross deferred tax liabilities	9,283	11,543

Net deferred tax liability	$(9,283)	$(11,543)

A valuation allowance has been provided against the Company’s deferred tax asset, excluding the deferred tax liability associated with the amortization of goodwill for income tax purposes, as it is more likely than not that this deferred tax asset will not be realized based upon the Company’s historical and forecasted taxable income.

At April 2, 2006, the Company had $5,884,000 of operating loss carryforwards in The Commonwealth of Massachusetts and for federal purposes which begin to expire in 2007 and 2023, respectively. Also, at April 2, 2006 the Company had $73,000 in alternative minimum tax credit carryforwards which do not expire. Further, at April 2, 2006 the Company had $268,000 in investment tax credit carryfowards, a majority of which have an indefinite life, in The Commonwealth of

CP MEDIA

Notes to Financial Statements—(Continued)

Massachusetts available to reduce future income and state excise taxes. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income.

The Company is subject to routine audits by federal and state taxing authorities that may result in proposed assessments by the tax authorities. The Company believes that its tax positions comply with applicable tax law and has not accrued any liability resulting from such potential assessments and claims exposure.

(12) Supplemental Cash Flow Information

Supplemental disclosures of cash flow information in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Noncash investing and financing activities
Accretion of Series A redeemable preferred stock and issuance costs	$10,939	$5,631	$—
Acquisitions
Fair value of assets acquired	—	97	—
Fair value of liabilities assumed	—	22	—

(13) Related Party Transactions

(a) Related Party Revenue and Related Costs

The Company’s revenues include allocations from the Parent for sales of primarily online advertising and other miscellaneous items. These allocations have been determined on bases that the Company and the Parent considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The allocation methods include primarily number of line and banner ads and hosting fees. Allocated revenues and related costs included in general and administrative expenses in the statements of operations were as follows for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Online and other revenue—related party	$625	$1,055	$895
Related costs	556	722	616

(b) Parent Allocations

The Company’s costs and expenses include allocations from the Parent for certain editorial, production, circulation, facilities, procurement, treasury, accounting, sales research and other general administrative costs. These allocations have been determined on bases that the Company and the Parent considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The allocation methods include number of copies, relative sales, headcount,

CP MEDIA

Notes to Financial Statements—(Continued)

salaries, square footage and usage. Allocated costs included in the statements of operations were as follows for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Editorial	$73	$55	$—
Production	64	93	113
Circulation	142	142	107
General and administrative	38	35	5

	$317	$325	$225

(14) Subsequent Event

On June 6, 2006, the Parent entered into an asset purchase agreement with Gatehouse Media, Inc. (“Gatehouse”) whereby Gatehouse purchased substantially all of the assets and assumed certain liabilities of the Parent’s community newspaper publishing operations for $230,000,000 in addition to $353,000 relating to a working capital adjustment. The Parent subsequently used a portion of the sale proceeds to pay all outstanding indebtedness in full.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Enterprise NewsMedia, Inc.

In our opinion, the accompanying consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest and comprehensive income (loss) present fairly, in all material respects, the results of operations of Enterprise NewsMedia, Inc. and subsidiaries and their cash flows and changes in equity for the period from January 1, 2003 through March 31, 2003 (Predecessor period) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 20, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Member of

Enterprise NewsMedia, LLC:

In our opinion, the accompanying consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest and comprehensive income(loss) present fairly, in all material respects, the results of operations of Enterprise NewsMedia, LLC and subsidiaries and their cash flows and changes in equity for the period from April 1, 2003 through December 31, 2003 (Successor period) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2003 the Company affected a series of integrated transactions resulting in a change of control which was accounted for as a purchase business combination. As a result of these transactions, the consolidated financial information for the Successor period is presented on a different cost basis than the Predecessor period and, therefore, the two periods are not comparable.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 20, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Member of

Enterprise NewsMedia, LLC

We have audited the accompanying consolidated balance sheets of Enterprise NewsMedia, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, member’s interest and comprehensive income (loss) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enterprise NewsMedia, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts

July 20, 2006

ENTERPRISE NEWSMEDIA, LLC

Consolidated Balance Sheets

December 31, 2004 and 2005

(dollar amounts in thousands)

	2004	2005
	(Successor)	(Successor)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,182	$3,921
Trade receivables, net of allowance for doubtful accounts of $400 and $440 respectively	6,850	7,593
Inventories	713	1,046
Prepaid expenses and other current assets	1,246	911

Total current assets	14,991	13,471

PROPERTY, PLANT AND EQUIPMENT—NET	17,574	22,379

OTHER ASSETS
Goodwill	74,659	74,774
Other intangible assets—net	65,451	62,090
Other assets	2,516	2,293

Total assets	$175,191	$175,007

LIABILITIES AND MEMBERS’ INTEREST

CURRENT LIABILITIES
Accounts payable	$3,032	$3,431
Accrued expenses	3,787	3,193
Current portion—long-term debt	7,282	893
Current portion—noncompete and consulting agreements	500	500
Deferred revenue	2,259	2,025
Revolving credit loan	—	6,500

Total current liabilities	16,860	16,542

LONG-TERM LIABILITIES
Long-term debt, net of current portion	61,699	78,381
Pension and other post-retirement benefit obligations	14,985	15,752
Noncompete and consulting agreements, net of current portion	500	—
Other liabilities	—	368

Total liabilities	94,044	111,043

Commitments and Contingencies

MEMBER’S INTEREST	81,147	63,964

Total liabilities and members’ interest	$175,191	$175,007

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Operations

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues:
Advertising	$11,773	$40,625	$54,757	$57,135
Circulation	5,197	15,787	22,064	21,406
Commercial printing and other	86	258	435	438

Total revenues	17,056	56,670	77,256	78,979

Operating costs and expenses:
Production	5,604	17,605	23,979	24,830
Selling, general and administrative	10,681	29,050	40,839	40,721
Depreciation and amortization	1,879	6,179	7,152	6,375

Total operating expenses	18,164	52,834	71,970	71,926

(Loss) income from operations	(1,108)	3,836	5,286	7,053

Other income (expenses):
Interest expense	(3,864)	(3,220)	(4,564)	(5,319)
Interest income	1	3	3	15
Write-off of deferred financing costs upon extinguishment of debt	—	—	—	(2,025)
Equity in earnings (losses) of equity investee	63	23	(536)	—
Other	(245)	23	182	201

Total other income (expenses)	(4,045)	(3,171)	(4,915)	(7,128)

Net (loss) income	$(5,153)	$665	$371	$(75)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Cash Flows

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Cash flows from operating activities:
Net (loss) income	$(5,153)	$665	$371	$(75)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,879	6,179	7,152	6,375
Subordinated debt and warrant interest	1,916	15	—	—
Non cash compensation	—	9	12	12
Amortization of deferred financing costs	164	311	445	233
Write-off of deferred financing costs upon extinguishment of debt	—	—	—	2,025
Gain on the sale of property, plant and equipment	—	(8)	—	(7)
Equity in earnings (losses) of equity investee, net of distributions	(63)	162	536	—
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	682	41	(751)	(743)
Inventories	61	(506)	308	(333)
Prepaid expenses and other current assets	(135)	(158)	(200)	335
Other assets	—	11	—	(97)
Accounts payable and accrued expenses	3,124	(2,378)	1,025	(195)
Deferred revenue	100	124	(420)	(234)
Pension and other liabilities	310	205	949	1,135

Net cash provided by operating activities	2,885	4,672	9,427	8,431

Cash flows from investing activities:
Deferred acquisition payments	(237)	(375)	(500)	(500)
Acquisition of Norwood, net of cash acquired	—	—	—	(587)
Acquisition of Call, net of cash acquired	—	—	—	(262)
Proceeds from sale of property, plant, and equipment	—	39	32	24
Purchase of manufacturing facility by an agent	—	—	—	(5,582)
Purchase of property, plant, and equipment	(66)	(1,995)	(741)	(1,296)

Net cash used in investing activities	(303)	(2,331)	(1,209)	(8,203)

Cash flows from financing activities:
Member contributions	—	44,170	5	—
Distribution to member	—	(50)	(1,910)	(17,481)
Repayments of long-term debt	—	(109,212)	(3,445)	(69,432)
Proceeds from long-term debt	—	70,000	—	79,500
Proceeds from revolving line of credit	—	—	—	6,500
Deferred financing costs	(405)	(4,017)	(321)	(1,576)

Net cash (used in) provided by financing activities	(405)	891	(5,671)	(2,489)

Net increase (decrease) in cash and cash equivalents	2,177	3,232	2,547	(2,261)
Cash and cash equivalents at the beginning of the period	1,226	403	3,635	6,182

Cash and cash equivalents at the end of the period	$3,403	$3,635	$6,182	$3,921

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Cash Flows—Continued

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Supplementary disclosures of cash flow information
Cash paid for interest	$553	$3,221	$4,043	$5,159

Non-Cash Activity

In connection with the acquisition of SCP 2002E-31 LLC as discussed in Note 1, the Company assumed an existing mortgage of $4,426 and property of $4,946 which were recorded as increases to the mortgage obligation and property, plant and equipment during the period from April 1, 2003 to December 31, 2003.

In connection with the 2005 acquisition of Call as discussed in Note 3, the Company financed $225 of the acquisition price with a note payable to the former owners.

The Company owns real estate in Chicopee, Massachusetts that is leased to an independent third party. The lease calls for the tenant to pay the lease payments directly to the Company’s mortgage lender. The lease payments paid by the tenant directly to the mortgage lender were $194 in both 2005 and 2004.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Number of Shares	Common Class A	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Distributions	Accumulated Deficit	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2002	485	$485	$290	$(1,129)	$(1,733)	$(55,746)	$(57,833)	$

Amortization of cash flow hedge		—	—	101	—	—	101		101
Net loss from January 1, 2003 through March 31, 2003		—	—	—	—	(5,153)	(5,153)		(5,153)

Balance at March 31, 2003	485	$485	$290	$(1,028)	$(1,733)	$(60,899)	$(62,885)

Total comprehensive loss									$(5,052)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Member’s Interest	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at April 1, 2003	$81,246	$—	$—	$81,246	$

Member contributions	499	—	—	499
Unearned compensation	80	—	(80)	—
Amortization of unearned compensation	—	—	9	9
Unrealized loss on cash flow hedge	—	(173)	—	(173)		(173)
Distributions	(50)	—	—	(50)
Net income	665	—	—	665		665

Balance at December 31, 2003	82,440	(173)	(71)	82,196

Total Comprehensive Income						$492

Member contributions	5	—	—	5
Amortization of unearned compensation	—	—	12	12
Unrealized gain on cash flow hedge	—	473	—	473		473
Distributions	(1,910)	—	—	(1,910)
Net income	371	—	—	371		371

Balance at December 31, 2004	$80,906	$300	$(59)	$81,147

Total Comprehensive Income						$844

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Member’s Interest	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2004	$80,906	$300	$(59)	$81,147	$

Amortization of unearned compensation	—	—	12	12
Unrealized gain on cash flow hedge	—	362	—	362		362
Distributions	(17,482)	—	—	(17,482)
Net (loss) income	(75)	—	—	(75)		(75)

Balance at December 31, 2005	$63,349	$662	$(47)	$63,964

Total Comprehensive Income						$287

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

(1) Organization, Nature of Operations and Basis of Presentation

(a) Organization

Enterprise NewsMedia, Inc. (“ENM Inc.”) was formed on January 6, 1997 for the purpose of acquiring privately owned local community newspapers. On January 6, 1997, ENM Inc. acquired Enterprise Publishing Company (“EPC”). On February 4, 1998, ENM Inc. acquired George W. Prescott Publishing Company (“GWP”), Memorial Press Group (“MPG”) and Low Realty Inc. (“LRI”).

On April 1, 2003, ENM, Inc. affected a series of integrated transactions through which there was a change in control and a change in the entity through which the business operated from an S Corporation to a Delaware limited liability company, Enterprise NewsMedia, LLC (“ENM LLC”). Refer to the Sale Transaction section below for further discussion of the change in control and related change in basis.

ENM LLC (the “Company”), a Delaware limited liability company and a wholly-owned subsidiary of Enterprise NewsMedia Holding, LLC, was established for the purpose of completing the Sale Transaction and is the successor Company.

(b) Principles of Consolidation, Nature of Operations and Basis of Presentation

The consolidated financial statements include the accounts of ENM LLC and its subsidiaries and are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation. The Company operates in a single business segment as its enterprises have similar economic characteristics, products, customers and distribution. The following is a summary of the consolidated subsidiaries:

EPC, headquartered in Brockton, Massachusetts, was founded in 1880 and publishes the Brockton Enterprise, a leading daily newspaper serving 28 communities in three Massachusetts counties.

GWP, headquartered in Quincy, Massachusetts, was founded in 1848 and publishes the Patriot Ledger, a six-day daily newspaper serving 26 communities in southeastern Massachusetts.

LRI owns a portion of the real estate used by MPG and GWP.

MPG, headquartered in Plymouth, Massachusetts, publishes the Old Colony Memorial and several weekly publications distributed on Massachusetts’ South Shore. MPG also performs contract printing for affiliated and independent customers. On January 28, 2005, MPG acquired certain assets of The Call Group (“Call Acquisition”) and certain assets of the Norwood Bulletin (“Norwood Acquisition”). The Call Acquisition consisted of three weekly community newspapers, The Taunton Call, The Raynham Call, and The Lakeville Call. The Norwood Acquisition included The Norwood Bulletin, a weekly publication. As of December 31, 2005, MPG owned and operated 13 weekly newspapers.

Enterprise NewsMedia Chicopee LLC was established to acquire SCP 2002E-31 LLC (“SCP”). SCP is a special purpose entity that owns property (land and a building) located in Chicopee, Massachusetts. SCP is party to a triple net lease agreement whereby a tenant leases the building for monthly fixed rent equal to SCP’s monthly mortgage payment. The tenant is also liable for all operating expenses of the property, including, but not limited to, all real estate taxes and assessments,

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

insurance, utilities, repairs and maintenance. In accordance with Statement of Financial Accounting Standards “SFAS” No. 13, “Accounting for Leases”, the triple net lease is classified and accounted for as an operating lease.

(c) Sale Transaction

As part of a change in control transaction, on April 1, 2003, ENM, Inc. contributed the preponderance of its assets, liabilities and related contractual arrangements (through a holding company) to the newly formed ENM LLC. Assets and liabilities retained by ENM, Inc. consisted of $3,000 in cash, investments and junior subordinated debt of $18,091 and accrued management fees of $9,875, respectively. All other assets, liabilities, operations and contractual arrangements were contributed to ENM LLC as part of the change in control transaction.

The change in control was accounted for as a purchase with a full step up to fair market value in accordance with SFAS No. 141, “Business Combinations,” resulting in a new basis of accounting subsequent to the Sale Transaction. For presentation herein, the financial statements up to the date of the sale are denoted as having been prepared under the Predecessor basis, while the financial statements prepared subsequent to the Transaction are denoted as having been prepared under the Successor basis.

The purchase price was allocated to the acquired assets and liabilities based on their fair values at April 1, 2003 as determined by third-party appraisals and management estimates. The following is a summary of the opening balance sheet under the successor basis of accounting reflecting the fair values of the assets acquired and liabilities assumed, prior to the refinancing, as of the date of the Sale Transaction.

April 1, 2003
Current assets	$51,716
Property	7,761
Equipment	8,760
Other assets	3,193
Advertising accounts	45,849
Subscriber lists	20,114
Mastheads	6,083
Noncompete agreements	625
Goodwill	74,659

Total assets acquired	218,760

Current liabilities	10,163
Deferred revenue	2,553
Long-term debt	108,509
Other liabilities	16,289

Total liabilities assumed	137,514

Net assets acquired	$81,246

In connection with the reorganization and sale of membership interests on April 1, 2003, all previous outstanding debt related obligations were refinanced.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Of the intangibles acquired, the advertising accounts have an estimated useful life of 18 years, the subscriber lists have an estimated useful life of 14 - 16 years, the noncompete agreements have a term of 4 years and the mastheads are deemed to have an indefinite life.

(2) Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances, pension and post-retirement liabilities, useful lives of tangible and intangible assets, inventory valuation and the recoverability of long-lived assets, including the excess of purchase price over net assets acquired. The Company bases its estimates on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These form the basis of the Company’s judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates which would affect the Company’s reported results of operations.

(b) Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents is $2,093 and $1,828 which is held in an overnight sweep at December 31, 2005 and 2004.

(c) Accounts Receivable

Accounts receivable relate to sales for which credit is extended based on the customer’s credit history. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts and allowances. The Company determines its allowance by considering the length of time trade accounts receivable are past due, the Company’s previous loss history and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not accrue interest on past due accounts.

(d) Concentrations of Credit Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company places its cash deposits with a single financial institution. Accounts receivables are due from customers primarily located in the immediate area of publication. No single customer accounted for more than 10% of revenue or accounts receivable in any period presented.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(e) Revenue Recognition

The Company recognizes revenue from the sales of advertising space in published issues of its newspapers and on interactive websites owned by, or affiliated with, the Company as well as from sales of newspapers to distributors and individual subscribers. Newspaper advertising revenue is recorded when advertisements are published in newspapers. Website advertising revenue is recognized ratably over the contract period or as services are delivered, as appropriate.

Proceeds from newspaper subscriptions are deferred and are recognized in revenue ratably over the term of the subscriptions. Revenue is recorded net of estimated incentive offerings, including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts for the revision become known.

(f) Inventories

Inventories, consisting primarily of newsprint, are stated at the lower of cost, determined pursuant to the first in, first out value method (FIFO), or market.

(g) Advertising

The Company’s policy is to expense all advertising costs as incurred. Advertising expense for all periods presented was de minimis.

(h) Property, Plant and Equipment

Property, plant and equipment are stated at cost, or when acquired in connection with a business acquisition, at the fair market value at time of acquisition based on independent appraisals. Fair value is generally determined based on estimated future cash flows of the related assets and gains and losses are recognized as incurred. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which are as follows:

Buildings and improvements	40 years
Furniture, fixtures and equipment	5-10 years
Leasehold improvements	Shorter of life of lease or asset
Vehicles	3-5 years
Computer hardware	5 years
Computer software	3-5 years

(i) Identifiable Intangible Assets and Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill and intangible assets with indefinite lives are tested for impairment in December of each year, or when events indicate that an impairment could exist. As required by SFAS 142, in the Company’s impairment test of goodwill, the Company annually compares the fair value of the applicable reporting unit to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by management. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation and amortization. In applying this methodology, the Company relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. In the event that our calculations indicate that goodwill is impaired, a

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

fair value estimate of each tangible and intangible asset and liability would be established. The Company would calculate an impairment as the excess of the carrying value of goodwill over its implied fair value. This process would require the application of discounted cash flows expected to be generated by each asset in addition to independent asset appraisals, as appropriate. No impairment charge resulted from these tests during the period from January 1, 2003 to March 31, 2003, period from April 1, 2003 to December 31, 2003, or the years ended December 31, 2004 and 2005.

Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired. See Note 5 for the components of the Company’s intangible assets.

Noncompete and consulting agreements are recorded at acquisition cost and are amortized over the period of benefit using the straight-line method, usually ten years or less. Other intangible assets include acquired trademarks, subscriber lists, and advertising accounts. Amortization of intangible assets is computed using the straight-line method over the following estimated useful lives of the assets, which are as follows:

Trademarks—finite-lived	15 years
Subscriber lists	6-16 years
Advertising accounts	12-18 years
Noncompete and consulting agreements	2-4 years

(j) Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximated fair value at December 31, 2004 and 2005 because of the relatively short maturity of these instruments. The carrying value of short-term and long-term debt approximates fair value at December 31, 2004 and 2005.

(k) Deferred Financing Costs

Deferred financing costs arising in connection with borrowings under credit agreements have been capitalized and are amortized using the effective interest method over the term of their respective debt issues. If a debt issue is extinguished, any unamortized deferred financing fees are expensed at the time of extinguishment.

(l) Income Taxes

As an LLC, the Company is treated as a partnership for federal and state income tax purposes and therefore is generally not subject to income tax. Instead, the LLC members are taxed on their allocable share of the Company income.

For the period from January 1, 2003 through March 31, 2003, the entity operated as an S Corporation conducting business in Massachusetts. EPC, GWP, MPG, LRT and LRI were Qualifying Subchapter S Subsidiaries (“QSSS”) in accordance with Internal Revenue Code Section 1361(b)(3) and were generally not subject to corporate-level taxes. For federal reporting purposes, the subsidiaries were deemed to have liquidated into the Company and as a result all entities reported on a combined basis for federal income tax purposes.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(m) Accounting for Derivatives and Hedging Activities

The Company is a limited user of derivative financial instruments to manage risks generally associated with interest rate volatility. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative instruments are recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives that are designated and qualify as effective hedges are recorded either in accumulated other comprehensive income (loss) or through earnings, as appropriate. The ineffective portion of derivatives that are classified as hedges is immediately recognized in net earnings (loss). The Company does not hold derivatives that are not classified as hedges.

(n) Comprehensive Income (Loss)

Comprehensive income (loss), which is reported on the accompanying Consolidated Statements of Shareholders’ Deficit, Members’ Interest and Comprehensive Income (Loss) as a component of accumulated other comprehensive loss, consists of net income (loss) and other gains and losses affecting shareholders’ deficit and members’ interest that, under accounting principles generally accepted in the United States of America, are excluded from net income (loss). The only such item was the change in certain derivative financial instruments.

(o) Long-Lived Assets

The Company applies SFAS No. 143, “Accounting For Asset Retirement Obligations,” to review recognition of fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company also applies SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of such assets might not be recoverable and has concluded no financial statement adjustment is required.

(p) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123R was to be effective as of the first interim or annual reporting period that began after June 15, 2005. On April 14, 2005, the compliance date was extended such that SFAS 123R is effective at the start of the next fiscal period beginning after June 15, 2005, which is January 1, 2006 for the Company. The Company will adopt SFAS 123R on January 1, 2006 and does not expect the adoption to have a material impact on the Company’s consolidated balance sheet, statements of operations, or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces ABP Opinion No. 20, “Accounting Changes” and SFAS 3,

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

“Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN No. 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 became effective for fiscal years ending after December 15, 2005 and the Company adopted this interpretation for the year ended December 31, 2005. Adopting FIN No. 47 did not have a material impact in the Company’s financial position, results of operations, or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109. FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN No. 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN No. 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN No. 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN No. 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. The Company is currently evaluating the impact the adoption of FIN 48 will have on its financial statements.

(3) Business Combinations—2005 Acquisitions

The purchase price for the assets of the Norwood Acquisition was $587 and the purchase price for the assets of the Call Acquisition was $487. The purchase prices for both acquisitions were allocated to the acquired assets based on their fair market values. The excess of the purchase price over the fair market value of the net identifiable assets acquired was $52 for the Norwood Acquisition and $104 for the Call Acquisition.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Both acquisitions were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenue or expenses related to the Norwood Acquisition or the Call Acquisition prior to the acquisition date of January 28, 2005. Had each of these acquisitions occurred as of January 1, 2005 or 2004, the impact on the Company’s results of operations would not have been significant. The following table summarizes the estimated fair values from third-party valuations of the assets acquired at the date of acquisition.

Fair value—Norwood Acquisition:
Furniture and fixtures	$10
Trademarks	69
Subscriber list	36
Advertising accounts	120
Noncompete agreements	300
Goodwill	52

Net assets acquired	$587

Fair value—Call Acquisition:
Furniture and fixtures	$10
Trademarks	120
Advertising accounts	165
Noncompete agreements	88
Goodwill	104

Total acquisition cost	487
Less note payable to seller	(225)

Net assets acquired	$262

Of the intangible assets acquired, the trademarks have an estimated useful life of 15 years, the subscriber list has an estimated useful life of 6 years and the advertising accounts have an estimated useful life of 12 years. The noncompete agreements have lives ranging from 2 to 4 years.

(4) Property, Plant and Equipment, Net

Property, plant and equipment, net are summarized as follows:

	2004	2005
Land	$2,650	$2,650
Buildings	10,090	10,203
Furniture and fixtures	403	413
Leasehold, building and land improvements	403	445
Vehicles	2,221	2,260
Machinery and equipment	4,299	4,407
Computer hardware and software	2,890	3,434
Purchase of manufacturing facility by an agent (non-operating)(a)	—	5,582

	22,956	29,394
Less: accumulated depreciation	(5,382)	(7,015)

	$17,574	$22,379

Depreciation expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 2004 and 2005 was $602, $3,085, $3,027, and $2,075, respectively.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(a)	On December 23, 2005 a third party agent/intermediary (pursuant to a tax free exchange rule) acquired a vacant manufacturing facility for the benefit of the Company in the amount of $5,582. Such purchase was facilitated by an advance of the acquisition amount to the agent by the Company. As of December 31, 2005, the Company was in the process of developing its plans for this facility. There is no additional liability pursuant to the acquisition of this facility.

(5) Other Intangible Assets, net

Other intangible assets, net are summarized as follows:

	As of December 31, 2004
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$45,849	$4,458	$41,391
Noncompete and consulting agreement	625	273	352
Subscriber lists	20,114	2,489	17,625
Trademarks—indefinite-lived	6,083	—	6,083

Total	$72,671	$7,220	$65,451

	As of December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$46,134	$7,019	$39,115
Noncompete and consulting agreement	1,054	580	474
Subscriber lists	20,150	3,913	16,237
Trademarks—indefinite-lived	6,083	—	6,083
Trademarks—finite-lived	189	8	181

Total	$73,610	$11,520	$62,090

Amortization expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005 totaled $1,277, $3,094, $4,125 and $4,300, respectively. Amortization is expected to total approximately $4,306, $4,208, $4,069, $3,030 and $4,030 for the years ending December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

Certain former owners of EPC have agreed not to compete with the Company’s current newspaper operations and to provide consulting services as necessary. The consideration for this agreement is payable in quarterly payments through October 2006. For the years ended December 31, 2004 and 2005, payments totaled $500 per year. In 2005, the Company agreed to pay $300 as part of the Norwood Acquisition and $88 as part of the Call Acquisition to certain personnel for agreements not to compete with the Company.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(6) Accrued Expenses

Accrued expenses consists of the following:

	December 31,
	2004	2005
Payroll	$1,283	$997
Vacation	677	677
Interest	994	906
Other	833	613

Total accrued expenses	$3,787	$3,193

(7) Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2004	2005
Senior debt—term loan facilities (refinanced in 2005)	$64,738	$75,000
Mortgage obligation	4,243	4,049
Note payable	—	225

	68,981	79,274
Less: current portion—long-term debt	(7,282)	(893)

Total long-term debt	$61,699	$78,381

(a) Senior Debt

On January 21, 2005, senior debt of $64,738 was repaid with the proceeds of a new term loan facility, with a syndicate of lending institutions led by Wachovia Bank.

The new term loan facility consists of $75,000 in principal, bearing interest at the prevailing 3-month LIBOR Rate plus 3.0% (7.2% at December 31, 2005). Principal payments of $188 are due quarterly (commencing April 1, 2006), with the final maturity and balloon payment of $35,250 due in July 2012.

In connection with the issuance of the new term loan facility, the Company incurred debt issuance costs of $1,576 and wrote off debt issuance costs associated with the existing facility of approximately $2,025.

Prior to the refinancing, the Company had a term loan facility of $70,000, accruing interest at the prevailing 3-month LIBOR rate plus 3.5% to 4.0%, payable quarterly, with principal payments due through September 2009. In conjunction with this term loan facility, the Company also had a revolving loan facility of $14,000 which bore interest at the higher of the bank’s prime rate or the Federal funds effective rate plus 2.7% to 3% that was scheduled to expire in March 2009. There was no balance outstanding under the revolving loan facility at December 31, 2004.

Obligations under both term loan facilities are/were collateralized by a pledge of all of the Company’s tangible and intangible assets and intellectual property. The 2005 term loan facility

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

contains restrictions on additional indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants for the 2005 term loan facility and line of credit include interest coverage, leverage ratio, and fixed charge coverage ratios. The Company was in compliance with the covenants at December 31, 2005.

(b) Revolving Credit Loan

In conjunction with the new term loan facility, the Company also secured a revolving loan facility with a maximum borrowing capacity of $25,000. The outstanding balance on the revolving loan facility at December 31, 2005 was $6,500 with interest accruing at the bank’s Prime rate plus 1.75% (9.00% at December 31, 2005). The revolving loan facility is scheduled to mature on December 31, 2010.

(c) Mortgage

In December 2003, in conjunction with the acquisition of SCP (Note 1), the Company assumed a long-term, fixed rate mortgage and security agreement. The loan provides for a ten-year mortgage with principal and interest of $37 payable monthly through December 2012 and with the balance due on January 10, 2013. The mortgage bears interest at a rate of 6.117% per annum. The mortgage is collateralized by a first lien on, and an assignment of rents and leases of, the property mortgaged by SCP.

(d) Note Payable

In connection with the 2005 Call Acquisition (Note 3), $225 of the acquisition was financed with a two year promissory note. The note provides for a principal payment of $125 plus accrued interest to be paid on the first anniversary date of the closing, and a principal payment of $100 plus accrued interest to be paid on the second anniversary date of the closing. The note bears interest of prime plus 1.5%, (8.75% at December 31, 2005).

(e) Maturities of Long-term debt

Maturities of long-term debt at December 31, 2005 are as follows:

	Term Loan Facility	Mortgage	Note Payable	Total
2006	$562	$206	$125	$893
2007	750	219	100	1,069
2008	750	233	—	983
2009	750	248	—	998
2010	750	264	—	1,014
Thereafter	71,438	2,879	—	74,317

Total	$75,000	$4,049	$225	$79,274

(8) Interest Rate Swap Agreement

The Company is party to an interest rate swap agreement. The notional amount of the interest rate swap is $36,000. The agreement includes a floating rate option based on the three-month LIBOR.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

The Company incurs interest expense equal to the difference between the applicable rate and 2.79% when the rate is less than 2.79%. The Company recognizes interest income equal to the difference between the applicable rate and 2.79% when the rate is greater than 2.79%. The agreement qualifies for cash flow hedge accounting in accordance with FAS No. 133. It will expire on November 1, 2006 and the residual balance is expected to be reclassified at that time. The value of the interest rate swap at December 31, 2004 and 2005 was an asset of $300 and $662, respectively. The increases in fair market value of $473 and $362 during 2004 and 2005, respectively, were included as a component of other comprehensive income.

(9) Member’s Interest

(a) Non-cash Compensation

In connection with the Sale Transaction, Promote Interests were issued to a member of management. No further Promote Interests have been issued subsequently. The rights of the holder of Promote Interests are identical to those of ENM LLC membership interest holders, except that holder of Promote Interests does not have voting rights and does not receive a share in liquidation proceeds of the Company until holders of membership interests have received their unreturned capital contributions. Additionally, upon the termination of employment of any individuals to whom Promote Interests have been allocated, the Company has the option to repurchase the Promote Interests. There were no repurchases in 2004 and 2005. The timing, nature and circumstances surrounding the termination will determine whether the repurchase price is at cost or fair market value, as defined by the LLC Agreement, of the Promote Interests.

As the Promote Interests are, in substance, to be issued to employees of the Company, they are accounted for under Accounting Principles Board Opinion 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The 250 Promote Interests issued through December 31, 2003 were issued at a nominal purchase price that was below their fair market value at issuance. The fair market value was determined using the Black-Scholes valuation model. In accordance with APB 25, the $80 spread between cost and fair market value of the issued Promote Interests has been recorded as unearned compensation, a component of member’s interest in the consolidated balance sheet. Had the Promote Interest been measured using a fair value methodology, the difference in compensation expense and net income (loss) would have been de minimis for all periods presented. The unearned compensation is being amortized on a straight-line basis as compensation expense over the period the Promote Interests are subject to repurchase at cost. During the period from April 1,2003 to December 31, 2003, and years ended December 31, 2004 and 2005, $9, $12, and $12 was recognized as compensation expense, respectively.

(b) Management Incentive Interests

In connection with the formation of ENM LLC, the Company authorized a number of Management Incentive Interests allocable to certain members of ENM LLC’s senior management. The Management Incentive Interests allow for members of senior management to share in the liquidation proceeds of the Company if certain threshold enterprise value targets are attained upon a liquidation event. Upon liquidation, the individuals to whom Management Incentive Interests have been allocated are to be issued membership interests representing a fully diluted share in liquidation proceeds from a minimum of 0% to a maximum of 12%. The aggregate percentage share is based on a sliding scale and increases as the enterprise value meets targets defined in the LLC Agreement. There is no liability on the balance sheet at December 31, 2005 and 2004.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Upon the termination of employment of any individuals to whom Management Incentive Interests have been allocated, the Company has the option to repurchase the Management Incentive Interests. The timing, nature and circumstances surrounding the termination will determine whether the repurchase price is at cost or fair market value, as defined by the LLC Agreement, of the Management Incentive Interests.

(10) Pension and Other Postretirement Benefits

EPC sponsors a 401(k) retirement plan for certain of its non-union employees. Non-union employees who have completed at least one year of service with EPC, have worked a minimum of 1,000 hours, and have attained the age of 21 are eligible to participate in the plan. These employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. EPC matches 50% of the first 6% of contributions to the plan and may, at its discretion, make additional contributions to the plan. In connection with the required match, EPC’s contribution to this plan was $14, $41, $53 and $44 during the period from January 1, 2003 to March 31, 2003, period from April 1, 2003 to December 31, 2003, and the years ended December 31, 2004 an 2005, respectively. An additional discretionary contribution to this plan of $56, $58 and $47 was accrued and charged against income during the period from April 1, 2003 to December 31, 2003, and years ended December 31, 2004 and 2005, respectively.

EPC also sponsors a 401(k) retirement plan for certain of its union employees. Union employees who have completed at least three months of service with EPC and have attained the age of 21 are eligible to participate in the plan. Employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. The EPC does not match contributions and does not make additional contributions to this plan.

In addition, the Company sponsors a 401(k) Profit Sharing Plan for certain employees of GWP and MPG. Employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. The Company matches 2% of the employees’ weekly contribution at GWP. There is no company match at MPG. In connection with the required match, the subsidiary’s contribution to this plan was $4, $12, $17 and $20 during the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005, respectively.

The Company also maintains a pension plan and a postretirement medical and life insurance plan which cover certain employees of GWP and MPG. The Company uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

The following provides information on the pension plan and post-retirement medical and life insurance plan as of and for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005:

	Pension Year Ended		Post Retirement Year Ended
	2004	2005	2004	2005
Change in projected benefit obligation:
Benefit obligation at beginning of year	$18,663	$20,552	$10,107	$10,067
Service cost	481	523	472	380
Interest cost	1,177	1,178	573	514
Actuarial (gain) loss	1,424	383	(849)	(1,267)
Benefits and expenses paid	(1,193)	(1,182)	(236)	(224)

Projected benefit obligation at end of year	$20,552	$21,454	$10,067	$9,470

Change in plan assets:
Fair value of plan assets at beginning of year	$16,966	$16,857	$—	$—
Actual return on plan assets	1,083	541	—	—
Employer contribution	—	—	236	224
Benefits paid	(959)	(987)	(236)	(224)
Expenses paid	(233)	(195)	—	—

Fair value of plan assets at end of year	$16,857	$16,216	$—	$—

Reconciliation of funded status
Benefit obligation at end of period	$(20,552)	$(21,454)	$(10,067)	$(9,470)
Fair value of assets at end of period	16,857	16,216	—	—

Funded status	(3,695)	(5,238)	(10,067)	(9,470)
Unrecognized actuarial (gain) loss	254	1,568	(1,477)	(2,612)

Net prepaid/(accrued) benefit cost	$(3,441)	$(3,670)	$(11,544)	$(12,082)

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

	Pension				Post Retirement
	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,		Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,

			2004	2005			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)
Components of net periodic benefit cost:
Service cost	$116	$317	$481	$523	$128	$413	$472	$380
Interest cost	290	872	1,177	1,178	157	483	573	514
Expected return on plan assets	(348)	(1,000)	(1,484)	(1,472)	—	—	—	—
Amortization of prior service cost	6	—	—	—	(18)	—	—	—
Amortization of unrecognized gain (loss)	108	—	—	—	79	—	(36)	(132)

Net periodic benefit cost	$172	$189	$174	$229	$346	$896	$1,009	$762

Comparison of obligations to plan assets:
Projected benefit obligation	$18,364	$18,663	$20,552	$21,454	$10,060	$10,106	$10,067	$9,470
Accumulated benefit obligation	16,719	16,949	18,614	19,422	10,060	10,106	10,067	9,470
Fair value of plan assets	15,286	16,966	16,857	16,216	—	—	—	—

The following assumptions were used in connection with the Company’s actuarial valuation of its defined benefit pension and post retirement plans:

	Pension				Post Retirement
	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,		Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,

			2004	2005			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)
Weighted average discount rate	6.50%	6.30%	6.00%	5.75%	6.50%	6.30%	6.00%	5.75%
Rate of increase in future compensation levels	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Expected return on assets	9.00%	9.00%	9.00%	9.00%	—	—	—	—
Current year trend	—	—	—	—	11.00%	11.00%	10.00%	9.25%
Ultimate year trend	—	—	—	—	5.50%	5.50%	5.50%	5.50%
Year of ultimate trend					2011	2011	2011	2011

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

	Post Retirement
	2004	2005
Effect of 1% increase in Health Care Cost Trend Rates

APBO	$11,801	$11,013
Dollar Change	$1,734	$1,543
Percent Change	17.225%	16.294%
Effect of 1% decrease in Health Care Cost Trend Rates

APBO	$8,683	$8,227
Dollar Change	$(1,384)	$(1,243)
Percentage Change	(13.748)%	(13.126)%

Amortization of prior service costs was calculated using the straight-line method over the average remaining service periods of the employees expected to receive benefits under the Plan.

The Plan’s assets by asset category are as follows:

	Pension		Post Retirement
	2004	2005	2004	2005
Equity funds	64%	67%	—	—
Debt funds	36%	33%	—	—

Total	100%	100%	—	—

The Company considers various factors in estimating the expected long-term rate of return on plan assets. Among the factors considered include the historical long-term returns on plan assets, the current and expected allocation of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. The expected allocation of plan assets is based on a diversified portfolio consisting of domestic and international equity securities and fixed income securities.

The Company’s investment policy for its pension plan is to balance risk and return using a diversified portfolio consisting primarily of high quality equity and fixed income securities. The target allocation of equity funds is 65% and debt funds 35% of the portfolio’s investments. To accomplish this goal, each plan’s assets are actively managed by outside investment managers with the objective of optimizing long-term return while maintaining a high standard of portfolio quality and proper diversification. The Company monitors the maturities of fixed income securities so that there is sufficient liquidity to meet current benefit payment obligations.

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

	Pension	Post Retirement
2006	$1,043	$335
2007	1,072	361
2008	1,112	371
2009	1,170	401
2010	1,210	442
2011-2015	7,068	2,935
Employer contribution expected to be paid during the year ending December 31, 2006	$—	$335

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(11) Equity Investment

Prior to January 2005, the Company maintained a 50% interest in Colony South Associates, LP (“Colony South”), an equity investment with Vazza Group Limited Partnership (“Vazza”). The Company accounted for its investment in Colony South under the equity method. Colony South owned and operated a commercial office complex, which was partially leased to the Company. Vazza served as the managing partner. In January 2005, the commercial office complex real estate was foreclosed on and purchased by an independent third party. In connection with the foreclosure, Colony South had no further liability associated with the office complex and was dissolved in January 2005. There was no gain or loss upon the dissolution.

(12) Related Party Transactions

For the period from January 1, 2003 to March 31, 2003, the Company had an agreement with Newspaper Media LLC to provide management services to the Company at an annual fee plus certain allocated expenses. The Company’s Chief Executive Officer was a member of Newspaper Media LLC. Fees and expenses paid to Newspaper Media LLC under the agreement amounted to $300 for the three months ended March 31, 2003. In connection with the Sale Transaction on April 1, 2003, this agreement was dissolved.

As noted in Note 11, the Company leased commercial space from Colony South, of which the Company owned 50% via its equity investment. With respect to the foreclosure, the lease was terminated and rent in 2005 was paid to the independent third-party. Aggregate rent expense during the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005 was $637, $1,491, $1,659, and $1,064, respectively.

In addition, the Company paid $193 in 2005 to a member for management services.

(13) Commitments and Contingencies

The Company has a ten year non-cancelable lease agreement that expires March 2015 as well as other machinery and equipment leases. The Company is obligated for the following amounts under the aggregate leases:

2006	$1,005
2007	1,042
2008	1,080
2009	1,100
2010	1,141
Thereafter	5,305

Total	$10,673

In connection with the office lease, the Company was given allowances for leasehold improvements by the landlord amounting to $823, which is amortized over the 10 year contractual period of the lease.

Rent expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005 totaled $637, $1,491, $1,659 and $1,064, respectively.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Effective January 28, 2005, in connection with the Call Acquisition, the Company entered into two employment agreements for a period of two years each. Compensation under the employment agreements totals $120 per year.

The Company is involved in routine legal matters in the normal course of business. In the opinion of management, and based on consultation with legal counsel, the ultimate resolution of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

At December 31, 2004 and 2005 the Company had a $390 outstanding letter of credit agreement with a bank guaranteeing deductibles on insurance policies.

(14) Subsequent Events (unaudited)

On June 6, 2006, through a series of transactions, Gatehouse Media, Inc. and subsidiaries, headquartered in Fairport, New York acquired all of the equity interests of ENM LLC for $180,000 through a Securities Purchase Agreement. Simultaneously with the sale of the Company, the senior bank debt totaling $81,813, plus accrued interest of $737 net of the fair value of an interest rate derivative contract associated with the bank debt, the remaining liability of $250 due on noncompete and consulting agreements, and the balance of $100 on a note payable due to the former owners of the Call Group were paid in full. Immediately prior to these transactions, the Company distributed property it acquired pursuant to a tax-free exchange through an agent and the triple net lease as described in Note 4 and Note 1, respectively, to the Company’s consolidated financial statements as of December 31, 2005 and 2004, to the former owners of ENM LLC.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Balance Sheet

March 31, 2006

(dollar amounts in thousands)

March 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,315
Trade receivables, net of allowance for doubtful accounts of $507	6,646
Inventories	772
Prepaid expenses and other current assets	712

Total current assets	10,445

PROPERTY, PLANT AND EQUIPMENT—NET	22,269

OTHER ASSETS
Goodwill	74,841
Other intangible assets—net	61,134
Other assets	2,208

Total assets	$170,897

LIABILITIES AND MEMBERS’ INTEREST

CURRENT LIABILITIES
Accounts payable	$2,085
Accrued expenses	3,435
Current portion—long-term debt	1,062
Current portion—noncompete and consulting agreements	375
Deferred revenue	2,181
Revolving credit loan	5,000

Total current liabilities	14,138

LONG-TERM LIABILITIES
Long-term debt, net of current portion	78,042
Pension and other post-retirement benefit obligations	16,261
Other liabilities	387

Total liabilities	108,828

MEMBER’S INTEREST	62,069

Total liabilities and members’ interest	$170,897

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Operations

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Revenues:
Advertising	$12,591	$13,072
Circulation	5,429	5,137
Commercial printing and other	121	128

Total revenues	18,141	18,337

Operating costs and expenses:
Production	5,836	5,956
Selling, general and administrative	10,033	11,035
Depreciation and amortization	1,504	1,532

Total operating expenses	17,373	18,523

Income (loss) from operations	768	(186)

Other income (expenses):
Interest expense	(1,200)	(1,391)
Interest income	1	4
Amortization of deferred financing costs	(76)	(55)
Write-off of deferred financing costs upon extinguishment of debt	(2,025)	—
Other	47	50

Total other income (expenses)	(3,253)	(1,392)

Net loss	$(2,485)	$(1,578)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Member’s Interest and Comprehensive Income (Loss)

For the three months ended March 31, 2006

(dollar amounts in thousands)

	Member’s Interest	Accumulative Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2005	$63,349	$662	$(47)	$63,964

Amortization of unearned compensation	—	—	3	3
Unrealized loss on cash flow hedge		(66)		(66)	(66)
Distributions	(254)	—	—	(254)
Net loss	(1,578)	—	—	(1,578)	(1,578)

Balance at March 31, 2006	$61,517	$596	$(44)	$62,069

Total comprehensive loss					$(1,644)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Cash flows from operating activities:
Net loss	$(2,485)	$(1,578)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,504	1,532
Amortization of unearned compensation	3	3
Amortization of deferred financing costs	76	55
Write-off of deferred financing costs upon extinguishment of debt	2,025	—
Gain on the sale of property, plant and equipment	6	—
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	894	747
Inventories	129	274
Prepaid expenses and other current assets	375	199
Other assets	—	2
Accounts payable and accrued expenses	(2,245)	(900)
Deferred revenue	87	157
Pension and other liabilities	247	525

Net cash provided by operating activities	616	1,016

Cash flows from investing activities:
Payments of deferred acquisition payments	(125)	(125)
Acquisitions, net of cash acquired	(849)	(174)
Proceeds from sale of property, plant, and equipment	12	—
Purchase of property, plant, and equipment	(253)	(359)

Net cash used in investing activities	(1,215)	(658)

Cash flows from financing activities:
Distribution to members	(16,534)	(255)
Repayments of long-term debt	(64,785)	(170)
Repayments on revolving credit facility	—	(1,500)
Proceeds from long-term debt	81,000	—
Deferred financing costs	(1,514)	(39)

Net cash used in financing activities	(1,833)	(1,964)

Net decrease in cash and cash equivalents	(2,432)	(1,606)
Cash and cash equivalents at the beginning of the period	6,182	3,921

Cash and cash equivalents at the end of the period	$3,750	$2,315

Supplementary disclosures of cash flow information
Cash paid for interest	$1,260	$902

Non Cash Activity

The Company owns real estate in Chicopee, Massachusetts that is leased to an independent third party. The lease calls for the tenant to pay the lease payments directly to the Company’s mortgage lender. The lease payments paid by the tenant directly to the mortgage lender was $47 and $50 for the 3 months ended March 31, 2005 and 2006, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(1) Basis of Preparation

The accompanying unaudited condensed consolidated financial statements of Enterprise NewsMedia, LLC and subsidiaries (the “Company” or “ENM”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in comprehensive annual financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to Securities and Exchange Commission (“SEC”) rules and regulations.

Management believes that the accompanying unaudited condensed consolidated financial statements contain all adjustments (which include normal recurring adjustments) necessary for a fair statement of the financial position of ENM as of March 31, 2006, and the results of their operations and cash flows for the quarters ended March 31, 2006 and March 31, 2005. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2005.

As of March 31, 2006, the Company’s significant accounting polices and estimates for year ended December 31, 2005, have not changed from December 31, 2005, except for the adoption of Financial Accounting Standards) “FAS” No. 123 (revised 2004), “Share-Based Payment” (FAS No. 123R”). See Note 2 for additional information regarding the Company’s adoption of FAS No. 123R.

(2) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. The Company adopted FAS No. 123R in the first quarter of 2006 using the fair market method and modified prospective application method.

FAS No. 123R requires stock-based compensation expense to be recognized over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional service.

The Company accounted for its Promote Interests in accordance with the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 and related interpretations. Interests were issued at a nominal purchase price that was below their fair market value at issuance. The fair market value of the Promote Interests was determined using the Black-Scholes valuation model, and the difference between cost and fair market value of the issued interest was recorded as unearned

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

compensation, a component of member’s interest in the consolidated balance sheet. The unearned compensation was amortized on a straight-line basis to compensation expense over the period the interests are subject to repurchase at cost. Had the Promote Interests been measured using a fair value methodology, the difference in compensation expense and net income (loss) would have been diminimus.

(3) Business Combinations

On January 28, 2005, the Company acquired certain assets of the Norwood Bulletin and certain assets of the Call Group and on February 24, 2006 the Company acquired certain assets of the Associated Newspapers. The purchase price for certain assets of the Norwood Bulletin was $587, the purchase price for certain assets of the Call Group was $487 and the purchase price for certain assets of the Associated Newspapers was $152. The purchase price for each acquisition was allocated to the assets based on their fair market values. The excess of the purchase price over the fair market value of the net identifiable assets acquired was $52 for the Norwood Bulletin, $104 for the Call Group and $2 for the Associated Newspapers.

Each acquisition was accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenue or expenses related to the Norwood Bulletin or the Call Group prior to the acquisition date of January 28, 2005, and for the Associated Newspapers prior to the acquisition date of February 24, 2006. Had the Norwood Bulletin or Call Group acquisition occurred as of January 1, 2005 or 2004, or the Associated acquisition occurred as of January 1, 2006 or 2005, the impact on the Company’s results of operations would not have been significant.

(4) Pension and Postretirement Benefits

The following provides information on the pension plan and post-retirement medical and life insurance plan as of and for period ended March 31, 2006 and 2005:

	Pension Benefits		Postretirement Benefits
	March 31, 2005	March 31, 2006	March 31, 2005	March 31, 2006
Components of Net Periodic Benefit Costs
Service cost	$131	$175	$95	$103
Interest cost	295	301	129	134
Expected return on plan assets	(368)	(353)	—	—
Amortization of unrecognized gain (loss)	—	—	(33)	(30)

Net periodic benefit cost	58	123	191	207
Special termination benefits	—	179	—	—

Total	$58	$302	$191	$207

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(5) Other Intangible Assets

Other intangible assets are summarized as follows:

	As of March 31, 2006
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$46,172	$7,670	$38,502
Covenant not to compete/consulting agreement	1,063	625	438
Subscriber lists	20,152	4,273	15,879
Trademarks—indefinite-lived	6,083	—	6,083
Trademarks—finite-lived	247	15	232

Total	$73,717	$12,583	$61,134

Amortization expense for the three months ended March 31, 2005 and 2006 was $1,053 and $1,063, respectively.

(6) Long-Term Debt

(a) Senior Debt

On January 21, 2005, senior debt of $64,738 was repaid with the proceeds of new term loan facility, with a syndicate of lending institutions led by Wachovia Bank.

The new term loan facility consists of $75,000 in principal, with the interest at the prevailing 3-month LIBOR rate plus 3.0% (7.63% at March 31, 2006) with principal payment of $188 due quarterly (commencing April 1, 2006) with a final maturity and balloon payment of $35,250 in July 2012. At March 31, 2006, the outstanding balance on the term loan was $75,000.

In connection with the issuance of the new term loan facility, the Company incurred debt issuance costs of $1,576 and wrote off debt issuance costs associated with the existing facility of approximately $2,025.

Obligations under term loan facilities are collateralized by a pledge of all of the Company’s tangible and intangible assets and intellectual property. The 2005 term loan facility contains restrictions on additional indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants for the 2005 term loan facility and revolving credit loan include interest coverage, leverage ratio, and fixed charge coverage ratio. The Company was in compliance with all such covenants at March 31, 2006.

(b) Revolving Credit Loan

In conjunction with the term loan facility, the Company also secured a revolving loan facility with a maximum borrowing capacity of $25,000. The outstanding balance on the revolving loan facility at March 31, 2006 was $5,000 with interest at the bank’s Prime rate plus 1.75%. The revolving loan facility is scheduled to mature in December 31, 2010.

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(c) Mortgage

In December 2003, the Company assumed a long-term, fixed rate mortgage and security agreement. The outstanding balance of the mortgage was $4,004 as of March 31, 2006. The loan provides for a ten-year mortgage with principal and interest of $37 payable monthly through December 2012 and with the balance due on January 10, 2013. The mortgage bears interest at a rate of 6.117% per annum. The mortgage is collateralized by a first lien on, and an assignment of rents and leases of, the property mortgaged.

(d) Note Payable

In connection with the 2005 acquisition of the Call Group as described in Note 3, $225 of the acquisition was financed with a two year promissory note. The note provides for a principal payment of $125 plus accrued interest to be paid on the first anniversary date of the closing, and a principal payment of $100 plus accrued interest to be paid on the second anniversary date of the closing. The note bears interest of prime plus 1.5% (9.0% at March 31, 2006). The balance on the note as of March 31, 2006 was $100.

(7) Subsequent Events

On June 6, 2006, through a series of transactions, Gatehouse Media, Inc. and subsidiaries, headquartered in Fairport, New York acquired all of the equity interests of ENM LLC, for $180,000 through a Securities Purchase Agreement. Simultaneously with the sale of the Company, the senior bank debt totaling $81,813, plus accrued interest of $737 net of the fair value of an interest rate derivative contract associated with the bank debt, the remaining liability of $250 due on noncompete and consulting agreements, and the balance of $100 on a note payable due to the former owners of the Call Group were paid in full. Immediately prior to these transactions, the Company distributed property it acquired pursuant to a tax-free exchange through an agent and the triple net lease as described in Note 4 and Note 1, respectively, to the Company’s consolidated financial statements as of December 31, 2004 and 2005, to the former owners of ENM LLC.

Independent Auditors’ Report

The Board of Directors and Shareholders

The Copley Press, Inc.:

We have audited the accompanying combined balance sheets of The Midwest Newspaper Business of The Copley Press, Inc. (the Company) as of December 31, 2005 and 2006, and the related combined statements of operations, changes in parent company equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Midwest Newspaper Business of The Copley Press, Inc. as of December 31, 2005 and 2006, and results of its operations, changes in parent company equity, and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Diego, CA

May 24, 2007

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Combined Balance Sheets

December 31, 2005 and 2006

(In thousands)

	2005	2006
Assets
Current assets:
Cash and cash equivalents	$4,853	4,352
Accounts receivable, less allowance for doubtful accounts of $713 and $661 in 2005 and 2006, respectively	15,701	14,923
Inventories	2,845	2,809
Prepaid expenses and other current assets	490	556

Total current assets	23,889	22,640

Noncurrent assets:
Property, plant, and equipment, net of accumulated depreciation of $69,896 and $78,569 in 2005 and 2006, respectively	68,862	60,551
Goodwill	359,823	359,823
Prepaid retirement plan assets	8,479	4,636
Other assets	731	714

Total noncurrent assets	437,895	425,724

Total assets	$461,784	$448,364

Liabilities and Parent Company Equity
Current liabilities:
Accounts payable	$4,657	3,862
Accrued compensation and related expenses	6,165	10,028
Advance subscription payments received	7,044	6,492
Deferred income taxes, net	714	1,218
Other current liabilities	6,805	8,281
Note payable to Parent Company	185,000	185,000

Total current liabilities	210,385	214,881

Noncurrent liabilities:
Postretirement plan liabilities	5,898	6,578
Deferred compensation	901	1,094
Deferred income taxes, net	38,871	43,206
Other liabilities	1,700	1,809

Total noncurrent liabilities	47,370	52,687

Commitments and contingencies (Note 6)
Parent company equity	204,029	180,796

Total liabilities and parent company equity	$461,784	448,364

See accompanying notes to combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Combined Statements of Operations

Years ended December 31, 2004, 2005 and 2006

(In thousands)

	2004	2005	2006
Net operating revenue:
Advertising	$107,744	105,388	104,000
Circulation	40,933	41,772	44,238
Commercial printing and other	9,492	9,724	10,591

Total revenue	158,169	156,884	158,829

Operating costs and expenses:
Operating costs	90,335	91,520	93,170
Selling, general, and administration	37,527	36,624	43,706
Depreciation and amortization	10,490	12,124	11,083
Loss (gain) on sales of assets	(278)	(89)	45

Total operating costs and expenses	138,074	140,179	148,004

Operating income	20,095	16,705	10,825

Other income (expense):
Related-party interest expense	(7,594)	(9,378)	(13,061)
Other	(45)	(44)	(49)

Other expenses	(7,639)	(9,422)	(13,110)

Income (loss) before income taxes	12,456	7,283	(2,285)
Income tax expense (benefit)	4,931	2,278	(1,042)

Net income (loss)	$7,525	5,005	(1,243)

See accompanying notes to combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Combined Statements of Changes in Parent Company Equity

Years ended December 31, 2004, 2005 and 2006

(In thousands)

Parent Company Equity
Balance at December 31, 2003	$217,443
Net income	7,525
Intercompany transfers, net	(10,666)

Balance at December 31, 2004	214,302
Net income	5,005
Intercompany transfers, net	(15,278)

Balance at December 31, 2005	204,029
Net loss	(1,243)
Intercompany transfers, net	(21,990)

Balance at December 31, 2006	$180,796

See accompanying notes to combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Combined Statements of Cash Flows

Years ended December 31, 2004, 2005 and 2006

(In thousands)

	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,525	5,005	(1,243)
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	10,490	12,124	11,083
Provision for deferred income taxes	9,330	3,957	4,839
(Gain) loss on sale of assets	(278)	(89)	45
Provision for losses in accounts receivable	736	1,151	743
Prepaid retirement plan assets	2,843	2,445	3,843
Postretirement plan liabilities and deferred compensation	1,060	1,039	872
Accounts receivable, inventories, prepaid expenses, and other current assets	(1,375)	(2,193)	5
Accounts payable and accrued compensation and related expenses	(488)	(516)	3,068
Subscription payments received in advance	(428)	827	(552)
Other current liabilities	795	1,566	1,476
Other items, net	530	50	110

Net cash provided by operating activities	30,740	25,366	24,289

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(20,862)	(6,671)	(2,916)
Proceeds from sale of property, plant, and equipment	412	94	99
Other items, net	(263)	(99)	17

Net cash used in investing activities	(20,713)	(6,676)	(2,800)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers to Parent Company	(10,666)	(15,278)	(21,990)

Net cash used in financing activities	(10,666)	(15,278)	(21,990)

Net increase (decrease) in cash and cash equivalents	(639)	3,412	(501)
Cash and cash equivalents at beginning of year	2,080	1,441	4,853

Cash and cash equivalents at end of year	$1,441	4,853	4,352

Supplemental disclosures of cash flow information:
Noncash intercompany interest expense on note payable	$7,593	9,404	13,104
The Company does not pay income taxes - see Note 1 to combined financial statements	—	—	—

See accompanying notes to combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

(1)	Summary of Significant Accounting Policies

(a)	Description of Business and Basis of Presentation of Combined Financial Statements

The accompanying combined financial statements present the combined balance sheets, statements of operations, changes in parent company equity, and cash flows of all the Illinois and Ohio newspaper operations of The Copley Press, Inc. and subsidiaries (the Parent Company), which are comprised of seven daily and two weekly newspapers as well as other publications and related websites (collectively referred to as Copley Midwest or the Company). These combined financial statements include the Company’s costs and expenses as well as allocations from the Parent Company for certain costs incurred by the Parent Company (see Note 7.) All significant intercompany accounts and transactions between the Illinois and Ohio newspaper operations have been eliminated in the combined financial statements.

Copley Midwest is comprised of two wholly owned subsidiaries and one division of The Copley Press, Inc. The subsidiaries are Copley Ohio Newspapers, Inc. and The Peoria Journal Star, Inc. and its wholly owned subsidiary, The Galesburg Printing & Publishing Co.

(b)	Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment, intangibles, and goodwill; valuation allowances for receivables, inventories, and deferred income tax assets; insurance liabilities; and assets and obligations related to employee benefits.

(c)	Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, advanced subscription payments received and other current liabilities approximate fair value due to the short-term nature of these instruments.

(d)	Cash and Cash Equivalents

Cash and cash equivalents generally consist of checking and money market accounts at December 31, 2005 and 2006.

(e)	Trade Receivables and Allowance for Doubtful Accounts

Trade accounts receivable are generally recorded at the invoice amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses on accounts receivable. The Company has established credit policies and as part of such policies routinely assesses the financial strength of its major customers. Provisions have been made for potential losses for doubtful accounts based on factors surrounding the credit risk of specific customers, historic trends, and other information. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

(f)	Inventories

Inventories consist primarily of newsprint inventory, which is valued at the lower of cost or market using the last-in, first-out (LIFO) method. If newsprint inventories had been determined by the first-in, first-out (FIFO) method, inventory amounts would have been increased by approximately $541,000 and $600,000 at December 31, 2005 and 2006, respectively. Other inventories are stated at the lower of cost (FIFO method) or market and were $727,000 and $803,000 at December 31, 2005 and 2006, respectively.

(g)	Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation has been computed principally by accelerated methods over the estimated lives of the related assets as follows:

Years
Machinery and equipment	3 to 11
Land improvements	7 to 20
Buildings and building improvements	7 to 35
Furniture and fixtures	7 to 10

(h)	Goodwill

Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). An impairment loss is recognized to the extent that the carrying amounts exceed the asset’s fair value. The Company has completed its assessment of impairment as of December 31, 2006, in accordance with SFAS 142, which did not indicate any impairment of goodwill.

(i)	Revenue Recognition

Revenue from advertising, net of discounts, is generally recognized at the time the advertisement is published. Circulation revenue is recognized primarily at retail prices at the time newspapers are delivered to subscribers. Other revenue is generally recognized as the related goods or services are provided.

(j)	Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses recoverability whenever events and circumstances occur, such as changes in the general market value of its long-lived assets or changes in its business operations that indicate possible impairment in the carrying value of the assets.

(k)	Defined Benefit Retirement and Other Postretirement Plans

The Parent Company has noncontributory defined benefit retirement plans covering eligible union and nonunion employees in which the Company participates. In addition, certain

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

union employees participate in plans established under collective bargaining agreements to which the Company contributes. In general, benefits under the defined benefit plans are based on years of service and the employee’s five consecutive highest salary years in the last ten years of employment. The defined benefit plans are funded on a current basis in accordance with the Employee Retirement Income Security Act of 1974. Union plans are funded in accordance with the applicable collective bargaining agreements. Prior service costs and amortizable unrecognized net gains and losses are amortized over ten years.

The Parent Company also has an unfunded supplemental executive retirement plan (SERP) for certain of the Company’s executive officers.

The Company recognizes the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits.

The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates, and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

(l)	Income Taxes

Historically, the Company’s results of operations have been included in the Parent Company’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s combined statements of operations has been calculated on a separate tax basis following the Parent Company’s tax methods and strategies, which are not necessarily reflective of the tax methods and strategies that the Company would have followed or will follow as a separate stand-alone entity. The Company does not have a written tax sharing agreement with the Parent Company.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)	Concentration of Credit Risk

The Company publishes newspapers in Illinois and Ohio and extends credit to qualified customers located primarily in the immediate geographical areas of publication. The Company has established credit policies and as part of such policies routinely assesses the financial strength of its major customers. Provisions have been made for potential losses for doubtful accounts based on factors surrounding the credit risk of specific customers, historic trends, and other information.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

(n)	Segment Reporting

The Company’s primary business is the publication of newspapers. The Company aggregates its newspapers into a single reporting segment, as its businesses have similar economic characteristics, products, types of customers and methods of distribution.

(o)	Fiscal Year

The Company is on a 52-53 week fiscal year, with the fiscal year ending on the Sunday nearest the calendar year-end. Fiscal year 2004 contained 53 weeks and ended on January 2, 2005 and fiscal years 2005 and 2006 each contained 52 weeks and ended on January 1, 2006 and on December 31, 2006, respectively. For presentation purposes, the Company has indicated its year-end as December 31.

(p)	Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The Statement does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Company is required to adopt SFAS 157 beginning on January 1, 2008. Statement 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. This Statement is effective for reporting periods ending after June 15, 2007. The Company is currently evaluating the impact of adopting SFAS 158 on its results of operations and financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The provisions of FIN 48 will be effective for the Company on January 1, 2007, with any cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company’s assessment is that adopting FIN 48 will not have an impact on its results of operations and financial position.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

(2)	Property, Plant, and Equipment

Property, plant, and equipment at December 31, 2005 and 2006 consist of the following (in thousands):

	2005	2006
Machinery and equipment	$91,239	90,908
Land and land improvements	6,184	6,234
Buildings and building improvements	38,038	38,581
Furniture and fixtures	3,256	3,279
Construction in progress	41	118

	138,758	139,120

Less accumulated depreciation and amortization	(69,896)	(78,569)

	$68,862	60,551

(3)	Note Payable to Parent Company

In August 2000, in connection with the acquisition of its Ohio newspaper operations, the Company entered into an intercompany demand note with the Parent Company in the amount of $185,000,000. The note had an initial interest rate of 8% and was due on demand but in no event later than August 1, 2010. The interest rate on the note is reset annually to the prime lending rate in effect at Chase Manhattan Bank on the anniversary date of the note. The interest rate on the note was 4.0%, 4.25%, and 6.25% for the twelve months ended July 31, 2004, 2005 and 2006, respectively and 8.25% for the six months ended December 31, 2006. The blended effective interest rate on the note for the years ended December 31, 2004, 2005 and 2006 was 4.10%, 5.08%, and 7.08%, respectively. The interest accrued on this note is not paid in cash but through an intercompany transfer recorded semi-annually. In connection with the sale of the Company (see Note 8), this note payable to the Parent Company was contributed to equity and cancelled on the closing date in April 2007.

(4)	Retirement Plans

(a)	Defined Benefit Retirement and Other Postretirement Plans

The Parent Company has a defined benefit retirement plan, a SERP and a postretirement plan in which the Company participates. In connection with the sale of the Company (see Note 8) to GateHouse Media Illinois Holdings, Inc. (GateHouse), which closed in April 2007, the Parent Company retained the assets and liabilities related to these plans and the Company no longer participates in these plans. Vested benefits payable to the Company’s participants in the plan will be the responsibility of the Parent Company.

The Company uses a December 31 measurement date for the plans.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

The following tables set forth the defined benefit retirement and postretirement plans’ funded status and amounts recognized in the Company’s combined balance sheets and combined statements of operations and changes in parent company equity. As the fair value of plan assets and benefit obligation information provided by the plan administrator did not specifically identify the portion of the Parent Company plan assets and benefit obligation specifically allocable to the Company, a percentage of the Parent Company amounts were allocated using the ratio of projected benefit obligations for the Company to the Parent Company (in thousands):

	Pension benefits		SERP benefits		Postretirement benefits
	2005	2006	2005	2006	2005	2006
Fair value of plan assets at December 31	$47,195	56,258	—	—	—	—
Benefit obligation at December 31	(48,435)	(55,758)	(2,480)	(922)	(7,817)	(7,772)

Funded status	$(1,240)	500	(2,480)	(922)	(7,817)	(7,772)

Prepaid benefit (accrued) cost recognized in the consolidated balance sheets	$8,479	4,636	(1,330)	(792)	(5,898)	(6,578)
Weighted average assumptions as of December 31:
Discount rate	5.75%	6.00%	5.75%	6.00%	5.75%	6.00%
Expected return on plan assets	8.00%	8.00%	—	—	—	—
Rate of compensation increase	4.25%	4.25%	5.00%	5.00%	—	—
Benefit cost	$2,444	3,843	362	1,092	1,142	964
Employer contributions	—	—	—	1,630	119	111
Plan participants’ contributions	—	—	—	—	119	95
Benefits paid	3,349	3,267	—	1,630	432	380

Postretirement benefits were calculated using a 9.375% and a 10.25% annual rate of increase in the per capita cost of covered healthcare benefits in 2005 and 2006, respectively. It is assumed that the rate will decrease by 0.875% per year to 5% by the year 2012 and remain at that level for periods thereafter.

The accumulated benefit obligation for the pension plan was $49,579,000 and $42,269,000 at December 31, 2005 and 2006, respectively. The accumulated benefit obligation for the SERP was $1,671,000 and $793,000 at December 31, 2005 and 2006, respectively.

Under the provisions of SFAS No. 87, Employers’ Accounting for Pensions, the Company is required to record an adjustment in its minimum liability and intangible asset related to additional accumulated benefit obligations recorded in prior years. The Company’s adjustment to these accounts was an increase of $914,000 in 2005 and a reduction of $135,000 in 2006, which was determined by allocating a percentage of the Parent Company adjustment using the ratio of projected benefit obligation for the Company to the total projected benefit obligation for the Parent Company.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

Plan Assets

The weighted average asset allocation of the Company’s pension benefits were the same at December 31, 2005 and 2006 and were as follows:

Asset category:
Equity securities	60%
Fixed income	38
Cash and equivalents	2

100%

The Company’s policy is to allocate pension plan funds within a range of percentages for each major asset category as follows:

Range
Equity securities	60-70%
Fixed income	30-40
Cash and equivalents	0-5
Other	0-5

The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with the asset allocation ranges above to accomplish the investment objectives for the pension plan assets.

The Company’s investment policy is to maximize the total rate of return (income and appreciation) with a view to the long-term funding objectives of the pension plan. Therefore, the pension plan assets are diversified to minimize risks and to achieve a balance between risk and return and between income and growth of assets through capital appreciation.

In determining the expected long-term rate of return on assets, the Company evaluated input from its investment managers and actuaries, as well as long-term historical asset returns. Projected returns by such consultants are based on broad equity and bond indices.

The Company no longer participates in these plans provided by the Parent Company and does not anticipate making future contributions under any of these three plans after the closing of the sale of the Company.

(b)	Other Retirement Plans

The Parent Company’s Savings and Investment Plan permits eligible union and nonunion employees to contribute from 2% to 15% of their base compensation. The Company contributes an amount equal to 50% of certain employees’ contributions, not to exceed a maximum of 3% of the employees’ compensation. Company contributions to the Savings and Investment Plan were $863,000, $888,000 and $918,000 in 2004, 2005 and 2006, respectively.

The Parent Company provides certain executives and directors with the opportunity to participate in a nonqualified, deferred compensation plan (the Plan), which also provides for death and disability benefits. Under the Plan, participants may defer a minimum of $10,000 and up to a maximum of 100% of their base compensation. Annual deferrals are currently matched by a $5,000 Company contribution and earn interest at various rates. The Company contributions to the Plan were $15,000 in each of the three years presented. The

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

compensation, which has been deferred since the Plan’s inception, has been accrued, including related interest. Interest expense related to the Plan was $39,000, $50,000 and $81,000 in 2004, 2005 and 2006, respectively.

(5)	Income Taxes

The provision for income taxes for the years ended December 31, 2004, 2005 and 2006 consists of the following (in thousands):

	2004	2005	2006
Current:
Federal	$(3,116)	(601)	(4,146)
State	(1,283)	(1,078)	(1,735)

	(4,399)	(1,679)	(5,881)

Deferred:
Federal	7,227	3,221	3,421
State	2,103	736	1,418

	9,330	3,957	4,839

	$4,931	2,278	(1,042)

The items giving rise to the difference between the income tax rate computed by applying the statutory federal income tax rate to income before income taxes and the effective tax rate for the years ended December 31, 2004, 2005 and 2006 are as follows:

	2004	2005	2006
Federal income taxes at the statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.3	(3.0)	10.4
Other items, net	0.3	(0.7)	0.2

	39.6%	31.3%	45.6%

Significant components of the Company’s deferred tax liabilities and assets at December 31, 2005 and 2006 are as follows (in thousands):

	2005	2006
Deferred tax assets:
Postretirement benefits	$2,497	2,782
State taxes	3,376	3,687
Vacation accrual	1,385	1,367
Self insurance reserves	539	636
Bad debt reserves	233	208
Deferred compensation	382	463
Other	531	434

Total deferred tax assets	8,943	9,577

Deferred tax liabilities:
Depreciation and amortization	42,590	49,203
Pension plan	3,221	1,627
Accrued expenses	2,569	3,023
Other	148	148

Total deferred tax liabilities	48,528	54,001

Net deferred tax liabilities	$39,585	44,424

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

The Company has approximately $82,000,000 in unrecognized net operating losses for Ohio state tax purposes for which it does not expect to receive a tax benefit due to the phase-out of the Ohio Franchise Income Tax during the years from 2006 to 2010.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of December 31, 2005 and 2006.

(6)	Commitments and Contingencies

The Company leases certain office space, transportation equipment, and other equipment under noncancelable operating leases expiring in various years through 2011. Total rental expense was $262,000, $234,000 and $240,000 in 2004, 2005 and 2006, respectively.

The future minimum lease commitments as of December 31, 2006 for all noncancelable leases are as follows (in thousands):

2007	$204
2008	206
2009	160
2010	100
2011	32
Thereafter	—

$702

The unaudited estimated cost to complete projects under construction, together with commitments to acquire other capital assets and investment property, was approximately $143,000 and $10,000 at December 31, 2005 and 2006, respectively.

The Parent Company has an unsecured $50,000,000 loan with Prudential Investment Management and other affiliated insurance companies (Prudential) for which the Company’s separately incorporated entities are guarantors. The loan has a balloon payment due on the maturity date of August 27, 2014. At December 31, 2005 and 2006, the outstanding debt was $50,000,000. The loan bears interest at the rate of 5.47%. The loan contains certain affirmative and negative covenants customary for these types of agreements. The Parent Company is in compliance with these covenants at December 31, 2005 and 2006. In connection with the sale of the Company in April 2007 (see Note 8), Prudential released the guarantees.

The Company is engaged in certain legal actions arising in the ordinary course of its business and believes, based in part on the advice of legal counsel, that the ultimate outcome of such matters will not have a material adverse effect on its liquidity, financial position, or results of operations.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Combined Financial Statements

December 31, 2005 and 2006

(7)	Related Party Transactions

(a)	Parent Company Allocations

The Company’s costs and expenses include allocations from the Parent Company for certain costs incurred by the Parent Company such as pension and supplemental executive retirement plan costs, employee benefit costs, and business insurance costs. These costs have been allocated to the Company based upon a specific identification of the expenses. Certain other corporate costs, including, but not limited to, executive management and administrative costs have been allocated using proportional cost allocation methods. The allocation methods are based on the ratios of Company totals to Parent Company consolidated totals for total revenue, total expenses, and payroll expense, as appropriate. Management believes the allocations to be reasonable; however, there can be no assurance that such allocations will be indicative of future results of operations of the business or reflective of historical results had the business been a separate, stand-alone entity during the periods covered.

Allocated costs included in the combined statements of operations were as follows for the fiscal years ended December 31, 2004, 2005 and 2006 (in thousands):

	2004	2005	2006
Parent Company administrative expenses	$4,038	3,368	3,852
Pension/SERP costs	3,004	2,806	4,935
Severance charges	—	—	1,918
Long-term incentive plan	466	371	337
Other	26	19	63

	$7,534	6,564	11,105

(b)	Intercompany Accounts with Parent Company

The Company maintains various intercompany accounts with the Parent Company. The types of transactions recorded in these accounts include but are not limited to net transfers of cash to and from the Parent Company, payments of newsprint and other expenses and the transfer of employee benefits, pension, SERP, long-term incentive program and charitable contribution costs as well as the payment of intercompany interest on the note payable to the Parent Company (Note 3). Certain Parent Company administrative charges, as noted above, were also reflected as transactions impacting the intercompany accounts. The intercompany accounts have been reflected in Parent Company equity for all periods presented as these accounts are excluded from the sale of the Company to GateHouse (see Note 8).

(8)	Subsequent Events

On March 13, 2007, the Parent Company signed a definitive Stock and Asset Purchase Agreement with GateHouse for the sale of all of the Company for $382,500,000. The transaction closed on April 11, 2007.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Combined Balance Sheets

(In thousands)

	December 31, 2006	March 31, 2007
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$4,352	2,379
Accounts receivable, less allowance for doubtful accounts of $661 and $582 in 2006 and 2007, respectively	14,923	13,248
Inventories	2,809	2,504
Prepaid expenses and other current assets	556	654

Total current assets	22,640	18,785

Property, plant, and equipment, net of accumulated depreciation of $78,569 and $80,551 in 2006 and 2007, respectively	60,551	58,286
Goodwill	359,823	359,823
Prepaid retirement plan assets	4,636	4,417
Other assets	714	637

Total assets	$448,364	441,948

Liabilities and Parent Company Equity

Current liabilities:
Accounts payable	$3,862	1,890
Accrued compensation and related expenses	10,028	6,882
Advance subscription payments received	6,492	6,670
Deferred income taxes, net	1,218	1,218
Other current liabilities	8,281	4,920
Note payable to Parent Company	185,000	185,000

Total current liabilities	214,881	206,580

Noncurrent liabilities:
Postretirement plan liabilities	6,578	6,801
Deferred compensation	1,094	1,099
Deferred income taxes, net	43,206	43,206
Other liabilities	1,809	1,961

Total noncurrent liabilities	52,687	53,067

Commitments and contingencies (Note 5)
Parent company equity	180,796	182,301

Total liabilities and parent company equity	$448,364	441,948

See accompanying notes to unaudited combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Unaudited Combined Statements of Operations

Three months ended March 31, 2006 and 2007

(In thousands)

	2006	2007
Net operating revenue:
Advertising	$24,625	23,341
Circulation	10,925	10,994
Commercial printing and other	2,663	2,745

Total revenue	38,213	37,080

Operating costs and expenses:
Operating costs	23,259	22,944
Selling, general, and administration	10,573	10,690
Depreciation and amortization	2,711	2,423

Total operating costs and expenses	36,543	36,057

Operating income	1,670	1,023

Other income (expense):
Related-party interest expense	(2,892)	(3,817)
Other	19	20

Total other expenses	(2,873)	(3,797)

Loss before income taxes	(1,203)	(2,774)
Income tax benefit	(535)	(1,120)

Net loss	$(668)	(1,654)

See accompanying notes to unaudited combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Unaudited Combined Statements of Changes in Parent Company Equity

Three months ended March 31, 2007

(In thousands)

Parent Company Equity
Balance at December 31, 2006	$180,796
Net Loss	(1,654)
Intercompany transfers, net	3,159

Balance at March 31, 2007	$182,301

See accompanying notes to unaudited combined financial statements.

MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Unaudited Combined Statements of Cash Flows

Three months ended March 31, 2006 and 2007

(In thousands)

	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(668)	(1,654)
Reconciliation to net cash used in operating activities:
Depreciation and amortization	2,710	2,423
(Gain) loss on sale of assets	56	(3)
Provision for losses in accounts receivable	352	211
Prepaid retirement plan assets	961	219
Postretirement plan liabilities and deferred compensation	259	228
Accounts receivable, inventories, prepaid expenses, and other current assets	1,618	1,671
Accounts payable and accrued compensation and related expenses	(2,598)	(4,955)
Subscription payments received in advance	294	178
Other accrued liabilities	(3,904)	(3,523)
Other items, net	458	229

Net cash used in operating activities	(462)	(4,976)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(315)	(171)
Proceeds from sale of property, plant, and equipment and other	1	15

Net cash used in investing activities	(314)	(156)

CASH FLOWS FROM FINANCING ACTIVITY:
Transfers (to) from Parent Company	(1,117)	3,159

Net cash provided by (used in) financing activities	(1,117)	3,159

Net decrease in cash and cash equivalents	(1,893)	(1,973)
Cash and cash equivalents at beginning of period	4,853	4,352

Cash and cash equivalents at end of period	$2,960	2,379

Supplemental disclosures of cash flow information:
Noncash intercompany interest expense on note payable	$2,892	3,817
The Company does not pay income taxes—see Note 7 to combined financial statements

See accompanying notes to unaudited combined financial statements.

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Unaudited Combined Financial Statements

March 31, 2007

(1)	Summary of Significant Accounting Policies

(a)	Description of Business and Basis of Presentation of Combined Financial Statements

The accompanying unaudited combined financial statements present the combined financial position, results of operations, and cash flows of all the Illinois and Ohio newspaper operations of The Copley Press, Inc. (the Parent Company), which are comprised of seven daily and two weekly newspapers as well as other publications and related websites (collectively, referred to as Copley Midwest or the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in comprehensive annual financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to Securities and Exchange Commission (“SEC”) rules and regulations. These financial statements include the Company’s costs and expenses as well as allocations from the Parent Company for certain costs incurred by the Parent Company (see Note 6). All significant intercompany accounts and transactions between the Illinois and Ohio newspaper operations have been eliminated in the combined financial statements.

Copley Midwest is comprised of two wholly owned subsidiaries and one division of The Copley Press, Inc. The subsidiaries are Copley Ohio Newspapers, Inc. and The Peoria Journal Star, Inc. and its wholly owned subsidiary, The Galesburg Printing & Publishing Co.

Management believes that the accompanying unaudited combined financial statements contain all adjustments (which include normal recurring adjustments) necessary for a fair statement of the financial position of Copley Midwest as of March 31, 2007, and the results of its operations and its cash flows for the quarters ended March 31, 2006 and 2007. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year. These unaudited combined financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2006.

(b)	Inventories

Inventories consist primarily of newsprint inventory, which is valued at the lower of cost or market using the last-in, first-out (LIFO) method. If newsprint inventories had been determined by the first-in, first-out (FIFO) method, inventory amounts would have been increased by approximately $600,000 at both December 31, 2006 and March 31, 2007. Other inventories are stated at the lower of cost (FIFO method) or market and were $803,000 at December 31, 2006 and $681,000 at March 31, 2007.

(c)	Fiscal Year

The Company is on a 52-53 week fiscal year, with the fiscal year ending on the Sunday nearest the calendar year-end. The fiscal quarters in 2006 and 2007 contained 13 weeks and ended on April 2, 2006, and on April 1, 2007, respectively. For presentation purposes, the Company has indicated its quarter-end as March 31.

(2)	Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Unaudited Combined Financial Statements

March 31, 2007

framework for the measurement of fair value, and enhances disclosures about fair value measurements. The Statement does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Company is required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. This Statement is effective for reporting periods ending after June 15, 2007. The Company is currently evaluating the impact of adopting SFAS 158 on its results of operations and financial position.

(3)	Note Payable to Parent Company

In August 2000, in connection with the acquisition of its Ohio newspaper operations, the Company entered into an intercompany demand note with the Parent Company in the amount of $185,000,000. The note had an initial interest rate of 8% and was due on demand but in no event later than August 1, 2010. The interest rate on the note is reset annually to the prime lending rate in effect at Chase Manhattan Bank on the anniversary date of the note. The interest rate on the note for the three months ended March 31, 2006 and 2007 was 6.25%, and 8.25%, respectively. The interest accrued on this note is not paid in cash but through an intercompany transfer recorded semi-annually. In connection with the sale of the Company (see Note 8), this note payable to the Parent Company was contributed to equity and cancelled on the closing date in April 2007.

(4)	Retirement Plans

(a)	Defined Benefit Retirement and Other Postretirement Plans

The Parent Company has a defined benefit retirement plan, a supplemental executive retirement plan (SERP), and a postretirement plan in which the Company participates. In connection with the sale of the Company (see Note 8) to GateHouse Media, Inc., which closed in April 2007, the Parent Company retained the assets and liabilities related to the defined benefit retirement plan, the SERP, and the postretirement plan. As the Company no longer participates in these plans, the Company does not anticipate making future contributions related to these plans.

The Company uses a December 31 measurement date for the plans.

The following tables set forth the defined benefit retirement and postretirement plans’ costs recognized in the Company’s unaudited combined statements of operations for the three months ended March 31, 2006 and 2007 (in thousands):

	Pension benefits		SERP benefits		Postretirement benefits
	2006	2007	2006	2007	2006	2007
Benefit cost	$961	219	273	185	255	223

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Unaudited Combined Financial Statements

March 31, 2007

Postretirement benefits were calculated using a 9.375% and a 10.25% annual rate of increase in the per capita cost of covered healthcare benefits in 2005 and 2006, respectively. It is assumed that the rate will decrease by 0.875% per year to 5% by the year 2012 and remain at that level for periods thereafter.

(b)	Other Retirement Plans

The Company’s Savings and Investment Plan permits eligible union and nonunion employees to contribute from 2% to 15% of their base compensation. The Company contributes an amount equal to 50% of certain employees’ contributions, not to exceed a maximum of 3% of the employees’ compensation. Company contributions to the Savings and Investment Plan were $234,000 and $277,000 for the three months ended March 31, 2006 and 2007, respectively.

The Company provides certain executives and directors with the opportunity to participate in a nonqualified, deferred compensation plan (the Plan), which also provides for death and disability benefits. Under the Plan, participants may defer a minimum of $10,000 and up to a maximum of 100% of their base compensation or director fees. Annual deferrals are currently matched by a $5,000 Company contribution and earn interest at various rates. Company contributions to the Plan were $4,000 and $5,000 for the three months ended March 31, 2006 and 2007, respectively.

(5)	Commitments and Contingencies

The Parent Company has an unsecured $50,000,000 loan with Prudential Investment Management and other affiliated insurance companies (Prudential) for which the Company’s separately incorporated entities are guarantors. The loan has a balloon payment due on the maturity date of August 27, 2014. At March 31, 2006 and 2007, the outstanding debt was $50,000,000. The loan bears interest at the rate of 5.47%. The loan contains certain affirmative and negative covenants customary for these types of agreements. The Company is in compliance with these covenants at March 31, 2006 and 2007. In connection with the sale of the Company in April 2007 (see Note 8), Prudential released the guarantees.

The Company is engaged in certain legal actions arising in the ordinary course of its business and believes, based in part on the advice of legal counsel, that the ultimate outcome of such matters will not have a material adverse effect on its liquidity, financial position, or results of operations.

(6)	Related Party Transactions

(a)	Parent Company Allocations

The Company’s costs and expenses include allocations from the Parent Company for certain costs incurred by the Parent Company such as pension and supplemental executive retirement plan costs, employee benefit costs, and business insurance costs. These costs have been allocated to the Company based upon a specific identification of the expenses. Certain other corporate costs, including, but not limited, to executive management and administrative costs have been allocated using proportional cost allocation methods. The allocation methods are based on the ratios of Company totals to Parent Company consolidated totals for total revenue, total expenses, and payroll expense. Management believes the allocations to be reasonable; however, there can be no assurance that such

THE MIDWEST NEWSPAPER BUSINESS OF THE COPLEY PRESS, INC.

Notes to the Unaudited Combined Financial Statements

March 31, 2007

allocations will be indicative of future results of operations of the business or reflective of historical results had the business been a separate, stand-alone entity during the periods covered.

Allocated costs included in the unaudited combined statements of operations were as follows for the three months ended March 31, 2006 and 2007 (in thousands):

	2006	2007
Parent Company administrative charges	$963	1,242
Pension/SERP costs	1,234	404
Long-term incentive plan	84	70
Other	4	5

	$2,285	1,721

(b)	Intercompany Accounts with Parent Company

The Company maintains various intercompany accounts with the Parent Company. The types of transactions recorded in these accounts include but are not limited to net transfers of cash to and from the Parent Company, payments of newsprint and other expenses, and the transfer of employee benefits, pension, SERP, long-term incentive program, and charitable contribution costs as well as the payment of intercompany interest on the note payable to the Parent Company (see Note 3). These intercompany accounts have also been used to allocate certain Parent Company administrative charges as noted above. The intercompany accounts have been reflected in Parent Company equity for all periods presented as these accounts are excluded from the sale of the Company to GateHouse (see Note 8).

(7)	Income Taxes

Historically, the Company’s results of operations have been included in the Parent Company’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s statements of operations has been calculated on a separate tax basis following the Parent Company’s tax methods and strategies, which are not necessarily reflective of the tax methods and strategies that the Company would have followed or will follow as a separate stand-alone entity. The Company does not have a written tax sharing agreement with the Parent Company.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 (FIN 48), and FASB Staff Position (FSP) No. 48-1, Definition of Settlement in FASB Interpretation No. 48 (FSP 48-1), which is an amendment to FIN 48, effective January 1, 2007. The Company has reviewed its income tax positions and determined that the implementation of FIN 48 and FSP 48-1 had no impact on the Company’s financial position or results of operations. The Company does not anticipate any increases or decreases in uncertain tax positions within the next twelve months. The Company recognizes penalties and interest, if any, relating to uncertain tax positions in the provision for income taxes.

(8)	Subsequent Events

On March 13, 2007, the Parent Company signed a definitive Stock and Asset Purchase Agreement with GateHouse Media, Inc. for the sale of all of the Company for $382,500,000. The transaction closed on April 11, 2007.

Report of Ernst & Young LLP,

Independent Auditors

Board of Directors and Shareholders of Gannett Co., Inc.:

We have audited the accompanying combined balance sheets of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers (the Carved-out Newspapers of Gannett Co., Inc.) as of December 31, 2006 and December 25, 2005, and the related combined statements of income, cash flows, and parent equity for each of the three fiscal years in the period ended December 31, 2006. These financial statements are the responsibility of the management of the Carved-out Newspapers of Gannett Co., Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Carved-out Newspapers of Gannett Co., Inc.’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Carved-out Newspapers of Gannett Co., Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the (Huntington) Herald-Dispatch, the (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin newspapers at December 31, 2006 and December 25, 2005, and the combined results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 to the combined financial statements, the Carved-out Newspapers of Gannett Co., Inc. adopted Statement of Financial Accounting Standards No. 123(R) during fiscal 2006.

/s/    ERNST & YOUNG LLP

McLean, Virginia

May 18, 2007

COMBINED BALANCE SHEETS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Dec. 31, 2006	Dec. 25, 2005
ASSETS
Current assets
Cash and cash equivalents	$979	$827
Trade receivables, less allowance (2006—$347; 2005—$361)	12,981	12,949
Other receivables	272	433
Inventories	2,088	2,161
Prepaid expenses and other current assets	222	228

Total current assets	16,542	16,598

Property, plant and equipment
Land	1,890	1,890
Buildings and improvements	29,905	21,180
Machinery, equipment and fixtures	52,477	36,101
Construction in progress	532	23,454

Total	84,804	82,625
Less accumulated depreciation	(36,259)	(37,966)

Net property, plant and equipment	48,545	44,659

Intangible and other assets
Goodwill and net amortized intangible asset	24,209	24,261
Other Assets	212	237

Total intangible and other assets	24,421	24,498

Total assets	$89,508	$85,755

LIABILITIES AND PARENT EQUITY
Current liabilities
Accounts payable	$2,779	$3,235
Compensation and other accruals	1,568	1,658
Deferred income	3,116	3,596

Total current liabilities	7,463	8,489

Deferred income taxes	4,244	2,911
Other long-term liabilities	233	229

Total liabilities	11,940	11,629

Total parent equity	77,568	74,126

Total liabilities and parent equity	$89,508	$85,755

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED BALANCE SHEET

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

April 1, 2007
ASSETS
Current assets
Cash and cash equivalents	$935
Trade receivables, less allowance (2007—$296)	11,615
Other receivables	287
Inventories	2,744
Prepaid expenses and other current assets	7,521

Total current assets	23,102

Property, plant and equipment
Land	1,890
Buildings and improvements	29,899
Machinery, equipment and fixtures	52,433
Construction in progress	810

Total	85,032
Less accumulated depreciation	(37,177)

Net property, plant and equipment	47,855

Intangible and other assets
Goodwill and net amortized intangible asset	24,196
Other Assets	205

Total intangible and other assets	24,401

Total assets	$95,358

LIABILITIES AND PARENT EQUITY
Current liabilities
Accounts payable	$1,581
Compensation and other accruals	1,215
Deferred income	3,610

Total current liabilities	6,406

Deferred income taxes	5,214
Other long-term liabilities	233

Total liabilities	11,853

Total parent equity	83,505

Total liabilities and parent equity	$95,358

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF INCOME

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Fiscal Year Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004
Net Operating Revenues
Newspaper advertising	$89,679	$90,420	$87,019
Newspaper circulation	23,914	24,373	25,615
Commercial printing and other	5,008	4,816	4,101

Total	118,601	119,609	116,735

Operating Expenses
Operating costs, exclusive of depreciation	64,916	63,221	59,792
Selling, general and administrative expenses, exclusive of depreciation	19,697	19,229	18,394
Depreciation and amortization	3,748	2,985	2,982

Total	88,361	85,435	81,168

Income before income taxes	30,240	34,174	35,567

Provision for income taxes	12,126	13,704	14,263

Net Income	$18,114	$20,470	$21,304

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF INCOME

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

	Thirteen weeks ended
	April 1, 2007	March 26, 2006
Net Operating Revenues
Newspaper advertising	$20,189	$20,490
Newspaper circulation	5,682	5,910
Commercial printing and other	1,421	1,160

Total	27,292	27,560

Operating Expenses
Operating costs, exclusive of depreciation	15,620	16,104
Selling, general and administrative expenses, exclusive of depreciation	4,909	4,801
Depreciation and amortization	999	964

Total	21,528	21,869

Income before income taxes	5,764	5,691

Provision for income taxes	2,312	2,282

Net Income	$3,452	$3,409

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

	Fiscal Year Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004
Cash flows from operating activities:
Net Income	$18,114	$20,470	$21,304
Adjustments to reconcile net income to operating cash flows:
Depreciation	3,667	2,904	2,962
Amortization	81	81	20
Trade Receivables	(32)	(48)	(780)
Other Receivables	161	(84)	(104)
Inventories	73	(173)	(322)
Prepaids and other assets	6	37	(123)
Accounts Payable and Accrued Expenses	(546)	(156)	1,414
Deferred Income	(480)	79	(185)
Deferred Income Taxes	1,333	(133)	(288)
Other, net	—	(25)	27

Net cash flow from operating activities	22,377	22,952	23,925

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,561)	(15,453)	(11,318)
Disposals of property, plant and equipment	8	110	—
Payments for acquisitions	—	—	(2,645)

Net cash from investing activities	(7,553)	(15,343)	(13,963)

Cash flows from financing activities
Net distributions to Parent	(14,672)	(7,385)	(10,379)

Net cash from financing activities	(14,672)	(7,385)	(10,379)

Net increase (decrease) in cash and cash equivalents	152	224	(417)
Balance of cash and cash equivalents at beginning of period	827	603	1,020

Balance of cash and cash equivalents at end of period	$979	$827	$603

Supplemental cash flow information
Capitalized interest	$392	$644	$181

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

	Thirteen weeks ended
	April 1, 2007	March 26, 2006
Cash flows from operating activities:
Net Income	$3,452	$3,409
Adjustments to reconcile net income to operating cash flows:
Depreciation	979	944
Amortization	20	20
Trade Receivables	1,366	1,908
Other Receivables	(15)	171
Inventories	(656)	(220)
Prepaids and other assets	(7,299)	(5,526)
Accounts Payable and Accrued Expenses	(1,551)	(377)
Deferred Income	494	(11)
Deferred Income Taxes	970	107

Net cash flow (used for) from operating activities	(2,240)	425

Cash flows from investing activities:
Purchase of property, plant and equipment	(307)	(1,353)
Disposals of property, plant and equipment	18	9

Net cash from investing activities	(289)	(1,344)

Cash flows from financing activities
Net funding from Parent	2,485	970

Net cash from financing activities	2,485	970

Net (decrease) increase in cash and cash equivalents	(44)	51
Balance of cash and cash equivalents at beginning of period	979	827

Balance of cash and cash equivalents at end of period	$935	$878

Supplemental cash flow information
Capitalized interest	$—	$98

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF PARENT EQUITY

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

In thousands of dollars

Balance as of Dec. 28, 2003	$50,116

Net Income, 2004	21,304
Distributions to parent	(10,379)

Balance as of Dec. 26, 2004	$61,041

Net Income, 2005	20,470
Distributions to parent	(7,385)

Balance as of Dec. 25, 2005	$74,126

Net Income, 2006	18,114
Distributions to parent	(14,672)

Balance as of Dec. 31, 2006	$77,568

The accompanying notes are an integral part of these combined financial statements.

UNAUDITED COMBINED STATEMENTS OF PARENT EQUITY

Huntington, Utica, Rockford, and Norwich

(Carved-out Newspapers of Gannett Co., Inc.)

Unaudited, in thousands of dollars

Balance as of Dec. 31, 2006	$77,568

Net Income, Quarter 1 2007 (unaudited)	3,452
Funding from parent (unaudited)	2,485

Balance as of April 1, 2007 (unaudited)	$83,505

The accompanying notes are an integral part of these combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—Organization, basis of presentation and business

Gannett Co., Inc. (the parent) is a leading international news and information company. These financial statements include the net assets and operations of four wholly owned newspaper subsidiaries of the parent, doing business as the (Huntington) Herald—Dispatch, (Utica) Observer-Dispatch, the Rockford Register Star, and the Norwich Bulletin (collectively, the carved-out newspapers or the company). These combined financial statements reflect the financial position, results of operations and cash flows of the carved-out newspapers. The combined financial statements are presented as if the carved-out newspapers existed as a separate entity from the remaining businesses of Gannett Co., Inc. during the periods presented.

The unaudited financial statements covering the thirteen week period ended April 1, 2007, and the comparable period of 2006, reflect all adjustments which, in the opinion of the company, are necessary for a fair presentation of the company’s financial position, results of operations and cash flows as of the dates and for the periods presented.

The allocations and estimates included in the combined financial statements are determined using the methodologies described in Note 3. All significant intercompany accounts and transactions between these entities have been eliminated in the accompanying combined financial statements.

All amounts as of and for the thirteen week periods ended April 1, 2007 and March 26, 2006, included herein, are unaudited.

NOTE 2—Summary of significant accounting policies

Fiscal year: The company’s fiscal year ends on the last Sunday of the calendar year. The company’s 2006 fiscal year ended on Dec. 31, 2006, and encompassed a 53-week period. The company’s 2005 and 2004 fiscal years encompassed 52-week periods.

Use of estimates: The company prepares its financial statements in accordance with generally accepted accounting principles which require the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent matters. The company bases its estimates on historical experience, and other assumptions, as appropriate. The company re-evaluates its estimates on an ongoing basis. Actual results could differ from these estimates.

Cash and cash equivalents: Cash and cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less. The carved-out newspapers participate in the centralized cash management system of the parent, wherein cash receipts are transferred to and cash disbursements are funded by the parent on a daily basis. The net funding to or from the parent is presented as a cash flow from financing activities in the accompanying combined statements of cash flows. The amount of cash and cash equivalents and deposit accounts reported separately by the carved-out newspapers primarily represent deposits made after the daily sweep of cash to the parent or accounts which are not part of the cash management system.

Trade receivables and allowances for doubtful accounts: Trade receivables are recorded at invoiced amounts and generally do not bear interest. The allowance for doubtful accounts reflects the company’s estimate of credit exposure, determined principally on the basis of its collection experience. The (Utica) Observer-Dispatch participates in a shared services arrangement with the (Binghamton) Press & Sun-Bulletin, another wholly owned subsidiary of the parent. Under the terms of this agreement, Binghamton performs the invoicing and collection processes for Utica. As a result of this arrangement, the majority of the Utica trade receivables are located within the records of Binghamton. To determine the Utica trade receivables balances, for purposes of these carved-out financial statements, an estimate was made using revenues of the participating subsidiaries and the overall trade receivables balance.

Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the carved-out newspaper’s operations, are valued at the lower of cost (first-in, first-out) or market.

Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets. The principal estimated useful lives are: buildings and improvements, 10 to 40 years; and machinery, equipment and fixtures, four to 30 years. Major renewals and improvements and interest incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

Goodwill and other intangible assets: Intangible assets and goodwill represent the excess of acquisition cost of the carved-out newspapers over the fair value of other assets acquired net of liabilities assumed at the time the carved-out newspapers were purchased by the parent. The company follows Statement of Financial Accounting Standards No. 142 (SFAS No. 142) “Goodwill and Other Intangible Assets.” SFAS No. 142 prohibits the amortization of goodwill and other intangibles with indefinite useful lives unless the intangible asset is deemed to be impaired. The company annually performs an impairment test of its goodwill and indefinite-lived intangible assets and has determined that no impairment of goodwill or indefinite-lived intangible assets existed at Dec. 31, 2006. Intangible assets that have finite useful lives are amortized over those useful lives. See additional detail in Note 6.

Valuation of long-lived assets: In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than its carrying value. The company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Fair value: The company estimates that the amount reported on the balance sheets for financial instruments, including cash, trade and other receivables, and other long-term liabilities, approximates fair value.

Revenue recognition: The company’s revenues include amounts charged to customers for space purchased in the company’s newspapers, ads placed on its Web sites, and amounts charged to customers for commercial printing jobs. Newspaper revenues also include circulation revenues for newspapers purchased by readers or distributors reduced by the amount of discounts taken. Advertising revenues are recognized, net of agency commissions, in the period when advertising is printed or placed on Web sites. Commercial printing revenues are recognized when the job is delivered to the customer. Certain commercial printing services were provided by the company to the parent and represented $2.9 million, $3.4 million, $0.6 million, and $0.8 million in 2006, 2005, first quarter 2007, and first quarter 2006, respectively. Circulation revenues are recognized when purchased newspapers are distributed. Amounts received from customers in advance of revenue recognition are deferred as liabilities.

Non-cash stock compensation: Non-cash stock compensation includes compensation expense associated with the parent’s restricted common stock and stock options issued under the Gannett Co., Inc. Omnibus Incentive Compensation Plan.

Prior to Dec. 26, 2005, the carved-out newspapers accounted for stock-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees.” Under APB No. 25, the carved-out newspapers generally did not recognize stock-based compensation for stock options in its statements of income, because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. As permitted, the company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation.” Under those provisions, the company disclosed in the notes to its financial statements what the effect would have been on its results of operations had compensation costs for the parent’s stock options been recorded based on the fair value at grant date.

Effective Dec. 26, 2005, the first day of its 2006 fiscal year, the company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement for 2006 include (a) compensation expense for all unvested stock-based awards that were granted through Dec. 25, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted after Dec. 25, 2005, based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The company’s stock option awards have graded vesting terms and the company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years). See Note 8 for further discussion.

NOTE 3—Allocation methodology

Allocations: The following allocation policies have been established by management of the company. Unless otherwise noted, these policies have been consistently applied in the historical financial statements of the carved-out newspapers. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by the carved-out newspapers if they had been operated on a stand-alone basis.

Specifically identifiable operating expenses—Costs which relate entirely to the operations of the carved-out newspapers are attributed entirely to them. These expenses consist of costs of personnel who are 100% dedicated to operations, and amounts paid to third parties for services rendered.

Shared operating expenses—Gannett Co., Inc. allocates the cost of certain corporate general and administrative services and shared services, including shared personnel, to each location based on a variety of allocation methods. These shared services include newspaper executive management, legal, accounting, telecommunications, human resources, pension, medical, disability and insurance amounts. These costs have been allocated to the carved-out newspapers based on one of the following allocation methods: (1) pro rata portion of payroll (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue. Management determined which allocation method was appropriate based on the nature of the shared service being provided. See Note 11 for additional discussion on related party transactions.

Allocated charges—Allocations of the specifically identifiable operating expenses and shared operating expenses have been included in the combined statements of operations in operating costs and selling, general and administrative expenses of the carved-out newspapers as follows:

	First Quarter (unaudited)		Fiscal Year
In thousands of dollars	2007	2006	2006	2005	2004
Corporate expenses	$546	$551	$2,372	$2,392	$2,335
Pension expense	362	349	1,394	1,328	1,294
Insurance expense	212	241	965	1,024	829
Medical disability expense	1,126	1,178	4,718	4,561	4,381
Non-cash stock compensation	149	95	423	4	—

Allocated charges from Gannett Co., Inc.	$2,395	$2,414	$9,872	$9,309	$8,839

Taxes—The carved-out newspaper’s allocated share of the consolidated Gannett Co., Inc. Federal tax provision is determined using the stand-alone method. Under the stand-alone method, tax expense or benefit is calculated as if the carved-out newspapers filed their own tax returns. State income taxes are allocated in a similar manner. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the carved-out newspapers, and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse.

Intercompany accounts between the carved-out newspapers and Gannett Co., Inc. have been included in parent equity. Corporate expenses have been adjusted to reflect the approximate costs of these goods and services if they were obtained on a stand-alone basis.

NOTE 4—Recently issued accounting standards

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48), effective for the company’s first quarter of 2007. Under FIN No. 48, companies are required to make disclosures about uncertainties in their income tax positions, including a roll-forward analysis of tax benefits taken that do not qualify for financial statement recognition. Under FIN No. 48, the recognition of a tax benefit would only occur when it is “more-likely-than-not” that the position would be sustained upon examination. Management adopted this standard in the first quarter of 2007. The standard did not have a material impact on its financial accounting and reporting.

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a common definition for fair value, creates a framework for measuring fair value, and expands disclosure requirements about such fair value measurements. SFAS No. 157 is effective for the company’s first quarter of 2008. Management is in the process of studying the impact of this interpretation on the company’s financial accounting and reporting.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). This statement is effective for the company at the beginning of fiscal year 2008. SFAS No. 159 provided companies with an option to report selected financial assets and liabilities at fair value. Additionally, SFAS No. 159 also established presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Management is currently evaluating this standard and the impact on its financial accounting and reporting.

NOTE 5—Acquisitions

In September 2004, the (Utica) Observer-Dispatch acquired the Utica Pennysaver, which consists primarily of two weekly newspapers; the Mid-York Weekly – Hamilton Edition and the Mid-York Weekly & Pennysaver, as well as a magazine entitled Snowbound Magazine. In conjunction with the acquisition, the company recorded a non-compete asset related to the former owner. Amortization expense associated with the non-compete agreement was $7,000 in 2004 and $29,000 in both 2006 and 2005. Amortization expense of $7,000 was recorded for the first three months of 2007 and 2006.

NOTE 6—Goodwill and other intangible assets

Pursuant to SFAS No. 142, goodwill and indefinite-lived intangible assets are not amortized but are reviewed at least annually for impairment. Recognized intangible assets that have finite useful lives are amortized over their useful lives and are subject to tests for impairment in accordance with the provisions of SFAS No. 144.

SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be tested for impairment at the reporting unit level at least annually. The company has performed an impairment test of its goodwill and indefinite-lived intangible assets at Dec. 31, 2006, at Dec. 25, 2005, and at Dec., 26, 2004, and determined that no impairment of goodwill or indefinite-lived intangible assets existed.

The following table displays goodwill, indefinite-lived intangible assets, and amortized intangible assets at April 1, 2007, Dec. 31, 2006, and Dec. 25, 2005. Indefinite-lived intangible assets include mastheads and trade names.

In thousands of dollars	Gross	Accumulated Amortization	Net
April 1, 2007 (unaudited)
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	130	130

Total	$24,326	$130	$24,196

Dec. 31, 2006
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	117	143

Total	$24,326	$117	$24,209

Dec. 25, 2005
Goodwill	$24,066	$—	$24,066
Amortized intangible assets:
Customer relationships	260	65	195

Total	$24,326	$65	$24,261

Amortized intangible assets consist of advertiser relationships and are amortized on a straight-line basis over five years. Amortization expense related to the advertiser relationships asset was $13,000 in 2004 and $52,000 in both 2006 and 2005. For the first three months of 2007 and 2006 amortization expense was $13,000. Amortization expense on the advertiser relationships asset is expected to remain unchanged until 2009 during which the intangible asset will be fully amortized.

NOTE 7—Income taxes

The carved-out newspapers’ provision for income taxes consists of the following:

In thousands of dollars	2006	2005	2004
Current:
Federal	$9,510	$12,068	$12,681
State	1,283	1,769	1,870

	10,793	13,837	14,551

Deferred:
Federal	1,166	(107)	(233)
State	167	(26)	(55)

	1,333	(133)	(288)

Provision for income taxes	$12,126	$13,704	$14,263

All tax payments are made by the parent. As such, there are no cash payments for taxes by the carved-out newspapers. The deferred tax liability is primarily a timing difference in the recognition of depreciation expense on fixed assets.

The provision for income taxes varies from the U.S. federal statutory tax rate as a result of the following differences:

Fiscal Year	2006	2005	2004
U.S. statutory tax rate	35.0%	35.0%	35.0%
Increase in taxes resulting from:
State/other income taxes net of federal income tax benefit	5.0	5.0	5.0
Other, net	0.1	0.1	0.1

Effective tax rate	40.1%	40.1%	40.1%

The effective tax rate was 40.1% for both the quarter ended April 1, 2007 and comparable period of 2006.

NOTE 8—Stock-based compensation

Certain employees receive benefits under the parent’s Omnibus Incentive Compensation Plan, which replaced the 1978 Long-Term Executive Incentive Plan.

Prior to December 26, 2005, the company accounted for stock-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Under APB No. 25, the company generally did not recognize stock-based compensation for stock options in its statements of income prior to December 26, 2005 because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. As permitted, the company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” Under those provisions, the company is required to disclose in the notes to its financial statements what the effect would have been on its results of operations had compensation costs for the stock options been determined based on the fair value at grant date. Such amounts for 2005 totaled $1.53 million of pre-tax stock-based compensation or $0.91 million on an after-tax basis, and for 2004 totaled $2.32 million of pre-tax stock-based compensation or $1.39 million on an after-tax basis.

Effective December 26, 2005, the first day of its 2006 fiscal year, the company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement for 2006, include (a) compensation expense for all unvested stock-based awards that were granted prior to December 25, 2005 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted on or after December 25, 2005 based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The impact of adoption of SFAS No. 123(R) was to reduce 2006 pre-tax operating results by $0.3 million ($0.2 million after-tax). Results for prior periods have not been restated. The parent’s stock option awards have graded vesting terms and the company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years).

Determining Fair Value

Valuation and amortization method—The parent determines the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected term—The expected term represents the period that the parent’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected volatility—The fair value of stock-based awards reflects a volatility factor calculated using historical market data for the parent’s common stock.

Expected dividend—The dividend assumption is based on the parent’s current expectations about its dividend policy. The parent has paid an increasing dividend in past years and anticipates continuing that practice into the future.

Risk-free interest rate—At the time of the stock option grant, the parent bases the risk-free interest rate on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected life.

Estimated forfeitures—When estimating forfeitures, the parent considers voluntary termination behavior as well as analysis of actual option forfeitures.

For the years ended December 31, 2006 and December 25, 2005, options were granted for 17,300 and 12,500 shares, respectively. The following assumptions were used to estimate the fair value of those options. No options were granted for the quarters ended April 1, 2007 and March 26, 2006.

	2006	2005	2004
Average expected term	4.5 yrs.	6 yrs.	7 yrs.
Expected volatility	11.46 – 22.00%	11.46 – 13.62%	13.62 – 19.16%
Weighted average volatility	19.32%	11.59%	13.95%
Risk-free interest rates	4.32 – 4.84%	3.71 – 4.32%	3.71 – 3.83%
Expected dividend yield	1.30 – 2.07%	1.24 – 1.30%	1.24 –1.33%
Weighted average expected dividend	2.01%	1.29%	1.25%

For the first quarter of 2007, the company recorded stock-based compensation expense of $0.15 million, comprising $0.11 million for nonqualified stock options and $0.04 million for restricted shares. The related tax benefit for stock compensation was $0.06 million. On an after tax basis, total non-cash compensation expense was $0.09 million.

During the quarter ended March 26, 2006, the company recorded stock-based compensation expense of $0.10 million, comprising $0.08 million for nonqualified stock options and $0.02 million for restricted shares. The related tax benefit for stock compensation was $0.04 million. On an after tax basis, total non-cash compensation expense was $0.06 million.

For 2006, the company recorded stock-based compensation expense of $0.42 million, comprising $0.34 million for nonqualified stock options and $0.08 million for restricted shares. The related tax benefit for stock compensation was $0.17 million. On an after tax basis, total non-cash compensation expense was $0.25 million.

The following table illustrates the impact of adopting the fair value recognition provisions of SFAS No. 123(R) on income before income taxes and net income for 2006. The tables reflect the impact of expensing stock options only. Restricted shares are accounted for similarly under both SFAS No. 123(R) and APB 25.

(amounts in thousands, except per share amounts)	As Reported Under SFAS No. 123(R)	Impact of Stock-option Compensation Expense	Accounted for Under APB 25
Income before income taxes	$30,240	$340	$30,580
Net income	$18,114	$204	$18,318

As of December 31, 2006, there was $0.3 million of unrecognized compensation cost related to non-vested share-based compensation arrangements for stock options.

Options outstanding to employees of the company as of April 1, 2007, March 26, 2006, December 31, 2006, December 25, 2005 and December 26, 2004 were 325,208, 328,171, 330,971, 332,071 and 324,588, respectively. The weighted average exercise price was $72.60, $72.58, $72.48, $72.46 and $72.37 as of April 1, 2007, March 26, 2006, December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

NOTE 9—Retirement plans

The carved-out newspapers are part of the Gannett Retirement Plan which is the parent’s principal retirement plan and covers most U.S. employees. The carved-out newspapers recognized expense of $362,000, $349,000, $1,394,000, $1,328,000 and $1,294,000, respectively, related to their retirement plans during the quarters ended April 1, 2007 and March 26, 2006 and fiscal years 2006, 2005 and 2004. This expense reflects an allocation from the parent.

NOTE 10—Postretirement benefits other than pension

The parent provides health care and life insurance benefits to certain retired employees who meet age and service requirements. Most retirees contribute to the cost of these benefits and retiree contributions are increased as actual benefit costs increase. The parent’s policy is to fund benefits as claims and premiums are paid. The carved-out newspapers made net payments and recognized postretirement benefit costs for health care and life insurance of $182,000, $208,000, $800,000, $922,000 and $904,000 respectively, for the first quarter 2007 and 2006 and the fiscal years 2006, 2005 and 2004.

NOTE 11—Related party transactions

Corporate Expenses

Certain corporate overhead expenses incurred by Gannett Co., Inc. have been allocated to the carved-out newspapers and are reflected in the combined statement of operations. These overhead costs relate to general management oversight, financial management, including public-company reporting, consolidated tax filings, Gannett Co., Inc. benefit plan administration, risk management and consolidated treasury services and costs to support Gannett Co., Inc. information technology infrastructure. Gannett Co., Inc. also allocates a portion of its annual audit and tax return review costs provided by an independent public accounting firm to the carved-out newspapers. These costs are allocated to the carved-out newspapers based on one of the following allocation methods: (1) head count, (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue. Management believes the basis for the allocations is reasonable. The amounts allocated to the carved-out newspapers were $0.5 million and $0.6 million for the first three months of 2007 and 2006, respectively. The amounts allocated to the units in fiscal years 2006, 2005 and 2004 were $2.4 million, $2.4 million and $2.3 million, respectively.

Retirement Plans Administered by Gannett Co., Inc.

Gannett Co., Inc. allocated to its divisions or subsidiaries costs associated with the retirement plan that Gannett Co., Inc. administers. The carved-out newspapers were allocated approximately $0.4 million, $0.3 million, $1.4 million, $1.3, and $1.3 million in the first quarter 2007 and 2006 and fiscal years 2006, 2005 and 2004 respectively, by Gannett Co., Inc. related to this retirement plan. The carved-out newspapers are allocated pension expense for coverage based on their pro-rata portion of Gannett Co., Inc.’s total payroll to the total cost of Gannett Co., Inc. Had this retirement plan been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to the carved-out newspapers by Gannett Co., Inc.

Gannett Co., Inc. administers a 401(k) savings plan for which all employees (other than those covered by a collective bargaining agreement) who are scheduled to work a minimum number of hours in a year are eligible. The company matches 50% of the first 6% of employee contributions. The carved-out newspapers recognized expense related to the company match of $145,000, $146,000, $537,000, $522,000 and $480,000 in the first quarter 2007 and 2006 and fiscal years 2006, 2005 and 2004, respectively.

Insurance Programs Administered by Gannett Co., Inc.

Gannett Co., Inc. allocates to its divisions or subsidiaries costs associated with certain insurance programs that Gannett Co., Inc. administers. The insurance programs for which the related costs are allocated primarily include automobile liability, workers’ compensation, general liability, property and libel insurance. The carved-out newspapers were allocated approximately $0.2 million in the first three months of 2007 and 2006 and $1.0 million, $1.0 million and $0.8 million in fiscal years 2006, 2005 and 2004, respectively, by Gannett Co., Inc. related to these insurance programs. These amounts are allocated by Gannett Co., Inc. using various methodologies, as described below. Had these insurance programs been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to carved-out newspapers by Gannett Co., Inc.

Included within the insurance cost allocation are claims allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Gannett Co., Inc. is self-insured up to a certain amount. For the self-insured component, costs are allocated to the carved-out newspapers based on incurred claims of the carved-out newspaper. Gannett Co., Inc. has premium based policies which cover amounts in excess of the self-insured retentions. The carved-out newspapers are allocated expense based on its pro-rata portion of Gannett Co., Inc.’s total underlying exposure items (e.g., number and type of vehicles, sales, payroll dollars, etc.) to the total insurance cost to be incurred by Gannett Co., Inc. The carved-out newspapers accrue an estimated liability for the incurred but not reported claims through parent equity.

Also included within the insurance allocation is coverage related to property insurance. The carved-out newspapers are allocated premium expense for coverage based on its pro-rata portion of Gannett Co., Inc.’s total insured property values to the total insurance cost of Gannett Co., Inc.

Medical Disability Programs Administered by Gannett Co., Inc.

Gannett Co., Inc. allocated to its divisions or subsidiaries costs associated with medical disability programs that Gannett Co., Inc. administers. The carved-out newspapers were allocated approximately $1,126,000 and $1,178,000 in the first three months of 2007 and 2006, respectively and $4,718,000, $4,561,000 and $4,381,000 in fiscal years 2006, 2005 and 2004, respectively, by Gannett Co., Inc. related to these medical disability programs. These amounts were allocated by Gannett Co., Inc. using the carved-out newspapers pro-rata portion of payroll to the total disability expense. Had these medical disability programs been administered by the carved-out newspapers as a separate entity, the amounts may have been different than those allocated to carved-out newspapers by Gannett Co., Inc.

Non-cash Stock Compensation

Non-cash stock compensation includes compensation expenses associated with Gannett Co., Inc. restricted common stock and stock options issued under the Gannett Co. Inc., Omnibus Incentive Compensation plan. The carved-out newspapers were allocated approximately $149,000, $95,000, $423,000 and $4,000 in the first quarter 2007 and 2006 and fiscal years 2006 and 2005, respectively, by Gannett Co., Inc. related to non-cash stock compensation expense. See Note 8 for further discussion of stock awards.

NOTE 12—Commitments, contingent liabilities and other matters

Leases: Approximate future minimum annual rentals payable under non-cancelable operating leases, primarily real estate-related, are as follows:

In thousands of dollars
2007	$144
2008	56
2009	30
2010	—
2011	—
Later years	—

Total	$230

Total rental costs reflected in operating expenses were $174,000 in 2006, $202,000 in 2005 and $127,000 in 2004.

Environmental: The company has voluntarily undertaken an investigation of a potential environmental issue related to the Norwich Bulletin. The company’s management does not believe that any material liability will be imposed as a result of this matter.

Litigation: The carved-out newspapers are not involved in any material litigation.

There are no other material contingent liabilities or other matters associated with the carved-out newspapers.

NOTE 13—Subsequent event

On May 7, 2007, GateHouse Media, Inc. completed the purchase of the carved-out newspapers for approximately $410 million. The purchase price is subject to adjustment based upon a final determination of the amount of net working capital as of the date of acquisition.

TUESDAY
The Jackson Herald
Worthless check writers beware
County initiates crackdown
County schools make the grade
the bloom
RECAP 2005
America at War
Year of the Storms
Return to Flight
JoplinDaily.com
around TOWN
CALL HIM 'FATHER J'
Hospitals go smoke free
BIG NICKEL
The MetroWest Daily News
Wet shelter 'education' in question
Spread Good Cheer
Keeping & Breaking Tradition
The Patriot Ledger
Big bucks on public's payroll
PLAYING THE COLLEGE
Hit the road, the trail or the lake, just have fun!
Come out and PLAY
Glen Ellyn News
Village won't dictate downtown colors
Dance partner
Devils Open Up Prep Football Season Friday
Murphysboro American
Logan Museum expansion gets $9,500 boost from Ameren
M'Boro gets set for apple festival and barbecue championship
Elmhurst Press
Dist. 205 in need of a few good mentors
Check!
Game time
Carthage Press
A day to honor heroes
The Kansas City Kansan.com
Top Story
Three fired from Edwardsville Police Dept
Carthage Press
Benton Evening News
Bastrop Daily Enterprise
The Mexico Ledger
Pearl Motor Company
Ice Cream Social
Charles City Press
JoplinDaily.com
Lake Sun leader.com
Serving Lake of the Ozarks
Central Bank of Lake of the Ozarks
Maryville Daily Forum
Nothing But The Sky Offers Better Coverage!
Explosion injures
Crookston Daily Times
Committee gets a potential arena
Daily Ledger
Farmers State Bank
St. James Plaindealer
Making St. James Red on Friday

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

17,000,000 Shares

GateHouse Media, Inc.

Common Stock

Goldman, Sachs & Co.

Wachovia Securities

Morgan Stanley

Bear, Stearns & Co. Inc.

BMO Capital Markets

Lazard Capital Markets

Allen & Company LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fees for the New York Stock Exchange and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee	$11,301
NASD fee	37,313
New York Stock Exchange listing fee	95,225
Printing and engraving expenses	220,000
Legal fees and expenses	500,000
Accounting fees and expenses	900,000
Transfer agent and registrar fees	18,000
Miscellaneous	218,161

Total	$2,000,000

Item 14. Indemnification of Directors and Officers

We are a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We entered into indemnity agreements with each of our directors and executive officers, which provide for mandatory indemnity of an executive officer or director made party to a “proceeding” by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements will also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 15. Recent Sales of Unregistered Securities

In June 2005, Fortress acquired 22,050,000 shares of our common stock for an aggregate purchase price of $220.5 million. In June 2005, certain members of management acquired an aggregate of 147,500 shares of our common stock for an aggregate purchase price of $1.475 million. In addition, on January 29, 2006, Michael E. Reed purchased 25,000 shares of our common stock for an aggregate purchase price of $0.25 million. Such sales were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger and Securities Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., ENM Merger Sub, Inc., HPM Merger Sub, Inc., ENHE Acquisition, LLC, ENM, Inc., Heritage Partners Media, Inc., Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, LLC, Frank E. Richardson, individually and as trustee under certain voting trust agreements, James F. Plugh, Michael H. Plugh, Jennifer V. Plugh, Catherine T. Plugh, Myron F. Fuller, Richard Fuller, Thomas J. Branca, ENHE, LLC and Enterprise NewsMedia Holding, LLC, filed as Exhibit 2.1 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.1

2.2	Asset Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc., filed as Exhibit 2.3 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.2

2.3	Amendment Number One to Asset Purchase Agreement, dated June 6, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc., filed as Exhibit 2.4 to the Company’s Form S-1/A filed September 1, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.3

2.4	Share Purchase Agreement, dated as of January 28, 2007, by and among SureWest Communications, as Seller, SureWest Directories and GateHouse Media, Inc., as Purchaser, filed as Exhibit 2.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.4

Exhibit Number	Description

2.5	Stock and Asset Purchase Agreement, dated as of March 13, 2007, by and between GateHouse Media Illinois Holdings, Inc., as Buyer, and The Copley Press, Inc., as Seller, filed as Exhibit 2.1 to the Company’s Form 8-K filed April 11, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.5

2.6	Asset Purchase Agreement, dated as of November 30, 2006, among Northeast Publishing Company, Inc., Journal Company, Inc., and Taunton Acquisition, LLC, as Sellers, and Enterprise Publishing Company, LLC, as Purchaser, filed as Exhibit 2.1 to the Company’s Form 8-K/A filed May 4, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.6

2.7	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Gannett River States Publishing Corporation, Pacific and Southern Company, Inc., Federated Publications, Inc., Media West – GSI, Inc., Media West – GRS, Inc., GateHouse Media Illinois Holdings, Inc., and GateHouse Media, Inc., filed as Exhibit 2.1 to the Company’s Form 8-K filed April 8, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.7

2.8	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Media West – GSI, Inc., GateHouse Media Illinois Holdings, Inc., and GateHouse Media, Inc., filed as Exhibit 2.2 to the Company’s Form 8-K filed April 8, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.8

3.1	Second Amended and Restated Certificate of Incorporation of GateHouse Media, Inc., filed as Exhibit 3.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 3.1

3.2	Amended and Restated By-laws of GateHouse Media, Inc., filed as Exhibit 3.2 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 3.2

4.1	Form of common stock certificate, filed as Exhibit 4.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 4.1

4.2	Form of Investor Rights Agreement between GateHouse Media, Inc. and FIF III Liberty Holdings LLC, filed as Exhibit 4.2 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 4.2

5.1*	Opinion of Willkie Farr & Gallagher LLP

10.1	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan, filed as Exhibit 10.2 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.1

10.2	Liberty Group Publishing, Inc. Executive Benefit Plan, filed as Exhibit 10.3 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.2

10.3	Liberty Group Publishing, Inc. Executive Deferral Plan, filed as Exhibit 10.4 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.3

10.4	Separation and Consulting Agreement, dated as of May 6, 2005, by and among Liberty Group Operating, Inc., Liberty Group Publishing, Inc. and Kenneth L. Serota, filed as Exhibit 10.5 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.4

Exhibit Number	Description

10.5	Employment Agreement, dated as of January 3, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Michael E. Reed, filed as Exhibit 10.8 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.5

10.6	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Scott Tracy Champion, filed as Exhibit 10.9 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.6

10.7	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Randall W. Cope, filed as Exhibit 10.10 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.7

10.8	Employment Agreement, dated as of April 19, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Mark R. Thompson, filed as Exhibit 10.11 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.8

10.9	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack, filed as Exhibit 10.12 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.9

10.10	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed, filed as Exhibit 10.13 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.10

10.11	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Scott Champion, filed as Exhibit 10.14 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.11

10.12	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Randy Cope, filed as Exhibit 10.15 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.12

10.13	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gene Hall, filed as Exhibit 10.16 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.13

10.14	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Dan Lewis, filed as Exhibit 10.17 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.14

10.15	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Kelly Luvison, filed as Exhibit 10.18 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.15

Exhibit Number	Description

10.16	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack, filed as Exhibit 10.19 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.16

10.17	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gerry Smith, filed as Exhibit 10.20 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.17

10.18	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Mark R. Thompson, filed as Exhibit 10.21 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.18

10.19	First Lien Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 10.22 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.19

10.20	Secured Bridge Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 10.23 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.20

10.21	GateHouse Media, Inc. Omnibus Stock Incentive Plan, filed as Exhibit 10.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.21

10.22	Form of Indemnification Agreement to be entered into by GateHouse Media, Inc. with each of its executive officers and directors, filed as Exhibit 10.6 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.22

10.23	First Amendment to First Lien Credit Agreement, Secured Bridge Credit Agreement and Intercreditor Agreement, dated as of June 21, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., ENHE Acquisition, LLC, the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, Wachovia Bank, National Association as Administrative Agent for the first lien lenders, Wachovia Investment Holdings, LLC as Administrative Agent for the second lien lenders and Wachovia Bank, National Association as Control Agent, filed as Exhibit 10.23 to the Company’s Form S-1/A filed October 20, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.23

Exhibit Number	Description

10.24	Second Amendment to First Lien Credit Agreement, dated October 11, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., ENHE Acquisition, LLC, the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, Wachovia Bank, National Association as Administrative Agent, filed as Exhibit 10.24 to the Company’s Form S-1/A filed October 20, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.24

10.25	License Agreement, dated as of February 28, 2007, by and between SureWest Communications and GateHouse Media, Inc, filed as Exhibit 10.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.25

10.26	Amended and Restated Credit Agreement, dated as of February 27, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and BMO Capital Markets Financing, Inc., as co-documentation Agents and Wachovia Bank, National Association, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners, filed as Exhibit 10.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.26

10.27	The Amended and Restated Security Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wachovia Bank, National Association, as Administrative Agent for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement (individually a “Lender” and collectively the “Lenders”), Wachovia Bank, National Association, in its capacity as Control Agent under the Credit Agreement referred to below (in such capacity, the “Control Agent”) for the Administrative Agent (on behalf of the Lenders), filed as Exhibit 10.2 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.27

10.28	Amended and Restated Pledge Agreement, dated as of February 28 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wachovia Bank, National Association, as Administrative Agent, for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement, filed as Exhibit 10.3 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.28

Exhibit Number	Description

10.29	Bridge Credit Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as the Company, those certain Domestic Subsidiaries of the Company from time to time Parties thereto as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Wachovia Investment Holdings, LLC, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners, filed as Exhibit 10.1 to the Company’s Form 8-K filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.29

10.30	Pledge Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as Pledgor and Wachovia Investment Holdings, LLC, in its capacity as Administrative Agent for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement, filed as Exhibit 10.2 to the Company’s Form 8-K filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.30

10.31	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 99.1 to the Company’s Form 8-K filed May 11, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.31.

10.32	Memo of Understanding dated as of December 20, 2006, by and among GateHouse Media, Inc, f/k/a Liberty Group Publishing, Inc., a Delaware corporation, GateHouse Media Operating, Inc. f/k/a Liberty Group Operating, Inc., a Delaware corporation and Mark Thompson, filed as Exhibit 10.1 to the Company’s Form 10-Q filed May 16, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.31

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated April 13, 2007, filed as Exhibit 16.1 to the Company’s Form 8-K/A filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 16.1

21.1**	Subsidiaries of GateHouse Media, Inc.

23.1*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP with respect to the consolidated financial statements of GateHouse Media, Inc.

23.3*	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of CP Media

23.4*	Consent of Grant Thornton LLP with respect to the consolidated financial statements of Enterprise NewsMedia, LLC

23.5*	Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Enterprise NewsMedia, Inc. and Enterprise NewsMedia, LLC

23.6*	Consent of KPMG LLP with respect to the combined financial statements of the Midwest Newspaper Business of The Copley Press, Inc.

23.7*	Consent of Ernst & Young LLP with respect to the combined financial statements of the Carved-out Newspapers of Gannett Co., Inc.

Exhibit Number	Description

23.8**	Consent of Dirks, Van Essen & Murray

23.9**	Consent of Inland Press Association

24*	Powers of Attorney (included on signature page)

*	Filed herewith
**	Previously filed

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport, State of New York on July 10, 2007.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael E. Reed
Name: Michael E. Reed Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Wesley R. Edens	Chairman of the Board	July 10, 2007

/S/ MICHAEL E. REED Michael E. Reed	Chief Executive Officer (principal executive officer)	July 10, 2007

* Mark Thompson	Chief Financial Officer (principal financial officer)	July 10, 2007

* Linda Hill	Corporate Controller (principal accounting officer)	July 10, 2007

* Martin Bandier	Director	July 10, 2007

* Richard L. Friedman	Director	July 10, 2007

* Burl Osborne	Director	July 10, 2007

* Howard Rubin	Director	July 10, 2007

* Kevin M. Sheehan	Director	July 10, 2007

* By:	/S/ MICHAEL E. REED Michael E. Reed Attorney-in-fact

Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger and Securities Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., ENM Merger Sub, Inc., HPM Merger Sub, Inc., ENHE Acquisition, LLC, ENM, Inc., Heritage Partners Media, Inc., Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, LLC, Frank E. Richardson, individually and as trustee under certain voting trust agreements, James F. Plugh, Michael H. Plugh, Jennifer V. Plugh, Catherine T. Plugh, Myron F. Fuller, Richard Fuller, Thomas J. Branca, ENHE, LLC and Enterprise NewsMedia Holding, LLC, filed as Exhibit 2.1 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.1

2.2	Asset Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc., filed as Exhibit 2.3 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.2

2.3	Amendment Number One to Asset Purchase Agreement, dated June 6, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc., filed as Exhibit 2.4 to the Company’s Form S-1/A filed September 1, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.3

2.4	Share Purchase Agreement, dated as of January 28, 2007, by and among SureWest Communications, as Seller, SureWest Directories and GateHouse Media, Inc., as Purchaser, filed as Exhibit 2.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.4

2.5	Stock and Asset Purchase Agreement, dated as of March 13, 2007, by and between GateHouse Media Illinois Holdings, Inc., as Buyer, and The Copley Press, Inc., as Seller, filed as Exhibit 2.1 to the Company’s Form 8-K filed April 11, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.5

2.6	Asset Purchase Agreement, dated as of November 30, 2006, among Northeast Publishing Company, Inc., Journal Company, Inc., and Taunton Acquisition, LLC, as Sellers, and Enterprise Publishing Company, LLC, as Purchaser, filed as Exhibit 2.1 to the Company’s Form 8-K/A filed May 4, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.6

2.7	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Gannett River States Publishing Corporation, Pacific and Southern Company, Inc., Federated Publications, Inc., Media West – GSI, Inc., Media West – GRS, Inc., GateHouse Media Illinois Holdings, Inc., and GateHouse Media, Inc., filed as Exhibit 2.1 to the Company’s Form 8-K filed April 8, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.7

2.8	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Media West – GSI, Inc., GateHouse Media Illinois Holdings, Inc., and GateHouse Media, Inc., filed as Exhibit 2.2 to the Company’s Form 8-K filed April 8, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 2.8

3.1	Second Amended and Restated Certificate of Incorporation of GateHouse Media, Inc., filed as Exhibit 3.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 3.1

Exhibit Number	Description

3.2	Amended and Restated By-laws of GateHouse Media, Inc., filed as Exhibit 3.2 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 3.2

4.1	Form of common stock certificate, filed as Exhibit 4.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 4.1

4.2	Form of Investor Rights Agreement between GateHouse Media, Inc. and FIF III Liberty Holdings LLC, filed as Exhibit 4.2 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 4.2

5.1*	Opinion of Willkie Farr & Gallagher LLP

10.1	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan, filed as Exhibit 10.2 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.1

10.2	Liberty Group Publishing, Inc. Executive Benefit Plan, filed as Exhibit 10.3 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.2

10.3	Liberty Group Publishing, Inc. Executive Deferral Plan, filed as Exhibit 10.4 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.3

10.4	Separation and Consulting Agreement, dated as of May 6, 2005, by and among Liberty Group Operating, Inc., Liberty Group Publishing, Inc. and Kenneth L. Serota, filed as Exhibit 10.5 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.4

10.5	Employment Agreement, dated as of January 3, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Michael E. Reed, filed as Exhibit 10.8 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.5

10.6	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Scott Tracy Champion, filed as Exhibit 10.9 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.6

10.7	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Randall W. Cope, filed as Exhibit 10.10 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.7

10.8	Employment Agreement, dated as of April 19, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Mark R. Thompson, filed as Exhibit 10.11 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.8

10.9	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack, filed as Exhibit 10.12 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.9

10.10	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed, filed as Exhibit 10.13 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.10

Exhibit Number	Description

10.11	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Scott Champion, filed as Exhibit 10.14 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.11

10.12	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Randy Cope, filed as Exhibit 10.15 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.12

10.13	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gene Hall, filed as Exhibit 10.16 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.13

10.14	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Dan Lewis, filed as Exhibit 10.17 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.14

10.15	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Kelly Luvison, filed as Exhibit 10.18 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.15

10.16	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack, filed as Exhibit 10.19 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.16

10.17	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gerry Smith, filed as Exhibit 10.20 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.17

10.18	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Mark R. Thompson, filed as Exhibit 10.21 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.18

10.19	First Lien Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 10.22 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.19

10.20	Secured Bridge Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 10.23 to the Company’s Form S-1 filed July 21, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.20

Exhibit Number	Description

10.21	GateHouse Media, Inc. Omnibus Stock Incentive Plan, filed as Exhibit 10.1 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.21

10.22	Form of Indemnification Agreement to be entered into by GateHouse Media, Inc. with each of its executive officers and directors, filed as Exhibit 10.6 to the Company’s Form S-1/A filed October 11, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.22

10.23	First Amendment to First Lien Credit Agreement, Secured Bridge Credit Agreement and Intercreditor Agreement, dated as of June 21, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., ENHE Acquisition, LLC, the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, Wachovia Bank, National Association as Administrative Agent for the first lien lenders, Wachovia Investment Holdings, LLC as Administrative Agent for the second lien lenders and Wachovia Bank, National Association as Control Agent, filed as Exhibit 10.23 to the Company’s Form S-1/A filed October 20, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.23

10.24	Second Amendment to First Lien Credit Agreement, dated October 11, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., ENHE Acquisition, LLC, the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, Wachovia Bank, National Association as Administrative Agent, filed as Exhibit 10.24 to the Company’s Form S-1/A filed October 20, 2006 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.24

10.25	License Agreement, dated as of February 28, 2007, by and between SureWest Communications and GateHouse Media, Inc, filed as Exhibit 10.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.25

10.26	Amended and Restated Credit Agreement, dated as of February 27, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and BMO Capital Markets Financing, Inc., as co-documentation Agents and Wachovia Bank, National Association, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners, filed as Exhibit 10.1 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.26

10.27	The Amended and Restated Security Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wachovia Bank, National Association, as Administrative Agent for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement (individually a “Lender” and collectively the “Lenders”), Wachovia Bank, National Association, in its capacity as Control Agent under the Credit Agreement referred to below (in such capacity, the “Control Agent”) for the Administrative Agent (on behalf of the Lenders), filed as Exhibit 10.2 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.27

Exhibit Number	Description

10.28	Amended and Restated Pledge Agreement, dated as of February 28 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wachovia Bank, National Association, as Administrative Agent, for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement, filed as Exhibit 10.3 to the Company’s Form 8-K filed March 1, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.28

10.29	Bridge Credit Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as the Company, those certain Domestic Subsidiaries of the Company from time to time Parties thereto as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Wachovia Investment Holdings, LLC, as Administrative Agent, Wachovia Capital Markets, LLC, Goldman Sachs Credit Partners L.P., and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners, filed as Exhibit 10.1 to the Company’s Form 8-K filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.29

10.30	Pledge Agreement, dated as of April 11, 2007, among GateHouse Media, Inc., as Pledgor and Wachovia Investment Holdings, LLC, in its capacity as Administrative Agent for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement, filed as Exhibit 10.2 to the Company’s Form 8-K filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.30

10.31	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wachovia Bank, National Association, as Administrative Agent, filed as Exhibit 99.1 to the Company’s Form 8-K filed May 11, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.31.

10.32	Memo of Understanding dated as of December 20, 2006, by and among GateHouse Media, Inc, f/k/a Liberty Group Publishing, Inc., a Delaware corporation, GateHouse Media Operating, Inc. f/k/a Liberty Group Operating, Inc., a Delaware corporation and Mark Thompson, filed as Exhibit 10.1 to the Company’s Form 10-Q filed May 16, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 10.32

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated April 13, 2007, filed as Exhibit 16.1 to the Company’s Form 8-K/A filed April 13, 2007 (File No. 001-33091), is hereby incorporated by reference as Exhibit 16.1

21.1**	Subsidiaries of GateHouse Media, Inc.

23.1*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP with respect to the consolidated financial statements of GateHouse Media, Inc.

23.3*	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of CP Media

23.4*	Consent of Grant Thornton LLP with respect to the consolidated financial statements of Enterprise NewsMedia, LLC

Exhibit Number	Description

23.5*	Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Enterprise NewsMedia, Inc. and Enterprise NewsMedia, LLC

23.6*	Consent of KPMG LLP with respect to the combined financial statements of the Midwest Newspaper Business of The Copley Press, Inc.

23.7*	Consent of Ernst & Young LLP with respect to the combined financial statements of the Carved-out Newspapers of Gannett Co., Inc.

23.8**	Consent of Dirks, Van Essen & Murray

23.9**	Consent of Inland Press Association

24*	Powers of Attorney (included on signature page)

*	Filed herewith
**	Previously filed